Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258103

PROSPECTUS

1,682,367 Shares

Nikola Corporation

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus, or the Selling Stockholders, of up to 1,682,367 shares of our common stock, $0.0001 par value per share, or the Shares. For purposes of this prospectus, the term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.

The Shares have been issued pursuant to the Membership Interests Purchase Agreement, or the MIPA, dated June 22, 2021, that we entered into with Wabash Valley Resources LLC, or WVR, and the sellers party thereto. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. Pursuant to the MIPA, on June 22, 2021, we purchased a 20% equity interest in WVR in exchange for $25 million in cash and the issuance of an aggregate of 1,682,367 shares of our common stock. See the section titled “Selling Stockholders” for additional information regarding the Selling Stockholders.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.” On August 17, 2021, the closing price of our common stock was $9.73.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 and in the documents incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.

The date of this prospectus is August 18, 2021.

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholders do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus includes industry and market data that we obtained from third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

On June 3, 2020, or the Closing Date, VectoIQ Acquisition Corp., our predecessor company, or VectoIQ, consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated March 2, 2020, or the Business Combination Agreement, by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware, or Merger Sub, and Nikola Corporation, a Delaware corporation, or Legacy Nikola. Pursuant to the terms of the Business Combination Agreement, a business combination between the company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ, or the Merger and, collectively with the other transactions described in the

Business Combination Agreement, the Business Combination. On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ Acquisition Corp. changed its name to Nikola Corporation.

Unless the context indicates otherwise, references in this prospectus to the “company,” “Nikola,” “we,” “us,” “our” and similar terms refer to Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) and its consolidated subsidiaries, including Legacy Nikola. References to “VectoIQ” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial plans or performance. When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” “will,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

•	our financial and business performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	our future capital requirements and sources and uses of cash;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the implementation, market acceptance and success of our business model;

•	developments relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown regulatory proceedings;

•	our business, expansion plans and opportunities; and

•	changes in applicable laws or regulations.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on our business;

•	our ability to raise capital;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in the registration statement of which this prospectus forms a part, including those under the section entitled “Risk Factors.”

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required under the federal securities laws and rules and regulations of the Securities and Exchange Commission, or SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Nikola Corporation

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

Our expertise lies in design, innovation, and software and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and increase speed to market.

Summary Risk Factors

Investing in our common stock involves substantial risk, as more fully described in “Risk Factors” and elsewhere in this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. Some of the more significant risks associated with our business include the following:

•	We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

•	We may be unable to adequately control the costs associated with our operations.

•

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•

We will need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

•	If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.

•	Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

•	We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

•	We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

•

Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.

•	We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the build out of our manufacturing plant, which could harm our business and prospects.

•	Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could harm our business.

Background

Our company was originally known as VectoIQ Acquisition Corp. On June 3, 2020, VectoIQ consummated the Business Combination with Legacy Nikola pursuant to the Business Combination Agreement dated as of March 2, 2020 among VectoIQ, Legacy Nikola and Merger Sub. In connection with the closing of the Business Combination, VectoIQ changed its name to Nikola Corporation. Legacy Nikola was deemed to be the accounting acquirer in the Merger. While VectoIQ was the legal acquirer in the Merger, because Legacy Nikola was deemed the accounting acquirer, the historical financial statements of Legacy Nikola became the historical financial statements of the combined company, upon the consummation of the Merger.

Immediately prior to the effective time of the Merger, each issued and outstanding share of Legacy Nikola preferred stock converted into an equal number of shares of Legacy Nikola common stock. At the effective time of the Merger, each share of Legacy Nikola common stock issued and outstanding immediately prior to the effective time, including the converted Legacy Nikola preferred stock, converted into the right to receive 1.901 shares of our common stock.

Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “NKLA.”

Corporate Information

We are a Delaware corporation and were incorporated as VectoIQ Acquisition Corp., a special purpose acquisition company, in January 2018. VectoIQ completed its initial public offering in May 2018. On June 3, 2020, VectoIQ consummated the Business Combination and, in connection therewith, (i) VectoIQ’s wholly-owned subsidiary merged with and into Legacy Nikola, whereby Legacy Nikola survived the Merger and was deemed the accounting predecessor of the Merger and will be the successor registrant for SEC purposes and (ii) we changed our name to “Nikola Corporation.” Upon consummation of the foregoing transactions, Legacy Nikola became our wholly-owned subsidiary.

Our principal executive offices are located at 4141 E Broadway Road, Phoenix, Arizona 85040. Our telephone number is (480) 666-1038. Our website address is www.nikolamotor.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Shares Offered by the Selling Stockholders	1,682,367 Shares.

Common stock outstanding immediately prior to and after this offering	397,077,561.

Use of proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The Nasdaq Global Select Market trading symbol	“NKLA.”

The number of shares of common stock to be outstanding immediately prior to and after this offering is based on 397,077,561 shares of common stock outstanding as of June 30, 2021 and excludes:

•

29,559,690 shares of common stock issuable upon the exercise of outstanding options granted under Legacy Nikola’s 2017 Stock Option Plan, or our 2017 Option Plan, with a weighted-average exercise price of $1.29 per share;

•	18,376,584 shares available for future issuance under our 2020 Stock Incentive Plan, or 2020 Stock Plan;

•	4,000,000 shares available for future issuance under our 2020 Employee Stock Purchase Plan, or 2020 ESPP;

•	23,262,974 shares underlying restricted stock units, or RSUs, granted pursuant to our 2020 Stock Plan; and

•	760,915 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share.

Also excluded are up to 17,857,142 shares of common stock that are issuable to Tumim Stone Capital LLC, or Tumim, pursuant to the Common Stock Purchase Agreement, or the Tumim Purchase Agreement. Such shares have been registered for resale by Tumim under a registration statement on Form S-1.

Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the Selling Stockholders, we are referring to all shares of common stock reported to us as held by the Selling Stockholders as of July 22, 2021. We agreed to file this prospectus pursuant to the MIPA. Additional information with respect to the Selling Stockholders is contained in this prospectus under the heading “Selling Stockholders.”

When we refer to the Selling Stockholders in this prospectus, we are referring to the individuals and entities named in this prospectus as the Selling Stockholders and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

The summary consolidated financial information and other data presented below for the six months ended June 30, 2021 and 2020, and as of June 30, 2021, have been derived from our unaudited financial statements included in this prospectus. The summary consolidated financial information for the years ended December 31, 2020, 2019 and 2018, and the summary consolidated balance sheet as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements included in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of this data. Our historical results are not necessarily indicative of the results that may be expected in the future and our results for any interim period are not necessarily indicative of results that may be expected for any full fiscal year.

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Statement of Operations Data:
Loss from operations	(258,988)	(118,620)	(382,735)	(87,995)	(70,489)
Other income (expense):
Interest income (expense), net	(101)	84	202	1,456	686
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	—	—	(3,339)	3,502
Loss on forward contract liability	—	(1,324)	(1,324)	—	—
Revaluation of warrant liability	(1,560)	(29,157)	13,448	—	—
Other income (expense), net	(883)	91	(846)	1,373	6

Loss before income taxes and equity in net loss of affiliates	(261,532)	(148,926)	(371,255)	(88,505)	(66,295)
Income tax expense	3	2	(1,026)	151	(2,002)
Loss before equity in net loss of affiliates	(261,535)	(148,928)	—	—	—
Equity in net loss of affiliates	(1,920)	—	(637)	—	—

Net loss	(263,455)	(148,928)	(370,866)	(88,656)	(64,293)
Premium paid on repurchase of redeemable convertible preferred stock	—	(13,407)	(13,407)	(16,816)	(166)

Net loss attributable to common stockholders	$(263,455)	$(162,335)	$(384,273)	$(105,472)	$(64,459)

	As of June 30,	As of December 31,
	2021	2020	2019
	(in thousands)	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$632,694	$840,913	$85,688
Working capital	578,496	844,644	74,343
Total assets	965,199	1,053,713	229,430
Total liabilities	107,185	73,572	33,922
Total stockholders’ equity	844,777	980,141	195,508

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Statement of Cash Flows Data:
Net cash used in operating activities	$(125,974)	$(45,561)	$(150,533)	$(80,627)	$(54,019)
Net cash used in investing activities	(89,587)	(6,303)	(31,141)	(39,302)	(15,410)
Net cash (used in) provided by financing activities	(1,023)	669,314	941,120	35,805	211,732

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data, or the summary pro forma data, gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with generally accepted accounting principles, or GAAP. Under this method of accounting, VectoIQ has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of VectoIQ and Legacy Nikola and related notes included in this prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination:

(in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2020
Revenue	$95
Net loss per share—basic	$(1.14)
Net loss per share—diluted	$(1.17)
Weighted-average shares outstanding—basic	371,420,779
Weighted-average shares outstanding—diluted	371,926,541

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you make a decision to buy our common stock, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Industry

We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred net losses of $370.9 million and $263.5 million for the year ended December 31, 2020 and for the six months ended June 30, 2021, respectively, and have incurred net losses of approximately $823.6 million from Legacy Nikola’s inception through June 30, 2021. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our trucks, which is not expected to begin at least until 2022 for our battery electric vehicle, or BEV, truck and the second half of 2023 and 2024 for our Tre hydrogen fuel cell electric vehicle, or FCEV, truck and Two FCEV truck, respectively, and may occur later. Even if we are able to successfully develop and sell or lease our trucks, there can be no assurance that they will be commercially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our trucks and our hydrogen station platform, which may not occur.

We expect the rate at which we will incur losses to be significantly high in future periods as we:

•	design, develop and manufacture our trucks;

•	construct and equip our manufacturing plant to produce our trucks in Arizona;

•	modify and equip the Iveco manufacturing plant in Germany to produce our trucks in Europe;

•	build up inventories of parts and components for our trucks;

•	manufacture an available inventory of our trucks;

•	develop and deploy our hydrogen fueling stations;

•	expand our design, development, maintenance and repair capabilities;

•	increase our sales and marketing activities and develop our distribution infrastructure; and

•	increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenue with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenue, which would further increase our losses.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and manufacturing our trucks, building our manufacturing plant and building our brand. We expect to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, leases, sales and distribution expenses as we build our brand and market our trucks and bundled leasing model, and general and administrative expenses as we scale our operations. In addition, we may incur significant costs in connection with our services, including building our hydrogen fueling stations and honoring our maintenance commitments under our bundled lease package. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services, but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell, distribute and service our trucks and services, our margins, profitability and prospects would be materially and adversely affected.

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We intend to derive substantially all of our revenue from the sale and lease of our vehicle platforms, which are still in the early stages of development. Our revenue will also depend on the sale of hydrogen fuel at our planned hydrogen fueling stations which we do not expect to be operational until 2023 or later. There are no assurances that we will be able to secure future business with the major trucking companies or with independent truck drivers.

It is difficult to predict our future revenue and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

We will need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

The design, manufacture, lease, sale and servicing of vehicles and related hydrogen fueling stations is capital-intensive. We expect that we will have sufficient capital to fund our planned operations for the next 12 months. We will need to raise additional capital to scale our manufacturing and roll out our hydrogen fueling stations. We may raise additional funds through the issuance of equity, equity related or debt securities, strategic partnerships, licensing arrangements, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles and build hydrogen fueling stations. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we raise funds by issuing equity securities, dilution to our stockholders would result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.

If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected. In addition, sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, including pursuant to the Tumim Purchase Agreement, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. Our future expansion will include:

•	training new personnel;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities; and

•	implementing and enhancing administrative infrastructure, systems and processes.

We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our trucks. Because our trucks are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire.

Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

Our bundled lease model, which is intended to provide customers with the FCEV truck, hydrogen fuel and maintenance for a fixed price per mile, is reliant on our ability to achieve a minimum hydrogen fuel efficiency in our FCEV trucks. If we are unable to achieve or maintain this fuel efficiency, we may be forced to provide our bundled lease customers with fuel at prices below-cost or risk damaging our relationships with our customers. Any such scenario would put our bundled lease model in jeopardy and may have a material adverse effect on our business, prospects, operating results and financial condition.

We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

Our business plan includes the direct sale of vehicles to business customers, and potentially, to individual customers. Most, if not all, states require a license to sell vehicles within the state. Many states prohibit manufacturers from directly selling vehicles to customers. In other states, manufacturers must operate a physical dealership within the state to deliver vehicles to customers. As a result, we may not be able to sell directly to customers in each state in the United States.

We are currently not registered as a dealer in any state. In many states, it is unclear if, as a manufacturer, we will be able to obtain permission to sell and deliver vehicles directly to customers. For customers residing in states in which we will not be allowed to sell or deliver vehicles, we may have to arrange alternate methods of delivery of vehicles. This could include delivering vehicles to adjacent or nearby states in which we are allowed to directly sell and ship vehicles, and arranging for the customer to transport the vehicles to their home states. These workarounds could add significant complexity and, as a result, costs, to our business.

We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

We are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. For example, in September 2020, Nikola and our officers and employees received subpoenas from the SEC as part of a fact-finding inquiry related to aspects of our business as well as certain matters described in an article issued on September 10, 2020 by Hindenburg Research LLC, or the Hindenburg article. The SEC issued subpoenas to our directors on September 30, 2020. In addition, Nikola and Trevor R. Milton also received grand jury subpoenas from the U.S. Attorney’s Office for the Southern District of New York and the N.Y. County District Attorney’s Office in September 2020. On July 29, 2021, the U.S. Attorney for the Southern District of New York, or the SDNY, announced the unsealing of a criminal indictment charging Trevor Milton with two counts of securities fraud and one count of wire fraud. That same day, the SEC announced charges against Mr. Milton for alleged violations of federal securities laws. We have cooperated, and will continue to cooperate, with these and any other regulatory or governmental requests. We have incurred significant expenses as a result of the regulatory and legal matters relating to the Hindenburg article. The total cost associated with these matters will depend on many factors, including the duration of these matters and any related finding.

Additionally, six putative class action lawsuits were filed against us and certain of our current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, or the Exchange Act, and, in one case, violations of the Unfair Competition Law under California law, alleging that Nikola and certain of our officers and directors made false and/or misleading statements in press releases and public filings regarding our business plan and prospects. These lawsuits have been consolidated. Separately, three purported Nikola stockholder derivative actions were filed in the United States District Court, against certain of our current and former directors, alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement, among other claims. We are unable to estimate the potential loss or range of loss, if any, associated with these lawsuits.

In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business or result of operations.

The results of litigation and other legal proceedings, including the other claims described under Legal Proceedings in Note 14, Commitments and Contingencies, to our consolidated financial statements included elsewhere in this prospectus and Note 11, Commitments and Contingencies, to our unaudited consolidated financial statements included elsewhere in this prospectus and incorporated by reference herein, are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future. The litigation and other legal proceedings described under Note 14 and Note 11 are subject to future developments and management’s view of these matters may change in the future.

Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.

Our future business depends in large part on our ability to execute our plans to develop, manufacture, market and sell our BEV and FCEV trucks and to deploy the associated hydrogen fueling stations for our FCEV trucks at sufficient capacity to meet the transportation demands of our business customers. We plan to initially commence manufacturing our trucks in Europe through our joint venture with CNH Industrial N.V., or CNHI, and Iveco S.p.A., or Iveco, which commenced operations in the fourth quarter of 2020 and started trial production in the second quarter of 2021, and in the future at our manufacturing plant in Arizona.

Our continued development of our truck platforms is and will be subject to risks, including with respect to:

•	our ability to secure necessary funding;

•	the equipment we plan to use being able to accurately manufacture the vehicles within specified design tolerances;

•	long-and short-term durability of our hydrogen fuel cell and electric drivetrain technology related components in the day-to-day wear and tear of the commercial trucking environment;

•	compliance with environmental, workplace safety and similar regulations;

•	securing necessary components on acceptable terms and in a timely manner;

•	delays in delivery of final component designs to our suppliers;

•	our ability to attract, recruit, hire and train skilled employees;

•	quality controls, particularly as we plan to commence manufacturing in-house;

•	delays or disruptions in our supply chain; and

•	other delays and cost overruns.

We have no experience to date in high volume manufacturing of our trucks. We do not know whether we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our trucks. Even if we are successful in developing our high volume manufacturing capability and processes and reliably source our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our vehicle commercialization schedules or to satisfy the requirements of customers. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.

We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the build out of our manufacturing plant, which could harm our business and prospects.

Any delay in the financing, design, manufacture and launch of our trucks, including in the build out of our manufacturing plant in Arizona, could materially damage our brand, business, prospects, financial condition and operating results. Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. To the extent we delay the launch of our trucks, our growth prospects could be adversely affected as we may fail to grow our market share. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.

Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials, including battery cells, semiconductors, and integrated circuits which primarily impact our infotainment system and controllers. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. Currently, we are experiencing a supply chain shortage, including with respect to battery cells, integrated circuits, vehicle control chips, and displays, which may cause delays in validation and testing for these components, which would in turn create a delay in the delivery of saleable Nikola Tre BEV trucks.

We use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•

the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Any disruption in the supply of battery cells, semiconductors, or integrated circuits could temporarily disrupt production of our Tre BEV truck until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if the increased costs cannot be recouped through increased electric vehicle prices. There can be no assurance that we will be able to recoup increasing costs of raw materials by increasing vehicle prices.

We will rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our truck manufacturing plant will consist of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

Once completed, if our manufacturing plant in Arizona becomes inoperable, we will be unable to produce our trucks and our business will be harmed.

We expect to begin assembly of our trucks at our manufacturing plant in Arizona after completion of Phase 1 of the plant by the end of 2021, at the earliest. We expect to produce all of our trucks at our manufacturing plant in Arizona after completion of the second phase of the plant in 2022, at the earliest. Our plant and the equipment we use to manufacture our trucks would be costly to replace and could require substantial lead time to replace and qualify for use. Our plant may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our trucks for some period of time. The inability to produce our trucks or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Our plan to build a network of hydrogen fueling stations will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our electric vehicles. In addition, we may not be able to open stations in certain states.

Our plan to build a network of hydrogen fueling stations in the United States will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our FCEV trucks. This planned construction of hydrogen stations is essential to persuading customers to pay a higher premium for our trucks.

While we have constructed a demo station, we have very limited experience in the actual provision of our refueling solutions to users, and providing these services is subject to challenges, which include the logistics of rolling out our network of refueling stations and teams in appropriate areas, inadequate capacity or over capacity in certain areas, security risks, risk of damage to vehicles during charging or refueling, and the potential for lack of customer acceptance of our services. We will need to ensure compliance with any regulatory requirements applicable in jurisdictions where our fueling stations will be located, including obtaining any required permits and land use rights, which could take considerable time and expense and is subject to the risk that government support in certain areas may be discontinued or subject to conditions that we may be unable to meet in a cost-efficient manner. In addition, given our lack of experience building and operating fueling stations, there could be unanticipated challenges which may hinder our ability to provide our bundled lease to customers or make the provision of our bundled leases costlier than anticipated. If we are unable to build, or experience delays in building, our network of hydrogen fueling stations, we may be unable to meet our fueling commitments under our bundled lease arrangements with customers and experience decreased sales or leases of our vehicles, which may negatively impact our business, prospects, financial condition and operating results.

We may not be able to produce or source the hydrogen needed to establish our planned hydrogen fueling stations.

As a key component of our business model, we intend to establish a series of hydrogen fueling stations, and we intend to include the cost of hydrogen in the purchase price of our trucks. Where electricity can be procured in a cost-effective manner, we expect that hydrogen fuel will be produced on-site, via electrolysis. In other cases, we expect that hydrogen fuel will be produced off-site and delivered to fueling stations under a supply “hub and spoke” structure. On June 22, 2021, we entered into a Hydrogen Sale and Purchase Agreement, or the Hydrogen Purchase Agreement, with WVR, to purchase hydrogen produced at the hydrogen production facility, or the Plant, being developed by WVR in West Terre Haute, Indiana. WVR has yet to break ground on the Plant. Consequently, there is no guarantee WVR will be able to meet its development timeline with regard to the facility or successfully produce hydrogen at scale. To the extent we are unable to produce or obtain the hydrogen, or to obtain hydrogen at favorable prices, we may be unable to establish these fueling stations and severely limit the usefulness of our trucks, or, if we are still able to establish these stations, we may be forced to sell hydrogen at a loss in order to maintain our commitments. We believe that this hydrogen incentive will be a significant driver for purchases of our trucks, and therefore, the failure to establish and roll out these hydrogen fueling stations in accordance with our expectations would materially adversely affect our business.

Our inability to cost-effectively source the energy requirements to conduct electrolysis at our fueling stations may impact the profitability of our bundled leases by making our hydrogen uneconomical compared to other vehicle fuel sources.

Our ability to economically produce hydrogen for our FCEV trucks requires us to secure a reliable source of electricity for each of our on-site gaseous stations and large scale production hubs at a price per kilowatt hour that is similar to wholesale rates in the geographic areas we target. During our initial hydrogen station roll-out, we intend to source power based on the most economical power mix available at each hydrogen production site, including power from the grid that is sourced from non-renewable sources. An increase in the price of energy used to generate hydrogen through electrolysis would likely result in a higher cost of fuel for our FCEV trucks as well as increase the cost of distribution, freight and delivery. We may not be able to offset these cost increases or pass such cost increases onto customers in the form of price increases, because of our bundled lease model for FCEV trucks, which could have an adverse impact on our results of operations and financial condition.

Reservations for our trucks are cancellable.

Reservations for our Nikola FCEV trucks are subject to cancellation by the customer until the customer enters into a lease agreement or, in the case of Anheuser-Busch LLC, or AB, to the extent our trucks do not meet the vehicle specifications and delivery timelines specified in the contract with AB, as discussed further below. Because all of our reservations are cancellable, it is possible that a significant number of customers who submitted reservations for our trucks may cancel those reservations. In addition, our non-binding FCEV reservations include reservations from individuals or small fleets with orders of 100 trucks or less, which collectively represent approximately 47% of our total FCEV reservations as of December 31, 2020. These individuals or small fleets may not receive FCEV trucks until the density of the hydrogen station network is sufficient for their refueling needs, which may not occur until approximately 2030 or later.

Given the anticipated lead times between customer reservation and delivery of our trucks, there is a heightened risk that customers that have made reservations may not ultimately take delivery of vehicles due to potential changes in customer preferences, competitive developments and other factors. As a result, no assurance can be made that reservations will not be cancelled, or that reservations will ultimately result in the purchase or lease of a vehicle. Any cancellations could harm our financial condition, business, prospects and operating results.

In addition, any projected revenue is based on a number of assumptions, including a projected purchase price for our trucks. If the purchase price of the trucks ends up being different than anticipated, we may not achieve the anticipated level of projected revenue, even if all of the trucks subject to reservations are sold or leased.

While we currently have a contract with AB to lease up to 800 Nikola Two FCEV trucks, if we are unable to deliver our trucks according to the vehicle specifications and delivery timelines set forth in the contract, AB has the right to cancel its order for trucks. Moreover, the AB contract specifies lease terms and rental rates that may be hard for us to meet depending on our ability to develop our trucks and hydrogen network according to current design parameters and cost estimates. Any of these adverse actions related to the AB order could harm our financial condition, business, prospects and operating results.

While we do not currently have any leasing arrangements finalized, in the future we intend to offer a bundled lease or other alternative structures to customers which would expose us to credit risk.

While we currently intend to offer bundled leasing of our trucks or other alternative structures to potential customers through a third-party financing partner, we currently have no agreement in place with any potential financing partner. We can provide no assurance that a third-party financing partner would be able or willing to provide the leasing services on terms that we have stated in our published materials, or to provide financing at all. Furthermore, offering a leasing alternative to customers will expose us to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the customer to fulfill its contractual obligations when they fall due. Competitive pressure and challenging markets may increase credit risk through leases to financially weak customers, extended payment terms and leases into new and immature markets. This could have a material adverse effect on our business, prospects, financial results and results of operations.

We face significant barriers to produce our trucks, and if we cannot successfully overcome those barriers our business will be negatively impacted.

The trucking industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales, leasing, fueling and service locations. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

Our future growth is dependent upon the trucking industry’s willingness to adopt BEV and FCEV trucks.

Our growth is highly dependent upon the adoption by the trucking industry of alternative fuel and electric trucks. If the market for our BEV and FCEV trucks does not develop at the rate or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel and electric trucks is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.

Factors that may influence the adoption of alternative fuel and electric vehicles include:

•

perceptions about BEV or FCEV truck quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of alternative fuel or electric vehicles;

•	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, hydrogen fueling and storage and regenerative braking systems;

•	the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;

•

concerns about the availability of hydrogen stations, including those we plan to develop and deploy, which could impede our present efforts to promote FCEV trucks as a desirable alternative to diesel trucks;

•	improvements in the fuel economy of internal combustion engines;

•	the availability of service for alternative fuel or electric trucks;

•	volatility in the cost of energy, oil, gasoline and hydrogen;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	the availability of tax and other governmental incentives to purchase and operate alternative fuel and electric trucks or future regulation requiring increased use of nonpolluting trucks;

•	our ability to sell or lease trucks directly to business or customers dependent on state by state unique regulations and dealership laws;

•	the availability of tax and other governmental incentives to sell hydrogen;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.

Additionally, we may become subject to regulations that may require us to alter the design of our trucks, which could negatively impact customer interest in our products.

If our trucks fail to perform as expected, our ability to develop, market and sell or lease our alternative fuel and electric trucks could be harmed.

Once production commences, our trucks may contain defects in design and manufacture that may cause them not to perform as expected or may require repair. We currently have no frame of reference by which to evaluate the performance of our trucks upon which our business prospects depend. For example, our trucks will use a substantial amount of software to operate which will require modification and updates over the life of the vehicle. Software products are inherently complex and often contain defects and errors when first introduced.

There can be no assurance that we will be able to detect and fix any defects in the trucks’ hardware or software prior to commencing customer sales. We may experience recalls in the future, which could adversely affect our brand in our target markets and could adversely affect our business, prospects and results of operations. Our trucks may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of our trucks to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

Although we hope to be among the first to bring BEV and FCEV Class 8 trucks to market, competitors have and may continue to enter the market before our trucks, which could have an adverse effect on our business.

We face intense competition in trying to be among the first to bring our BEV and FCEV truck platforms to market, including from companies in our target markets with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, greater brand recognition and a larger number of managerial and technical personnel. If competitor’s trucks are brought to market before our trucks, we may experience a reduction in potential market share.

Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

We compete in a rapidly evolving and highly competitive industry, and a number of private and public companies have announced plans to offer BEV and/or FCEV trucks, including companies such as Daimler, Hyliion, Hyundai, Lion, Tesla, Hyzon, Toyota and Volvo. Based on publicly available information, a number of these competitors have displayed prototype trucks and have announced target availability and production timelines, while others have launched pilot programs in some markets. In addition, we are aware that one potential competitor, BYD, is currently manufacturing and selling a Class 8 BEV truck. While some competitors may choose to offer BEV trucks, others such as Hyundai have announced they plan to offer FCEV trucks and invest in hydrogen stations for refueling. In addition, our principal competition for our trucks will also come from manufacturers of trucks with internal combustion engines powered by diesel fuel.

We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel and electric vehicles. We cannot provide assurances that our trucks will be among the first to market, or that competitors will not build hydrogen fueling stations. Even if our trucks are among the first to market, we cannot assure you that customers will choose our vehicles over those of our competitors, or over diesel powered trucks.

Developments in alternative technology improvements in the internal combustion engine may adversely affect the demand for our trucks.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Other fuels or sources of energy may emerge as customers’ preferred alternative to our truck platform. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric trucks, which could result in the loss of competitiveness of our trucks, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our trucks and introduce new models in order to continue to provide trucks with the latest technology, in particular battery cell technology.

We have no experience servicing our vehicles. If we are unable to address the service requirements of our customers, our business will be materially and adversely affected.

Because we have not started commercial production, we have no experience servicing or repairing our vehicles. Servicing alternative fuel and electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We may decide to partner with a third party to perform some or all of the maintenance on our trucks, and there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. If we are unable to successfully address the service requirements of our customers, our business and prospects will be materially and adversely affected.

In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. While we anticipate developing a service program that would satisfy regulators in these circumstances, the specifics of our service program are still in development, and at some point may need to be restructured to comply with state law, which may impact our business, financial condition, operating results and prospects.

Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.

Any product recall in the future may result in adverse publicity, damage our brand and materially adversely affect our business, prospects, operating results and financial condition. In the future, we may voluntarily or involuntarily, initiate a recall if any of our vehicles or electric powertrain components (including the fuel cell or batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.

Once our trucks are in production, we will need to maintain warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

If we are unable to attract and retain key employees and hire qualified management, technical and engineering personnel, our ability to compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, including management, technical and engineering personnel. Qualified individuals are in high demand, particularly in the vehicle technology industry. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. Competition for these employees can be intense, and our ability to hire, attract and retain them may depend on our ability to provide competitive compensation. We use equity awards to attract talented employees, but if the value of our common stock declines significantly, as it has in the recent past, and remains depressed, it may prevent us from recruiting and retaining qualified employees. We may not be able to attract, integrate, train or retain qualified personnel in the future. Additionally, we may not be able to hire new employees quickly enough to meet our needs. Our failure to do so could adversely affect our business and prospects, including the execution of our global business strategy.

Collaboration with strategic partners is subject to risks.

In 2019, we partnered with Iveco, a subsidiary of CNHI, to manufacture the BEV truck at the Iveco manufacturing plant in Ulm, Germany through a joint venture with CNHI, which commenced operations in the fourth quarter of 2020. We currently expect that approximately 40 million Euros will be invested in total by Iveco and Nikola into the manufacturing plant to prepare it for assembly, of which 14.8 million Euros was funded through June 30, 2021. Future funding may be partially financed through debt obtained by the joint venture.

In addition to entering into the Hydrogen Purchase Agreement, on June 22, 2021, we also acquired a 20% equity interest in WVR and entered into that certain Second Amended and Restated Limited Liability Company Agreement of WVR, pursuant to which, among other things, we, in our sole discretion, obtained the right, or the Offtake Right, to own up to 20% of the entity to which WVR will transfer ownership of the hydrogen gas turbine to be part of the Plant, without further consideration paid therefore, subject to certain conditions. Exercising this Offtake Right will likely require us to make significant capital expenditures to build liquefaction, storage, and transportation services. In addition, our expecations regarding the cost to us of hydrogen pursuant to the Offtake Right may be inaccurate, which could have a negative effect on our FCEV business, including our bundled lease option.

We have announced planned collaborations with various parties, including with respect to hydrogen production and sourcing, providing service and maintenance and deployment of hydrogen fueling stations. Discussions with our strategic partners are ongoing, are subject to the parties’ entry into definitive documentation, and terms of the agreements are subject to change. Consequently, there can be no assurance that we will enter into agreements on the terms initially contemplated, if at all.

Collaboration with third parties is subject to risks with respect to operations that are outside our control. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There are risks of potential disputes, disagreements or fallouts with partners and failure to perform under contracts or enforce contracts against the other party, and/or the potential terminations of such contracts, and the production of our trucks could be disrupted as a result. We could be affected by adverse publicity related to our partners, whether or not such publicity is related to their collaboration with us, or adverse publicity related to our relationships with our partners. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products. In addition, although we are involved in each step of the supply chain and manufacturing process, because we also rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.

We may be unable to enter into new agreements or extend existing agreements with manufacturers on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new manufacturers comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

We are or may be subject to risks associated with strategic alliances or acquisitions.

We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are dependent on our suppliers, a significant number of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our vehicles at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single source, especially with respect to hydrogen fuel cells and batteries. We refer to these component suppliers as our single source suppliers. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us.

A significant benefit of our collaborations with external manufacturing partners is the ability to leverage their respective existing assortment of parts, thereby decreasing our purchasing expenses. While these relationships give us access to use an existing supplier base with the hopes of accelerating procurement of components at favorable prices, there is no guarantee that this will be the case. In addition, we could experience delays if our suppliers do not meet agreed upon timelines or experience capacity constraints.

The battery efficiency of electric trucks will decline over time, which may negatively influence potential customers’ decisions whether to purchase our trucks.

We anticipate the ranges of our Nikola Tre BEV, Nikola Tre FCEV and Nikola Two FCEV vehicles to be up to 350, 500 and 900 miles per day, respectively, before needing to recharge or refuel depending on the type of vehicle, but that range will decline over time as the battery deteriorates. Other factors such as usage, time and stress patterns may also impact the battery’s ability to hold a charge, which would decrease our trucks’ range before needing to recharge or refuel. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions.

Our trucks will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within our trucks will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, once our trucks are commercially available, a field or testing failure of our vehicles or other battery packs that we produce could occur, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our trucks, could seriously harm our business and reputation.

In addition, once we begin manufacturing our trucks, we will need to store a significant number of lithium-ion cells at our facility. Any mishandling of battery cells may cause disruption to the operation of our facility. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and our vehicles and harm our business.

Our trucks contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our trucks and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change our trucks’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the truck. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our trucks or their systems, or any loss of customer data, could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our trucks, systems or data, as well as other factors that may result in the perception that our trucks, systems or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

We plan to outfit our trucks with in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities for cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems, which we have yet to develop. Our systems will be vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers could also be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our trucks are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our business or the failure of our systems.

We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our alternative fuel and electric trucks, and the sale of motor vehicles in general, are subject to substantial regulation under international, federal, state, and local laws. We expect to incur significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations, including but not limited to:

•	increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline; and

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increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, our trucks may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.

Our operations will be subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.

Contamination at properties we will own and operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our manufacturing facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liabilities, or otherwise adversely affect our business.

In the course of our operations, we collect, use, store, disclose, transfer and otherwise process personal information from our consumers, employees and third parties with whom we conduct business, including names, accounts, user IDs and passwords, and payment or transaction related information. Additionally, we intend to use our trucks’ electronic systems to log information about each vehicle’s use in order to aid us in vehicle diagnostics, repair and maintenance. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects. Accordingly, we are subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. The European Union adopted the General Data Protection Regulation, or GDPR, which became effective in May 2018, and California adopted the California Consumer Privacy Act of 2018, or CCPA, which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR and CCPA) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Specifically, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California consumers. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California consumers with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective starting on January 1, 2023, the California Privacy Rights Act, or CPRA, will significantly modify the CCPA, including by expanding California consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.

Other states have begun to propose similar laws. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.

We post public privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, operating results and financial condition.

We face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We face risks associated with our international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having international operations and subsidiaries in Germany and Italy that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales, maintenance and repair services internationally. However, we have no experience to date selling and servicing our vehicles internationally and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our alternative fuel and electric trucks and require significant management attention. These risks include:

•	conforming our trucks to various international regulatory requirements where our trucks are sold, or homologation;

•	development and construction of our hydrogen refueling network;

•	difficulty in staffing and managing foreign operations;

•	difficulties attracting customers in new jurisdictions;

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foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;

•	United States and foreign government trade restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	changes in diplomatic and trade relationships;

•	political instability, natural disasters, war or events of terrorism; and

•	the strength of international economies.

If we fail to successfully address these risks, our business, prospects, operating results and financial condition could be materially harmed.

Our ability to use net operating losses to reduce future tax payments may be limited by provisions of the Internal Revenue Code and may be subject to further limitation as a result of future transactions.

Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, contain rules that limit the ability of a company that undergoes an ownership change, which is generally any cumulative change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in the years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of our stock immediately before the ownership change. As a result, we may be unable to offset our taxable income with net operating losses, or our tax liability with credits, before these losses and credits expire.

In addition, it is possible that future transactions (including issuances of new shares of our common stock and sales of shares of our common stock) will cause us to undergo one or more additional ownership changes. In that event, we may not be able to use our net operating losses from periods prior to this ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383.

We face risks related to health epidemics, including the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, including us, and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners, and may negatively impact our sales and marketing activities, the construction schedule of our hydrogen fueling stations and our manufacturing plant in Arizona, and the production schedule of our trucks. For example, the headquarters of our partner, Iveco, located in Italy, was shut down for two months due to COVID-19, and as a result, pilot builds for the BEV truck were delayed. In addition, various aspects of our business, manufacturing plant and hydrogen fueling station building process, cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our manufacturing and building plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused us to modify our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, additional waves of the virus, its severity, the actions to contain the virus or treat its impact, including vaccination efforts, the ultimate efficacy of vaccine programs on new variants of the virus, and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third party suppliers’ ability to provide components and materials used in our trucks. We may also experience an increase in the cost of raw materials used in our commercial production of trucks. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for our trucks. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing our trucks for other traditional options, and cancel reservations for our trucks. Decreased demand for our trucks, particularly in the United States and Europe, could negatively affect our business.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19’s impact on our business, our operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.

We currently, and expect to continue to, benefit from certain government subsidies and economic incentives that support the development and adoption of our vehicles, particularly our BEV and FCEV trucks. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our BEV and FCEV trucks in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

These incentives include tax credits, rebates and other incentives for alternative energy production, alternative fuel and electric vehicles, including greenhouse gas, or GHG, emissions credits under the U.S. Environmental Protection Agency’s GHG Rule and the California Air Resources Board. While these benefits have been available in the past, there is no guarantee these programs will be available in the future. If these tax incentives and other benefits are not available or are reduced or otherwise limited in the future, our financial position could be harmed.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

We anticipate applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies, as well as the sale of hydrogen. For example, we intend to initially build our hydrogen fueling stations in California, in part because of the incentives that are available. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

Further, accepting funding from governmental entities or in-licensing patent rights from third parties that are co-owned with governmental entities may result in the U.S. government having certain rights, including so-called march-in rights, to such patent rights and any products or technology developed from such patent rights. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the U.S. government to use the invention for noncommercial purposes. These rights may permit the U.S. government to disclose our confidential information to third parties and to exercise march-in rights to use or to allow third parties to use our licensed technology. The U.S. government can exercise its march-in rights if it determines that action is necessary because we fail to achieve the practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

We may need to defend ourselves against patent or trademark infringement, or other intellectual property claims, which may be time-consuming and cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement of such rights. In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease development, sales, or use of vehicles that incorporate the asserted intellectual property;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign one or more aspects or systems of our trucks.

A successful claim of infringement against us could materially adversely affect our business, prospects, operating results and financial condition. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.

We also plan to license patents and other intellectual property from third parties, including suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

We may also face claims challenging our use of open source software and our compliance with open source license terms. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose or license our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Any breach of such open source license or requirement to disclose or license our proprietary source code could harm our business, financial condition, results of operations and prospects.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information, including our technology and processes. In connection with our collaboration, partnership and license agreements, our rights to use licensed or jointly owned technology and intellectual property under such agreements may be subject to the continuation of and compliance with the terms of those agreements. In some cases, we may not control the prosecution, maintenance or filing of licensed or jointly owned patent rights, or the enforcement of such patents against third parties.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications we submit may not result in the issuance of patents;

•	the scope of our issued patents may not be broad enough to protect our proprietary rights;

•	our issued patents may be challenged and/or invalidated by our competitors;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•	current and future competitors may circumvent our patents; and

•	our in-licensed patents may be invalidated, or the owners of these patents may breach our license arrangements.

For example, we are currently enforcing certain of our issued U.S. patents and other intellectual property rights against Tesla. Such litigation could result in such patents being challenged and/or invalidated, expose us to counterclaims of intellectual property infringement and result in a substantial diversion of our management’s attention and resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.

We may be subject to risks associated with autonomous driving technology.

Our trucks can be designed with connectivity for future installation of an autonomous hardware suite and we plan to partner with a third-party software provider in the future to potentially implement autonomous capabilities. However, we cannot guarantee that we will be able to identify a third party to provide the necessary hardware and software to enable driverless Level 4 or Level 5 autonomy in an acceptable timeframe, on terms satisfactory to us, or at all. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

The evolution of the regulatory framework for autonomous vehicles is outside of our control and we cannot guarantee that our trucks will achieve the requisite level of autonomy to enable driverless systems within our projected timeframe, if ever.

There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles. However, the National Highway Traffic and Safety Administration has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the difficulty in legal compliance for our vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries and may restrict autonomous driving features that we may deploy.

Unfavorable publicity, or a failure to respond effectively to adverse publicity, could harm our reputation and adversely affect our business.

As an early stage company, maintaining and enhancing our brand and reputation is critical to our ability to attract and retain employees, partners, customers and investors, and to mitigate legislative or regulatory scrutiny, litigation and government investigations.

Recent significant negative publicity has adversely affected our brand and reputation and our stock price. Negative publicity may result from allegations of fraud, improper business practices, employee misconduct, unfair employment practices or any other matters that could give rise to litigation and/or governmental investigations. Unfavorable publicity relating to us or those affiliated with us, including our former executive chairman, has and may in the future adversely affect public perception of the entire company. Adverse publicity and its effect on overall public perceptions of our brand, or our failure to respond effectively to adverse publicity, could have a material adverse effect on our business.

In September 2020, an entity published an article containing certain allegations against us. In addition, the U.S. Attorney for the SDNY recently announced the unsealing of a criminal indictment charging Trevor Milton with two counts of securities fraud and one count of wire fraud, and the SEC announced charges against Mr. Milton for alleged violations of federal securities laws. The negative publicity has adversely affected our brand and reputation as well as our stock price, which makes it more difficult for us to attract and retain employees, partners and customers, reduces confidence in our products and services, harms investor confidence and the market price of our securities, invites legislative and regulatory scrutiny and has resulted in litigation and governmental investigations. As a result, customers, potential customers, partners and potential partners have failed to award us additional business, cancelled or sought to cancel existing contracts, and directed future business to our competitors, and may in the future take similar actions, and investors may invest in our competitors instead of us. See Legal Proceedings in Note 14, Commitments and Contingencies, to our audited consolidated financial statements included elsewhere in this prospectus and Note 11, Commitments and Contingencies, to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information.

The successful rehabilitation of our brand will depend largely on regaining a good reputation, meeting our vehicle commercialization schedules, satisfying the requirements of customers, meeting our fueling commitments under our future bundled lease arrangements or other customer arrangements, maintaining a high quality of service under our future bundled lease arrangements, improving our compliance programs and continuing our marketing and public relations efforts. Expenses related to our brand promotion, reputation building, and media strategies have been significant and our efforts may not be successful. We anticipate that other competitors and potential competitors will expand their offerings, which will make maintaining and enhancing our reputation and brand increasingly more difficult and expensive. If we fail to successfully rehabilitate our brand in the current or future competitive environment or if events similar to the negative publicity occur in the future, our brand and reputation would be further damaged and our business may suffer.

Although we maintain insurance for the disruption of our business and director and officer liability insurance, these insurance policies may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Social media platforms present risks and challenges that could cause damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions.

Social media platforms present risks and challenges that have resulted, and may in the future result, in damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions. Our internal policies and procedures regarding social media have not been, and may not in the future be, effective in preventing the inappropriate use of social media platforms, including blogs, social media websites and other forms of Internet-based communications. These platforms allow individuals access to a broad audience of consumers, investors and other interested persons. The considerable expansion in the use of social media over recent years has increased the volume and speed at which negative publicity arising from these events can be generated and spread, and we may be unable to timely respond to, correct any inaccuracies in, or adequately address negative perceptions arising from such coverage. The use of such platforms by our officers and other employees and former employees has adversely impacted, and could in the future adversely impact, our costs and our brand and reputation, and has resulted, and could in the future result, in the disclosure of confidential information, litigation and regulatory inquiries. Any such litigation or regulatory inquiries may result in significant penalties and other restrictive sanctions and adverse consequences. In addition, negative or inaccurate posts or comments about us on social media platforms could damage our reputation, brand image and goodwill, and we could lose the confidence of our customers and partners, regardless of whether such information is true and regardless of any number of measures we may take to address them. We are currently party to litigation and regulatory proceedings related in part to social media statements. See Legal Proceedings in Note 14, Commitments and Contingencies, to our audited consolidated financial statements included elsewhere in this prospectus and Note 11, Commitments and Contingencies, to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information about those proceedings.

General Risk Factors

Concentration of ownership among our executive officers and directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of June 30, 2021, Mark A. Russell, our President, Chief Executive Officer and director, beneficially owns, directly or indirectly, approximately 12.3%, of our outstanding common stock, and our directors and executive officers as a group beneficially own approximately 22.6% of our outstanding common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our second amended and restated certificate of incorporation, or our Certificate of Incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

As of June 30, 2021, Trevor R. Milton, our founder and former executive chairman, beneficially owned, directly or indirectly, approximately 20.1% of our outstanding common stock. In connection with his departure in September 2020, for a period of three years from September 20, 2020, Mr. Milton has agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of our outstanding common stock in the aggregate, together with shares held by his affiliates and associates, (ii) propose or effect any extraordinary transaction with respect to us, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on our board of directors or the removal of any member of our board of directors, or (v) submit any stockholder proposal. In addition, for a period of three years from September 20, 2020, Mr. Milton has agreed to vote his shares of our common stock (x) in favor of the slate of directors recommended by our board of directors at any meeting of our stockholders and (y) against the election of any nominee for director not recommended and nominated by our board of directors for election at such meeting. These standstill and voting restrictions could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of our executive officers and directors and their affiliates.

It is not possible to predict the actual number of shares we will sell under the Tumim Purchase Agreement to Tumim, or the actual gross proceeds resulting from those sales.

On June 11, 2021, we entered into the Tumim Purchase Agreement, pursuant to which Tumim committed to purchase up to $300 million in shares of our common stock, subject to certain limitations and conditions set forth in the Tumim Purchase Agreement. The shares of our common stock that may be issued under the Tumim Purchase Agreement may be sold by us to Tumim at our discretion from time to time over an approximately 36-month period at a 3% discount.

We generally have the right to control the timing and amount of any sales of our shares of common stock to Tumim under the Tumim Purchase Agreement. Sales of our common stock to Tumim under the Tumim Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may decide to sell to Tumim all or some of the shares of our common stock that may be available for us to sell to Tumim pursuant to the Tumim Purchase Agreement.

Because the purchase price per share to be paid by Tumim for the shares of common stock that we may elect to sell to Tumim under the Tumim Purchase Agreement will fluctuate based on the market prices of our common stock during the applicable purchase valuation period for each purchase made pursuant to the Tumim Purchase Agreement, it is not possible for us to predict the total number of shares of common stock that we will sell to Tumim under the Tumim Purchase Agreement, the purchase price per share that Tumim will pay for shares purchased from us in the future under the Tumim Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Tumim Purchase Agreement. Sales of shares of our common stock pursuant to the Tumim Purchase Agreement will be dilutive to stockholders.

Moreover, although the Tumim Purchase Agreement provides that we may sell up to an aggregate of $300 million of our common stock to Tumim, only 18,012,845 shares of our common stock have been registered for resale by Tumim. If it becomes necessary for us to issue and sell to Tumim under the Tumim Purchase Agreement more than the 18,012,845 shares that were registered for resale under the registration statement in order to receive aggregate gross proceeds equal to the total commitment of $300 million under the Tumim

Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our common stock we wish to sell from time to time under the Tumim Purchase Agreement, which the SEC must declare effective and we may need to obtain stockholder approval to issue shares of common stock in excess of the exchange cap under the Tumim Purchase Agreement in accordance with applicable Nasdaq rules.

Sales of a substantial number of shares of our common stock in the public market could cause the price of our common stock to decline.

As of June 30, 2021, we had approximately 397.1 million shares of common stock outstanding and outstanding warrants to purchase approximately 0.8 million shares of common stock. All of the shares of our common stock are freely transferable, subject to compliance with Rule 144 by affiliates, without additional registration under the Securities Act, except for the Commitment Shares being registered on the Registration Statement of which this prospectus forms a part.

We have also registered shares of common stock that we have issued, and may in the future issue, under our employee equity incentive plans. These shares may be sold freely in the public market upon issuance, subject to relevant vesting schedules and applicable securities laws.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Our stock price is volatile, and you may not be able to sell shares of our common stock at or above the price you paid.

The trading price of our common stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. For example, the trading price of our common stock declined recently following the release of the Hindenburg article, which contains certain allegations against us. These factors include, but are not limited to:

•	our progress on achievement of business milestones and objectives;

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our focus on long-term goals over short-term results;

•	the timing and magnitude of our investments in the growth of our business;

•	actual or anticipated changes in laws and regulations affecting our business;

•	additions or departures of key management or other personnel;

•	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

•	our ability to market new and enhanced products and technologies on a timely basis;

•	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.

In addition, the stock market in general, and The Nasdaq Stock Market LLC in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

The closing price of our common stock on Nasdaq ranged from $9.65 to $79.73 following the closing of the Business Combination on June 3, 2020 through August 12, 2021. In September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. The price of our common stock also decreased substantially following public announcements made by us. In addition, broad market and industry factors, including COVID-19, may seriously affect the market price of our common stock, regardless of our actual operating performance.

Any investment in our common stock is subject to extreme volatility and could result in the loss of your entire investment. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, which has and may in the future be instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. See Legal Proceedings in Note 14, Commitments and Contingencies, to our audited consolidated financial statements included elsewhere in this prospectus and Note 11, Commitments and Contingencies, to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information about those proceedings.

We will continue to incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, we will continue to incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if our independent auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation, our stock price, or investor perceptions of us. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those that were required of us as a private company. We will need to continue to implement additional finance, accounting, and business operating systems, procedures, and controls as we grow our business and organization and to satisfy existing reporting requirements. If we fail to maintain or implement adequate controls, if we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting in future Form 10-K filings, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting in future Form 10-K filings, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities, which could require additional financial and management resources.

If we fail to maintain effective internal controls and remediate future control deficiencies, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

As discussed in Item 9A “Controls and Procedures” in our Annual Report on Form 10-K/A for the year ended December 31, 2020, we identified a material weakness in our internal controls related to how we accounted for our private warrants due to a recently issued Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) by the SEC Staff. This material weakness has been remediated as of June 30, 2021, subject to testing of the operating effectiveness of the control throughout the year.

Internal controls are important to accurately reflect our financial position and results of operations in our financial reports and there can be no assurance that similar control issues will not be identified in future periods. If we are unable to remediate any future material weaknesses or significant deficiencies in an appropriate and timely manner, or if we identify additional control deficiencies that individually or together constitute significant deficiencies or material weaknesses, our ability to accurately record, process, and report financial information and consequently, our ability to prepare financial statements within required time periods, could be adversely affected. Failure to maintain effective internal controls could result in violations of applicable securities laws, stock exchange listing requirements, subject us to litigation and investigations, negatively affect investor confidence in our financial statements, and adversely impact our stock price and ability to access capital markets.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

In connection with the restatement described above, our warrants are classified as liabilities. Under this accounting treatment, we are required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of our warrants and that such gains or losses could be material.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Mark A. Russell, who joined us in February 2019 and assumed the responsibilities of the Chief Executive Officer in June 2020, is the only member of our management team who has substantial prior experience as an executive officer of a public company. Our management team may not successfully or effectively manage our transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

Our Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, our Certificate of Incorporation and our amended and restated bylaws, or our Bylaws, will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federals court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

If securities or industry analysts issue an adverse recommendation regarding our stock or do not publish research or reports about our company, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our common stock. The price of our common stock could also decline if one or more equity research analysts downgrade our common stock, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. For example, in September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

USE OF PROCEEDS

All of the shares being offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their own accounts. We will not receive any proceeds from these sales.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 present our combined audited historical statement of operations for the year ended December 31, 2020 with the unaudited historical condensed statement of operations of VectoIQ for the period from January 1, 2020 to June 3, 2020, the date we consummated the transactions contemplated in the Business Combination, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statements of operations of us and VectoIQ for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

•	the merger of Legacy Nikola with and into Merger Sub, a wholly owned subsidiary of VectoIQ, with Legacy Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ;

•

the issuance and sale of 52,500,000 shares of our common stock for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million in a private placement pursuant to the Subscription Agreements, or the PIPE; and

•	the redemption of 7,000,000 shares of common stock from M&M Residual, LLC, or M&M Residual, at a purchase price of $10.00 per share.

The unaudited pro forma condensed combined financial information does not include an unaudited pro forma consolidated balance sheet as of December 31, 2020 as the Business Combination and related transactions are already reflected in our historical audited consolidated balance sheet as of December 31, 2020, included elsewhere in this prospectus.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination and related transactions; (ii) factually supportable; and (iii) expected to have a continuing impact on our results following the completion of the Business Combination and related transactions.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	our historical audited financial statements as of and for the year ended December 31, 2020 and the related notes, included elsewhere in this prospectus; and

•	other information relating to VectoIQ and Legacy Nikola contained in this prospectus, including the Business Combination Agreement.

Pursuant to our amended and restated certificate of incorporation, the holders of shares of common stock prior to the completion of the Business Combination were offered the opportunity to redeem, upon the closing of the Business Combination, shares of common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the Trust Account (as defined in the section entitled “Description of Our Securities”). The unaudited condensed combined pro forma financial statements reflect actual redemption of 2,702 shares of common stock at $10.37 per share.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with GAAP.

Under this method of accounting, VectoIQ is treated as the acquired company and Legacy Nikola is treated as the acquirer for financial reporting purposes. Legacy Nikola has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Nikola’s existing stockholders have the greatest voting interest in the combined entity with over 77% voting interest;

•	the largest minority voting stockholder of the combined entity is an existing stockholder of Legacy Nikola;

•	Legacy Nikola’s directors represent eight of the nine board seats for the combined company’s board of directors;

•	Legacy Nikola’s existing stockholders have the ability to control decisions regarding election and removal of directors and officers of the combined entity’s executive board of directors; and

•	Legacy Nikola’s senior management is the senior management of the combined company.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project our future operating results or financial position following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Period January 1, 2020 through June 3, 2020	Year Ended December 31, 2020	Pro Forma Adjustments			Year Ended December 31, 2020
	VectoIQ Acquisition Corp. (Historical)(1)
		Nikola Corporation (Historical)				Pro Forma Combined
Revenues	$—	$95	$—			$95
Costs and expenses:
Cost of goods sold	—	72	—			72
Operating expenses:
Research and development	—	185,619	—			185,619
Selling, general, and administrative	1,025	182,724	52,660	(A	)	236,409
Impairment expense	—	14,415	—			14,415

Total costs and expenses	1,025	382,830	52,660			436,515

Loss from operations	(1,025)	(382,735)	(52,660)			(436,420)
Other income (expense):
Investment income in Trust account	782	—	(782)	(D	)	—
Interest income	—	202	—			202
Loss on forward contract liability	—	(1,324)	1,324	(E	)	—
Revaluation of warrant liability	—	13,448 (2)	—			13,448
Other expense, net	—	(846)	—			(846)

Loss before income taxes and equity in net loss of affiliate	(243)	(371,255)	(52,118)			(423,616)
Income tax expense (benefit)	185	(1,026)	—			(841)

Loss before equity in net loss of affiliate	(428)	(370,229)	(52,118)			(422,775)
Equity in net loss of affiliate	—	(637)	—			(637)

Net loss	(428)	(370,866)	(52,118)			(423,412)
Premium paid on repurchase of redeemable convertible preferred stock	—	(13,407)	13,407	(F	)	—

Net loss attributable to common stockholders	$(428)	$(384,273)	$(38,711)			$(423,412)

Net loss per share attributable to common shareholders:
Basic	$(0.01)					$(1.14)
Diluted	$(0.01)					$(1.17)
Weighted average shares used to compute net loss per share attributable to common shareholders:
Basic	29,640,000					371,420,779
Diluted	29,640,000					371,926,541

(1)	The historical financial statements of VectoIQ have not been restated to reflect the remeasurement of warrant liabilities.
(2)

The gain on remeasurement of warrant liability of $13.4 million in 2020 results from the changes in fair value of the warrants following consummation of the Business Combination on June 3, 2020. The remeasurement of warrant liabilities for VectoIQ historical financials were not included as the value as of the Business Combination is the most representative as if the transaction occurred on January 1, 2020.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the period presented. Management believes that income tax adjustments in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 to not be meaningful given the combined entity incurred a significant loss during the period presented and we recognize a full valuation allowance.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and is not necessarily indicative of what actual results of operations would have been. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. They should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this prospectus.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. VectoIQ and Legacy Nikola have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

(A)	Represents pro forma adjustment to selling, general, and administrative expenses to reflect the following:

	Year ended December 31, 2020
Salary and stock-based compensation expense related to amended and restated employment agreements	$52,710	(B	)
Elimination of VectoIQ’s historical office space and general administrative services	(50)	(C	)

	$52,660	(A	)

(B)	Effective as of the Closing Date, we entered into individual amended and restated employment agreements with certain executive officers. The executive officers agreed to an annual salary of $1 and were granted:

•	1,420,000 time-vested stock awards consisting of RSUs for shares of common stock, with a value of $48.2 million, subject to continued employment during a three-year cliff vesting schedule.

•

11,497,000 market based awards consisting of RSUs for shares of common stock, with a value of $328.0 million, subject to a stock price index milestones and continued employment during a three-year cliff vesting schedule.

Excluded from the amounts above are 600,000 time-vested and 4,859,000 market based awards issued to our former executive chairman. Upon the former executive chairman’s departure in September 2020, the time-vested awards were modified to fully vest in September 2020 and the market-based awards were forfeited. The historical financial statements reflect the impact of the modification and forfeiture.

(C)	Represents pro forma adjustment to eliminate historical expenses related to VectoIQ’s office space and general administrative services, which terminated upon consummation of the Merger.

(D)	Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account.

(E)	Reflects the elimination of the loss on the forward contract liability. We settled the liability in April 2020 with the issuance of Series D redeemable convertible preferred stock, which ceased to exist upon the conversion into common stock as part of the Business Combination.

(F)	Reflects the elimination of the premium paid on repurchase of redeemable convertible preferred stock, which ceased to exist upon the conversion into common stock as part of the Business Combination.

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire period presented.

Year ended December 31, 2020
Pro forma net loss (in thousands):
Basic	$(423,412)
Diluted(1)	$(436,860)
Weighted average shares outstanding:
Basic	371,420,779
Diluted	371,926,541
Net loss per share:
Basic	$(1.14)
Diluted	$(1.17)
Weighted average shares outstanding
VectoIQ Public Stockholders	22,983,872
Holders of VectoIQ Founder Shares	6,640,000
PIPE Investors	52,500,000
Legacy Nikola stockholders(2)	278,780,606
Post Business Combination common stock issuances(3)	10,516,301

Weighted average shares outstanding—basic	371,420,779

Dilutive effect of assumed exercise of private warrants(4)	505,762

Weighted average shares outstanding—diluted	371,926,541

(1)	The pro forma net loss, diluted has been adjusted for the revaluation of warrant liability related to common stock equivalents.

(2)

The pro forma shares attributable to Legacy Nikola stockholders is calculated by applying the exchange ratio of 1.901 to the historical Legacy Nikola common stock and preferred stock that was exchanged in the Business Combination. Pro forma shares attributable to Legacy Nikola stockholder was further adjusted for the redemption of 7.0 million shares of common stock from M&M Residual as described elsewhere in this Prospectus.

(3)

This amount includes weighted averages shares of stock options exercised, restricted stock unit distributions, and warrant redemptions that occurred subsequent to the closing of the Business Combination.

(4)

Dilutive effect of shares of common stock equivalents resulting from the assumed exercise of private warrants. The treasury stock method was used to calculate the potential dilutive effect of these common stock equivalents.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with “Prospectus Summary—Summary Consolidated Financial Information” and the consolidated financial statements and related notes that are included elsewhere in this prospectus. The discussion and analysis should also be read together with our pro forma financial information for the year ended December 31, 2020. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in or implied by the forward-looking statements contained in the following discussion and analysis as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Overview

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

Our expertise lies in design, innovation, and software and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach includes leveraging strategic partnerships to help lower cost, increase capital efficiency and increase speed to market.

We operate in two business units: Truck and Energy. The Truck business unit is developing and commercializing BEV and FCEV Class 8 trucks that provide environmentally friendly, cost effective solutions to the short, medium and long haul trucking sector. The Energy business unit is primarily developing a hydrogen fueling ecosystem and charging stations to support our BEV and FCEV customers.

Our planned hydrogen fueling ecosystem is expected to include hydrogen production and/or hydrogen procurement, hydrogen distribution, and hydrogen storage and dispensing. As part of our hydrogen strategy, on June 22, 2021, we entered into a purchase agreement, or the Offtake Agreement, with WVR, pursuant to which WVR agreed to sell to us, and we agreed to purchase from WVR, hydrogen to be produced from the Plant, once completed.

The Offtake Agreement is anticipated to provide us with the ability to purchase clean hydrogen below $1.00/kg which we expect will allow our bundled lease solution including the truck, fuel, and service and maintenance to compete favorably with diesel and could provide us with approximately 50 tons of hydrogen per day following the completion of the Plant. The price of under $1.00/kg is a management estimate based on a number of assumptions including but not limited to spot forward rate of electricity (MISO Indiana Hub Average Day Ahead Power Price) and WVR debt service requirements for the anticipated Department of Energy loan. Further, under $1.00/kg represents the anticipated price of hydrogen offtake by us and does not include the cost and capital investment for on-site storage, liquefication, distribution, and dispensing necessary to support our anticipated fueling infrastructure needs. The addition of those costs is expected to increase the cost to us to above $1.00/kg.

The Offtake Agreement has an initial term ending on the later of twelve years after the construction of the Plant or ten years after the commercial operation date, which is the date the Plant has completed all construction, testing, permitting and start-up as is required to be available, without restrictions, to produce and deliver hydrogen meeting the specifications provided in the Hydrogen Purchase Agreement on a commercial basis.

During 2020, we established a joint venture with Iveco, a subsidiary of CNHI, Nikola Iveco Europe GmbH. Our joint venture with Iveco provides us with the manufacturing infrastructure to build BEV trucks for the North American market in addition to that of our greenfield manufacturing facility in Coolidge, Arizona. The operations of the joint venture commenced during the fourth quarter of 2020. During the second quarter of 2021, the joint venture completed the construction of the manufacturing facility and started trial production for our Tre BEV truck on the assembly line in Ulm, Germany.

We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•	construct manufacturing facilities and purchase related equipment;

•	commercialize our heavy-duty trucks and other products;

•	develop hydrogen fueling stations;

•	continue to invest in our technology;

•	increase our investment in marketing and advertising, sales, and distribution infrastructure for our products and services;

•	maintain and improve our operational, financial and management information systems;

•	hire additional personnel;

•	obtain, maintain, expand, and protect our intellectual property portfolio; and

•	operate as a public company.

Comparability of Financial Information

Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination.

Business Combination and Public Company Costs

On June 3, 2020, we consummated the merger contemplated by the Business Combination Agreement with VectoIQ, with Legacy Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ. Immediately prior to the closing of the Business Combination, all shares of outstanding redeemable convertible preferred stock of Legacy Nikola were automatically converted into shares of VectoIQ’s common stock. Upon the consummation of the Business Combination, each share of Legacy Nikola common stock issued and outstanding was canceled and converted into the right to receive 1.901 shares of common stock. Upon the closing of the Business Combination, VectoIQ’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 750,000,000 shares, of which 600,000,000 shares were designated common stock, $0.0001 par value per share, and of which 150,000,000 shares were designated preferred stock, $0.0001 par value per share.

In connection with the execution of the Business Combination Agreement, VectoIQ entered into separate subscription agreements with a number of investors, each, a Subscriber, pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of common stock, or the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, in the PIPE. The PIPE investment closed simultaneously with the consummation of the Business Combination.

Prior to the closing of the Business Combination, Legacy Nikola repurchased 2,850,930 shares of Legacy Nikola’s Series B redeemable convertible preferred stock at the price of $8.77 per share for an aggregate purchase price of $25.0 million pursuant to a Series B preferred stock repurchase agreement, or the Nimbus Repurchase Agreement, with Nimbus Holdings LLC, or Nimbus. The repurchase is retrospectively adjusted in the statement of stockholders’ equity to reflect our equity structure for all periods presented.

Immediately following the Business Combination, pursuant to a redemption agreement, Nikola redeemed 7,000,000 shares of common stock from M&M Residual at a purchase price of $10.00 per share.

The Business Combination is accounted for as a reverse merger in accordance with GAAP. While VectoIQ was the legal acquirer, because Legacy Nikola was deemed the accounting acquirer, the historical financial statements of Legacy Nikola became the historical financial statements of the combined company, upon the consummation of the Business Combination.

As a consequence of the Business Combination, we became a Nasdaq-listed company, which has and will continue to require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to continue to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, compliance, and legal fees.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”

Commercial Launch of Nikola heavy duty trucks and other products

We expect to derive revenue from our Tre BEV trucks beginning in late 2021 and Tre FCEV trucks in the second half 2023. Before commercialization or start-of-production, we must complete modification or construction of required manufacturing facilities, purchase and integrate related systems, components, and software, and achieve validation and testing milestones. Presently, we are experiencing a key supply chain shortage, including but not limited to battery cells, integrated circuits, vehicle control chips, and displays. Certain C-sample chipsets and displays may not arrive at our facilities until early December, which would cause delays in validation and testing for these components until early 2022. This would mean a delay in the availability of saleable Nikola Tre BEV trucks until late first quarter of 2022.

We also require substantial additional capital to develop our products and services and fund operations for the foreseeable future. Until we can generate sufficient revenue, we expect to finance our operations through a combination of existing cash on hand, follow-on public offerings, private placements, debt financings, strategic partnerships, and licensing arrangements. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts. We expect that any delays in the successful completion of our manufacturing facility, delays in critical parts availability, and in validation and testing will impact our ability to generate revenue.

Customer Demand

While not yet commercially available, we have received significant interest in our trucks from potential customers. Going forward, we expect contractual orders from customers to be an important indicator of our future performance.

Basis of Presentation

Currently, we conduct business through one reportable and one operating segment. See Note 2 in the accompanying audited consolidated financial statements for more information.

Components of Results of Operations

Revenues

Prior to 2021, we primarily generated revenue from services related to solar installation projects that were completed in one year or less. Solar installation projects are not a part of our primary operations and were concluded in 2020.

Following the anticipated introduction of our products to the market, we expect the significant majority of our revenue to be derived from our BEV trucks starting in late 2021 and from bundled leases, or other alternative structures, for our FCEV trucks beginning in 2023. We intend for our bundled lease offering to be inclusive of the cost of the truck, hydrogen fuel, and regularly scheduled maintenance.

Cost of Revenues

Prior to 2021, our cost of revenue included materials, labor, and other direct costs related to solar installation projects.

Once we have reached commercial production, cost of revenue will include direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs and depreciation of our greenfield manufacturing facility, depreciation of our hydrogen fueling stations, cost of hydrogen production, shipping and logistics costs and reserves for estimated warranty expenses.

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the discovery and development of our vehicles, which include:

•	Fees paid to third parties such as consultants and contractors for outside development;

•	Expenses related to materials, supplies and third-party services, including prototype tooling and non-recurring engineering;

•	Personnel related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in our engineering and research functions; and

•	Depreciation for prototyping equipment and R&D facilities.

During the six months ended June 30, 2021 and years ended December 31, 2020, 2019, and 2018, our research and development expenses have primarily been incurred in the development of our BEV and FCEV trucks.

As a part of its in-kind investment, Iveco agreed to provide us with $100.0 million in advisory services (based on pre-negotiated hourly rates), including project coordination, drawings, documentation support, engineering support, vehicle integration, and product validation support. During the six months ended June 30, 2021, we utilized $27.7 million of advisory services which were recorded as research and development expense. As of June 30, 2021, we have $18.5 million of prepaid in-kind advisory services remaining which is expected to be consumed during the remainder of 2021 and will be recorded as research and development expense until we reach commercial production.

We expect our research and development costs to increase for the foreseeable future as we continue to invest to achieve our technology and product roadmap goals.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist of personnel related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Personnel related expenses consist of salaries, benefits, and stock-based compensation.

We expect our selling, general, and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company.

Interest Income (Expense), net

Interest income consists primarily of interest received or earned on our cash and cash equivalents balances. Interest expense consists of interest on our finance lease liability and term loan.

Revaluation of Series A Redeemable Convertible Preferred Stock Warrant Liability

The revaluation of Series A redeemable convertible preferred stock warrant liability includes gains and losses from the remeasurement of our redeemable convertible preferred stock warrant liability. As of December 31, 2019, all of our outstanding redeemable convertible preferred stock warrants were exercised, therefore, subsequent to 2019, there is no impact from the remeasurement of redeemable convertible preferred stock warrants.

Loss on Forward Contract Liability

The loss on forward contract liability includes losses from the remeasurement of the Series D redeemable convertible preferred stock forward contract liability. In April 2020, we fulfilled the forward contract liability and, therefore, subsequent to June 30, 2020, there is no impact from the remeasurement of the forward contract liability.

Revaluation of Warrant Liability

The revaluation of warrant liability includes net gains and losses from the remeasurement of the warrant liability. Warrants recorded as liabilities are recorded at their fair value and remeasured at each reporting period.

Other Income (Expense), net

Other income consists primarily of other miscellaneous non-operating items, such as government grants, subsidies, merchandising, foreign currency gains and losses, and unrealized gains and losses on investments.

Income Tax Expense

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.

Equity in Net Loss of Affiliates

Equity in net loss of affiliates consists of our portion of losses from equity method investments.

Results of Operations

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Six Months Ended June 30,		$	%
	2021	2020	Change	Change
	(dollar amounts in thousands)
Solar revenues	$—	$94	$(94)	NM
Cost of solar revenues	—	73	(73)	NM

Gross profit	—	21	(21)	NM

Operating expenses:
Research and development	122,889	66,602	56,287	84.5%
Selling, general, and administrative	136,099	52,039	84,060	161.5%

Total operating expenses	258,988	118,641	140,347	118.3%

Loss from operations	(258,988)	(118,620)	(140,368)	118.3%
Other income (expense):
Interest income (expense), net	(101)	84	(185)	NM
Loss on forward contract liability	—	(1,324)	1,324	NM
Revaluation of warrant liability	(1,560)	(29,157)	27,597	(94.6)%
Other income (expense), net	(883)	91	(974)	NM

Loss before income taxes and equity in net loss of affiliate	(261,532)	(148,926)	(112,606)	75.6%
Income tax expense	3	2	1	NM

Loss before equity in net loss of affiliate	(261,535)	(148,928)	(112,607)	75.6%
Equity in net loss of affiliate	(1,920)	—	(1,920)	NM

Net loss	(263,455)	(148,928)	(114,527)	76.9%
Premium paid on repurchase of redeemable convertible preferred stock	—	(13,407)	13,407	(100.0)%

Net loss attributable to common shareholders	$(263,455)	$(162,335)	$(101,120)	62.3%

Net loss per share attributable to common shareholders:
Basic	$(0.67)	$(0.56)	$(0.11)	NM
Diluted	$(0.67)	$(0.56)	$(0.11)	NM
Weighted-average shares outstanding:
Basic	393,390,377	287,822,558	105,567,819	NM
Diluted	393,390,377	287,822,558	105,567,819	NM

Solar Revenues and Cost of Solar Revenues

Solar revenues and cost of solar revenues for the six months ended June 30, 2020 were related to solar installation service projects. Solar installation projects were legacy projects that were not related to our primary operations and were concluded in 2020.

Research and Development

Research and development expenses increased by $56.3 million, or 84.5%, from $66.6 million during the six months ended June 30, 2020 to $122.9 million during the six months ended in June 30, 2021. This increase was primarily due to $20.6 million in higher spend on purchased components and outside engineering services as we focus on the development, building, and testing and validation of our Tre BEV truck, as well as continuing the development of our FCEV truck platform. In addition, we incurred higher stock-based compensation expense of $17.3 million, and increased personnel costs of $13.8 million driven by growth in our in-house engineering headcount. The remaining increase was driven by higher depreciation and occupancy costs related to equipment and software dedicated to research and development activities, as well as an increase in travel due to easing of travel restrictions imposed during the prior year related to COVID-19.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $84.1 million, or 161.5%, from $52.0 million during the six months ended June 30, 2020 to $136.1 million during the six months ended June 30, 2021. The increase was primarily related to higher stock-based compensation expense of $46.1 million and higher legal expenses of $26.3 million primarily related to regulatory and legal matters incurred in connection with the Hindenburg article. Further, there was an increase of $6.6 million in personnel expenses driven by growth in headcount and an increase of $2.6 million related to the non-cash commitment share issuance costs related to the equity line of credit with Tumim.

Interest Income (Expense), net

Interest income (expense), net was immaterial for the six months ended June 30, 2021 and 2020.

Loss on Forward Contract Liability

Loss on the forward contract liability represents loss recognized from a $1.3 million change in fair value of the forward contract liability as of June 30, 2020. The forward contract was settled in April 2020.

Revaluation of Warrant Liability

The revaluation of warrant liability decreased $27.6 million, from a loss of $29.2 million during the six months ended June 30, 2020 to a loss of $1.6 million during the six months ended June 30, 2021 resulting from changes in fair value of our warrant liability.

Other Income (Expense), net

Other expense increased by $1.0 million from $0.1 million net income during the six months ended June 30, 2020 to $0.9 million net expense during the six months ended June 30, 2021. The increase is primarily related to $1.0 million loss on sale of equipment and unrealized losses from foreign currency translation.

Income Tax Expense

Income tax expense was immaterial for the six months ended June 30, 2021 and 2020. We have accumulated net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.

Equity in Net Loss of Affiliates

Equity in net loss of affiliates for the six months ended June 30, 2021, was a $1.9 million loss which relates to the net loss of our joint venture with Iveco. The joint venture commenced operations in the fourth quarter of 2020.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands, except share and per share data)
Solar revenues	$95	$482	$(387)	NM
Cost of solar revenues	72	271	(199)	NM

Gross profit	23	211	(188)	NM

Operating expenses:
Research and development	185,619	67,514	118,105	175%
Selling, general, and administrative	182,724	20,692	162,032	783%
Impairment expense	14,415	—	14,415	NM

Total operating expenses	382,758	88,206	294,552	334%

Loss from operations	(382,735)	(87,995)	(294,740)	335%
Other income (expense):
Interest income, net	202	1,456	(1,254)	(86)%
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	(3,339)	3,339	NM
Loss on forward contract liability	(1,324)	—	(1,324)	NM
Revaluation of warrant liability	13,448	—	13,448	NM
Other income (expense), net	(846)	1,373	(2,219)	(162)%

Loss before income taxes and equity in net loss of affiliate	(371,255)	(88,505)	(282,750)	319%
Income tax expense (benefit)	(1,026)	151	(1,177)	NM

Loss before equity in net loss of affiliate	(370,229)	(88,656)	(281,573)	318%

Equity in net loss of affiliate	(637)	—	(637)	NM
Net loss	(370,866)	(88,656)	(282,210)	318%

Premium paid on repurchase of redeemable convertible preferred stock	(13,407)	(16,816)	3,409	(20)%

Net loss attributable to common stockholders	$(384,273)	$(105,472)	$(278,801)	264%

Net loss per share attributable to common stockholders:
Basic	$(1.15)	$(0.40)	$(0.75)	NM
Diluted	$(1.18)	$(0.40)	$(0.78)	NM
Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic	335,325,271	262,528,769	72,796,502	NM
Diluted	335,831,033	262,528,769	73,302,264	NM

Solar Revenues and Cost of Solar Revenues

Solar revenues and cost of solar revenues for the years ended December 31, 2020 and 2019 were related to solar installation service projects. Solar installation projects were not related to our primary operations and were concluded in 2020. Solar revenues and costs of solar revenues were immaterial for the years ended December 31, 2020 and 2019.

Research and Development

Research and development expenses increased by $118.1 million or 175% from $67.5 million during the year ended December 31, 2019 to $185.6 million during the year ended December 31, 2020. This increase was primarily due to $77.4 million in higher spend on purchased prototype components and outside engineering services as we focus primarily on the development, build, and testing of our BEV truck platform, as well as continuing the development of our FCEV truck platform. In addition, we incurred increased personnel costs of $21.4 million driven by growth in our in-house engineering headcount, and higher stock-based compensation expense of $15.2 million primarily in connection with the Business Combination, higher headcount, and RSU grants made to employees during 2020. We also incurred higher depreciation and occupancy costs associated with our headquarters in Phoenix, Arizona and related capital equipment and software.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $162.0 million or 783% from $20.7 million during the year ended December 31, 2019 to $182.7 million during the year ended December 31, 2020. The increase was primarily related to higher stock-based compensation expense of $117.9 million for RSU grants to executive officers in connection with the Business Combination and increased headcount. In addition, there was an increase in legal expenses of $27.5 million primarily related to regulatory and legal matters incurred in connection with the Hindenburg article from September 2020. Further, there was an increase in personnel expenses of $7.3 million driven by growth in headcount and higher general corporate expenses, professional services, travel, and depreciation of our headquarters. This was partially offset by a decrease in marketing costs due to the Nikola World event held in 2019, which was not held in 2020.

Impairment Expense

Impairment expense of $14.4 million during the year ended December 31, 2020 resulted from the discontinuation of the Powersports business unit in the fourth quarter of 2020, which resulted in an impairment charge on in-process R&D, trademarks and certain long-lived assets.

Interest Income, net

Interest income, net decreased by $1.3 million or 86%, from $1.5 million of income during the year ended December 31, 2019 to $0.2 million of income during the year ended December 31, 2020. The decrease is primarily due to an increase in interest expense from our finance lease liability and a lower average interest rate earned on deposits. This was partially offset by a higher cash and cash equivalents balance in 2020.

Loss on Forward Contract Liability

Our loss on the forward contract liability represents recognized loss from a $1.3 million change in fair value as of the settlement date. The forward contract liability was settled in April 2020.

Revaluation of Warrant Liability

The revaluation of warrant liability represents a net remeasurement gain of $13.4 million resulting from the change in fair value of our warrant liability. The remeasurement gain includes a $12.4 million gain for the change in fair value of our warrant liability for warrants not yet exercised as of December 31, 2020, and a $1.0 million remeasurement gain for warrants exercised during 2020.

Other Income (Expense), net

Other income (expense), net decreased by $2.2 million, from $1.4 million of income during the year ended December 31, 2019 to $0.8 million of expense during the year ended December 31, 2020. The decrease was driven primarily by one-time grant income received during 2019, losses on foreign currency exchange and unrealized losses on investments during 2020.

Income Tax Expense (Benefit)

Income tax expense (benefit) for the year ended December 31, 2020 was a $1.0 million benefit, primarily related to changes in deferred tax liabilities related to our indefinite-lived intangible which was impaired in 2020. Income tax expense was immaterial for the year ended December 31, 2019. We have cumulative net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.

Equity in Net Loss of Affiliate

Equity in net loss of affiliate for the year ended December 31, 2020 was $0.6 million as operations of our joint venture commenced in the fourth quarter of 2020.

Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2018

The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except share and per share data)
Solar revenues	$482	$173	$309	NM
Cost of solar revenues	271	50	221	NM

Gross profit	211	123	88	NM

Operating expenses:
Research and development	67,514	58,374	9,140	16%
Selling, general, and administrative	20,692	12,238	8,454	69%

Total operating expenses	88,206	70,612	17,594	25%

Loss from operations	(87,995)	(70,489)	(17,506)	25%
Other income (expense):
Interest income, net	1,456	686	770	112%
Revaluation of Series A redeemable convertible preferred stock warrant liability	(3,339)	3,502	(6,841)	NM
Other income, net	1,373	6	1,367	NM

Loss before income taxes and equity in net loss of affiliate	(88,505)	(66,295)	(22,210)	34%
Income tax expense (benefit)	151	(2,002)	2,153	NM

Loss before equity in net loss of affiliate	(88,656)	(64,293)	(24,363)	38%

Equity in net loss of affiliate	—	—	—	NM
Net loss	(88,656)	(64,293)	(24,363)	38%

Premium paid on repurchase of redeemable convertible preferred stock	(16,816)	(166)	(16,650)	NM

Net loss attributable to common stockholders, basic and diluted	$(105,472)	$(64,459)	$(41,013)	64%

Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(0.28)	$(0.12)	43%

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	262,528,769	226,465,041	36,063,728	NM

Solar Revenues and Cost of Solar Revenues

Solar revenues and cost of solar revenues for the years ended December 31, 2019 and 2018 were related to solar installation service projects. Solar installation projects are related to legacy projects that were not related to our primary operations and were concluded in 2020. Solar revenues and costs of solar revenues were immaterial for the years ended December 31, 2019 and 2018.

Research and Development

Research and development expenses increased by $9.1 million or 16% from $58.4 million during the year ended December 31, 2018 to $67.5 million in the year ended December 31, 2019. The increase was primarily due to an increase of $13.3 million in personnel related expenses, offset by a $4.4 million decrease in outside development expenses.

The increase in personnel costs was primarily driven by our increased engineering headcount year over year as we continue to advance the development and design of our vehicles and invest in our in-house engineering capabilities.

Outside development and materials expenses were higher in the year ended December 31, 2018 to support the development and build of the FCEV trucks, along with other vehicles. Additionally, in the year ended December 31, 2019, we managed our outside research and development spend by building our internal engineering team and expect to continue to do so going forward.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $8.5 million or 69% from $12.2 million during the year ended December 31, 2018 to $20.7 million during the year ended December 31, 2019, primarily due to a one-time payment of $2.1 million related to consulting services on future manufacturing site selection, and higher marketing expenses of $2.7 million primarily related to the Nikola World event held in April 2019. The remaining $3.7 million increase is attributed to higher personnel expenses driven by growth in headcount and higher general corporate expenses, including depreciation of our headquarters in Phoenix, Arizona.

Interest Income, net

Interest income, net increased by $0.8 million or 112%, from $0.7 million during the year ended December 31, 2018 to $1.5 million during the year ended December 31, 2019. The increase was primarily due to the substantial portion of cash and cash equivalents on hand being moved to a higher interest-bearing investment account in the second quarter of 2019.

Revaluation of Series A Redeemable Convertible Preferred Stock Warrant Liability

The revaluation of Series A redeemable convertible preferred stock warrant liability decreased $6.8 million due to a $3.5 million gain recorded during the year ended December 31, 2018 on 3.0 million Series A redeemable convertible preferred warrants which expired in March 2018 as opposed to a $3.3 million loss recorded during the year ended December 31, 2019 on 720 thousand Series A warrants which were exercised in December 2019.

Other Income, net

Other income, net increased by $1.4 million, from $6 thousand during the year ended December 31, 2018 to $1.4 million during the year ended December 31, 2019. The increase was primarily related to grants received from the state of Arizona, as well as subcontracting work performed on government contracts.

During the year ended December 31, 2019, we entered into a $3.5 million grant agreement with Arizona Commerce Authority to relocate our headquarters to Arizona, build manufacturing and research and development operations, create jobs, and enter into capital investments within the state. We met the first milestone of the agreement in the fourth quarter of 2019 and received the initial payment of $1.0 million from the state. We will record future payments in other income as they are received.

Income Tax Expense (Benefit)

Income tax expense (benefit) increased by $2.2 million, from a benefit of $2.0 million during the year ended December 31, 2018 to an expense of $0.2 million during the year ended December 31, 2019. The increase in tax expense is primarily related to changes in deferred tax liabilities recorded for our intangible assets and goodwill.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating operational performance. We use the following non-GAAP financial information to evaluate ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before interest income or expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Net loss	$(263,455)	$(148,928)	$(370,866)	$(88,656)	$(64,293)
Interest (income) expense, net	101	(84)	(202)	(1,456)	(686)
Income tax expense (benefit)	3	2	(1,026)	151	(2,002)
Depreciation and amortization	3,710	2,926	6,008	2,323	625

EBITDA	(259,641)	(146,084)	(366,086)	(87,638)	(66,356)
Stock-based compensation	102,936	39,540	137,991	4,858	3,843
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	—	—	3,339	(3,502)
Loss on forward contract liability	—	1,324	1,324	—	—
Revaluation of warrant liability	1,560	29,157	(13,448)	—	—
Equity in net loss of affiliate	1,920	—	637	—	—
Regulatory and legal matters(1)	25,885	—	24,683	—	—
Impairment expense	—	—	14,415	—	—

Adjusted EBITDA	$(127,340)	$(76,063)	$(200,484)	$(79,441)	$(66,015)

(1)

Regulatory and legal matters include legal, advisory, and other professional service fees incurred in connection with the Hindenburg article from September 2020, and investigations and litigation related thereto.

Non-GAAP Net Loss and Non-GAAP Net Loss Per Share, Basic and Diluted

Non-GAAP net loss and non-GAAP net loss per share, basic and diluted are presented as supplemental measures of our performance. Non-GAAP net loss is defined as net loss attributable to common stockholders, basic and diluted adjusted for stock compensation expense and other items determined by management. Non-GAAP net loss per share, basic and diluted, is defined as non-GAAP net loss divided by weighted average shares outstanding, basic and diluted.

The following table reconciles net loss and net loss per share to non-GAAP net loss and non-GAAP net loss per share for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands, except share and per share data)		(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(263,455)	$(162,335)	$(384,273)	$(105,472)	$(64,459)
Stock-based compensation	102,936	39,540	137,991	4,858	3,843
Premium paid on repurchase of redeemable convertible preferred stock	—	13,407	13,407	16,816	166
Regulatory and legal matters(1)	25,885	—	24,683	—	—
Impairment expense	—	—	14,415	—	—
Revaluation of warrant liability	1,560	29,157	(13,448)	—	—

Non-GAAP net loss	$(133,074)	$(80,231)	$(207,225)	$(83,798)	$(60,450)

Non-GAAP net loss per share
Basic	$(0.34)	$(0.28)	$(0.62)	$(0.32)	$(0.27)
Diluted	$(0.34)	$(0.28)	$(0.62)	$(0.32)	$(0.27)
Weighted average shares outstanding:
Basic	393,390,377	287,822,558	335,325,271	262,528,769	226,465,041
Diluted	393,390,377	287,822,558	335,831,033	262,528,769	226,465,041

(1)

Regulatory and legal matters include legal, advisory, and other professional service fees incurred in connection with the Hindenburg article from September 2020, and investigations and litigation related thereto.

Liquidity and Capital Resources

Since inception, we financed our operations primarily from the sales of redeemable convertible preferred stock and common stock, the Business Combination and redemption of warrants. As of June 30, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $632.7 million, which are primarily invested in money market funds.

On June 11, 2021, we entered into the Tumim Purchase Agreement and a related registration rights agreement with Tumim, pursuant to which Tumim has irrevocably committed to purchase up to $300.0 million of our common stock.

Under the terms and subject to the conditions of the Tumim Purchase Agreement, we have the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase, up to $300.0 million of our common stock. Such sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion, over the approximately 36-month period commencing upon the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement. On June 21, 2021, we filed a registration statement with the SEC to register the resale of up to 18,012,845 shares of our common stock pursuant to the Tumim Purchase Agreement, and on June 30, 2021, such registration statement was declared effective by the SEC.

Tumim has no right to require us to sell any shares of common stock to Tumim, but Tumim is obligated to make purchases as we direct, subject to certain conditions. There are no upper limits on the price per share that

Tumim must pay for shares of common stock. Actual sales of shares of common stock to Tumim will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations.

The net proceeds to us from the sale of any shares of our common stock to Tumim under the Tumim Purchase Agreement will depend on the frequency and prices at which we sell those shares. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.

We have agreed with Tumim that we will not enter into any “equity line of credit” transactions with any third party during the term of the Tumim Purchase Agreement. Tumim has covenanted not to enter into or effect, in any manner whatsoever, directly or indirectly, any short sales of our common stock or hedging transaction which establishes a net short position with respect to the common stock.

As consideration for Tumim’s irrevocable commitment to purchase shares of our common stock upon the terms and subject to satisfaction of the conditions set forth in the Tumim Purchase Agreement, upon execution of the Tumim Purchase Agreement, we issued 155,703 shares of our common stock to Tumim.

Short-Term Liquidity Requirements

As of the date of this prospectus, we have yet to generate revenue from our core business operations. As of June 30, 2021, our current assets were $663.3 million, consisting primarily of cash and cash equivalents of $632.7 million, and our current liabilities were $84.8 million, primarily comprised of accounts payable and accrued expenses. During the second quarter of 2021, we entered into the Tumim Purchase Agreement allowing us to issue shares of our common stock to Tumim for proceeds of up to $300 million. As of June 30, 2021, we did not issue any shares of common stock to Tumim under the terms of the Tumim Purchase Agreement, other than the 155,703 commitment shares issued to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the Tumim Purchase Agreement. Subsequent to June 30, 2021, we issued 1,004,120 and 2,909,393 shares of common stock to Tumim for gross proceeds of $14.8 million and $32.0 million, respectively.

We believe our cash and cash equivalents balance will be sufficient to continue to execute our business strategy over the next twelve month period by (i) completing the development and industrialization of the BEV truck, (ii) completing phase one construction of our greenfield manufacturing facility, (iii) completing the construction of a pilot commercial hydrogen station and (iv) hiring of personnel.

However, actual results could vary materially and negatively as a result of a number of factors, including:

•	the costs of our greenfield manufacturing facility construction and equipment;

•	the timing and the costs involved in bringing our vehicles to market, mainly the BEV truck;

•	our ability to manage the costs of manufacturing the BEV trucks;

•	the scope, progress, results, costs, timing and outcomes of our research and development for our FCEV trucks;

•	the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;

•	revenue received from sales of our BEV trucks;

•	the costs of additional general and administrative personnel, including accounting and finance, legal and human resources, as well as costs related to litigation, investigations, or settlements;

•	our ability to collect revenue; and

•	other risks discussed in the section entitled “Risk Factors.”

Long-Term Liquidity Requirements

Until we can generate sufficient revenue to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs through a combination of equity and debt financing, including lease securitization, strategic collaborations, and licensing arrangements. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities may have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. The credit market and financial services industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

While we intend to raise additional capital in the future, if adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.

The following table provides a summary of cash flow data:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Net cash used in operating activities	$(125,974)	$(45,561)	$(150,533)	$(80,627)	$(54,019)
Net cash used in investing activities	(89,587)	(6,303)	(31,141)	(39,302)	(15,410)
Net cash (used in) provided by financing activities	(1,023)	669,314	941,120	35,805	211,732

Cash Flows from Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was $126.0 million for the six months ended June 30, 2021. The most significant component of our cash used during this period was a net loss of $263.5 million, which included non-cash expenses of $102.9 million related to stock-based compensation, $27.7 million expense for in-kind services, other non-cash charges of $10.8 million and net cash outflows of $4.0 million from changes in operating assets and liabilities primarily driven by increases in long-term deposits and prepaid expenses and other current assets and inventory, partially offset by an increase in accounts payable and accrued expenses.

Net cash used in operating activities was $45.6 million for the six months ended June 30, 2020. The largest component of our cash used during this period was a net loss of $148.9 million, which included non-cash charges of $39.5 million related to stock-based compensation, $29.2 million loss for the revaluation of warrant liability, $17.2 million expense for in-kind services, a loss of $1.3 million related to the change in fair value of the forward contract liability, and $2.9 million related to depreciation and amortization expense, and net cash inflows of $13.2 million from changes in operating assets and liabilities primarily driven by a decrease in accounts receivable, prepaid expenses and other current assets.

Net cash used in operating activities was $150.5 million for the year ended December 31, 2020. The most significant component of our cash used during this period was a net loss of $370.9 million, which included non-cash expenses of $138.0 million related to stock-based compensation, a gain of $13.4 million related to the change in fair value of our warrant liability, $45.7 million for in-kind services, $6.0 million related to depreciation and amortization, $14.4 million for impairment charges, and a loss of $1.3 million related to the change in fair value of our forward contract liability, and net cash inflows of $28.7 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were the result of an increase in accounts payable and accrued expenses of $29.7 million, primarily related to accrued expenses related to regulatory and legal matters, and increased spend on the development of our BEV and FCEV trucks, partially offset by an increase in accounts receivable, net and prepaid expenses and other current assets.

Net cash used in operating activities was $80.6 million for the year ended December 31, 2019. The most significant component of our cash used during this period was a net loss of $88.7 million, which included non-cash expenses of $8.0 million for in-kind services, $4.9 million related to stock-based compensation, loss of $3.3 million related to the change in fair value of our Series A redeemable convertible preferred stock warrant liability and $2.3 million related to depreciation and amortization, and net cash outflows of $10.6 million from changes in operating assets and liabilities. The net cash outflows from changes in operating assets and liabilities were primarily the result of a decrease in accounts payable and accrued expenses of $9.4 million, primarily related to the completion of certain outside development projects and settlement of related liabilities.

Net cash used in operating activities was $54.0 million for the year ended December 31, 2018. The largest component of our cash used during this period was a net loss of $64.3 million, which included non-cash charges of $3.8 million related to stock-based compensation, gain of $3.5 million related to the change in fair value of our Series A redeemable convertible preferred stock warrant liability, a benefit of $2.0 million related to deferred income taxes, and $0.6 million related to depreciation and amortization expense, and net cash inflows of $11.6 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily the result of an increase in accounts payable and accrued expenses and other current liabilities of $15.1 million.

Cash Flows from Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and build out infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue to increase substantially as we build out and tool our manufacturing facility in Coolidge, Arizona, finance operations of our joint venture in Ulm, Germany, and develop the network of hydrogen fueling stations. As of June 30, 2021, we anticipate our capital expenditures for the remainder of fiscal year 2021 to be between $145 million to $185 million, of which a significant portion is related to the construction of our truck manufacturing facility and purchases of related equipment in Coolidge, Arizona.

Net cash used in investing activities was $89.6 million for the six months ended June 30, 2021, which was primarily due to costs of construction for our Coolidge manufacturing facility and purchases of and deposits for capital equipment and supplier tooling and our $25.0 million cash investment in WVR.

Net cash used in investing activities was $6.3 million for the six months ended June 30, 2020, which was due to purchases and deposits on capital equipment related to the construction of our headquarters.

Net cash used in investing activities was $31.1 million for the year ended December 31, 2020, which was primarily due to purchases and deposits for property and equipment, including costs of construction for our Coolidge manufacturing facility and purchases of capital equipment of $22.3 million and $8.8 million in cash paid for investment in the joint venture.

Net cash used in investing activities was $39.3 million for the year ended December 31, 2019, which was primarily due to purchases and deposits on capital equipment of $21.1 million and $18.2 million related to the construction of our headquarters.

Net cash used in investing activities was $15.4 million for the year ended December 31, 2018, which was primarily due to purchases and deposits on capital equipment of $9.2 million, $3.4 million related to the construction of our headquarters, and the issuance of a note receivable to a related party of $2.5 million.

Cash Flows from Financing Activities

Through June 30, 2021, we have financed our operations through proceeds from sales of redeemable convertible preferred stock and common stock, the Business Combination, and redemption of warrants.

Net cash used in financing activities was $1.0 million for the six months ended June 30, 2021, which was primarily due to a $4.1 million term note repayment, partially offset by proceeds from the exercises of stock options of $3.8 million.

Net cash provided by financing activities was $669.3 million for the six months ended June 30, 2020, which was primarily due to net proceeds of $616.7 million from the Business Combination and the PIPE, proceeds from the issuance of Series D redeemable convertible preferred stock of $50.3 million, net of issuance costs, proceeds from the exercises of stock options of $1.9 million and proceeds from tenant allowances for the construction of our headquarters of $0.9 million, offset by payments on our financing lease of $0.5 million.

Net cash provided by financing activities was $941.1 million for the year ended December 31, 2020, which was primarily due to net proceeds of $616.7 million from the Business Combination and the PIPE, the proceeds from the exercise of public and private warrants of $264.5 million, the proceeds from the issuance of Legacy Nikola’s Series D redeemable convertible preferred stock, net of issuance costs, of $50.3 million, proceeds from the exercises of stock options of $9.7 million and proceeds from tenant allowances for the construction of our headquarters of $0.9 million, offset by payments on our finance lease liability of $1.0 million.

Net cash provided by financing activities was $35.8 million for the year ended December 31, 2019, which was primarily due to proceeds from the issuance of Series D redeemable convertible preferred stock of $65.0 million and proceeds from the exercise of the Series A redeemable convertible preferred stock warrants of $2.2 million, offset by the repurchase of Series B redeemable convertible preferred stock of $31.4 million.

Net cash provided by financing activities was $211.7 million for the year ended December 31, 2018, which was primarily due to net proceeds from the issuance of Series C redeemable convertible preferred stock of $209.0 million and proceeds from borrowings of $4.1 million related to the term note, offset by the retirement of Series B redeemable convertible preferred stock of $1.4 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2020, and the years in which these obligations are due:

	Payments Due By Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Contractual obligations:
Finance lease liability	$19,057	$1,797	$3,756	$3,972	$9,532
Purchase obligations	31,161	21,758	9,403	—	—

	$50,218	$23,555	$13,159	$3,972	$9,532

Purchase obligations include purchase orders and agreements with a total term exceeding one year, to purchase goods or services that are enforceable, legally binding, and where the significant terms and minimum purchase obligations are stipulated.

In addition, we enter into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancellable upon written notice. These payments are not included in this table of contractual obligations.

As part of our arrangement with Iveco, once we commence commercial production, we are obligated to pay Iveco a royalty of 1.0% on BEV truck revenues and 1.25% on FCEV truck revenues over a period of seven years. We have not included royalty payments with respect to the licensed Iveco technology in the table above as the timing and amount of such obligations are uncertain.

For the six months ended June 30, 2021, there have been no material changes to our significant contractual obligations.

Off Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve valuation of our stock-based compensation, including the fair value of common stock, the valuation of warrant liabilities, the valuation of the redeemable convertible preferred stock tranche liability, estimates related to our lease assumptions, and contingent liabilities, including litigation reserves. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations.

Stock-Based Compensation

We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We recognize stock-based compensation costs and reverse previously recognized costs for unvested awards in the period forfeitures occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.

•

Expected Volatility—As our shares of common stock have limited public trading history, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on common stock or Legacy Nikola common stock and do not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuations

The grant date fair value of Legacy Nikola common stock was determined by Legacy Nikola’s board of directors with the assistance of management and an independent third-party valuation specialist. The grant date fair value of Legacy Nikola common stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs). Based on our early stage of development and other relevant factors, we determined that an Option Pricing Model, or OPM, was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Legacy Nikola common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM backsolve method to estimate the fair value of Legacy Nikola common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our redeemable convertible preferred stock in this instance.

As of June 3, 2020, our stock is publicly traded and the fair value of our common stock is based on the closing price of our common stock on or around the date of grant.

Market-Based RSUs

The fair value of market based RSU awards is determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies.

Common Stock Warrants

Common stock warrants issued with debt, equity or as standalone financial instruments are recorded as either liabilities or equity in accordance with the applicable accounting guidance. Warrants recorded as equity are recorded at their fair value determined at the issuance date and are not subsequently remeasured. Warrants recorded as liabilities are recorded at their fair value and remeasured on each reporting date, and upon settlement, with change in estimated fair value of common stock warrant liability in the consolidated statement of operations.

We, with the assistance of third-party valuations, utilize the Black-Scholes valuation model to estimate the fair value of warrants at each reporting date. The application of the Black-Scholes model utilizes significant assumptions, including volatility. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies. Increases (decreases) in the assumptions result in a directionally similar impact to the fair value of the common stock warrant liability.

Recent Accounting Pronouncements

Note 2 to our consolidated financial statements and notes thereto, contained elsewhere in this prospectus, provides more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021, December 31, 2020, and December 31, 2019, we had cash and cash equivalents of $632.7 million, $840.9 million, and $85.7 million, respectively, consisting of interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

Foreign Currency Risk

For the six months ended June 30, 2021 and 2020, we recorded a $0.1 million loss and a $0.1 million gain, respectively, for foreign currency translation. For the year ended December 31, 2020, we recorded $0.8 million in foreign currency losses. There was no material foreign currency loss for the years ended December 31, 2019 or 2018.

BUSINESS

Company Overview

Who We Are

Our vision is to be the zero-emissions transportation industry leader. We plan to realize this vision through world-class partnerships, groundbreaking research and development, and a revolutionary business model.

According to the Environmental Protection Agency, or EPA, and the European Environment Agency, or EEA, the transportation industry causes an estimated 25% to 30% of U.S. and EU greenhouse gas, or GHG, emissions. While heavy-duty trucking represents less than 10% of the transportation industry, it is responsible for approximately 40% of transportation industry GHG according to the International Council on Clean Transportation, or ICCT. With ever-expanding e-commerce freight demands, zero-emission vehicles are believed to be one of the only viable options for a sustainable future.

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

Our expertise lies in design, innovation, and software and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and increase speed to market. To date, we believe we have assembled world-class partners and we plan to continue to use this approach.

We operate in two business units: Truck and Energy. The Truck business unit is developing and commercializing battery electric vehicles, or BEV, and hydrogen fuel cell electric vehicles, or FCEV, Class 8 trucks that provide environmentally friendly, cost-effective solutions to the short-haul, medium-haul, and long-haul trucking sector. The Energy business unit is focused on developing and constructing a hydrogen fueling ecosystem to meet hydrogen fuel demand for our FCEV and other FCEV customers. We expect that our energy unit will also work to provide BEV charging solutions for BEV customers.

We believe the key differentiator of our business model is our planned hydrogen fueling ecosystem, which includes (1) hydrogen production and/or hydrogen procurement, (2) hydrogen distribution, and (3) hydrogen storage and dispensing. Historically, investing in alternative fuel vehicles represented a high risk for both original equipment manufacturers, or OEMs, and customers due to the uncertainty of the fueling infrastructure. Existing fuel providers have limited incentive to deploy the required resources and capital to develop an alternative fuel infrastructure due to a lack of known demand. The inability to tackle both sides of this equation has prohibited hydrogen from reaching its full potential to date. Our approach aims to solve this ‘‘chicken or the egg’’ problem.

For FCEV customers, we are currently planning to offer a bundled lease model, which will be inclusive of the cost of the truck, hydrogen fuel, and maintenance. We expect that our go-to-market strategy will be offering a fixed price per mile through a 7 year or 700,000 mile lease to our customers, although alternative structures may be available, especially in the early stages of the FCEV roll-out. Our bundled lease model has the potential to de-risk infrastructure development by locking in fuel demand from our dedicated route customers. This locked in demand is designed to ensure high station utilization.

We believe our hydrogen fueling ecosystem will provide a competitive advantage and help accelerate the adoption of our FCEV. We believe our product portfolio and hydrogen fueling ecosystem provide a key strategic advantage that differentiates us from competitors and will allow us to provide significant and valuable innovation to the estimated $600 billion global heavy-duty commercial vehicle and the related fueling and maintenance total addressable market, or TAM.

Market

Total Addressable Market

We believe our bundled lease model, which, as currently planned, will be inclusive of the cost of the FCEV truck, fuel, and regularly scheduled maintenance, will allow us to expand our TAM significantly when compared to traditional OEMs.

Globally, the TAM, is estimated to be a $600 billion per year, with steady growth expected to continue as e-commerce and global economic growth fuel the need for more heavy-duty trucks.

Based on data provided by ACT Research, the estimated $600 billion TAM is as follows:

•	Global Class 8 Truck Sales Market: Approximately $118 billion ($36 billion U.S. market, $32 billion EU market, $50 billion rest of world or ROW)

•	Global Fueling Market: Approximately $367 billion ($63 billion U.S. market, $93 billion EU market, $211 billion ROW)

•	Global Service and Maintenance Market: Approximately $112 billion ($29 billion U.S. market, $26 billion EU market, $57 billion ROW)

According to ACT Research, the active Class 8 truck population is expected to grow by approximately 5.0% annually from 2019 to 2023.

Class 8 Market Segmentation

Private Fleet vs. For-Hire Fleet Segmentation

ACT Research segments the on-highway Class 8 freight market between private and for-hire fleets, representing 53% and 47% of the Class 8 market, respectively. According to ACT Research, private fleets, such as PepsiCo or Sysco, are almost all regular route operations or ‘‘dedicated’’ routes running point-to-point. ACT Research further breaks down the for-hire market, such as JB Hunt or XPO Logistics, into: contract 32%, spot 12%, and dedicated 3%. According to ACT Research, dedicated for-hire fleets are mostly outsourced by shippers to run point-to-point.

Length of Haul Segmentation

ACT Research breaks down the Class 8 truck market by the length-of-haul. The length-of-haul refers to the distance of an outbound load and does not account for a return trip.

•	Short-haul less than 100 miles: applications include agricultural and drayage operations.

•	Medium-haul 100-250 miles: applications include private fleet distribution, less than truckload operations, and regional for-hire fleets.

•	Long-haul over 250 miles: applications include regular and irregular for-hire fleets and private fleet regular route operations.

E-commerce Driving Expansion of Freight Moved by Trucks

According to the Freight Analysis Framework and the U.S. Department of Transportation Statistics, in 2017, approximately 40% of all freight was moved by trucks in the U.S. and that amount is expected to continue to grow. According to Eurostat, in Europe, approximately 52% of all freight in 2017 was moved by trucks. That number is expected to grow approximately 30% through 2030. According to ACT Research, globally, the active Class 8 truck population is expected to increase from 7.3 million in 2018 to 9.2 million in 2023 as emerging markets drive volume growth.

Shift to Zero-Emission Vehicles

According to EPA and the EEA reports as of 2017, the transportation industry causes an estimated 25% to 30% of U.S. and European GHG emissions. While heavy-duty trucking represents less than 10% of the vehicle population, the ICCT estimates it is responsible for approximately 40% of emissions from the transportation industry, making them disproportionate contributors to pollution. Diesel vehicles are a major source of harmful air pollutants and GHG emissions. The associated local air pollution, particulates of oxides of nitrogen and particulate matter emissions, negatively impacts health and quality of life. Additionally, diesel exhaust has been classified as a potential human carcinogen by the EPA and the International Agency for Research on Cancer. Studies done on exposure to high levels of diesel exhaust indicate a greater risk of lung cancer.

A significant share of global GHG emissions stem from heavy-duty vehicle transportation. We believe zero-emission vehicles are one of the viable options to reduce emissions in the transportation sector to meet climate, ozone, and regulatory targets. According to the U.S. Emissions Center for Climate and Energy Solutions, in 2017, U.S. GHG emissions totaled 6,457 million metric tons, or MMT, of CO2 equivalents. Medium and heavy-duty vehicles accounted for 7% of total emissions, equal to 431 MMT of CO2 equivalents. The EEA’s report on GHG in Europe found that in 2017, EU GHG emissions totaled 4,481 MMT of CO2 equivalents. Heavy-duty vehicles accounted for 5% of total emissions, equal to 224 MMT of CO2 equivalents.

A strong consensus among the largest governments calls for a global push to shift to zero-emission vehicles and the eventual elimination of internal combustion engine, or ICE, vehicles. According to the Center for Climate Protections ‘‘Survey on Global Activities to Phase Out ICE Vehicles’’ report, actions being taken by national and local governments include:

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The following cities signed the C40 Fossil-Fuel-Free Streets Declaration: Electric buses by 2025, ICE vehicles banned by 2030: Athens, Auckland, Barcelona, Cape Town, Copenhagen, Heidelberg, London, Los Angeles, Madrid, Milan, Mexico City, Paris, Quito, and Rome.

•	Additionally, Delhi, Hamburg, Oslo, Oxford, and Tokyo have all began to implement and propose plans to move towards all zero-emissions vehicles.

Countries Phasing Out ICE Vehicles (specific actions vary by country):

•	Austria: No new ICE vehicles sold after 2020;

•	China: End production and sales of ICE vehicles by 2040;

•	Denmark: 5,000 electric vehicles, or EVs, on the road by 2019, tax incentive in place;

•	France: Ban the sale of petrol and diesel cars by 2040;

•	Germany: No registration of ICE vehicles by 2030 (passed by legislature); cities can ban diesel cars;

•	India: Target of no new ICE vehicles sold after 2030;

•	Ireland: No new ICE vehicles sold after 2030; Incentive program in place for EV sales;

•	Israel: No new ICE vehicle imports after 2030;

•	Japan: Incentive program in place for EV sales;

•	Netherlands: No new ICE vehicles sold after 2030; Phase out begins 2025;

•	Norway: Sell only electric and hybrid vehicles starting in 2025;

•	Portugal: Official target and incentive in place for EV sales;

•	Scotland: No new ICE vehicles sold after 2032;

•	South Korea: EVs account for 30% of auto sales by 2020;

•	Spain: Incentive package to promote sales of alternative energy vehicles;

•	Sweden: Ban of new ICE vehicle sales in 2030;

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Taiwan: Phase out fossil fuel-powered motorcycles by 2035 and fossil fuel-powered vehicles by 2040. Additionally, the replacement of all government vehicles and public buses with electric versions by 2030;

•	United Kingdom: Ban the sale of petrol and diesel cars starting in 2030

With such strong sentiment to reduce global GHG emissions from leading governments, OEMs will have to spend significant additional research and development on existing models to remain compliant in the near term, or they will face heavy fines. In Europe, there will be a mandatory 15% reduction in CO2 emissions by 2025 and a 30% reduction target by 2030. There will be a financial penalty for failure to achieve these targets. The level of the penalties is 4,250 Euros and 6,800 Euros per gCO2 / tonne-kilometre, or tkm, in 2025 and 2030, respectively. Conventional diesel technology will most likely not be able to meet the European targets set for 2025 and 2030. These ambitious CO2 targets are likely ‘‘technology-forcing’’ towards alternative powertrains such as battery-electric and hydrogen fuel cell.

In early 2021, the Biden administration has established measurable steps and metrics with the purpose of limiting global climate change. Changes already enacted to accomplish this goal include re-joining the Paris Climate Agreement, an international treaty designed to reduce climate change and promising to replace the U.S. government’s existing vehicle fleet with “net zero emission” electric vehicles.

In addition to the steps already taken, we expect that the U.S. government will enact stricter vehicle emissions standards while offering incentives that drive vehicle owners and manufacturers to zero emission solutions. This market shift to clean energy transportation, backed by the Biden administration, offers a background in which we believe we are well-positioned to succeed.

In addition, consumers are increasingly demanding that corporations take action to reduce their carbon footprint. An article by Nielsen from 2018 cited that nearly half (48%) of U.S. consumers said they would ‘‘definitely’’ or ‘‘probably’’ change their consumption habits to reduce their impact on the environment, placing reducing emissions high on the agenda for large corporations. For example:

•	Amazon has pledged to become carbon neutral by 2040;

•	BP has pledged to become carbon neutral by 2050;

•	DB Schenker plans to make its transport activities in European cities emission-free by 2030;

•	DHL set a goal to reduce all logistics-related emissions to zero by 2050;

•	UPS has committed to sourcing 40% of its ground fuel from low carbon or alternative fuels by 2025;

•	Walmart set a goal of an 18% emissions reduction in their own operations by 2025 and to work with suppliers to reduce emissions by 1 gigaton by 2030; and

•	Microsoft has committed to be carbon negative by 2030 and that by 2050 it hopes will have sequestrated enough carbon to account for all direct emissions it has ever made.

U.S. Market Policy Trends

•	Major shift and greater alignment on climate change policy—federal government and increasing numbers of states moving in similar policy directions (i.e., electric vehicles, infrastructure, roadmaps).

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Federal government advancing aggressive executive actions to move the U.S. to transportation electrification and decarbonization; California is advancing comprehensive zero-emissions market development strategy.

•	More state legislatures and regulatory agencies moving to consider transportation electrification planning and funding programs—key regions are emerging.

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Hydrogen and fuel cell technology receiving increased attention as a zero-emission and low carbon fuel type, spurring hydrogen production and hydrogen marketplace discussions are emerging at national level and in multiple states.

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National hydrogen coalition development—11 companies have partnered to form Hydrogen Forward—an initiative focused on advancing hydrogen development in the U.S. Founding members include—Air Liquide, Anglo American, Bloom Energy, CF Industries, Chart Industries, Cummins Inc., Hyundai, Linde, McDermott, Shell, and Toyota.

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Increasing numbers of states focusing on grid modernization efforts, including energy storage targets, innovative pilot programs, advanced rate design pilots, electric grid resilience, and battery storage deployments.

Federal Policy Update—Biden Administration Executive Orders

Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis

•	Directs federal agencies to consider revising vehicle fuel economy and emissions standards to ensure that such standards cut pollution.

•	Establishes an Interagency Working Group on the Social Cost of GHG to account for the benefits of reducing climate pollution to address GHG.

Tackling the Climate Crisis at Home and Abroad, Create Jobs, and Restore Scientific Integrity Across Federal Government

•	Center the Climate Crisis in U.S. Foreign Policy and National Security Considerations

•	Take a Whole-of-Government Approach to the Climate Crisis

•	Leverage the Federal Government’s Footprint and Buying Power to Lead by Example

•	Directs the federal agencies to procure carbon pollution-free electricity and clean, zero-emission vehicles to create good-paying, union jobs and stimulate clean energy industries.

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Directs federal agencies to eliminate fossil fuel subsidies as consistent with applicable law and identify new opportunities to spur innovation, commercialization, and deployment of clean energy technologies and infrastructure.

•	Rebuild Our Infrastructure for a Sustainable Economy

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The order catalyzes the creation of jobs in construction, manufacturing, engineering, and the skilled-trades by directing steps to ensure that every federal infrastructure investment reduces climate pollution and that steps are taken to accelerate clean energy and transmission projects under federal siting and permitting processes in an environmentally sustainable manner.

•	Advance Conservation, Agriculture, and Reforestation

•	Revitalize Energy Communities

•	Secure Environmental Justice and Spur Economic Opportunity

Hydrogen Fuel Cell and Battery Technology Momentum

With the global push to eliminate ICE vehicles, battery-electric and fuel cell technologies currently stand out as the best alternatives to diesel. Both battery costs, a key cost competent of a BEV, and electricity prices, a key cost component in hydrogen fuel production, have decreased significantly over the past decade, and prices continue to decrease. These cost reductions significantly improve the economics of BEV and FCEV trucks.

A January 2020 report published by the Hydrogen Council highlighted how policy and economic forces are converging, creating unprecedented momentum in the hydrogen sector. This momentum is buoyed by:

•	66 countries having announced net zero-emissions as a target by 2050;

•	Approximately 80% decrease in global average renewable energy prices since 2010; and

•	Expected 55 times growth in electrolysis capacity by 2025 compared to 2015.

Zero-Emission Vehicles Enabled by Significant Reduction in Battery Cost and Renewable Electricity Prices

The majority of the cost of production of a BEV truck, and a major cost component of a FCEV truck, lie in the cost of the battery. As illustrated in a 2019 report by Bloomberg NEF, from 2010 to 2018, lithium-ion battery prices have fallen from $1,160 per kilowatt-hour, or kWh, to $176 per kWh, representing an 85% cost reduction. As investment in battery technology continues to increase as a result of OEMs allocating more capital to next-generation powertrain technology, this trend in battery cost reduction is expected to continue. Conversely, vehicles that run on lithium-ion battery-electric power can experience battery capacity and performance loss over time, depending on the use and age of the battery.

For hydrogen production, we expect electricity costs to account for approximately 75% to 85% of the total cost. Per Lazard’s November 2019 Levelized Cost of Energy Analysis, the cost of producing renewable energy has dropped significantly since 2009. In 2009, the global average solar and wind levelized cost of energy was $359 per megawatt-hour, or MWh, and $135 per MWh, respectively. In 2019, these costs were $40 per MWh for solar and $41 per MWh for wind, representing a cost reduction of 89% and 70%, respectively.

Renewable energy prices are expected to continue to fall as production capacity is set to expand by 50% between 2019 to 2024. This trend will further reduce renewable energy prices, which will drive the cost of hydrogen production even lower.

According to Wood Mackenzie, in the U.S., the world’s second-largest solar market, power purchase agreements, or PPAs, are now trending between $20 to $30 per MWh, and on a global scale, prices have been observed as low as $17 per MWh. Lower solar energy production cost is expected to allow us to produce renewable hydrogen at a cost that is competitive with existing diesel solutions.

Industry Focused on TCO

In the highly competitive trucking industry, when choosing between truck models that meet their technical and safety requirements, customers mainly base their purchasing decision on total cost of ownership, or TCO. TCO is the total cost of owning the truck through its lifecycle, including lease cost or purchase payment, fuel cost, service, and maintenance. According to ACT Research, traditionally, TCO for diesel trucks (excluding driver wages, benefits, and insurance), is typically broken down into cost of fuel (approximately 50%), purchase or lease payments on truck (approximately 22%), and repairs and maintenance (approximately 28%).

According to ACT Research, historically, diesel fuel comprises 40% to 60% of TCO, depending on prevailing diesel fuel prices. With the incumbent ICE technology, fleet operators are also forced to accept volatility in their largest cost component, creating risk and uncertainty. We expect that our bundled lease model will provide customers TCO clarity for the first time in the industry’s history.

Industry and Competition

Competition in the Class 8 heavy-duty truck industry is intense and new regulatory requirements for vehicle emissions, technological advances, and shifting customer demands are causing the industry to evolve towards zero-emission solutions. We believe the primary competitive factors in the Class 8 market include, but are not limited to:

•	vehicle safety;

•	total cost of ownership (TCO);

•	product performance and uptime;

•	availability of charging or re-fueling network;

•	emissions profile;

•	vehicle quality and reliability;

•	technological innovation;

•	improved vehicle operational visibility;

•	ease of autonomous capability development; and

•	service options.

Similar to traditional OEMs in the passenger vehicle market, incumbent commercial transportation OEMs are burdened with legacy systems and the need to generate sufficient return on existing infrastructure, which historically created a reluctance to embrace new zero-emission drivetrain technology. This reluctance created an opportunity for us.

However, we believe the global push for lower emissions combined with vast technological improvements in fuel cell and battery-electric powertrain technologies has awakened well-established OEMs to begin investing in zero-emission vehicle platforms.

BEV Competition

Tesla, Daimler, Volvo, as well as other automotive manufactures, have announced their plans to bring Class 8 BEV trucks to the market over the coming years. Tesla announced its concept vehicle, the Tesla Semi, in November 2017. Daimler announced its plans for the eCascadia, which is the electric version of their flagship Freightliner Cascadia, in June 2018. Volvo announced plans to commercialize its BEV heavy-duty truck, the VNR Electric, in December 2018. Other competitors include BYD, who we believe is currently selling Class 8 BEV trucks, Peterbilt, XOS, Lion, Volvo, Hyliion, and potentially Cummins. We believe all of these competitors are in various stages of rolling out their vehicles, including pilot programs and providing test vehicles to customers.

FCEV Competition

Due to higher barriers to entry, there are fewer competitors in the FCEV Class 8 market. However, Hyundai and Toyota have chosen to focus their efforts on FCEV as the powertrain of the future. Hyundai intends to enter the European market for heavy-duty vehicles with their FCEV truck, the Hyundai Xcient. In addition, others such as Hyundai have announced they plan to offer FCEV trucks and invest in hydrogen stations for refueling. Toyota is collaborating with Kenworth, an American manufacturer for medium and heavy-duty trucks, to jointly develop an FCEV heavy-duty truck, and Daimler and Volvo recently announced a proposed joint venture to develop fuel cell systems for heavy-duty trucks. Other potential competitors include Navistar, Hino and Hyzon.

Competitors in Context

Most of our current and potential competitors have greater financial, technical, manufacturing, marketing, and other resources than we do. They may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their BEV and FCEV truck programs. Additionally, many of our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships, and greater resources than we do.

Although our competitors may have certain advantages we do not possess, we believe we are positioned to compete favorably. Although we do not have the same name recognition, or operating history as most of our competition, we are free from the burden of legacy infrastructure and design. We believe we have the benefit of a head start and the advantage of beginning from a blank slate, which is critical when introducing new technology.

Products

As the commercial transportation sector transitions towards zero-emission solutions, we believe there will be a need to offer tailored solutions that meet the needs of each customer. Unlike the passenger vehicle market, where users typically return home each day, the commercial vehicle market contains multiple use cases often requiring vehicles to be out on the road for days, or weeks at a time. By offering both BEV (for short and medium-haul, city, regional, and drayage deliveries) and FCEV (for medium and long-haul) solutions, we believe we are positioned to disrupt the commercial transportation sector by providing solutions that address the full range of customer needs.

The electrical propulsion of our BEV and FCEV trucks has a modular design which allows the batteries and associated controls to be configured to either a BEV or FCEV propulsion. Our architecture inside the centralized e-axle is configured for the appropriate power needs for the BEV and FCEV for a wide range of applications. Our cab-over design allows us to address both the European and North American markets, which provides engineering and manufacturing synergies.

We have developed a portfolio of proprietary electrified architectures and associated technologies that are embedded and integrated into our BEV and FCEV vehicles. Our principal vehicle offerings include:

Nikola’s Class 8 BEV—Nikola Tre

The Nikola Tre Class 8 truck is based on the S-WAY platform from Iveco and integrates our electrified propulsion, technology, controls and infotainment. In addition, we redesigned the majority of the high-visibility components and body panels of the S-WAY truck, and added several new interior features including a digital cockpit with an infotainment screen, instrument screen and panel, redesigned steering wheel, and new seats. The cab-over design is desirable for city center applications due to shorter vehicle length, improved maneuverability, and better visibility. We plan to market the Nikola Tre BEV for short and medium-haul applications in North America and Europe.

We expect that the BEV version of Nikola Tre will be the first to market, addressing the near-term market opportunity as this version does not require a roll-out of charging infrastructure. BEVs run on a fully electric drivetrain powered by rechargeable batteries. Our BEV has an estimated range of 250 to 350 miles and is designed to address the short and medium-haul market. During the initial roll-out, customers will be responsible for their own charging needs.

Sales of the Nikola Tre BEV are currently expected to begin in late 2021 in North America.

Nikola’s Class 8 FCEV’s—Nikola Tre and Nikola Two

FCEVs use fuel cells on-board to convert hydrogen into electricity to power the electric motors, which transmit power to the wheels. The fuel cell generates electricity through a chemical reaction, supplied from on-board tanks, and oxygen from the atmosphere. A much smaller battery (compared to our BEV) provides supplemental power to the drivetrain, and stores energy recovered during regenerative braking. The voltage and charge of the battery are maintained through a combination of power supplied from the fuel cell and energy captured through regenerative braking.

In North America, we plan to develop and launch two FCEV truck platforms.

The Nikola Tre FCEV is targeted for medium and long-haul missions ranging from 300 to 500 miles per day. Its scalable architecture is expected to handle the majority of the North American day-cab market. The Tre FCEV leverages the Tre BEV platform with modifications for hydrogen fuel cell operation, improved aerodynamics, and lightweighting. The Nikola Tre FCEV is currently expected to launch in 2023.

The Nikola Two Sleeper Cab is targeted for long-haul missions with an operational range up to approximately 900 miles. This configuration allows for longer operation between fueling and is specifically designed for long-haul applications and extended highway operation. The Nikola Two FCEV is currently expected to launch in the second half of 2024.

We expect that in the longer term, as autonomous technologies relieve hours of service restrictions, FCEVs will be an ideal option for longer continuous hauls.

Our FCEVs are designed to allow us to address the longer-term opportunity by combining our fuel cell technology and a network of hydrogen stations across North America.

Hydrogen Fueling Ecosystem Overview

We are developing a hydrogen fueling ecosystem and charging stations in North America and Europe to support our BEV and FCEV customers and to help capture first mover advantage with respect to next generation fueling infrastructure. We plan to seek partners throughout the hydrogen ecosystem to help increase speed to market and reduce capital expenditures related to next generation fueling infrastructure.

We view the hydrogen fueling ecosystem in three main segments: (1) hydrogen production/procurement, (2) hydrogen distribution, and (3) hydrogen storage and dispensing, each with the potential to generate separate margins for us and our hydrogen ecosystem partners.

Hydrogen Production/Procurement

We expect to source hydrogen by leveraging multiple hydrogen production models including on-site production, large-scale “hub” production, or other alternative hydrogen production/procurement. We expect the hydrogen solution utilized will depend on the unique characteristics near each potential station location.

We intend to produce or procure the lowest carbon content hydrogen available while also ensuring a hydrogen supply that is safe, reliable, and economical. In certain cases where electricity can be procured in a cost-effective manner, we plan to produce hydrogen fuel on-site, via electrolysis. In other cases, we expect hydrogen fuel will be produced off-site at a large-scale production “hub” and distributed to nearby fueling stations under a supply “hub and spoke” structure. When on-site or hub-and-spoke production is used, the electricity input for hydrogen fuel production is expected to be purchased via long-term supply agreements.

On June 22, 2021, we entered into a Hydrogen Sale and Purchase Agreement with WVR, pursuant to which WVR agreed to sell us, and we agreed to purchase from WVR, hydrogen produced from the Plant. The Plant plans to use solid waste byproducts such as petroleum coke combined with biomass to produce clean, sustainable hydrogen for transportation fuel and base-load electricity generation while capturing CO2 emissions for permanent underground sequestration. WVR expects to break ground on the Plant in early 2022 and expects completion of the Plant to take approximately two years. In connection with the Hydrogen Purchase Agreement, on June 22, 2021, we also entered into a Membership Interests Purchase Agreement, or the MIPA, with WVR and the sellers party thereto or, collectively, the WVR Sellers, pursuant to which, subject to the terms and conditions therein, we purchased a 20% equity interest in WVR in exchange for $25 million in cash and 1,682,367 shares of our common stock.

Where practical, we and our partners may also source hydrogen via alternative methods, including third-party purchases, liquefaction, steam-methane-reformation with carbon capture.

Hydrogen Distribution

We expect hydrogen distribution will play a key role in the hydrogen fueling ecosystem when on-site hydrogen production is not utilized. We intend to collaborate with strategic partners or develop distribution capabilities to enhance value through the hydrogen fueling ecosystem. The hydrogen distribution network can include over-the-road, rail, or distribution via existing pipeline infrastructure. We and our partners will likely leverage multiple hydrogen distribution models to ensure efficient hydrogen distribution throughout the ecosystem.

Hydrogen Dispensing and Storage

We intend to collaborate with strategic partners and to develop hydrogen storage and dispensing stations. Each dispensing site is expected to contain ample on-site hydrogen storage and to be capable of dispensing up to 8,000 kgs of hydrogen per day. Depending on the amount of land available at the dispensing site, the hydrogen storage and dispensing can be scaled up in increments of 8,000 kgs, as needed. Each 8,000 kg per day dispensing station could support approximately 200 FCEV trucks per day.

Our base stations are expected to contain at least eight heavy-duty (for commercial trucks) and up to four light-duty (for vehicles) hydrogen fueling dispensers. We also plan to install electric fast charging to support BEV trucks.

We plan to design each fueling and charging station to maximize the utilization and to generate future revenue and cash flow, which may be used to fund the development of future stations.

Test Station Installed at Nikola’s Phoenix HQ

Through our partnership with Nel ASA, a Norwegian hydrogen company, or Nel, we have initiated the development of the hydrogen station infrastructure by completing our 1,000 kg demo station, which is capable of fueling up to 875 bar, or approximately 1 kg, per minute at our corporate headquarters in Phoenix, Arizona. The technology we use at this station is currently utilized for non-commercial applications. The demo station provides our engineers with the ability to test the fueling systems for our future FCEV trucks as well as fueling the two prototype Nikola Two FCEV trucks that are used for testing operations and demonstrations. We have gathered substantial data from this station, including fueling station operations in hot ambient temperatures, station permitting and construction, onsite storage pressurization, and station and systems operations. The demo station is utilized on an ad-hoc basis, and we believe it will provide us with the experience we will need to troubleshoot and improve on our larger commercial stations.

Overall Fueling Station Rollout Strategy

Given the anticipated minimum range of up to 500 miles for our FCEV trucks and our desire to rapidly expand hydrogen fueling infrastructure across North America to promote the decarbonization of the freight industry, we are conceptually planning on deploying fueling stations at intervals of no more than 250 miles apart to accommodate less efficient driving styles, heavy payloads, climbing steep grades, and local travel within a metropolitan area.

We plan to locate our stations to coincide with the greatest volumes of existing truck traffic, existing population centers and freight hubs, major freeway intersections, and available incentives. We envision our early station rollout as seeking to cover as broad of a geographic range as possible across the freight routes that are likely to see the greatest volumes of FCEV adoption.

Following deployment of a broad fueling station network, we envision increasing the density of the fueling station locations based upon customer demand for fuel and satisfying the needs of secondary routes within the network.

First Stations to Support Customers with Dedicated Routes

Initially, we expect to build our fueling and charging stations to support carefully selected fleet customers who have dedicated routes along major interstate corridors. For example, we have partnered with Anheuser-Busch, LLC, or AB, as a launch customer because they have dedicated freight routes between their twelve breweries and six distribution centers. We plan to build stations in Southern California and in Phoenix, Arizona to support AB’s freight movements along Interstate 10 from their brewery in Van Nuys, California to their distribution center in Chandler, Arizona.

On April 22, 2021, Nikola and Travel Centers of America, or TA, announced an agreement to collaborate on the installation of heavy-duty hydrogen fueling stations, subject to execution of definitive agreements. The agreement includes the development of two stations with the option to expand nationwide.

The first two stations are planned to be constructed at existing TA-Petro locations in California and are targeted to be commercially operational by the first quarter of 2023. These stations are expected to accelerate adoption of hydrogen fuel-cell-powered commercial electric trucks. Paired with the expected 500-mile range of the previously-announced Nikola Tre fuel-cell electric vehicle, the launch stations are expected to enable operations of next generation fueling technology in and around the greater Los Angeles region and north through California’s Central Valley.

The two hydrogen fueling stations under consideration for development by Nikola and TA-Petro are expected to provide for an open fueling network available to any truck customer, and we intend to follow a common industry standard for heavy-duty fueling protocols, ensuring compatibility across all hydrogen fuel-cell truck manufacturers.

California Hydrogen Station Strategy

In addition to the first two launch stations mentioned above, our plan is to build up to approximately eight additional stations in California. We expect these stations will supply fuel for our launch customers in those geographies that have dedicated routes in California. California is offering incentives to build out our hydrogen fueling infrastructure, including opportunities for funding along major freeway corridors. We currently expect to begin securing sites in 2021 and then to proceed to build in phases to support customer demand.

After the California station build-out, we plan to strategically target other states offering incentives.

Single-Station Dedicated Route Strategy

After maximizing incentives offered by states, our strategy is to build hydrogen fueling stations along dedicated routes according to the needs of strategically selected customers. We anticipate the need for up to 700 stations in North America. This overall strategy is designed to enable a capital-efficient roll-out of hydrogen stations, ensuring high utilization and predictability of demand, while allowing us to also sell hydrogen to third-party purchasers.

The layout and freight movement along our interstate system provides ample opportunities to expand our hydrogen station network in the U.S., as road freight is concentrated along the relatively few and significant corridors that form the National Highway Freight Network.

European Station Network Strategy

We expect to build a European hydrogen station network following a similar strategy. Several highly trafficked freight corridors exist in Europe, with logistics hubs in proximity to consumption centers, freight ports, and corridor crossroads. We plan to strategically deploy hydrogen stations along the key corridors and logistical hubs to maximize the efficiency of station deployment. We expect that our ultimate station roll-out strategy and timing will also consider potential local incentives offered in Europe to ensure the most economically favorable station roll-out. We believe that a network of 70 to 90 hydrogen stations will provide approximately 85% coverage of Western European freight corridors.

On April 14, 2021, Nikola and Iveco announced a hydrogen fueling infrastructure collaboration with OGE Energy Corp., or OGE, one of Europe’s leading pipeline operators, subject to execution of definitive agreements. OGE owns and operates approximately 12,000 kilometers of natural gas pipeline infrastructure in Germany. This collaboration is expected to enable cost-effective distribution of hydrogen from production to storage and fueling locations in Germany. This collaboration has the potential to accelerate the hydrogen economy in Europe by providing an efficient hydrogen distribution network within OGE’s service area.

Power Sourcing Strategy, and Over Time, 100% Zero-Emission Goal, if Feasible

During our initial hydrogen station roll-out, we intend to source power based on the most economical power mix available at each hydrogen production site, including power from the grid that is sourced from non-renewable sources. Over time, our goal is to support each fueling station with 100% zero-emission power whenever feasible.

Our energy business unit has established what we believe is a strong team with deep energy industry experience, to provide focus and expertise in the key areas required to establish a comprehensive, low cost, safe, reliable, and efficient hydrogen delivery system to our customers.

In January 2021, we secured approval of an innovative electricity rate schedule with Arizona Public Service Company, or APS, which accelerates our goal to develop and provide hydrogen fuel at price parity with diesel to the commercial transportation industry. By facilitating low-cost production of hydrogen, the Arizona Corporation Commission’s approval of this rate schedule paves the way for the curtailment of GHG in the transportation sector, while also providing benefits to key constituents via novel grid-balancing solutions.

We believe APS’s competitive electric rate will help lead the creation of the hydrogen economy in Arizona. We estimate that under the rate structure, we will be able to deliver hydrogen at market leading prices and within the ranges required for us to offer competitive lease rates for our trucks customers.

Additionally, the rate structure with APS could be utilized to support both on-site production and hub-and-spoke production models within the APS service territory. A large-scale production “hub” within the service territory would be ideally suited to serve dispensing stations located in Southern California.

Playing a Key Role in The Future of Energy Generation and Storage

We believe that the steady off-peak demand load of our hydrogen stations, and our ability to have our power supply temporarily interrupted during peak power demand, will make us an attractive customer for utilities, grid operators and other power providers. Our station model can also provide us with the advantage of being able to take excess power generated during periods of low power demand. Given this power demand profile and our ability to help optimize the energy grid, we believe we will have the opportunity to source power at prices below prevailing market rates.

Given our ability to level out demand and store night-time and other off-peak energy that might otherwise go unused, we believe our hydrogen strategy will provide critical solutions to the future of electric energy generation, transmission, and storage and help usher in the next generation of power supply.

Service, Maintenance, and Parts

Our proposed bundled lease model includes the required maintenance and parts for our Class 8 vehicles. Service and maintenance of an electric vehicle is expected to be lower than the traditional ICE vehicle which has been proven thus far in the electric passenger vehicle market as well as in early development of Class 7 and 8 trucks. We believe that fewer moving parts, no emissions compliance requirements and considerably reduced complexity of certain key drivetrain components in our trucks should result in fewer breakdowns and less preventative maintenance. We anticipate that these factors should lead to better uptime, lower costs for operators, and positive feedback from drivers. We expect the asset utilization, productivity, and reduced downtime should favorably impact fleet operating margins.

A key requirement for our fleet customers is knowing there is an available service infrastructure for the maintenance, repair, and availability of parts for our vehicles. We are building a strong network of maintenance providers, a robust preventative maintenance program, as well as several levels of service to support fleet complexity, application, and duty cycles.

We have assembled what we believe is a nimble and adaptable service, maintenance, and parts solutions for our vehicles, which is expected to include the following options:

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Electric vehicles have a system of sensors and controls that allow for precise monitoring of the vehicle and component operation performance. We intend to use this data to provide smart predictive maintenance, which will decrease downtime and costs by identifying a potential problem before it results in a breakdown. Preventative maintenance will be customized to match duty cycle and fleet applications.

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We plan to have the ability to provide over the air updates and software fixes when the vehicles are stopped. This can significantly reduce the time for repair, improve uptime, and continually monitor performance, efficiency, and overall utilization.

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In cases where a customer has their own maintenance expertise and infrastructure, we plan to identify and provide certification of technicians and procedures for items that can be maintained at their shops. This could include procedures such as tire changes, wearable parts, chassis, and brake services.

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In cases where the customer does not have a maintenance infrastructure or for more complex items, we plan to utilize a dealer network for maintenance and warranty work. The network will monitor day to day trip activity and incorporate support at the origin and destination for our truck routes. We also intend to support our partners with the latest diagnostic technologies like augmented reality and web-enabled video to support technicians for complex tasks or newly identified issues.

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If a vehicle requires maintenance of a complex system or component such as the fuel cell, e-axle, or battery-pack, some of those items can be removed and replaced with limited downtime. This should allow us to repair the downed component in the background and minimize vehicle downtime. We are also planning to develop a network of trained technicians that can travel to a customer or service partner as necessary. We also expect to have dedicated vendor agreements to service and maintain a specific fleet on premises or very close in proximity to the truck’s domicile location.

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Additionally, we will procure replacement parts, components, and all aftermarket support supplies. These components and materials will be inventoried, warehoused and distributed by third party logistic providers currently engaged in supplying the Class 8 truck industry.

On April 8, 2021, Nikola and RIG360 Service Network, or RIG360, announced a sales and service dealer network spanning more than 65 service center locations. RIG360 service centers are located in key metropolitan areas and at major intersections of the interstate highway system throughout the southeast, northeast, and midwestern regions. The agreement, once finalized, is expected to provide a service and maintenance network covering an expansive geographic area and a reputable sales channel for our customers. The dealer network includes a company for which our director, DeWitt C. Thompson, V, serves as Chief Executive Officer.

In addition, on July 15, 2021, we announced the expansion of our sales and service network adding 51 locations across Texas, Arizona, California, Colorado, New Mexico, Florida, Delaware, Virginia, and Maryland. On August 10, 2021, we announced expansion of our sales and service dealer network with Alta Equipment Group, which will represent sales and service locations in New York, New Jersey, eastern Pennsylvania and other select areas in the New England region.

Customers and Reservations

Target Customers

We target large Class 8 fleet customers with established sustainability goals, as well as fleets operating along dedicated routes that are located in regions offering strong incentives for developing hydrogen infrastructure and/or delivering zero-emission vehicles.

BEV Customer Strategy

The BEV truck is designed for short and medium-haul applications, making it ideal for urban metro, inner-city, local delivery, port operations, and drayage applications. Our goal is to first target large corporate customers to establish early market share and strengthen brand identity.

For BEVs, we expect that some early U.S. sales will be in states such as California or New York where incentive programs already exist.

FCEV Customer Strategy

For the FCEV truck, we are planning to develop and construct initial hydrogen stations in Arizona and California. Therefore, early customers will likely be located in these states, or have extensive transportation routes within or between them.

We also intend to target dedicated fleets with either nationwide or significant regional distribution networks and dedicated route networks (i.e., where trucks operate between two fixed points, e.g., production plant and distribution hub) along highly trafficked freight corridors. This strategy allows for gradual, strategic, and capital-efficient development of the hydrogen infrastructure required to support FCEV trucks in operation. We intend to expand the FCEV offering to the entire Class 8 truck market once the fueling infrastructure is sufficiently developed.

Customer Reservations

Our FCEV reservation book was frozen in late 2019, in order for us to focus on negotiating with strategic fleet partners to convert reservations to binding contracts. At that time, our list of non-binding cancelable reservations potentially represented more than two years of production. This list included reservations from individuals or small fleets with orders of 100 trucks or less, which represent approximately 47% of our total FCEV reservations. These individuals or small fleets may not receive FCEVs until the density of the hydrogen station network is sufficient for their re-fueling needs, which may not occur until approximately 2030 or later.

We intend to convert existing reservations into binding orders once we have fixed production dates for FCEV trucks. We anticipate requiring a significant deposit to secure binding orders at least six months prior to delivery.

We are working to select our initial BEV customers strategically and are in dialogue with several customers. We expect to select one or two launch customers to participate in fleet testing and the initial production of the BEV truck.

On May 6, 2021, we announced a letter of intent with Total Transportation Services, one of Southern California’s prominent port trucking companies, to expedite zero-emission transportation at the Port of Los Angeles/Long Beach. The collaboration includes vehicle trials and a letter of intent to order 100 Nikola Class 8 BEV and FCEV trucks, subject to execution of definitive agreements.

First Ever Zero-Emission Beer Run

In November 2019, we completed AB’s first ever zero-emissions beer-run. The Nikola Two prototype FCEV delivered six pallets of Bud Light weighing approximately 15,000 pounds. The total load hauled, including the trailer, was approximately 27,000 pounds. The delivery was made on city streets where the beer was delivered to one of AB’s distributors. The distributor then delivered the beer to the St. Louis Blues arena for consumption at that night’s game.

Partnerships and Suppliers

We believe that our business model is validated and supported by world-class strategic partnerships that significantly reduce execution risk, improve commercialization timeline, and provide a long-term competitive advantage. These world-class partners have accelerated our internal development, growth, and learning and have positioned us to revolutionize the transportation sector. We believe our partnerships help increase the depth and breadth of our competitive advantage as well.

Our partnership philosophy is a recognition that the world’s toughest challenges require bold solutions and a collaborative effort from multiple parties. Our goal is to provide zero-emission solutions to the transportation sector and to usher in next-generation grid solutions. With the help of our partners, we believe our chances of success are greatly improved. We are inspired by the knowledge that if we are successful, the whole world wins.

The following is a list of the partners who have chosen to embark upon this journey with us. With their help, we plan to drive out emissions from the transportation sector.

Co-Development Partners

Iveco

Iveco is a subsidiary of CNH Industrial, which designs, manufactures and distributes under the Iveco brand a wide range of light, medium and heavy commercial vehicles and off-road trucks with over 163,000 units and 146,000 units sold in 2019 and 2020, respectively. Iveco with its affiliates and joint ventures has significant manufacturing presence in Europe, as well as production facilities in Asia, Africa and Latin America, where it produces vehicles equipped with the latest technologies. Iveco can provide technical support in close proximity to their customers, the world over. Iveco is the European market leader in CNG/LNG alternative propulsion technologies for trucks.

During fiscal year 2019, we entered into an agreement with Iveco under which it will provide advisory services, including project coordination, drawings and documentation support, engineering support, vehicle integration, product validation support, purchasing, and the implementation of the Iveco World Class Manufacturing Methodology.

Iveco and its affiliate, FPT Industrial, S.p.A., will provide engineering and manufacturing expertise to industrialize our BEV and FCEV trucks. In Europe, we established a joint venture with Iveco, and together, we are jointly developing cab-over BEV and FCEV trucks for sale in the European market. In North America, we will be responsible for manufacturing and production at our greenfield facility in Coolidge, Arizona.

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North America Engineering and Production Alliance: Iveco agreed to provide $100.0 million of engineering and production support and access to intellectual property valued at $50.0 million to help bring our trucks to the North American market. We believe this alliance significantly de-risks our operational execution by leveraging the expertise and capabilities of one of the world’s leading commercial vehicle manufacturers, and we retain 100% of the North American business as a result.

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Europe Joint Venture: Our 50/50 joint venture with Iveco will leverage Iveco’s engineering expertise and existing production and sales/service footprint. We believe this joint venture allows us to accelerate penetration into the attractive European market while minimizing execution risk and optimizing capital allocation and our management bandwidth.

In addition to the manufacturing and production expertise, one of the benefits of this partnership is our ability to leverage Iveco’s existing assortment of parts, thereby decreasing our purchasing expenses, and accelerating the vehicle validation process.

Bosch

Bosch is a leading global supplier of technology and services to automotive, industrial, energy, building technology, and consumer end-markets with approximately 394,500 employees and sales of approximately 71.6 billion euros in 2020.

Working with Bosch, we have re-imagined the commercial vehicle powertrain from the ground up. Bosch will supply their latest design rotors and stators for our electric truck e-axles as well as state-of-the-art inverters. We are also working with Bosch on the fuel cell assembly utilizing Bosch components.

Other Key Industry Partners and Suppliers

Hanwha

Hanwha is a world leader in renewable energy and solar panel manufacturing and is partnering with us to assist in obtaining clean energy for our hydrogen fueling network. Hanwha Q Cells is our exclusive solar panel provider (to third-party solar farm developers), which will help generate the clean electricity that is critical to the production of renewable hydrogen.

Nel

We have partnered with Nel for the build out of our on-site gaseous hydrogen production and fuel dispensing stations. Nel is an industry leader in the manufacturing of electrolyzers.

Romeo Power

Romeo is an energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Romeo provides us with battery modules for the battery pack designed by Nikola and integrated into our trucks.

EDAG

EDAG is a global engineering service provider to the commercial vehicle industry. EDAG provides support for our cab and chassis engineering services.

WABCO

WABCO is a leading global supplier of braking control components and air management systems to medium- and heavy-duty trucks. WABCO provides us with industry-leading safety technologies including electronic braking systems, as well as traction and stability control technologies.

MAHLE

Mahle is a leading global supplier of thermal management systems for heavy-duty trucks. Mahle provides us with industry leading thermal management system technologies.

Manufacturing and Production

Leveraging Iveco’s Capacity for Initial Units

We plan to produce and sell BEV and FCEV trucks in North America and Europe. Our joint venture with Iveco provides us with manufacturing capacity to build trucks for the North American market before the completion of our manufacturing plant in Coolidge, Arizona. During the fourth quarter of 2020, we made significant progress at our joint venture manufacturing facility on Iveco’s campus in Ulm, Germany. The building dismantling and building refurbishment, including the civil works (floor, heating, system, and walls), have been completed. The assembly and installation of the customized Automatic Guided Vehicle Systems, or AGVs has begun. The crane and subgroup infrastructure has also been installed and completed. The logistics warehouse, internal logistics, end of line, finishing, enterprise resource planning system implementation, and the ordering and installation of tools and equipment are all on pace for completion by the end of May 2021, with trial production set to begin in June 2021.

We have also completed assembling the first five BEV prototype trucks at the Ulm, Germany facility and expect to assemble the next nine in the first half of 2021. In the second half of 2021, we expect to begin production of the BEV truck for North America delivery at the joint venture manufacturing facility. These first trucks will be imported into North America to fulfill launch customer orders. We also plan to build both the BEV and FCEV trucks for the European market in Iveco’s Ulm, Germany facility.

U.S. Production Facility

In 2019, we acquired an approximately 400-acre parcel of real property in Coolidge, Arizona, which is located about 50 miles south of Phoenix, Arizona. We believe the parcel is well suited for our planned greenfield manufacturing facility due to its proximity to the Interstate 10 highway, the Interstate 8 highway, and a railway spur that abuts the parcel.

In July 2020, we broke ground on phase one of the U.S. manufacturing facility in Coolidge, Arizona. In a benchmark example of cooperation and collaboration between us, the City of Coolidge, Pinal County, and our general contractor, Walbridge, the facility’s master site plan has been completed, submitted, and approved by the City of Coolidge. Phase 0.5 of our Coolidge manufacturing facility was completed in the second quarter of 2021. Currently, build out of the Phase 1 assembly expansion area is on track to be completed towards the end of 2021, which will be followed by a ramp up to a full production volume.

In January 2021, we entered into a master utility agreement with Global Water Resources, Inc., a pure-play water resource management company, to provide water and wastewater services to our manufacturing plant in Coolidge, Arizona. This agreement helps with our goal of creating the smallest environmental footprint possible in the design and construction of our manufacturing site. The engagement of Global Water reflects a shared commitment to a sustainable future for Arizona and beyond.

Our production targets include:

Phase 1—Low Volume Production—up to 5,000 units per year:

•	Warehouse space (approximately 100,000—150,000 square feet)

•	Low-volume production capacity (approximately 5,000 units per year)

•	Trial production to begin in the second half of 2021

•	Expect to complete construction by the end of 2021

•	Expect commissioning and start-up with the BEV truck in production in the first quarter of 2022

Phase 2—High Volume Production—up to 30,000 units per year:

•	Expect to begin construction in early-2022

•	Expect to complete manufacturing facility

•	High-volume production capacity (approximately 30,000 units per year)

•	Expect to complete construction by the end of 2022

•	Expect commissioning and start-up with Nikola Tre FCEV in production in the second half of 2023 and Nikola Two FCEV in late 2024

In addition, phase 3 of construction is expected to begin in early 2023 and be completed by the end of 2023.

European Production

We expect to utilize Iveco’s excess capacity for the foreseeable future, giving us the ability to produce 10,000 units per year. The joint venture may seek to build a greenfield manufacturing facility, once we have sufficient hydrogen station network density in Europe to facilitate sales over 10,000 units per year. We anticipate national and local grants and loan support may be available to help fund a greenfield development in Europe.

Development Timeline

The development timeline for our trucks has accelerated upon entering a production alliance with Iveco. This partnership provides us the benefit of leveraging Iveco’s expertise, and the Class 8 S-WAY truck platform in the design, development, testing and validation of the BEV truck. By focusing initial development efforts on the BEV truck, we were able to accelerate our go-to-market strategy by approximately 1-2 years.

BEV Development

Upcoming key milestones in the commercialization of the Nikola Tre BEV truck are as follows:

•	Start of trial production at our facility in Coolidge, Arizona in the second half of 2021

FCEV Development

Key milestones in the commercialization of the Nikola Tre FCEV (North America) trucks are as follows:

•	Testing of Nikola Tre alpha trucks in the U.S. in the fourth quarter of 2021

•	Alpha customer fleet and on-road validation in the second quarter of 2022

•	Testing of beta trucks in U.S. in the third quarter of 2022

•	Beta customer fleet and on-road validation and mile accumulation in the fourth quarter of 2022

•	Start of production in Coolidge, Arizona for sale into North American market in the second half of 2023

Key milestones in the commercialization of the Nikola Two FCEV (North America) is as follows:

•	Alpha customer fleet and on-road validation and mile accumulation in the fourth quarter of 2022

•	Beta customer fleet and on-road validation and mile accumulation in the fourth quarter of 2023

•	Start of production in Coolidge, Arizona for sale into the North American market in the second half of 2024

Key milestones in the commercialization of the Nikola Tre FCEV (Europe) is as follows:

•	Nikola Tre FCEV start of production at Iveco’s facility in Ulm, Germany for sale into the European market in 2024

Strategy

Management Team Focused on Execution and Efficient Capital Allocation

Given the capital-intensive nature of our business model, we believe that efficient capital allocation will be an important determinant of our long-term success. We believe our disciplined and creative approach to optimize capital allocation will allow us to execute on our ambitious business plan.

Capital optimization measures include:

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Our strategic partnerships with world-class automotive suppliers to develop leading next-generation powertrain technology. Our ability to leverage expertise from OEM and top-tier supplier brands has allowed us to accelerate the production of our product portfolio while decreasing development costs. Our joint venture with Iveco allows us to manufacture trucks, gain market share, and start generating revenue prior to building a greenfield manufacturing facility by utilizing Iveco’s excess capacity.

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Our multi-phased approach to building our greenfield production plant in the U.S., which we expect will allow us to produce up to approximately 5,000 units a year and generate revenue one full year before the completion of our fully scaled manufacturing facility.

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Our hydrogen fueling ecosystem, partnership approach and hydrogen station roll-out plans, which we expect will allow us to build stations in coordination with FCEV truck deliveries. We believe these plans can reduce the amount of outside capital needed during the buildout of our hydrogen station network.

Capture Early Mover Advantage

Given the speed at which the BEV and FCEV truck market is transforming, we have accelerated the production of our BEV truck to be early to market and we expect to generate revenue by late 2021. By being one of the first movers in the North American market, we expect to capture customers and any applicable zero-emission vehicle related incentives, including incentives available to those that are early adopters of BEV technology.

Maintain Strategic Partnership Focus to Drive Execution

Our position as a pioneer in the market has attracted global leaders across our supply chain, creating an extensive network for us to leverage. Our key partners include Iveco, Bosch, Romeo, WABCO, EDAG, Mahle, Nel, Hanwha, and others. We believe the expertise and know-how of these partners broaden our executional capability, reduce time to market, and solidify our technological leadership. In addition, these leading suppliers and partners will also allow us to manufacture and deliver our products with high quality standards. For example, our partnership with Iveco provides us with flexibility, scalability, and speed to market, while product design, supply chain management, and quality control are managed by our engineering team. Additionally, this partnership has allowed us to enter the European market in a capital efficient manner and years earlier than we originally anticipated. By entering into strategic partnerships, we believe we can reduce execution risk and increase speed to market, which provides a critical advantage as we look to execute upon our vision.

Leverage Hydrogen Station Dynamics to Transition Energy Future

We believe that the hydrogen station network and the production and distribution of hydrogen will provide a competitive advantage that drives sustained profitability and stockholder value over the long term. We believe that hydrogen-powered Class 8 trucks will be the product of choice in the medium- and long-haul markets. As OEMs begin to widely adopt hydrogen fuel cell technology, there will be a greater need for hydrogen distribution along key transportation routes, and we expect to be in a strong position to be the leading provider of hydrogen to commercial transportation companies. By enabling the world’s leading heavy-duty hydrogen station network, we anticipate playing a major role in the energy transformation of the future.

Continued Focus on Technological Innovations

We intend to continue to attract top talent to further enhance our talent pool and drive technological innovations. Additionally, we plan to further enhance our battery and fuel cell related technology to achieve better performance and shorten charging and fueling time, while increasing the range of our product portfolio.

Future Market Opportunities

Autonomous Driving

Our trucks can be designed with autonomous driving in mind, which may provide revenue to us in the future as well as potential cost savings to customers. Given the nature of our dedicated route customers, operating point-to-point interstate routes between our hydrogen stations, we believe our trucks provide the perfect testing environment for further development and advancement of autonomous technology. When the various regulatory agencies have approved some level of autonomy, we will consider a partnership with one of the autonomous software leaders to deploy its technology on our vehicles.

Autonomous driving represents significant incremental revenue opportunities for us as we could charge customers an additional fee for each mile driven autonomously. According to the U.S. Federal Motor Carrier Safety Association, in the U.S., truck drivers face total hours restrictions that do not allow them to operate their vehicles more than 11 hours a day. In Europe, drivers are generally restricted to 9 hours a day, according to the European Parliament. Autonomous driving will help achieve higher utilization by removing the limitations on how long a truck driver can operate.

In addition to the incremental revenue opportunity for us and the potential cost savings available to fleet operators as a result of autonomous technology, we believe autonomy will significantly improve safety and asset utilization which would increase the revenue generating potential for both us and our customers.

Energy Optimization

The global energy mix is in transition with more than 60% of new capacity coming from renewable energy sources, based on the Global Market Outlook for Solar Power provided by SolarPower Europe. The transition away from fossil fuel-based energy generation, such as coal or natural gas, is beneficial to the environment, but is not without its challenges. As renewable energy makes up a greater share of the energy mix, daily energy production becomes more volatile, and the energy production curve becomes less predictable.

With fossil-fuel based energy, demand peaks are typically addressed by burning natural gas in turbine-based power plants. With certain types of renewable energy, one does not have similar control over energy production, and instead the production curve is determined based on the daily solar cycle and weather patterns, which means daily energy production becomes more volatile. This increased volatility creates a distorted energy production curve, resulting in both predictable (e.g., the sun comes out every day) and unpredictable (e.g., the wind blows stronger on some days compared to others) surplus energy production capacity. This surplus energy typically goes unused, and in extreme cases must be traded away at zero or even negative revenue to the utility provider.

Hydrogen production can be used to balance the grid by taking excess energy production and storing it for future use. We believe we can also help balance the grid by allowing utilities and power providers to interrupt hydrogen station electricity consumption during peak demand. Our ability to turn excess energy into hydrogen may offer operators and energy providers the ability to increase revenue by selling us otherwise wasted off-peak generating capacity. Additionally, the ability to store unused energy in the form of hydrogen reduces the need for peak power generating plants that are typically costly to build and operate, and that historically are heavily underutilized. Instead, we could potentially build excess hydrogen storage on-site, then sell excess hydrogen back to the grid during periods of peak demand.

Sales and Marketing

We take an insight-driven, strategic approach to our go-to-market strategy. Across the product portfolio, we are commissioning studies, conducting focus groups and gaining insight intended to focus sales and marketing efforts in a customer and partner-centric way and grounded on a foundation of zero-emissions. Our primary brand awareness is generated through traditional and social media.

Research and Development

Our research and development activities take place out of our headquarters facility in Phoenix, Arizona and at our development partners’ facilities located around the world.

The primary areas of focus for research and development by us and our partners include, but are not limited to:

•	fuel cell;

•	battery pack and battery management systems, or BMS;

•	vehicle controls;

•	infotainment;

•	e-axle and inverter;

•	functional safety;

•	energy storage; and

•	hydrogen production, storage, and dispensing.

Most of our current activities are focused on the research and development of our BEV and FCEV trucks. We work closely with our partners, including without limitation, Iveco and Bosch to develop truck platforms and bring them to market.

We have purchased equipment that will aid in the development, validation and testing of our powertrain, battery and fuel cell related technology. We expect our research and development expenses to increase for the foreseeable future as we continue to invest in research and development activities to expand our product offering for both the North American and the European markets.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. We protect our intellectual property rights, both in the U.S. and abroad, through a combination of patent, trademark, copyright and trade secret protection, as well as confidentiality and invention assignment agreements with our employees and consultants. We seek to control access to, and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how, and engineering skills make a vital contribution to our business, and we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

As of June 30, 2021, we own or co-own approximately 29 issued U.S. utility patents, 10 issued U.S. design patents, 17 issued foreign patents and 59 pending or allowed foreign and U.S. patent applications. In addition, we have approximately 2 registered U.S. trademarks, 19 registered foreign trademarks, 44 pending U.S. trademark applications, and 15 pending foreign trademark applications. Our patents and patent applications are directed to, among other things, vehicle and vehicle powertrain (including battery and fuel cell technology), hydrogen fueling, off-road vehicle, and personal watercraft technologies.

Headquarters and R&D Facility

In June 2019, we moved into our headquarters and R&D facility in Phoenix, Arizona, which consists of more than 150,000 square feet.

Our People

Overview

Our strategy requires the development and integration of advanced technologies and their successful commercialization in North America and in Europe. Execution of this strategy depends on our ability to attract, develop and retain key employees and members of our management team. The skills, experience and knowledge of our employees equip us to achieve our operational and strategic objectives.

Governance

Our board of directors and its compensation committee oversee our workforce policies, programs and initiatives. As noted in its charter, our compensation committee is responsible for periodically reviewing and approving employee programs and initiatives, including retention and succession strategies, which ensures that our board of directors and its committees guide how we manage our workforce in a way that aligns with our values.

Our management team designs and administers all employment matters, such as recruiting and hiring, onboarding and training, compensation and rewards, performance management and professional development. We continuously evaluate and enhance our internal policies, processes and practices to increase employee engagement and productivity.

Workforce

We have a highly skilled and experienced workforce with nearly 90% of our product development team having relevant automotive and technology experience and over 80% of our senior leaders each having over 20 years of experience in their respective fields.

As of June 30, 2021, we had approximately 630 employees, the majority of whom are located in the Phoenix, Arizona metropolitan area. During fiscal year 2020 we doubled the number of employees while maintaining a voluntary turnover rate of less than 7%, well below competitive norms. We actively seek to manage internal talent mobility through promotions and new assignments to create a high-performing employee base with diverse experiences. 23% of our employees assumed larger responsibilities in connection with a promotion last year, thereby enhancing their skills, growing their careers and celebrating their performance.

We are committed to developing our people to meet our business needs and provide significant on the job experiences to develop and equip them to design and manufacture innovative and technologically advanced vehicles and products. We have implemented methodologies to manage individual performance, development and feedback. Additionally, we hold regular team and company-wide townhalls to provide employees with ongoing exposure to leaders across the company, key business developments, and status of product and project milestones. These forums enable employees to learn more about our business beyond their immediate day to day roles while providing an opportunity for them to ask questions and seek answers to any concerns.

Approximately 50% of our workforce is ethnically or gender diverse and we value and appreciate the distinct contributions every member of our community makes to our growth. We strive to cultivate a shared culture and mission that celebrates each individual at every level. We embrace the diversity of our team members, customers, stakeholders and consumers, including their unique backgrounds, experiences, perspectives and talents. We are committed to providing an environment where human dignity prevails. Every person has an equal opportunity for hire, assignment, and advancement without regard to race, color, religion or belief, national origin, sex, childbirth or pregnancy related conditions, age, genetic information, sexual orientation, gender identity and/or expression, disability, covered military or veteran status, or any other status protected by applicable federal, state, or local law at all times from recruitment through employment and promotion.

Culture

We invest considerable time and resources to see that our values permeate all aspects of our operations and decision-making, and that our policies and practices reflect our commitment to them. Any employee with concerns related to our ethics and integrity, or who wishes to report incidents of fraud or abuse, may call an external hotline to register those concerns anonymously without fear of attribution or retribution.

We are also committed to the health, safety and wellbeing of those who work for us. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including benefits that provide protection and security so they can have peace of mind with events that may require time away from work or that may impact their financial well-being, and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families. Additionally, we commit significant time and resources to a broad range of safety training, beginning with an employee’s initial onboarding to ensure that she or he is equipped to meet the requirements of her or his position. We strive to provide reasonable accommodation for qualified employees with disabilities and employees whose religious belief, practice, or observance conflicts with a workplace requirement.

We provide a robust and holistic rewards program to meet the needs of our employees and drive results in our business. We have designed, and will modify as necessary, our compensation and benefits program to attract, retain, incent and reward deeply talented and qualified employees who share our philosophy and desire to work towards achieving our strategic and operational goals. In addition to salary, our program provides stock awards, a 401(k) plan with employer match, heavily subsidized healthcare and insurance benefits, health savings accounts, paid time off, family leave, family care resources, flexible work schedules, employee assistance programs, and on-site services such as a fitness center and cafe. Beyond our broad-based stock award programs, we have used targeted equity-based grants with vesting conditions to facilitate the future performance and retention of key people with critical roles, skills and experience.

None of our employees are represented by an external employee organization such as a union, works council or employee association and we believe our relations with our employees are favorable.

We actively seek to comply with all local, state and federal employment laws and we monitor current and emerging labor and human capital management risks and mitigate exposure to those risks.

Government Regulation

We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are subject govern, among others, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. We have been required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, standards adopted by regulatory agencies and the permits and licenses. Each of these sources is subject to periodic modifications and increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties, and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Vehicle Safety and Testing Regulation

Our vehicles are subject to, and are designed to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration, or NHTSA, including applicable U.S. federal motor vehicle safety standards, or FMVSS. As a manufacturer, we must self-certify that the vehicles meet or are exempt from all applicable FMVSS before a vehicle can be imported into or sold in the U.S.

There are numerous FMVSS that apply to our vehicles. Examples of these requirements include:

•	Electronic Stability Control—performance and equipment requirements on heavy-duty vehicles to reduce crashes caused by rollover or by directional loss-of-control;

•	Air Brake Systems—performance and equipment requirements of air brake systems on heavy-duty vehicles to ensure safe braking performance under normal and emergency conditions;

•	Electric Vehicle Safety—limitations on electrolyte spillage, battery retention, and avoidance of electric shock following specified crash tests;

•	Flammability of Interior Materials—burn resistance requirements for materials used in the occupant compartment; and

•	Seat Belt Assemblies and Anchorages—performance and equipment requirements to provide effective occupant protection by restraint and reducing the probability of failure.

The following FMVSS do not apply to our vehicles, but we are incorporating the applicable components of the standards for additional safety performance:

•	Tire Pressure Monitoring System—performance requirements to warn the driver of significant under-inflation of tires resulting in safety problems;

•	Roof Crush Resistance—strength requirements for the occupant roof to prevent crushing of the roof into the occupant compartment in rollover crashes;

•	Minimum Sound Requirements for Hybrid and Electric Vehicles—performance requirements for sound to alert pedestrians that a commercial vehicle is in the immediate area; and

•	Crash Tests for High-Voltage and Hydrogen Fuel System Integrity—preventing electric shock from high voltage systems and fires that result from fuel spillage during and after motor vehicle crashes.

In addition to the FMVSS requirements for heavy-duty vehicles, we also design our vehicles to meet the requirements of the Federal Motor Carrier Safety Administration, or FMCSA, which has requirements for the truck and fleet owners. We also design to meet the requirements set forth in the Federal Motor Carrier Safety Regulations, or FMCSR, pertaining to the safety of the driver during operation of the vehicle.

There are numerous FMCSR that apply to our vehicles. Examples of these requirements include:

•	Step, Handhold and Deck Requirements—performance and equipment requirements to enhance the safety for entry, egress, and back of cab access of a heavy-duty vehicle.

•	Auxiliary Lamps—performance and placement requirements for lamps in addition to lamps that meet the requirements of FMVSS 108 Lamps, Reflective Devices and Associated Equipment.

•	Speedometer—performance and accuracy requirement for equipment indicating the vehicle speed. This includes both digital and analog displays.

We are also required to comply with other NHTSA requirements and federal laws administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, foreign recalls, and owner’s manual requirements.

The vehicles we will offer for sale in Europe are subject to United Nations Economic Commission Europe, or UNECE, safety testing regulations. Many of those regulations, referred to as European Union Whole Vehicle Type Approval, or WVTA, are different from the federal motor vehicle safety standards applicable in the U.S. and may require redesign and/or retesting. Our BEV and FCEV trucks are designed to meet specific NHTSA type approvals and we will commence with testing our vehicles for the WVTA and following European type approval-process to assure compliance with the UNECE requirements.

We have found there are UNECE compliance requirements and UN Global Technical Regulations, or GTR, applicable to heavy-duty vehicles in Europe, which have not been developed for heavy-duty vehicles by NHTSA or FMCSA. We have implemented the UNECE standards for additional safety during driving operation. The following are some UNECE standards and GTR applied to our BEV and FCEV trucks.

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Electromagnetic Compatibility & Interference—performance requirements for the prevention and interference of electromagnetic radiation which may cause disturbances in the drivability of the vehicles and other vehicles in the area.

•	Lane Departure Warning System—performance and testing requirements for a system that warns the driver of an unintentional drift of the vehicle out of its travel lane.

•	Electric Vehicle Safety—performance and testing requirements for BEVs during in-use and post-crash.

•	Hydrogen Fuel Cell Vehicle Safety—performance and testing requirements for FCEV during in-use and post-crash.

Our BEV and FCEV trucks consist of many electronic and automated components and systems. Our vehicles are designed to comply with the International Standards Organization’s, or ISO, Functional Safety Standard. This standard addresses the integration of electrical systems and software and identifies the possible hazards caused by malfunctioning behavior of the safety-related electrical or electronic systems, including the interaction of these systems.

EPA and CARB GHG Emissions & Agency Approvals

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board, or CARB, concerning emissions for our vehicles. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards and an Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the Executive Order for sales of vehicles. There are currently four states which have adopted the California standard for heavy-duty vehicles.

The GHG Rule was incorporated into the Clean Air Act on August 9, 2011. Since our vehicles have zero-emissions, we are required to seek an EPA Certificate of Conformity for the GHG Rule, and a CARB Executive Order for the CARB Heavy Duty Zero Emissions Vehicle Rule. We expect to receive the Certificate of Conformity followed by an Executive Order for sales of our BEV in May 2021.

Battery Safety and Testing Regulation

Our vehicles are designed to ISO standards for electrically-propelled vehicles in vehicle operational safety specifications and connecting to an external power supply. Additionally, we are incorporating other ISO battery system standards in our vehicles.

Some of these standards include:

•	Conductive Charging—for on board charge electromagnetic requirements;

•	Battery Pack Enclosure Protection—degrees of protection of the electrical equipment within an enclosure from the effects due to the ingress of water; and

•	Testing Lithium-ion Traction Battery Packs and Systems—safety performance requirements during a variety of testing, such as vibration, thermal cycling, overcharge, and loss of thermal control.

Our battery pack conforms with mandatory regulations governing the transport of “dangerous goods,” which includes lithium-ion batteries that may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, or PHMSA, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped by ocean vessel, rail, truck, or by air.

We are designing our battery packs to meet the compliance requirements of the UN Manual of Tests and Criteria demonstrating our ability to ship the vehicles and battery packs by any transportation method.

These tests include:

•	Altitude simulation—simulating air transport;

•	Thermal cycling—assessing cell and battery seal integrity;

•	Vibration—simulating vibration during transport;

•	Shock—simulating possible impacts during transport;

•	External short circuit—simulating an external short circuit; and

•	Overcharge—evaluating the ability of a rechargeable battery to withstand overcharging. The cells in our battery packs are composed mainly of lithium-ion.

In addition, our battery packs include packaging for the lithium-ion cells. This packaging includes trace amounts of various hazardous chemicals whose use, storage and disposal is regulated under federal law.

GHG Emissions Credits—U.S. Environmental Protection Agency

In connection with the delivery and placement into service of our vehicles under the GHG Rule, we will earn tradable credits that under current laws and regulations can be sold. Under the EPA’s GHG Rule, each BEV earns a credit multiplier of 4.5 and each FCEV earns a credit multiplier of 5.5 for use in the calculation of emission credits. Commercial vehicle manufacturers are required to ensure they meet the nitrogen oxide emission standard for each type of vehicle produced. This emission standard continues to lower the emission requirement over time, increasing the difficulty for conventional diesel vehicles to meet the standard. Until technology catches up for commercial vehicles, manufacturers of diesel trucks will need to purchase GHG credits to cover their emission deficit. The GHG Rule provides the opportunity for the sale of excess credits to other manufacturers who apply such credits to comply with these regulatory requirements. Furthermore, the regulation does not limit the number of BEV and FCEV credits sold within the same commercial vehicle categories.

GHG Emissions Credits—California Air Resources Board

California also has a GHG emissions standard which follows very closely to the EPA GHG Emissions Standard. The delivery and placement into service of our zero-emission vehicles in California under the GHG Rule will earn us tradable credits that can be sold. Under CARB GHG regulations, each BEV will also earn a credit multiplier of 4.5 and each FCEV will earn a credit multiplier of 5.5 for use in the calculation of emission credits. Commercial vehicle manufacturers are required to ensure they meet the nitrogen oxide emission standard for each type of vehicle produced. This emission standard continues to lower the emission requirement over time, increasing the difficulty for conventional diesel vehicles to meet the standard.

Until technology catches up for commercial vehicles, manufacturers of diesel trucks will need to purchase GHG credits to cover their emission deficit. The California timeline for reaching very low GHG emissions is more aggressive than the EPA. Commercial vehicle manufacturers will look to cover their emission deficits first for California. The GHG Rule provides an opportunity for the sale of excess credits to other manufacturers who apply such credits to comply with these regulatory requirements. Furthermore, the regulation does not limit the number of BEV and FCEV credits sold within the same commercial vehicle categories.

Examples of other potential incentive and grant programs that either we or our customers can apply for include:

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Low Carbon Fuel Standard—The Low Carbon Fuel Standard was initially developed in California and is quickly gaining traction in other jurisdictions around the world. The goal is to reduce the well-to-wheel carbon intensity of fuels by providing both mandated reduction targets as well as tradeable/sellable credits.

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Purchase Incentives—Both California and New York have active programs that provide “cash on the hood” incentives to customers that purchase zero-emission vehicles. In California, the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project incentives reach as high as $165,000 for a Class 8 BEV and $315,000 for a Class 8 FCEV, and for the New York Truck Voucher Incentive Program NYTVIP, as high as $185,000 for a Class 8 BEV. Other states are considering developing similar programs.

•

Grant Programs—Government entities at all levels from federal, including DOE, state, (for example, CARB), local (for example, North Texas Council of Governments), have grant programs designed to increase and accelerate the development and deployment of zero-emission vehicles and infrastructure technologies.

Strategic Collaborations

Commercial Letter with Nimbus, a Bosch entity

On March 2, 2020, we entered into a Commercial Letter Agreement with Nimbus, or the Nimbus Commercial Letter Agreement. Under the Nimbus Commercial Letter Agreement, we may select an autonomous driving software and hardware package to be used on our trucks from any company, but we agreed to use Nimbus’ affiliates’ autonomous driving components on our autonomy-equipped trucks, subject to certain pricing, quality, functionality, reliability deliverability and availability conditions.

Pursuant to the Nimbus Commercial Letter Agreement, we are obligated to receive a quantity of services, including inverter and fuel cell power module development and system integration services, that result in a minimum payment to Nimbus and its affiliates. We also agreed to negotiate in good faith toward a supply agreement with Nimbus, or an affiliate of Nimbus, for inverter development, fuel cell power module development and part supply. If Nimbus is not able to meet certain product specifications, delivery timelines, production quantities, efficiencies, pricing and prototypes within 30 days of receipt of a project proposal from us, after which time, we may source inverters from other suppliers.

European Alliance Agreement with CNHI/Iveco

On February 28, 2020, we entered into the Amended and Restated European Alliance Agreement with Iveco and, solely with respect to sections 9.5 and 16.18, CNHI, or the European Alliance Agreement, whereby us and CNHI/Iveco agreed to establish an entity for the purposes of developing and manufacturing BEV and FCEV trucks in Europe. Pursuant to the European Alliance Agreement, we will each contribute equal amounts of cash and in kind contributions necessary for each party to subscribe to 50% of the capital stock of the entity contemplated by the agreement, and the entity will be funded in accordance with the business plan through the contributions made by each party. CNHI shall also have the right to negotiate a license to use certain of our intellectual property in Europe for applications outside the entity.

Such entity, Nikola Iveco Europe Gmbh, or Nikola Iveco JV, was established in April 2020. On April 9, 2020, a series of agreements was entered into among us, Iveco and Nikola Iveco JV, including an Iveco Technology License Agreement, a Nikola Technology License Agreement, a European Supply Agreement and a North America Supply Agreement. Under the Iveco Technology License Agreement, Iveco granted Nikola Iveco JV a nonexclusive, royalty-free license under Iveco IP to deploy, through the term of the European Alliance Agreement, BEV and FCEV trucks in Europe. Under the Nikola Technology License Agreement, we granted Nikola Iveco JV a nonexclusive, royalty-bearing license under our intellectual property to deploy, through the term of the European Alliance Agreement, BEVs and FCEVs in Europe.

Under the European Supply Agreement, Nikola Iveco JV was granted certain exclusive rights by Iveco to produce and supply BEVs and FCEVs to Iveco in Europe, and under the North American Supply Agreement, Nikola Iveco JV was granted certain exclusive rights by us to produce and supply BEVs and FCEVs to us in North America. The European Supply Agreement runs concurrent with the term of the European Alliance

Agreement. The North America Supply Agreement terminates upon the earlier of December 31, 2024 or the occurrence of certain other events, including two years following the date we begin manufacturing BEVs and FCEVs in North America.

The initial term of the European Alliance Agreement expires on December 31, 2030, with automatic renewals of ten year periods unless terminated by either party with written notice received by the non-terminating party no later than December 31, 2029 for the initial term and no later than the end of the 7th year of any subsequent term.

CNHI Services Agreement with CNHI/Iveco

On September 3, 2019, we entered into the CNHI Services Agreement with CNHI and Iveco in conjunction with our Series D preferred stock financing. As a result of this agreement, we issued to Iveco 25,661,448 shares of Series D preferred stock in exchange for a license valued at $50.0 million pursuant to an S-WAY Platform and Product Sharing Agreement, $100.0 million in in-kind services, pursuant to a Technical Assistance Service Agreement, or the Technical Assistance Service Agreement, and $100.0 million in cash. The CNHI Services Agreement may be terminated by mutual agreement of the parties, or at the election of a non-breaching party upon the breach by the other of the CNHI Services Agreement, the S-WAY Platform Product Sharing Agreement, or the Technical Assistance Service Agreement if such breach has not been cured within thirty days of receipt of written notice. The CNHI Services Agreement may be also be terminated upon bankruptcy or insolvency proceedings against us or CNHI/Iveco. Under the S-WAY Platform and Product Sharing Agreement, we were granted a nonexclusive license to Iveco’s intellectual property, technology and designs related to its latest European heavy-duty truck platform, or the S-WAY. The license does not contain any power train related components, as we plan to use our proprietary electric drive system, but does include access to the semi-articulated and articulated versions of the S-WAY in the 4x2, 6x2 and 6x4 variants. The license also gives us access to Iveco’s parts and suppliers list related to the S-WAY and bears a seven-year royalty from the start of production of 1.25% on FCEVs and 1.00% on BEVs that incorporate a material portion of such licensed technology. This license agreement will continue in effect until terminated by mutual agreement of the parties, a non-curable breach has occurred or a bankruptcy related event of either party.

Master Agreement with Anheuser-Busch

On February 22, 2018, we entered into the Master Agreement—Tractors with AB, or the Master Agreement, whereby AB agreed to lease from us hydrogen fueled tractors and related equipment to be used by AB for transportation and related services at certain AB locations. Pursuant to the Master Agreement, we will provide maintenance and repairs for the leased equipment. The term of the Master Agreement commenced January 1, 2018, and remains available to cover future leases between the parties unless terminated by either party if either party defaults and fails to cure such default within thirty days, or unless terminated by AB with three hundred sixty days prior written notice to us.

Supply Agreement with Nel

On June 28, 2018, we entered into the Supply Agreement for electrolyzers with Nel, or the Supply Agreement, whereby we agreed to purchase electrolyzers from Nel. Pursuant to the Supply Agreement, we will source electrolyzers and station equipment exclusively from Nel in connection with the development and implementation of on-site hydrogen production and dispensing stations. Our obligation to source electrolyzers from Nel expires on the date upon which enough electrolyzers have been ordered to produce a specified amount of hydrogen per day; the terms of the Supply Agreement remain in effect for five years following that date, unless terminated for default by either party (with such default subject to cure within sixty days).

Commercial Framework Agreement with Green Nikola Holdings

On November 9, 2018, we entered into the Commercial Framework Agreement, or the Framework Agreement, with Green Nikola Holdings LLC, or GNH, in connection with GNH’s subscription for and purchase of our shares. Pursuant to the Framework Agreement, GNH agreed to provide services to us and we agreed to make certain commitments to GNH, or Projects, pursuant to statements of work. The Framework Agreement is in effect until the expiration or termination of all Projects, or GNH reducing its equity position in us below 50% percent of the number of shares acquired in November 2018. The Framework Agreement may be terminated by either party for cause (with thirty days to cure such breach), bankruptcy, or GNH may terminate the Framework Agreement if we fail to render any payment due to GNH for more than sixty days or undergoes a change of control without the prior written consent of GNH.

Memorandum of Understanding with General Motors

On November 29, 2020, we entered into a non-binding memorandum of understanding, or MOU, with General Motors for a global supply agreement related to the integration of GM’s Hydrotec fuel-cell system into our commercial semi-trucks. Under the terms of the MOU, we will have an ability to work with GM to integrate GM’s Hydrotec fuel-cell technology into our Class 7 and Class 8 zero-emission semi-trucks for the medium- and long-haul trucking sectors. The MOU also contemplates the parties considering a potential supply arrangement related to GM’s Ultium batteries for use in our Class 7 and Class 8 trucks. The terms of any definitive agreement are subject to the negotiation and execution of definitive documentation.

Hydrogen Purchase Agreement with WVR

On June 22, 2021, we entered into the Hydrogen Sale Purchase Agreement with WVR pursuant to which we agreed to purchase hydrogen from the Plant being developed by WVR. The Hydrogen Purchase Agreement has an initial term ending on the later of (i) twelve years after WVR commences construction of the Plant, or (ii) ten years after the commercial operation date, which is the date the Plant has completed all construction, testing, permitting and start-up as is required to be available, without restrictions, to produce and deliver hydrogen meeting the specifications provided in the Hydrogen Purchase Agreement on a commercial basis. The Hydrogen Purchase Agreement automatically renews for five year terms ending on December 31 of each year, unless terminated by either party with 180 days’ prior written notice.

In connection with the Hydrogen Purchase Agreement, on June 22, 2021, we also entered into a Membership Interests Purchase Agreement with WVR and the WVR Sellers, pursuant to which, subject to the terms and conditions therein, we purchased a 20% equity interest in WVR in exchange for $25 million in cash and 1,682,367 shares of our common stock. Pursuant to the MIPA, we will also pay the WVR Sellers an amount equal to the total economic benefit (as defined in the MIPA) received by us, minus the economic benefit actually received or realized by us that is greater than an agreed-upon threshold in the event any environmental, clean energy, low-carbon, production, or similar tax credits newly created pursuant to any federal or state legislation is adopted between the closing date and the first anniversary of the closing date and arising from the generation or production of hydrogen or hydrogen power in the manner contemplated by WVR for the designing, developing, building and operation of the Plant results in an economic benefit us as a member of WVR.

In addition, on June 22, 2021, we and the WVR Sellers entered into a Second Amended and Restated Limited Liability Company Agreement of WVR, pursuant to which, among other things, we, in our sole discretion, obtained the right to own up to 20% of the entity to which WVR will transfer ownership of the hydrogen gas turbine to be part of the Plant, without further consideration paid therefore, subject to mutual agreement among us and the WVR Sellers with respect to the terms of governance and restrictions on transfer of equity.

Legal Proceedings

On September 10, 2020, Hindenburg Research LLC reported on certain aspects of our business and operations. We and our board of directors retained Kirkland & Ellis LLP to conduct an internal review in connection with the Hindenburg article, or the Internal Review, and Kirkland & Ellis promptly contacted the

Division of Enforcement of the U.S. Securities and Exchange Commission to make it aware of the commencement of the Internal Review. We subsequently learned that the staff of the Division of Enforcement had previously opened an investigation. On September 14, 2020, we and five of our officers and employees, including Mark A. Russell, our Chief Executive Officer, received subpoenas from the Staff of the Division of Enforcement as a part of a fact-finding inquiry related to aspects of our business as well as certain matters described in the Hindenburg article. The Staff of the Division of Enforcement issued additional subpoenas to another three of our officers and employees, including Kim Brady, our Chief Financial Officer, on September 21, 2020 and to our current and former directors on September 30, 2020.

We and Mr. Milton also received grand jury subpoenas from the U.S. Attorney’s Office for the Southern District of New York, or the SDNY, on September 19, 2020. On September 20, 2020, Mr. Milton offered to voluntarily step down from his position as executive chairman, as a member of our board of directors, including all committees thereof, and from all positions as an employee and officer. The board accepted his resignation and appointed Stephen Girsky as Chairman of the board of directors. We subsequently have appointed three new board members, Steve M. Shindler, Bruce L. Smith and Mary L. Petrovich.

We also received a grand jury subpoena from the N.Y. County District Attorney’s Office on September 21, 2020. On October 16, 2020, the N.Y. County District Attorney’s Office agreed to defer its investigation; it has not withdrawn its subpoena issued to us, but has informed us that no further productions are necessary at this time.

On October 28, 2020, we received an information request from The Nasdaq Stock Market LLC, seeking an update on the status of the Staff of the Division of Enforcement and SDNY inquiries, which we provided.

On March 24, 2021, the Staff of the Division of Enforcement issued an additional subpoena related to our projected 2021 cash flow and anticipated use of funds from potential 2021 capital raises.

We are committed to cooperating fully with the Staff of the Division of Enforcement and the SDNY investigations, which are ongoing. As such, our counsel frequently engages with the Staff of the Division of Enforcement and the SDNY. Further, we have made voluminous productions of information and made witnesses available for interviews. We will continue to comply with the requests of the Staff of the Division of Enforcement and the SDNY and expect to make additional productions in the future. The documents and information requested in the subpoenas include materials concerning Mr. Milton’s and our statements regarding our business operations and our future.

As part of the Internal Review, which has been substantially completed, Kirkland & Ellis had full access to our data, emails and documents for collection and review. No request by Kirkland & Ellis for information from us was denied. Kirkland & Ellis was also given access to data contained on personal devices for over three dozen of our employees. Kirkland & Ellis, including with the assistance of contract attorneys, reviewed relevant documents in the legal, investor relations, finance, and human resources areas as well as our emails from January 1, 2016 through December 31, 2020, employee text messages, documents found in our data room and other corporate documents. The Internal Review also included targeted interviews of over thirty (30) Company personnel. Additionally, as part of the Internal Review, Kirkland & Ellis retained automotive experts at a well-known consulting firm to conduct an independent assessment of the current state of our technology development.

The Hindenburg article alleged that Mr. Milton or Nikola made a number of statements, which it asserted were inaccurate, including but not limited to the following:

1.	in July 2016, we stated that we owned rights to natural gas wells, and in August 2016 that the wells were used as a backup to solar hydrogen production;

2.	in August 2016, Mr. Milton and we stated that we had engineered a zero emissions truck;

3.	in December 2016, Mr. Milton stated that the Nikola One was a fully functioning vehicle;

4.	that an October 2017 video released by us gave the impression the Nikola One was driven;

5.	in April 2019, Mr. Milton stated that solar panels on the roof of our headquarters produce approximately 18 megawatts of energy per day;

6.	in December 2019 and July 2020, Mr. Milton stated that we “can produce” over 1,000 kg of hydrogen at the Company’s demo stations and that we were “down below” $3/kg at that time;

7.	in July 2020, Mr. Milton stated that “all major components are done in house”; he made similar statements in June 2020;

8.	in July 2020, Mr. Milton stated that the inverter software was the most advanced in the world and that other OEMs had asked to use it; and

9.	in July 2020, Mr. Milton stated that five trucks were “coming off the assembly line” in Ulm, Germany.

The statements listed above were inaccurate in whole or in part, when made. In other respects, the Hindenburg article’s statements about us were inaccurate. For example, the Automotive Experts determined that: (1) our workforce is led by technical and engineering leads that have deep industry experience and expertise; (2) our technological contributions and development are consistent with other OEMs at similar stages of development; and (3) our maturity level is consistent with that of an emerging OEM. These findings are inconsistent with the main conclusion of the Hindenburg article that we were an “intricate” or “massive fraud.”

In connection with its Internal Review, Kirkland & Ellis has not issued any conclusions, as of the date of this prospectus, as to whether any statements that may have been inaccurate when made violated any statute. Analysis is ongoing to assess, among other matters, whether any such statements were intentional, material, not corrected by other public statements, or harmful to our stockholders, either before or after our business combination and subsequent public listing in June 2020. Kirkland & Ellis further continues to assess the accuracy of other statements made by us, including in our current SEC filings.

The legal and other professional costs we incurred during the six months ended June 30, 2021 and fiscal year 2020 in connection with the Internal Review and disclosed elsewhere in this prospectus include approximately $6.2 million and $8.1 million, respectively, expensed for Mr. Milton’s attorneys’ fees under his indemnification agreement. As of June 30, 2021 and December 31, 2020, we accrued approximately $6.4 million and $6.6 million, respectively, in legal and other professional costs for Mr. Milton’s attorneys’ fees under his indemnification agreement. We expect to incur additional costs associated with the Staff of the Division of Enforcement and the SDNY investigations and the Internal Review in fiscal year 2021, which will be expensed as incurred and which could be significant in the periods in which they are recorded.

On July 29, the U.S. Attorney for the SDNY announced the unsealing of a criminal indictment charging Trevor Milton with two counts of securities fraud and one count of wire fraud. That same day, the SEC announced charges against Mr. Milton for alleged violations of federal securities laws.

We cannot predict the ultimate outcome of the Staff of the Division of Enforcement and the SDNY investigations or the litigation against Mr. Milton, nor can we predict whether any other governmental authorities will initiate separate investigations or litigation. The outcome of the Staff of the Division of Enforcement and the SDNY investigations and any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive or criminal proceedings involving us and/or current or former employees, officers and/or directors in addition to Mr. Milton, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the Staff of the Division of Enforcement and the SDNY investigations will be completed, the final outcome of the Staff of the Division of Enforcement and the SDNY investigations, what additional actions, if any, may be taken by the Staff of the Division of Enforcement, the SDNY or by other governmental agencies, or the effect that such actions may have on our business, prospects, operating results and financial condition, which could be material.

The Staff of the Division of Enforcement and the SDNY investigations, including any matters identified in the Internal Review, could also result in (1) third-party claims against us, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to our business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, including the possibility of certain of our existing contracts being cancelled, (4) adverse consequences on our ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of ours or our subsidiaries, any of which could have a material adverse effect on our business, prospects, operating results and financial condition.

Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize our operations and exhaust our cash reserves, and could cause stockholders to lose their entire investment.

For a description of our other material pending legal proceedings, see Legal Proceedings in Note 14, Commitments and Contingencies, to our audited consolidated financial statements included elsewhere in this prospectus and Note 11, Commitments and Contingencies, to our unaudited consolidated financial statements included elsewhere in this prospectus and incorporated herein by reference.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages as of August 10, 2021 are as follows:

Name	Age	Position
Executive Officers
Mark A. Russell	58	President, Chief Executive Officer and Director
Kim J. Brady	57	Chief Financial Officer
Joseph R. Pike	39	Chief Human Resources Officer
Britton M. Worthen	47	Chief Legal Officer and Secretary
Pablo M. Koziner	48	President, Energy & Commercial
Non-Employee Directors
Stephen J. Girsky(3)	59	Chairman of the Board
Sooyean Jin (a.k.a. Sophia Jin)(1)	43	Director
Michael L. Mansuetti(1)	56	Director
Gerrit A. Marx(2)	45	Director
Mary L. Petrovich(3)	58	Director
Steven M. Shindler(1)	58	Director
Bruce L. Smith(2)	58	Director
DeWitt C. Thompson, V(2)	48	Director
Jeffrey W. Ubben(3)	60	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Mark A. Russell. Mr. Russell has served as our President and Chief Executive Officer and a member of our board of directors since June 2020. Prior to that, Mr. Russell served as President of Legacy Nikola from February 2019 to June 2020 and as a member of Legacy Nikola’s board of directors from July 2019 to June 2020. From August 2018 to February 2019, Mr. Russell explored new opportunities. Prior to that, Mr. Russell served as President and Chief Operating Officer of Worthington Industries (NYSE: WOR), a diversified metals manufacturing company, from August 2012 to August 2018. Mr. Russell received a B.I.S. in integrated studies from Weber State University and a juris doctor from Brigham Young University. We believe Mr. Russell is qualified to serve on our board of directors due to his extensive leadership and management experience at various public and private companies, including his experience serving as our President and Chief Executive Officer.

Kim J. Brady. Mr. Brady has served as our Chief Financial Officer since June 2020, and prior to that, served as Chief Financial Officer and Treasurer of Legacy Nikola from November 2017 to June 2020. Prior to joining Legacy Nikola, Mr. Brady served as senior managing director and partner of Solic Capital Management, LLC, a middle market financial advisory and principal investment firm, from 2012 to October 2017. Mr. Brady was co-head of Solic’s Special Situations Fund that invested across all levels of capital structure. Mr. Brady received a bachelor of science degree in management, finance and accounting from Brigham Young University and an MBA from Northwestern University’s Kellogg Graduate School of Management.

Joseph R. Pike. Mr. Pike has served as our Chief Human Resources Officer since June 2020, and prior to that, served as Legacy Nikola’s Chief Human Resources Officer from January 2018 to June 2020. Prior to joining Legacy Nikola, Mr. Pike served in various human resources positions at Vista Outdoor Inc. (NYSE: VSTO), an outdoor sports and recreational products company, including as senior director of talent and as director of leadership and organizational development from June 2015 to January 2018. At H.J. Heinz Company, a food processing company which is now a part of Kraft Heinz Co (Nasdaq: KHC), Mr. Pike served in various capacities from March 2013 to June 2015, including as human resources business partner, head of talent management and organizational effectiveness and associate director of performance. Mr. Pike received a bachelor’s degree in communications from Brigham Young University and a master’s degree in public administration from the Brigham Young University Marriott School of Management.

Britton M. Worthen. Mr. Worthen has served as our Chief Legal Officer and Secretary since June 2020, and prior to that, served as Legacy Nikola’s Chief Legal Officer and Secretary from October 2015 to June 2020. Prior to joining Legacy Nikola, Mr. Worthen was a partner at Beus Gilbert McGroder PLLC, a law firm, from May 2000 to September 2015. Mr. Worthen received a bachelor’s degree in Asian studies from Brigham Young University and a juris doctor from University of Michigan Law School.

Pablo M. Koziner. Mr. Koziner has served as our President of Energy & Commercial since June 2020. Prior to joining us, Mr. Koziner served in various capacities at Caterpillar Inc., a leading manufacturer of construction and mining equipment, from July 2001 to March 2020, including as President of Solar Turbines, Vice President of Electric Power, and in various roles in North and South America leading dealer relations. Mr. Koziner received a bachelor’s degree in political science and a juris doctor from Boston College.

Non-Employee Directors

Stephen J. Girsky. Mr. Girsky, our Chairman of the Board, served as VectoIQ’s President, Chief Executive Officer and a director of VectoIQ from January 2018 to June 2020 and continues to serve on our board of directors following the completion of the Business Combination. Mr. Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory and investment firm based in New York. Mr. Girsky served in a number of capacities at General Motors Company (NYSE: GM), a vehicle manufacturer, or General Motors, from November 2009 until July 2014, including Vice Chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Mr. Girsky also served on General Motors’ board of directors following its emergence from bankruptcy in June 2009 until June 2016. Mr. Girsky currently serves on the board of directors of Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company. Mr. Girsky received a bachelor of science degree in mathematics from the University of California, Los Angeles and an M.B.A. from Harvard University. We believe Mr. Girsky is qualified to serve on our board of directors based on his extensive leadership and business experience, including his experience as a director of numerous public companies, together with his background in finance and public company governance.

Sooyean (Sophia) Jin. Ms. Jin has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from May 2019 to June 2020. Ms. Jin has served as senior director of venture investments of Hanwha Holdings USA, an investment-supporting organization for Hanwha affiliates pursuing strategic investments and M&A activities within North America, since January 2019, and served as director of venture investment of Hanwha Holdings USA from January 2018 to December 2018. Prior to that, Ms. Jin held various positions at Hanwha Q CELLS America Inc., a global solar cell and module manufacturer, including director of corporate planning from July 2013 to June 2015 and director and head of marketing from July 2015 to December 2017. Ms. Jin received a bachelor’s degree in business administration from Seoul National University and an M.B.A. from the Stanford University Graduate School of Business. We believe Ms. Jin is qualified to serve on our board of directors due to her extensive experience with renewable energy companies.

Michael L. Mansuetti. Mr. Mansuetti has served as a member of our board since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from September 2019 to June 2020. Since July 2012, Mr. Mansuetti has been the President of Robert Bosch LLC, an automotive component supply company. Mr. Mansuetti received a bachelor of science degree in mechanical engineering from Clemson University. We believe Mr. Mansuetti is qualified to serve on our board of directors due to his expertise in advanced manufacturing, operations, and management and extensive leadership experience.

Gerrit A. Marx. Mr. Marx has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from September 2019 to June 2020. Mr. Marx has served as Chief Executive Officer of Iveco, a commercial goods manufacturing company, since March 2019 and as President of commercial and specialty vehicles of CNHI (Nasdaq: CNHI), an industrial goods manufacturing company, since January 2019. Prior to joining CNHI, Mr. Marx served as an operating partner at Bain Capital, a global private equity firm, from December 2012 to December 2018. Mr. Marx served as interim Chief Executive Officer of Wittur Holding GmbH, an elevator component manufacturing company, from May 2017 to March 2018 and as interim President of power tools of Apex Tool Group, LLC, a hand and power tool manufacturing company, from November 2014 to April 2015. Mr. Marx received a master of engineering equivalent in mechanical engineering and an M.B.A. equivalent from RWTH Aachen University, Germany, and a doctorate in business administration from Cologne University, Germany. We believe Mr. Marx is qualified to serve on our board of directors due to his extensive experience in the automobile industry as well as his experience in finance.

Steven M. Shindler. Mr. Shindler has served as a member of our board of directors since September 2020. He served as Chief Financial Officer of VectoIQ from January 2018 through the completion of the Business Combination. Mr. Shindler is a director of NII Holdings, Inc., a holding company that previously owned providers of wireless communication services under the Nextel brand in Latin America. Mr. Shindler served as Chief Executive Officer of NII from 2012 to August 2017 as well as from 2000 to 2008. Mr. Shindler served as Executive Vice President and Chief Financial Officer of Nextel Communications, Inc., a wireless service operator, from 1996 to 2000. Prior to joining Nextel, Mr. Shindler was Managing Director of Communications Finance at The Toronto Dominion Bank. Mr. Shindler is also a founding partner of RIME Communications Capital, a firm that has invested in early stage media, tech and telco companies. Mr. Shindler received a bachelor of arts degree in economics from the University of Michigan and an M.B.A. from Cornell University. We believe Mr. Shindler is qualified to serve on our board of directors due to his corporate financial management and strategic planning experience, including financial and operational knowledge and experience.

DeWitt C. Thompson, V. Mr. Thompson has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from July 2017 to June 2020. Mr. Thompson has served as Chairman and Chief Executive Officer of Thompson Machinery Commerce Corporation, a Caterpillar distributor in Tennessee and Mississippi, servicing heavy machinery, on-highway trucks, and power systems, since 1995. He has also served as Chairman for Aries Clean Energy since April 2010. Mr. Thompson founded PureSafety in 1999 and served as Chairman until the purchase of that company by Underwriters Laboratories in 2011. Mr. Thompson is also an owner and director of the Nashville Predators and sits on the board of directors for Wealth Access. He received a bachelor of science degree from the engineering school at Vanderbilt University. We believe Mr. Thompson is qualified to serve on our board of directors due to his extensive experience in renewable energy and machinery.

Jeffrey W. Ubben. Mr. Ubben has served as a member of our board of directors since June 2020, and prior to that, a member of the board of directors of Legacy Nikola from September 2019 to June 2020. Mr. Ubben founded Inclusive Capital Partners, L.P., a financial services company, in July 2020, and is a Managing Partner and member of the Management Committee. As of June 2020, Mr. Ubben retired from his positions at ValueAct Capital Management, L.P., a financial services company which he founded in 2000, where he served as Chief Executive Officer, member of the Management Committee, Chief Investment Officer, and Portfolio Manager. Mr. Ubben also founded Inclusive Capital Partners Spring Master Fund, L.P., an investment fund formerly known as ValueAct Spring Master Fund, L.P. in 2018, and currently serves as Portfolio Manager. Mr. Ubben has served as a member of the boards of directors of numerous public and private companies, including: Exxon Mobil Corporation (NYSE: XOM), an energy company, where he has served since February 2021; AppHarvest, Inc. (Nasdaq: APPH), an agricultural technology company, where he has served since March 2019, and is a member of the nominating and corporate governance committee; The AES Corporation (NYSE: AES), an electrical power distribution company, where he has served since January 2018, and is a member of the compensation and financial and audit committees; Enviva Partners, LP (NYSE: EVA), an industrial wood pellet production company, where he has served since June 2020, and is a member of the compensation and health, safety, sustainability and environmental committees; Twenty-First Century Fox, Inc. (Nasdaq: TFCF and TFCFA), a multinational mass media corporation which was acquired by Walt Disney Co (NYSE: DIS) in March 2019, from November 2015 to April 2018; and Willis Towers Watson plc (NYSE: WSH), a multinational risk management, insurance brokerage and advisory company, or Willis Towers, from January 2016 to November 2017, and Willis Group Holding plc, a subsidiary of Willis Towers, from July 2013 to January 2016. Mr. Ubben received a bachelor of arts degree in economics and political science from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe Mr. Ubben is qualified to serve on our board of directors due to his extensive background in finance and experience with numerous public company boards.

Bruce L. Smith. Mr. Smith has served as a member of our board of directors since November 2020. He has served as chairman and chief executive officer of Detroit Manufacturing Systems LLC, a Tier 1 component manufacturer for global automotive brands, since July 2018. Prior to joining Detroit Manufacturing Systems LLC, Mr. Smith served as President and Chief Executive Officer of BTM Company, a global leader of precision engineered tooling and production equipment, from July 2015 to July 2018. Mr. Smith also served as President and Chief Executive Officer of Elyria & Hodge Foundries, a company that produces complex gray and ductile iron castings, from April 2009 to July 2015, President and Chief Operating Officer of Guilford Mills, a high-tech performance fabrics supplier, from May 2005 to April 2009, President and Chief Executive Officer of Piston Group, an automotive supplier, from 2003 to 2005, and President and Chief Operating Officer of United Plastics Group, an international plastics manufacturer, from 2001 to 2003. Mr. Smith received a bachelor’s degree in mechanical engineering from Carnegie Mellon University, and an M.B.A. from Harvard University. We believe Mr. Smith is qualified to serve on our board of directors due to his extensive experience in the manufacturing industry.

Mary L. Petrovich. Ms. Petrovich has served as a member of our board of directors since December 2020. She has served as an operating executive at the Carlyle Group, a global asset management company, since June 2011, and as an advisor to American Security Partners, a private equity firm, since September 2013. Ms. Petrovich served in various capacities at AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, as Executive Chair from December 2014 through July 2019, following its acquisition by General Dynamics, as General Manager from 2008 to 2011, and as Chairman and Chief Executive Officer, from 2001 to 2008. Ms. Petrovich has served on the board of directors of Woodward, Inc. (Nasdaq: WWD), a designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets, since 2002. Ms. Petrovich served as a director of WABCO Holdings Inc. (NYSE: WBC), a global supplier of electronic, mechanical, electro-mechanical and aerodynamic products for manufacturers of commercial trucks, buses and trailers, and passenger cars, from November 2011 to December 2018. Ms. Petrovich also serves as chairman of the board of DealerShop, North America’s largest buying group for car dealers and a private company, and Traxen, a private company focused on developing useful combination of technologies to promote safe driving, efficient fuel use and to provide beneficial and actionable big data to heavy-duty trucking industry. Ms. Petrovich received a bachelor’s degree in engineering from the University of Michigan, and an M.B.A. from Harvard University. We believe Ms. Petrovich is qualified to serve on our board of directors due to her extensive experience in the automotive industry, and in particular, the trucking industry.

Board Composition

Our business and affairs are organized under the direction of our board of directors. Our board of directors consists of ten members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling, and direction to management. Our board meets on a regular basis and additionally as required.

Our board of directors was previously divided into three classes, each serving a staggered, three-year term. Pursuant to an amendment to our Bylaws approved by our board of directors in April 2021, our board of directors was declassified. Our board of directors consists of, Mark A. Russell, Stephen J. Girsky, Sooyean (Sophia) Jin, Michael L. Mansuetti, Gerrit A. Marx, Mary M. Petrovich, Steven M. Shindler, Bruce L. Smith, DeWitt Thompson, V and Jeffrey W. Ubben, each of who shall serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified. Mr. Girsky serves as Chairman of our board of directors.

At each annual meeting of stockholders, ten directors will be elected to serve from the time of election and qualification until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.

Director Independence

Our board of directors determined that each of our directors, other than Mark A. Russell, qualifies as an independent director, as defined under the listing rules of Nasdaq, or the Nasdaq listing rules, and our board consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq listing rules relating to director independence requirements. There are no family relationships among any of our directors or executive officers. In addition, our board of directors considered the fact that Messrs. Girsky and Shindler served as President and Chief Executive Officer and Chief Financial Officer, respectively, of VectoIQ, our predecessor company prior to the business combination with Legacy Nikola on June 3, 2020, and in such respective capacities, participated in the preparation of financial statements of VectoIQ, but did not participate in the preparation of Legacy Nikola’s financial statements. Based on advice from Nasdaq, our board of directors determined that Messrs. Girsky and Shindler qualify as independent directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee in 2020 was at any time during 2020 or at any other time an officer or employee of ours, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

In connection with the closing of the Business Combination, our board of directors established an audit committee, a compensation committee, and a nominating and corporate governance committee and adopted a charter for each of these committees, which complies with the applicable requirements of the Nasdaq listing rules. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

Our audit committee consists of Steven M. Shindler, Sooyean (Sophia) Jin and Michael L. Mansuetti. Our board of directors has determined that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, our board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Shindler serves as the chair of the audit committee. Our board of directors determined that Mr. Shindler qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the board considered Mr. Shindler’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing our financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•

obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of our independent auditor’s lead audit and concurring partners and the rotation of other audit partners as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating the audit committee charter biennially and recommending any proposed changes to the board.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Gerrit A. Marx, DeWitt C. Thompson, V and Bruce L. Smith. Mr. Marx serves as the chair of the compensation committee. Our board of directors has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq. The functions of the committee include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	making recommendations to the board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board;

•	reviewing and making recommendations to the board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans, to the extent such authority is delegated by the board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensation, perquisites and special or supplemental benefits for our executive officers;

•

reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the compensation committee charter biennially and recommending any proposed changes to the board.

The composition and function of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Jeffrey W. Ubben, Stephen J. Girsky and Mary L. Petrovich. Our board of directors has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of Nasdaq. Mr. Ubben serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the board;

•	evaluating the performance of the board, committees of the board and individual directors and determining whether continued service on the board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the board;

•	evaluating the current size, composition and organization of the board and its committees and making recommendations to the board for approvals;

•	developing a set of corporate governance policies and principles and recommending to the board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board current and emerging corporate governance trends; and

•	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the Delaware General Corporation Law, or the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

•

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’

fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

Our board of directors adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The board also adopted a Code of Ethics for Senior Financial Officers, or the Code of Ethics, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions identified by the board and other key management employees. The Code of Conduct is available on our website at www.nikolamotor.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The audit committee of the board is responsible for overseeing the Code of Conduct and the Code of Ethics and must approve any waivers of the Code of Conduct for employees, executive officers and directors and the Code of Ethics for senior financial officers. We expect that any amendments to the Code of Conduct and Code of Ethics, or any waivers of their requirements, will be disclosed on our website.

2020 Director Compensation

The discussion below relates to the compensation of our non-employee directors following the closing of the Business Combination in June 2020.

Our non-employee director compensation program is designed to provide competitive compensation and to reward directors solely in the form of stock-based compensation to align the interests of directors with the interests of stockholders. Compensation consists of an annual grant of a restricted stock unit award under our 2020 Stock Plan, with a grant date fair market value of $200,000, which vests in full on the first anniversary of such grant date, subject to continued service through such vesting date. In addition, each committee chair is awarded an annual grant of RSUs with a grant date fair market value of $10,000, to vest in full on the first anniversary of such grant date, subject to continued service through such vesting date. The chairman of our board of directors is awarded an annual grant of RSUs with a grant date fair market value of $350,000, to vest in full on the first anniversary of such grant date, subject to continued service through such vesting date.

Role	Cash Retainer $	Equity Retainer $	Special Equity Retainer $	Total Compensation $
Chairman of the Board	—	200,000	150,000	350,000
Chair of a Committee	—	200,000	10,000	210,000
Director	—	200,000	—	200,000

For the initial award of RSUs following the closing of the Business Combination, the number of RSUs granted was based upon the Business Combination stock price of $10.00 per share, vesting in full on June 3,

2021 subject to continued service through such vesting date. Subsequent grants of RSUs under the non-employee director compensation program will be granted annually concurrent with grants made to our named executive officers, with the number of shares subject to such annual RSU grant based upon the average closing stock price of our common stock over the 21-trading days prior to the grant date.

Compensation under the director compensation program is subject to the annual limits on non-employee director compensation set forth in our 2020 Stock Plan. In addition, each equity award granted to the eligible directors under the director compensation program will vest in full immediately prior to the occurrence of a change in control (as defined in our 2020 Stock Plan) to the extent outstanding at such time, subject to continued service through the closing of such change in control.

We reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings. Employee directors do not receive any compensation for service as a member of our board of directors.

The following table shows certain information with respect to the compensation of our non-employee directors during the fiscal year ended December 31, 2020. For directors elected in June 2020, the number of RSUs granted was determined based on the Business Combination stock price of $10.00 per share while the values shown represent the fair value of the award on the date of grant, reflecting the influence of our share price volatility on the grant date fair value. For directors appointed after June 2020, the number of RSUs was determined by dividing the grant value by the average closing stock price over the 21-trading days prior to the date of grant.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All other compensation ($)	Total ($)
Stephen J. Girsky	—	813,154	—	813,154
Sophia Jin	—	679,400	—	679,400
Michael L. Mansuetti	—	679,400	—	679,400
Gerrit A. Marx	—	713,370	—	713,370
Mary L. Petrovich(2)	—	72,487	—	72,487
Steven M. Shindler(3)	—	134,778	—	134,778
Bruce L. Smith(4)	—	98,920	—	98,920
Lonnie R. Stalsberg(5)	—	679,400	—	679,400
DeWitt C. Thompson, V	—	679,400	—	679,400
Jeffrey W. Ubben	—	713,370	—	713,370

(1)

Amounts represent the aggregate fair value of the RSUs computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for financial reporting purposes, rather than amounts paid to or realized by the named individual. See the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.

(2)	Ms. Petrovich joined our board of directors in December 2020.
(3)	Mr. Shindler joined our board of directors in September 2020.
(4)	Mr. Smith joined our board of directors in October 2020.
(5)	Mr. Stalsberg ceased to be a director effective September 29, 2020.

The following table sets forth the aggregate number of shares of common stock underlying RSUs outstanding on December 31, 2020:

Name	Number of shares
Stephen J. Girsky	25,665
Sophia Jin	20,000
Michael L. Mansuetti	20,000
Gerrit A. Marx	21,000
Mary L. Petrovich	4,307
Steven M. Shindler	6,301
Bruce L. Smith	5,324
Lonnie R. Stalsberg	—
DeWitt C. Thompson, V	20,000
Jeffrey W. Ubben	21,000

In November 2020, members of our board of directors at the time, executive officers, their affiliates and certain entities associated with those individuals, voluntarily agreed to extend their original lock-up provisions which were agreed to in connection with the Business Combination, from December 2020 to April 30, 2021. On May 1, 2021, the provisions of the lock-up agreements, including the extension, expired.

Director Nominations

Our nominating and corporate governance committee recommends to our board of directors candidates for nomination for election at the annual meeting of the stockholders. Our Bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of the board or a committee of the board. In order for a stockholder nomination to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers character, integrity, judgment, leadership, diversity of backgrounds, age, gender, ethnicity, independence, skills, education, expertise, business acumen, professional experience, knowledge of or experience in the industry in which we operate in, understanding of our business, the ability of the candidate to devote sufficient time and attention to the affairs of the company, and the extent to which a particular candidate would fill a present or anticipated need on the board.

EXECUTIVE COMPENSATION

This section explains how our executive compensation program is designed and operates with respect to our named executive officers for 2020 listed below.

Name	Position
Mark A. Russell	President, Chief Executive Officer and Director
Kim J. Brady	Chief Financial Officer
Pablo M. Koziner	President, Energy & Commercial
Britton M. Worthen	Chief Legal Officer
Joseph R. Pike	Chief Human Resources Officer
Trevor R. Milton	Former Executive Chairman

Compensation Discussion and Analysis

Overview

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

We believe the fundamental measure of our success will be the stockholder value we create over the long term. Our executive compensation program is designed to reward the successful development and commercialization of transportation and energy solutions, objectives we expect to take multiple years to fully realize. Accordingly, consistent with our origins as a start-up and the nature of these business goals, our compensation scheme is oriented heavily towards long-term equity incentive awards that vest over an extended period, coupled with below-market base salaries and no annual cash bonus program. We believe our executive compensation program is designed to foster long-term thinking and decision making, rewards execution over many years and is aligned with our stockholders’ interests to reward behaviors that generate sustained value creation for the company. We do not reward the narrow achievement of a few discrete, short-term performance goals, financial or otherwise.

This Compensation Discussion and Analysis addresses our compensation structure and compensation philosophy following the closing of the Business Combination in June 2020, once we became a public company.

Role of the Compensation Committee

Our compensation committee has overall responsibility for recommending to our board of directors the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Each member of our compensation committee qualifies as an “independent director” under Nasdaq stock market rules.

Our compensation committee regularly reviews our executive compensation program to ensure we are well positioned from governance, business, talent and competitive perspectives. We may from time to time make new equity awards or adjust components of our executive compensation program in connection with our periodic compensation review. Our compensation committee meets regularly in executive session without members of management present. Additionally, our Chief Executive Officer is not present during our board of directors or our compensation committee deliberations or votes on his compensation.

Role of Executive Management

Management is responsible for recommending and administering the structure and design of our compensation programs. Management recommends key performance objectives, strategies and plans to achieve those objectives, and the alignment between the achievement of those performance objectives and the compensation to be realized by our employees, including our executive officers. Our compensation committee considers these recommendations, determines the compensation structure and goals using its own judgment, and approves the specific compensation for each of our executive officers, other than for our Chief Executive Officer whose compensation is approved by our board of directors.

In addition, our board of directors has delegated certain responsibilities to management to grant and administer quarterly equity awards, subject to board-approved guidelines and limitations. For example, management is not authorized to grant stock awards to any of our executive officers, nor may it grant awards in excess of individual or aggregate limitations. Our board of directors has delegated to our compensation committee oversight authority over management’s execution of its delegated responsibilities.

Compensation Program Objectives

The primary objectives of our executive compensation program are to:

•	Attract, retain, incent and reward highly qualified executives who are committed to our mission, objectives and a “shared success” culture.

•	Create an internally equitable and externally competitive compensation program that rewards executives for their performance and contributions to our long-term business results.

•	Ensure the predominant portion of each executive’s compensation is tied to our share price performance, thereby aligning executive interests directly with those of our stockholders.

•

Reward performance over multiple years by vesting equity awards following the third anniversary of grant, thereby aligning the timing of executive compensation with the time horizon required by business objectives.

•

Adhere to the highest standards of corporate governance through the deliberate and objective review and approval by an independent board and disclosure of our programs to our stockholders. Specifically, we believe that transparency to stockholders regarding our executive compensation program with enough information and context to assess our program and practices, and their effectiveness, is essential.

Compensation Program Elements

We believe the best measure of our performance is how we are valued over the long term. To focus our executives on the achievement of key initiatives and reward them with the creation of long-term value, we pay them primarily with restricted stock unit awards that have long vesting periods. Our executive compensation program has two basic components:

Compensation Element	Principles and Objectives
Annual Salary	• Promotes value creation with salaries that are significantly below competitive norms.
Equity Awards

•   Promotes a foundation of retention and optimizes stockholder alignment.

•   Denominated as an annual grant value, delivered as restricted stock units, that cliff-vest following the third anniversary of grant.

Compensation Decisions for 2020

Our executive compensation program is simple, clear and presents a unique approach to pay and rewards. Our low-cash, high-stock pay mix demonstrates that our executive officers believe in our long-term potential and aligns the interests of our executive officers with our stockholders.

Executive Compensation Program Highlights

Prospective Annual Cash Compensation(1)	Prospective Annual Cash Bonus(2)	Cliff Vesting Period for Annual and Performance Stock Grants	Amount of 2020 Performance Stock Award Earned to Date by NEOs

$1	$0	3 YEARS	$0

(1)	Salaries were paid by Legacy Nikola to our executive officers in 2020 prior to the Business Combination. See the section entitled “—Summary Compensation Table.”
(2)

Our Chief Financial Officer was paid a cash bonus in 2020 in connection with Legacy Nikola’s Series D preferred stock financing prior to the Business Combination. See the section entitled “—Summary Compensation Table.”

CEO 2020 Pay Highlights

The compensation of our Chief Executive Officer is comprised primarily of stock awards that require continued service over three years and, in the case of the performance award described below, require significant appreciation in our share price prior to performance shares being earned by our Chief Executive Officer. This approach ensures our stockholders are rewarded by our performance over time prior to our executive officers realizing compensation from stock awards made in 2020.

2020 Base Salary Realized Before the Business Combination	Percentage of RSUs Granted in 2020 With Performance Conditions	Number of RSUs Granted in 2020 that Vest Prior to 2023	Number of Shares of 2020 Performance Award that Vest if Performance Targets are not Achieved	Projected Annualized Total Stockholder Return Required for the CEO to Earn the Full Performance Award(1)

$173,076	87%	0	0	76.5%

(1)	Represents the annualized return required to achieve the highest share price milestone of $55 over the three year performance period from the Business Combination stock price of $10.

CEO and Other NEO Pay Mix 2020

The pay mix of compensation awarded to our Chief Executive Officer and other named executive officers is variable, at-risk and contingent on us achieving our key product development targets, commercial growth plans, and delivering sustained increases in stockholder value.

*

The cash compensation percentage has been rounded up to the nearest percentage point and the performance stock grant percentage has been rounded down to the nearest percentage point. All stock awards reflect values as disclosed in the Grants of Plan-Based Awards Table. In addition, salaries were paid by Legacy Nikola to our executive officers in 2020 prior to the Business Combination and entry into amended and restated employment agreements. See the section entitled “—Summary Compensation Table.”

Annual Salary

In connection with the closing of the Business Combination and adoption of the 2020 compensation program, each named executive officer requested a salary of $1.00 per year going forward, declining all salary above that amount. Our executive officers are committed to our long-term success and have willingly foregone near-term cash compensation for the opportunity to create innovative products and energy ecosystems that will positively impact the world.

Equity Awards

A core principle of our executive compensation program is that the majority of compensation awarded to our executive officers is variable, at-risk, performance-based and dependent on the long-term performance of our common stock. This means that our executives are rewarded when they produce value for our stockholders through the achievement of our product and commercial objectives and, ultimately, when our stockholders are rewarded.

In June 2020, we approved equity awards to each of our executive officers in connection with the Business Combination, in the form of time-based restricted stock units that vest wholly on the third anniversary of the grant date. The annual values of the time-based restricted stock units were designed to approximate competitive total compensation levels generally applicable to each position, recognizing that our cash compensation is comprised solely of $1 and no annual bonus. For 2020, the number of restricted stock units granted was determined by dividing the grant value by the Business Combination stock price of $10 per share. Going forward, the number of restricted stock units granted will be determined by dividing the grant value by the average closing stock price over the 20-trading days prior to the date of grant.

Pay Determination

Our compensation committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. Our compensation committee did not engage an outside advisor with respect to the development of the 2020 executive compensation or director compensation programs.

Due to the uniqueness of our business, the relative immaturity of the industry, and the lack of direct competitors, we do not use a peer group of specific companies for compensation comparisons. Nevertheless, we reference executive compensation data from a broad array of industrial companies, adjusted to reflect our relative size and market valuation, to understand relevant and applicable market data for executive positions. We believe the target total annual pay for each executive officer, including that for the Chief Executive Officer, is appropriately positioned vis-à-vis the competitive norms established by a broad array of comparably sized industrial companies.

Furthermore, and in our view just as importantly, we actively manage the differences in pay within and across our job levels to appropriately reflect the internal value of positions relative to each other, recognizing the team-based nature of work and the impact of pay equity on the engagement of our employees and internal culture. We believe these pay ratios reflect an appropriate balance between external competitiveness by position and internal equity.

Post-Business Combination Annual Compensation for 2020

Name and Position	Annual Salary ($)(1)	Target Bonus ($)(2)	Target Stock Award ($)(3)	Target Total Pay ($)
Mark A. Russell President and Chief Executive Officer	1	0	6,000,000	6,000,001
Kim J. Brady Chief Financial Officer	1	0	3,200,000	3,200,001
Pablo M. Koziner President, Energy & Commercial	1	0	3,100,000	3,100,001
Britton M. Worthen Chief Legal Officer	1	0	3,000,000	3,000,001
Joseph R. Pike Chief Human Resources Officer	1	0	2,000,000	2,000,001

(1)	Salaries were paid by Legacy Nikola to our executive officers in 2020 prior to the closing of the Business Combination. See the section entitled “—Summary Compensation Table.”
(2)

Our Chief Financial Officer was paid a cash bonus in 2020 in connection with Legacy Nikola’s Series D preferred stock financing prior to the Business Combination. See the section entitled “—Summary Compensation Table.”

(3)	Time-based RSUs vest 100% following the third anniversary of grant, subject to continued service through that date.

One-Time 2020 Performance Award

During the second quarter of 2020, in anticipation of and in connection with the Business Combination, executive management and the independent members of our board of directors began discussions about how to structure a one-time incentive award to lead Nikola through the next phase of its development by promoting the creation of stockholder value through the achievement of key vehicle and commercial milestones. After analysis by our independent board members, our board of directors granted a one-time performance award to each of our named executive officers as of the effective date of the Business Combination, June 3, 2020. We believe these performance awards are within the competitive range of multi-year grants made by companies in connection with initial public offerings. We do not expect to grant additional performance awards to our executive officers during the three-year performance period.

The performance award is comprised of a restricted stock unit award with a three-year performance period, divided among three separate tranches that are each dependent on the sustained achievement of a defined share price milestone. Each of the three tranches of the performance award will vest upon certification by our board of directors that both (i) the share price milestone for such tranche, which begins at $25 for the first tranche and increases by share price increments of $15 thereafter to $40 and to $55 and (ii) continued employment through the end of the performance period, are met. The share price milestones are deemed achieved only if our closing share price meets or exceeds the specific share price milestone for 20 consecutive trading days during the performance period. Any performance awards underlying share price milestones that are not achieved will be cancelled.

In establishing the share price milestones, our board of directors considered a variety of factors, including our then-current stage of development, internal product development targets and commercial growth plans and anticipated growth trajectory. These reference points led to market capitalization multiples that were then translated into specific share price targets. Our board of directors considers each of the share price milestones to be challenging hurdles. For example, to meet all three share price milestones, we will have to add approximately $18 billion to our initial market capitalization of approximately $4 billion at the time of the closing of the Business Combination, reflecting significant appreciation in stockholder value over a three-year period.

Achieving a share price of less than $25 results in no performance awards being earned. Under this approach, our market capitalization is required to increase from its initial approximate $4 billion valuation (at a share price of $10) to approximately $10 billion (at a share price of $25) prior to any performance awards being earned, effectively ensuring stockholders receive a return prior to the executive officers being compensated under the plan.

The number of shares underlying the performance awards was determined as a percentage of the increase in our market capitalization above the Business Combination share price of $10 per share.

For example, at a share price of $25, the performance awards are designed to deliver total target value equal to 1.5% of the incremental gains in our equity value above the initial Business Combination share price of $10 per share. The achievement of the maximum target of the performance awards, which requires a share price of $55, is designed to deliver total target value equal to 5.0% of the incremental gains in our equity value above the Business Combination share price of $10 per share. The achievement of the maximum target would require an annualized total shareholder return of 76.5% over the three-year performance period. No additional performance awards are earned at share prices above $55.

This plan design ensures our equity value must increase by more than 150% from the Business Combination share price of $10 per share before our named executive officers earn an incentive payout. No performance awards are earned for any share prices below $25 per share.

Share Price	Nikola Equity Value	Incremental Gains to Stockholders	Gains to Stockholders (%)	Gains to Executive Officers (%)	Total Performance Shares (#)
$10.00 (Business Combination Price)	$4 billion	—	—	—	—
$25.00	$10 billion	$6 billion	98.5%	1.5%	3,598,000
$40.00	$16 billion	$12 billion	97.0%	3.0%	8,994,000
$55.00	$22 billion	$18 billion	95.0%	5.0%	16,356,000

In light of Mr. Milton’s separation from the company in September 2020, the other executive officers volunteered, and our board of directors approved, to reset the commencement of the performance period to September 20, 2020, in order to clearly demonstrate our desire to align compensation with the stockholder experience and expectations. The end of the performance period on June 3, 2023 remains unchanged.

The number of restricted stock units underlying the performance awards granted to each of our named executive officers is as follows:

Share Price	Performance Awards Granted in June 2020						Performance Awards Granted in December 2020	Total Performance Shares Outstanding(3)
	Former Executive Chairman(1)	Chief Executive Officer	Chief Financial Officer	Chief Legal Officer	Chief Human Resources Officer	Total Performance Shares Granted	President, Energy & Commercial(2)
$10.00	—	—	—	—	—	—	—	—
$25.00	1,069,000	1,069,000	570,000	534,000	356,000	3,598,000	400,557	2,929,557
$40.00	1,603,000	1,603,000	855,000	801,000	534,000	5,396,000	600,835	4,393,835
$55.00	2,187,000	2,187,000	1,166,000	1,093,000	729,000	7,362,000	819,320	5,994,320
Total	4,859,000	4,859,000	2,591,000	2,428,000	1,619,000	16,356,000	1,820,712	13,317,712

(1)	In connection with Mr. Milton’s separation, all performance awards granted to him were canceled and returned.
(2)

In connection with Mr. Koziner’s promotion to President, Energy & Commercial and being appointed an executive officer, our board of directors granted performance awards to him on the same terms as the other named executive officers but with the number of performance shares adjusted by the number of months remaining in the performance period and adjusted by the stock price at the time the grant was approved by our board of directors in December 2020.
(3)

This column shows the total number of shares underlying performance awards outstanding as of the end of the fiscal year after accounting for the cancellation of Mr. Milton’s award and the grant of Mr. Koziner’s award.

The potential value to be realized by our named executive officers under the performance award program upon the conclusion of the performance period varies widely depending on, among other things, our ability to achieve our internal product and commercial objectives and the external industrial and macroeconomic circumstances at the time of vesting. For illustration, performance awards are unearned and have no realizable value at share prices below $25. Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that our named executive officers ultimately realize is dependent on a number of factors, including: (i) the vesting of certain awards only upon the successful achievement of a number of share price milestone targets, including milestones that have not yet been achieved; (ii) the fact that our named executive officers do not receive any cash if they do not actually sell shares and thereby reduce their investment in us, and do not receive any cash to the extent that they sell only shares sufficient to cover income taxes with respect to their earned awards; and (iii) the then-current market value of our common stock at the times at which our named executive officers may elect to actually sell their shares.

If a change in control occurs prior to the end of the three-year performance period, the achievement of share price milestones will be based on our performance through the closing of such change in control. The amount of the performance award that would have been earned based on this measurement will be converted to time-based restricted stock units immediately prior to the change in control, or the Converted Awards. The Converted Awards shall vest on the final day of the performance period, subject to the executive’s continued service as an employee of the successor corporation through the end of the performance period. In the event the Converted Awards are not assumed or continued, or an equivalent award substituted, the Converted Awards shall become fully vested immediately prior to the consummation of such change in control.

No Perquisites Policy

We do not provide perquisites or other personal benefits to our named executive officers, all of whom are employed on an at-will basis. We do not maintain nonqualified deferred compensation plans, supplemental executive retirement plan benefits, or change-in-control benefits for our executive officers. Additionally, we do not provide tax gross-ups except in the case of standard relocation benefits available to similarly situated executives. During 2020, we provided a reimbursement for qualified moving expenses in the aggregate amount of $27,287 to Mr. Brady to facilitate his relocation to Phoenix, Arizona, and provided him an additional $23,279 to offset the taxes incurred by that reimbursement.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a 401(k) plan for which no match was provided during 2020;

•	vacation and paid holidays;

•	short-and long-term disability insurance; and

•	a health savings account.

Anti-Hedging Policy

Under our insider trading policy, our directors, officers, employees, consultants and contractors are prohibited from engaging in short sales of our securities, purchases of our securities on margin, hedging or monetization transactions through the use of financial instruments, and options and derivatives trading on any of the stock exchanges or futures exchanges, without prior written pre-clearance from our Chief Legal Officer or Chief Financial Officer.

2020 Summary Compensation Table

The following table sets forth information concerning the total compensation of our named executive officers during the fiscal year ended December 31, 2020:

Name and principal position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)		All Other Compensation ($)(5)	Total ($)
Mark A. Russell	2020	173,077	—		159,026,298		—		—	159,199,375
President and Chief Executive Officer	2019	250,866	—		—		6,307,496	(4)	—	6,558,362

Kim J. Brady	2020	144,231	1,041,139	(2)	84,800,710		—		50,566	86,036,646
Chief Financial Officer	2019	250,000	—		—		—		12,451	262,451

Pablo M. Koziner	2020	2	—		31,473,917		—		—	31,473,919
President, Energy & Commercial

Britton M. Worthen Chief Legal Officer	2020	144,231	—		79,470,349		—		—	79,614,580

Joseph R. Pike	2020	115,385	—		52,992,744		—		—	53,108,129
Chief Human Resources Officer

Trevor R. Milton	2020	153,462	—		159,026,298	(6)	—		—	159,179,760
Former Executive Chairman	2019	266,000	—		—		—		—	266,000

(1)

The salary amounts reflect actual base salary payments earned by our named executive officers in the applicable fiscal year. For 2020, the amounts shown represent total salary paid to our named executive officers during full fiscal year 2020, reflecting pre-Business Combination salaries to Messrs. Russell, Brady, Worthen, Pike and Milton of $300,000, $250,000, $250,000, $200,000 and $266,000, respectively, and post-Business Combination salaries of $1 to each of our named executive officers.
(2)

Pursuant to Mr. Brady’s employment agreement with Legacy Nikola, the amount shown in this column represents a cash bonus paid in connection with Legacy Nikola’s Series D investment round, prior to the Business Combination.

(3)

The amounts in this column represent the aggregate fair value of restricted stock unit awards and market-based performance restricted stock unit awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. The one-time 2020 Performance Award is intended to compensate our named executive officers over its three-year term and will become vested as to all shares subject to it only if our share price increases to $55 during the three-year performance period. Each tranche of the total number of shares subject to the award will become earned only to the extent specific share price milestones are achieved, and earned shares are only distributed at the conclusion of the performance period subject to such executive officer’s continued service. This award was designed to be an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the performance milestones was selected to be difficult to achieve and dependent on our achievement of our product and commercial objectives over many years. Any performance awards not earned upon the end of the performance period will be forfeited. As of the date of this filing, none of the share price milestones have been achieved and none of the performance awards have been earned. See the notes to our consolidated financial statements for the year ended December 31, 2020 contained elsewhere in this prospectus for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards. There can be no assurance that stock award performance milestones will be achieved (in which case no value will be realized by the individual) or that the value upon achievement will approximate the fair value as computed in accordance with ASC 718.

(4)

The amounts in this column represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.

(5)

We made no matching contributions to the 401(k) Plan during 2020. Pursuant to Mr. Brady’s employment agreement, in connection with his relocation to Phoenix, Arizona, we paid $27,287 for qualified relocation expenses and an associated $23,279 to offset the taxes incurred by that relocation reimbursement during 2020. Additionally, we paid or reimbursed airfare and temporary living expenses in the amount of $8,395, plus a corresponding tax gross up payment of $4,056 during 2019.

(6)

In September 2020, we entered into a separation agreement with our former executive chairman, which resulted in a modification of his 600,000 time-based restricted stock units and cancellation of all market-based performance restricted stock units. The modification resulted in us recognizing total stock-based compensation of $16.5 million for the awards.

2020 Grants of Plan-Based Awards Table

The following table presents information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2020:

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mark A. Russell	2020/06/03	—	—	—	600,000	20,382,000
	2020/06/03	—	1,069,000	—	—	30,502,316
	2020/06/03	—	1,603,000	—	—	45,739,208
	2020/06/03	—	2,187,000	—	—	62,402,774
Kim J. Brady	2020/06/03	—	—	—	320,000	10,870,400
	2020/06/03	—	570,000	—	—	16,264,098
	2020/06/03	—	855,000	—	—	24,396,146
	2020/06/03	—	1,166,000	—	—	33,270,066
Pablo M. Koziner	2020/08/17	—	—	—	300,000	13,071,000
	2020/12/22	—	400,557	—	—	5,363,458
	2020/12/22	—	600,835	—	—	6,236,837
	2020/12/22	—	819,320	—	—	6,802,622
Britton M. Worthen	2020/06/03	—	—	—	300,000	10,191,000
	2020/06/03	—	534,000	—	—	15,236,891
	2020/06/03	—	801,000	—	—	22,855,337
	2020/06/03	—	1,093,000	—	—	31,187,120
Joseph R. Pike	2020/06/03	—	—	—	200,000	6,794,000
	2020/06/03	—	356,000	—	—	10,158,587
	2020/06/03	—	534,000	—	—	15,237,881
	2020/06/03	—	729,000	—	—	20,802,276
Trevor R. Milton	2020/06/03	—	—	—	600,000	20,382,000	(4)
	2020/06/03	—	1,069,000	—	—	30,502,316	(4)
	2020/06/03	—	1,603,000	—	—	45,739,208	(4)
	2020/06/03	—	2,187,000	—	—	62,402,774	(4)

(1)

Represents market-based performance restricted stock units granted pursuant to our 2020 Stock Plan based upon the achievement of share price milestones of our common stock between September 20, 2020 through June 3, 2023, subject to continued service through June 3, 2023. The target number of shares will be either earned or unearned; there are no threshold or maximum levels of the award.

(2)

For all named executive officers other than Mr. Koziner, represents time-based RSUs granted pursuant to our Stock Plan on June 3, 2020 which vest 100% following the third anniversary of grant, subject to continued service through June 3, 2023. For Mr. Koziner, who was not an executive officer of the Company at the time of his hire in June 2020, the amount shown represents time-based RSUs granted pursuant to our Stock Plan on June 3, 2020, which vest semi-annually through the third anniversary of grant, subject to continued service through June 3, 2023.

(3)

The amounts in this column represent the aggregate fair value of restricted stock unit awards and market-based performance awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. See the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards. There can be no assurance that stock award performance milestones will be achieved (in which case no value will be realized by the individual) or that the value upon achievement will approximate the fair value as computed in accordance with ASC 718.

(4)

In September 2020, we entered into a separation agreement with our former executive chairman which resulted in a modification of his 600,000 time-based restricted stock units and cancellation of all market-based performance restricted stock units. The modification resulted in us recognizing total stock-based compensation of $16.5 million for the awards.

Outstanding Equity Awards at 2020 Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2020:

		Option Awards					Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(4)
Mark A. Russell	2019/02/27	8,843,299		—	1.06	2029/02/26	—	—	—	—
	2020/06/03	—		—	—	—	600,000	9,156,000	—	—
	2020/06/03	—		—	—	—	—	—	1,069,000	16,312,940
	2020/06/03	—		—	—	—	—	—	1,603,000	24,461,780
	2020/06/03	—		—	—	—	—	—	2,187,000	33,373,620
Kim J. Brady	2017/11/13	5,185,232		—	1.06	2027/11/12	—	—	—	—
	2018/12/21	5,090,182		—	1.06	2028/12/20	—	—	—	—
	2020/06/03	—		—	—	—	320,000	4,883,200	—	—
	2020/06/03	—		—	—	—	—	—	570,000	8,698,200
	2020/06/03	—		—	—	—	—	—	855,000	13,047,300
	2020/06/03	—		—	—	—	—	—	1,166,000	17,793,160
Pablo M. Koziner	2020/08/17	—		—	—	—	275,000	4,196,500	—	—
	2020/12/22	—		—	—	—	—	—	400,557	6,112,500
	2020/12/22	—		—	—	—	—	—	600,835	9,168,742
	2020/12/22	—		—	—	—	—	—	819,320	12,502,823
Britton M. Worthen	2017/11/01	61,482		—	1.06	2027/10/31	—	—	—	—
	2018/10/17	1,634,860		—	1.06	2028/10/16	—	—	—	—
	2018/11/01	55,326		—	1.06	2028/10/31	—	—	—	—
	2018/12/31	750,644	(5)	—	1.06	2028/12/31	—	—	—	—
	2019/03/19	2,851,500		—	1.06	2029/03/18	—	—	—	—
	2020/06/03	—		—	—	—	300,000	4,578,000	—	—
	2020/06/03	—		—	—	—	—	—	534,000	8,148,840
	2020/06/03	—		—	—	—	—	—	801,000	12,223,260
	2020/06/03	—		—	—	—	—	—	1,093,000	16,679,180
Joseph R. Pike	2018/10/17	409,712		—	1.06	2028/01/21	—	—	—	—
	2018/12/31	180,153	(5)	—	1.06	2028/12/31	—	—	—	—
	2020/06/03	—		—	—	—	200,000	3,052,000	—	—
	2020/06/03	—		—	—	—	—	—	356,000	5,432,560
	2020/06/03	—		—	—	—	—	—	534,000	8,148,840
	2020/06/03	—		—	—	—	—	—	729,000	11,124,540
Trevor R. Milton	2020/06/03	—		—	—	—	600,000	9,156,000	—	—

(1)

Time-based restricted stock units granted to our named executive officers vest 100% following the third anniversary of grant. The restricted stock units shown for Mr. Koziner, granted prior to him becoming an executive officer in December 2020, vest semi-annually over three years from the date of grant. The restricted stock units shown for Mr. Milton will be distributed to him on March 15, 2021 in connection with the terms of his separation agreement.

(2)

The market value of unvested time-based restricted stock units is calculated based on the closing price of our common stock ($15.26) as reported on the Nasdaq Global Select Market on December 31, 2020.

(3)

Market-based performance stock units granted to our named executive officers vest 100% following the third anniversary of grant to the extent we have achieved the defined performance milestones during the performance period. Mr. Milton forfeited his performance unit awards in connection with his separation from us in September 2020.

(4)

The market value of unvested market-based performance restricted stock units that have not vested is calculated based on the closing price of our common stock ($15.26) as reported on the Nasdaq Global Select Market on December 31, 2020. Because none of the market-based share price milestones had been achieved by December 31, 2020 and none of the performance award had been earned, the market value of the performance units was $0.

(5)

Represents performance-based stock options issued under Legacy Nikola’s Founder Stock Option Plan, effective as of December 31, 2018, or the Founder Stock Option Plan. These shares fully vested upon the closing of the Business Combination. For further details on the Founder Stock Option Plan, see the section entitled “Certain Relationships and Related Party Transactions—Transactions with Executive Officers.”

2020 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards by each of our named executive officers for the fiscal year ended December 31, 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized On Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mark A. Russell	380,200	3,402,000	—	—
Kim J. Brady	380,200	3,402,000	—	—
Pablo M. Koziner	—	—	25,000	474,500
Britton M. Worthen	380,200	3,402,000	—	—
Joseph R. Pike	65,538	586,437	—	—
Trevor R. Milton	—	—	—	—

(1)

In May 2020, VA Spring NM, LLC (currently known as Spring NM, LLC), or Spring NM, which is affiliated with Jeffrey W. Ubben, a member of our board of directors, purchased an aggregate of 2,356,655 shares of Legacy Nikola common stock from certain employees, advisors and former employees of Legacy Nikola, including stock option shares purchased from Messrs. Russell (200,000 shares), Brady (200,000 shares), Worthen (200,000 shares), and Pike (34,476 shares). The equivalent post-Business Combination number of shares of our common stock is shown.

(2)

Represents a cash exercise of the option for which we calculated the value realized based on the difference between the fair market value of our common stock on the date of exercise minus the exercise price of the option.

(3)

We computed the value realized upon vesting of restricted stock units by multiplying the number of shares of common stock underlying RSUs that vested by the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with each of our named executive officers that provide our named executive officers with severance protections. The employment agreements provide that our named executive officers will be eligible for severance benefits following an involuntary termination of employment without cause, whether or not in connection with a change in control.

Under the employment agreements, if the executive’s employment is terminated by us without cause, whether or not in connection with a change in control, then the executive will be entitled to receive (i) a cash severance payment, (ii) a cash payment covering 18 months of COBRA benefits continuation, (iii) full acceleration of time-based restricted stock units, and (iv) pro-rata acceleration of performance market-based restricted stock units. The severance payments described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of us and continued compliance with customary confidentiality and non-solicitation requirements for a period of two years following termination. All severance payments are subject to compliance with Section 409A.

If a change in control occurs prior to the end of the three-year performance period, the achievement of share price milestones will be based on our performance through the closing of such change in control. The amount of the performance award that would have been earned based on this measurement will be converted to time-based restricted stock units immediately prior to such change in control, or the Converted Awards. The Converted Awards shall vest on the final day of the performance period, subject to the executive’s continued service as an employee of the successor corporation through the end of the performance period. In the event that the Converted Awards are not assumed or continued, or an equivalent award substituted for the Converted Awards, the Converted Awards shall become fully vested immediately prior to the consummation of such change in control.

If, following a change in control, our named executive officer is terminated by us or a successor corporation without cause, then all Converted Awards shall fully vest at the time of termination, subject to compliance with Section 409A. For further details on employment agreements with our named executive officers, see the section entitled “Certain Relationships and Related Party Transactions—Transactions with Executive Officers—Employment Agreements.”

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with us occurred on December 31, 2020 and where relevant, that a change of control occurred on December 31, 2020.

	Value of Cash Payments ($)					Value of Accelerated Equity Awards ($)
Name	Change in Control Only Single- Trigger	Change in Control Double- Trigger(1)	Involuntary Termination(1)	Death, Disability	Retirement, Voluntary Termination	Change in Control Only Single- Trigger	Change in Control Double- Trigger(2)	Involuntary Termination(2)	Death, Disability(3)	Retirement, Voluntary Termination
Mark A. Russell	—	2,615,604	2,615,604	—	—	—	9,156,000	9,156,000	9,156,000	—
Kim J. Brady	—	1,067,953	1,067,953	—	—	—	4,883,200	4,883,200	4,883,200	—
Pablo M. Koziner	—	1,061,324	1,061,324	—	—	—	4,196,500	4,196,500	4,196,500	—
Britton M. Worthen	—	1,067,853	1,067,853	—	—	—	4,578,000	4,578,000	4,578,000	—
Joseph R. Pike	—	962,853	962,853	—	—	—	3,052,000	3,052,000	3,052,000	—
Trevor R. Milton	—	—	—	—	—	—	—	—	—	9,156,000	(4)

(1)

For involuntary terminations with or without a change in control, pursuant to their employment agreements, our named executive officers would be entitled to a cash severance payment plus a cash lump sum amount equivalent to 18 months of COBRA benefits continuation in exchange for a release of claims against us and other covenants determined to be in our best interests.

(2)

For involuntary terminations with or without a change in control, all outstanding stock options and restricted stock units immediately vest in full. For involuntary terminations without a change in control, outstanding performance units will vest in an amount based upon the stock price milestones achieved prior to the executive’s termination date and then pro-rated for the amount of time that the executive was employed during the Performance Period. For involuntary terminations following a change in control, outstanding performance units that converted to time vested stock awards units based upon the stock price milestones achieved in the change in control vest. Because all stock options held by our named executive officers had already vested, and because none of the performance stock price milestones had been achieved by fiscal year end, the values shown reflect the number of accelerated time-based restricted stock units multiplied by the closing stock price ($15.26) on the last day of 2020.

(3)

For terminations due to death and disability, all outstanding stock options and restricted stock units held by our named executive officers will vest immediately. Outstanding performance units will vest in an amount based upon the stock price milestones achieved prior to the date of the executive’s death or termination due to disability. Because all stock options held by our named executive officers had already vested, and because none of the performance stock price milestones had been achieved by fiscal year end, the values shown reflect the number of accelerated time-based restricted stock units multiplied by the closing stock price ($15.26) on the last day of 2020.

(4)	Represents value as of December 31, 2020. Value of Mr. Milton’s accelerated fully vested RSUs pursuant to the separation agreement is $16,548,000 as of the separation date.

Equity Compensation Plan Information

The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2020.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	50,873,467		$1.28	28,523,925
Equity compensation plans not approved by security holders	—		—	—

Total	50,873,467	(1)	$1.28	28,523,925	(2)

(1)

Consists of 32,529,224 shares issuable upon exercise of options outstanding under our 2017 Option Plan, 5,026,531 shares issuable upon vesting of outstanding RSUs under our 2020 Stock Plan, and 13,317,712 shares issuable upon vesting settlement of market-based RSUs outstanding under our 2020 Stock Plan. There are no options outstanding under our 2020 Stock Plan. The weighted average exercise price in column (b) does not take into account the RSUs or market-based RSUs that have no exercise price.

(2)	Consists of 24,523,925 shares available for future issuance under our 2020 Stock Plan and 4,000,000 shares available for future issuance under the 2020 ESPP as of December 31, 2020.

Our 2020 ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock available for purchase under such plan shall be increased on the first day of each year beginning in 2021, equal to the lesser of (x) 1% of the number of shares of common stock outstanding on such date or (y) a lesser amount determined by our board of directors. For 2021, the board of directors elected not to increase the number of shares of common stock available for purchase under our 2020 ESPP.

The table above does not include options granted or issuable pursuant to the Founder Stock Option Plan. For further details on the Founder Stock Option Plan, see the section entitled “Certain Relationships and Related Party Transactions—Transactions with Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2018 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Private Placement

On June 3, 2020, a number of purchasers, each, a Subscriber, purchased from the company an aggregate of 52,500,000 shares of common stock, or the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, pursuant to separate subscription agreements, each, a Subscription Agreement, entered into effective as of March 2, 2020. Pursuant to the Subscription Agreements, the company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the closing of the Business Combination. Inclusive Capital Partners Spring Master Fund, L.P. (f/k/a ValueAct Spring Master Fund, L.P.), or Spring Master Fund, which is affiliated with Jeffrey W. Ubben, a member of our board of directors, purchased 5,000,000 shares of common stock in the PIPE for an aggregate purchase price of $50.0 million.

Stockholder Support Agreement

On March 2, 2020, Legacy Nikola, VectoIQ and certain Legacy Nikola stockholders entered into a Stockholder Support Agreement with the company, or the Stockholder Support Agreement, whereby certain Legacy Nikola stockholders agreed to vote all of their shares of Legacy Nikola’s capital stock in favor of the approval and adoption of the Business Combination and related transactions. Additionally, such stockholders agreed not to transfer any of their shares of Legacy Nikola common stock and Legacy Nikola preferred stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Indemnification Agreements

We entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. For more information regarding these indemnification arrangements, see the section entitled “Management—Limitation on Liability and Indemnification of Directors and Officers.” We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit our company and our stockholders.

Equity Financings

Series D Preferred Stock Financing

From September 30, 2019 through the closing of the Business Combination, Legacy Nikola sold an aggregate of 25,661,448 shares of Series D preferred stock for an aggregate purchase price of $250.0 million, pursuant to Legacy Nikola’s Series D preferred stock financing. In connection with the Series D preferred stock financing, Legacy Nikola entered into a Series D preferred stock purchase agreement and the CNHI Services Agreement with CNHI and Iveco. Under these agreements, Legacy Nikola issued to Iveco 25,661,448 shares of Series D preferred stock in exchange for a license valued at $50.0 million, $100.0 million in in-kind services and $100.0 million in cash.

In 2019, Legacy Nikola issued 5,132,291 shares of Series D preferred stock to Iveco in exchange for $50.0 million. Legacy Nikola also issued 5,953,515 shares of Series D preferred stock to Iveco in exchange for licensed Iveco technology and for $8.0 million in in-kind services.

In 2020, Legacy Nikola issued an additional 5,132,289 shares of Series D preferred stock to CNHI and Iveco in exchange for approximately $50.0 million pursuant to the Series D preferred stock purchase agreement and 9,443,353 shares pursuant to a Technical Assistance Service Agreement as a payment for in-kind services provided in the first and second quarter of 2020 as well as prepayment for additional services to be provided to us during the remainder of 2020 and 2021.

The following table summarizes purchases of Legacy Nikola’s Series D preferred stock by related persons and their affiliated entities. None of Legacy Nikola’s executive officers purchased shares of Series D preferred stock.

Stockholder	Shares of Series D Preferred Stock		Total Purchase Price
Iveco S.p.A.(1)	25,661,448	(3)	$250,000,016.92	(4)
ValueAct Spring Master Fund, L.P.(2)	1,539,688		$15,000,014.70

(1)	Gerrit A. Marx is a member of our board of directors and is affiliated with Iveco S.p.A.
(2)	Jeffrey W. Ubben is a member of our board of directors and is affiliated with ValueAct Spring Master Fund, L.P.
(3)	Includes shares committed for issuance to Iveco on or prior to the closing of the Business Combination.
(4)	Includes a cash investment and value of services rendered and licenses granted pursuant to the CNHI Services Agreement.

Stockholder Agreement

Legacy Nikola entered into a fourth amended and restated stockholder agreement dated September 30, 2019, or the Stockholder Agreement, which granted rights to certain holders of its stock, including (i) M&M Residual is controlled by Legacy Nikola’s Chief Executive Officer, Trevor R. Milton, (ii) OTW STL LLC, of which William Milton, previously a member of the Legacy Nikola’s board of directors, is a member, (iii) WI Ventures, LLC, Nimbus Holdings LLC, Green Nikola Holdings LLC, and CNHI, each of which held a beneficial ownership stake in Legacy Nikola that is greater than 5% as of the Closing Date, (iv) Thompson Nikola, LLC, Thompson Nikola II LLC, and Legend Capital Partners, of which DeWitt C. Thompson, V, a member of the Board, is the president, (v) ValueAct Spring Master Fund, L.P. and VA Spring NM, LLC, or VA Spring, which are affiliated with Jeffery W. Ubben, a member of the Board, (vi) Kim J. Brady, Legacy Nikola’s Chief Financial Officer, (vii) Mark A. Russell, Legacy Nikola’s President and (viii) T&M Residual LLC, or T&M Residual, which is controlled by Trevor R. Milton and Mark A. Russell, or, collectively, the Agreement Parties.

Pursuant to the Stockholder Agreement, certain holders of Legacy Nikola’s capital stock, including the Agreement Parties, and certain of Legacy Nikola’s current and former service providers, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Legacy Nikola. The Stockholder Agreement also provides the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights and rights of first offer, among other rights. This Stockholder Agreement terminated upon the consummation of the Business Combination.

Repurchase Agreements

On March 2, 2020, in accordance with the redemption rights granted pursuant to that certain letter agreement by and between Legacy Nikola and Nimbus, dated August 3, 2018, or, as amended, the Nimbus Redemption Letter Agreement, which gave Nimbus the right to sell back to Legacy Nikola a portion of its shares of Series B preferred stock and Series C preferred stock from time to time upon the consummation of future equity capital raises by Legacy Nikola, Legacy Nikola entered into a Series B preferred stock repurchase agreement with Nimbus, whereby Legacy Nikola agreed to repurchase 2,850,930 shares of Legacy Nikola’s Series B preferred stock from Nimbus at a price of $8.77 per share for an aggregate repurchase price of $25.0 million and was completed prior to the closing of the Business Combination. The parties agreed that the aggregate repurchase price constituted a credit towards the number of shares that Nimbus would otherwise be entitled to redeem under any letter agreement between Legacy Nikola and Nimbus.

On September 3, 2019, in accordance with the redemption rights granted pursuant to the Nimbus Redemption Letter Agreement, Legacy Nikola entered into a Series B preferred stock repurchase agreement with Nimbus, whereby Legacy Nikola repurchased 3,575,750 shares of Legacy Nikola’s Series B preferred stock from Nimbus at a price of $8.77 per share for an aggregate repurchase price of $31.4 million.

Commercial Agreements

Agreements with Nimbus

On March 2, 2020, Legacy Nikola entered into a Commercial Letter Agreement with Nimbus, whereby Legacy Nikola agreed to use Nimbus’ affiliates’ autonomous driving components on Legacy Nikola’s autonomy equipped trucks, subject to certain conditions, negotiate inverter development, fuel cell power module development and part supply with Nimbus, and obligate Legacy Nikola to receive services resulting in a minimum payment to Nimbus and its affiliates. We believe the terms of this agreement are generally no less favorable to Legacy Nikola than those that could be obtained in similar transactions with unaffiliated third parties. The Nimbus Redemption Letter Agreement was terminated at the closing of the Business Combination.

Agreements with Bosch Entities

We maintain commercial relationships with Robert Bosch, LLC, or Bosch, Robert Bosch Battery Systems, LLC, or Bosch Battery, and Robert Bosch Automotive Steering, LLC, or Bosch Steering and collectively with Bosch and Bosch Battery, the Bosch Entities. Robert Bosch GmbH is the parent company of the Bosch Entities, and Nimbus is an affiliate of Robert Bosch GmbH. During the year ended December 31, 2020, we recorded research and development expenses of $15.1 million to these entities. As of December 31, 2020, we recorded $2.8 million of accounts payable and $0.8 million in accrued expenses to these entities. As of December 31, 2020, we have remaining purchase obligations of $1.5 million through 2022 to these entities.

Agreements with CNHI/Iveco

On September 30, 2019, Legacy Nikola entered into a European alliance agreement with CNHI and Iveco, or the European Alliance Agreement, whereby Legacy Nikola and CNHI/Iveco agreed to establish an entity for the purposes of designing, developing, engineering and manufacturing pure electric and hydrogen heavy trucks in Europe. Iveco is a beneficial owner of more than 5% of our common stock and Gerrit A. Marx, a member of our board of directors, serves as president of commercial and specialty vehicles of CNHI. Pursuant to the European Alliance Agreement, Legacy Nikola and Iveco will contribute equal amounts of cash and in kind contributions necessary for each of party to subscribe to 50% of the capital stock of the entity contemplated by the agreement. The initial term of the European Alliance Agreement expires on December 31, 2030, with automatic renewals of ten-year periods unless terminated by either party with written notice received by the non-terminating party no later than December 31, 2029 for the initial term and no later than the end of the 7th year of any subsequent term. We believe the contribution and capitalization terms of this agreement are generally no less favorable to Legacy Nikola than those that could be obtained in similar transactions with unaffiliated third parties.

Lock-Up Agreements

In November 2020, members of our board of directors, executive officers, their affiliates and certain entities associated with those individuals, voluntarily agreed to extend their original lock-up provisions which were agreed to in connection with the Business Combination, with respect to an aggregate of approximately 136.7 million shares of our common stock, including vested stock options and warrants, through April 30, 2021. On May 1, 2021, the provisions of the lock-up agreements, including the extension, expired.

Transactions with Executive Officers

Immediately following the closing of the Business Combination, pursuant to a redemption agreement, we redeemed 7,000,000 shares of common stock from M&M Residual at a purchase price of $10.00 per share. M&M Residual is a Nevada limited liability company that is wholly-owned by Trevor R. Milton, our founder and former executive chairman of the board of directors. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including Mr. Milton and representatives of VectoIQ, Legacy Nikola and the Subscribers. This redemption was undertaken to allow Mr. Milton, the founder of Legacy Nikola, to attain some liquidity prior to his becoming an executive officer of a publicly traded entity and subject to lock-up restrictions, and it was approved by the disinterested directors of Legacy Nikola.

In 2019, Legacy Nikola entered into an aircraft charter arrangement with Mr. Milton to reimburse him for the flight hours incurred for company use on his personal aircraft. These flight hours were related to business travel by Mr. Milton and other members of the executive team. We recognized expense of $1.6 million for the year ended December 31, 2020 for the business use of the aircraft. The aircraft charter arrangement was terminated effective October 2020. We recognized $0.2 million for the provision of solar installation services to Mr. Milton for the year ended December 31, 2020. Mr. Milton paid for these services and, as of December 31, 2020, we had no outstanding balances in accounts receivable related to solar installation services. Solar installation services were terminated effective October 2020.

In December 2018, M&M Residual issued 6,005,139 performance-based stock options, or the Performance Awards, pursuant to the Founder Stock Option Plan. The Performance Awards were issued to recognize the superior performance and contribution of specific employees of Legacy Nikola, including Mr. Milton’s relatives, Travis Milton and Lance Milton, Britton M. Worthen, our Chief Legal Officer and Secretary, and Joseph R. Pike, our Chief Human Resources Officer. M&M Residual owned the shares of Legacy Nikola common stock underlying the Performance Awards, which are considered to be issued by Legacy Nikola for accounting purposes. The Performance Awards were to vest based on Legacy Nikola’s achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. During the year ended December 31, 2020, the performance conditions were met upon the closing of the Business Combination. As a result, we recognized stock-based compensation expense related to these option awards of $7.2 million during the year ended December 31, 2020.

On April 27, 2020, M&M Residual and an affiliate and Spring NM and an affiliate entered into two agreements under which M&M Residual agreed to transfer 600,000 shares of Legacy Nikola common stock valued at a price of $10.00 per share ($6,000,000 in total) to Spring NM, in exchange for the transfer of certain personal property to Mr. Milton. Jeffrey W. Ubben, a member of our board of directors, is the managing member of Spring NM. The transaction was completed in May 2020.

On May 18, 2020 and May 19, 2020, Spring NM purchased an aggregate of 4,480,000 shares of Legacy Nikola common stock from certain employees, advisors and former employees of Legacy Nikola at a purchase price of $10.00 per share of Legacy Nikola common stock, including shares purchased from the following executive officers: Mark A. Russell, Chief Executive Officer (380,200 shares), Mr. Milton (2,406,860 shares from M&M Residual which is controlled by Mr. Milton), Britton M. Worthen, Chief Legal Officer and Secretary (380,200

shares), Kim J. Brady, Chief Financial Officer (380,200 shares) and Joseph R. Pike, Chief Human Resources Officer (65,539 shares). Jeffrey W. Ubben, a member of our board of directors, is the managing member Spring NM.

On June 2, 2020, T&M Residual, an entity owned by Mr. Milton and Mr. Russell and managed by Mr. Milton, transferred 26,822,363 shares of Legacy Nikola common stock to Mr. Milton, who then contributed the shares to M&M Residual. In connection with such transfer, Mr. Milton was granted a proxy to vote the remaining shares of common stock held by T&M Residual until the earlier of June 2, 2023 or the earlier death or permanent disability of Mr. Milton. As part of the same transaction, Mr. Russell was appointed as the manager of T&M Residual.

Employment Agreements

Details of the employment agreements for our named executive officers are outlined below.

Agreement with Mark A. Russell

On February 8, 2019, Mark A. Russell entered into an employment agreement with Legacy Nikola to serve as President. Pursuant to the employment agreement, Mr. Russell’s initial base salary was $300,000 per year. Mr. Russell also received incentive stock options pursuant to our 2017 Option Plan. Mr. Russell’s employment agreement provided that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under his employment agreement, if Mr. Russell’s employment is terminated by Legacy Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grant may be exercised for up to one year from his date of separation, and he was entitled to receive, as severance, twelve months of annual salary and health and welfare benefits for the severance period. Mr. Russell’s employment agreement contained customary confidentiality, non-solicitation and intellectual property assignment provisions.

On June 3, 2020, Mr. Russell entered into an amended and restated employment agreement with us to serve as President and Chief Executive Officer. Mr. Russell’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Russell’s annual base salary is $1. Mr. Russell’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Russell has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Russell is eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $6,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three year cliff vesting schedule, and a performance-based stock award consisting of 4,859,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Russell vested in full. Mr. Russell’s employment agreement contains customary confidentiality, non solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Russell’s employment and subject to Mr. Russell’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including two year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Russell will be entitled to receive: (1) a lump sum cash payment in an amount equal to $2,600,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity based awards, other than Mr. Russell’s performance-based award (and the post termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Russell’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro rated for the length of his employment during the performance period.

Agreement with Kim J. Brady

On October 17, 2017, Kim J. Brady entered into an employment agreement with Legacy Nikola to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Brady’s initial base salary was $250,000 per year, and Mr. Brady was eligible to receive a bonus upon achievement of specific fundraising milestones of Legacy Nikola. Mr. Brady received a bonus under his employment agreement in connection with Legacy Nikola’s Series D preferred stock financing. In 2019, Mr. Brady’s annual salary was unchanged from the prior year, and he did not receive a cash bonus. Under his employment agreement, Mr. Brady received incentive stock options pursuant to our 2017 Option Plan, and was entitled to receive additional stock options contingent upon Legacy Nikola’s completion of a financing. Mr. Brady’s employment agreement provides that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under his employment agreement, if Mr. Brady’s employment is terminated by Legacy Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grants may be exercised for up to one year from his date of separation. Mr. Brady’s employment agreement contained customary confidentiality, non-solicitation and intellectual property assignment provisions.

On June 3, 2020, Mr. Brady entered into an amended and restated employment agreement with us to serve as Chief Financial Officer. Mr. Brady’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brady’s annual base salary is $1. Mr. Brady’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Brady has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Brady is eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,200,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three year cliff vesting schedule, and a performance-based stock award consisting of 2,591,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Brady vested in full. Mr. Brady’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Brady’s employment and subject to Mr. Brady’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including two year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Brady will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity based awards, other than Mr. Brady’s performance-based award (and the post termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Brady’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro rated for the length of his employment during the performance period.

Agreement with Joseph R. Pike

On June 3, 2020, Joseph R. Pike entered into an amended and restated employment agreement with us to serve as Chief Human Resources Officer. Mr. Pike’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Pike’s annual base salary is $1. Mr. Pike’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Pike has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Pike is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $2,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 1,619,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Pike vested in full. Mr. Pike’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Pike’s employment and subject to Mr. Pike’s delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including two-year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Pike will be entitled to receive: (1) a lump sum cash payment in an amount equal to $945,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Pike’s performance-based award (and the post-termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Pike’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated for the length of his employment during the performance period.

Agreement with Britton M. Worthen

On June 3, 2020, Britton M. Worthen entered into an amended and restated employment agreement with us to serve as Chief Legal Officer. Mr. Worthen’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Worthen’s annual base salary is $1. Mr. Worthen’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Worthen has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Worthen is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 2,428,000 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Worthen vested in full. Mr. Worthen’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Worthen’s employment and subject to Mr. Worthen’s delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including two-year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Worthen will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Worthen’s performance-based award (and the post-termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board, Mr. Worthen’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated for the length of his employment during the performance period.

Agreement with Pablo M. Koziner

On December 22, 2020, Pablo M. Koziner entered into an amended and restated employment agreement with us to serve as President of Energy and Commercial. Mr. Koziner’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Koziner’s annual base salary is $1. Mr. Koziner’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Koziner has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Koziner is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,100,000, subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 1,820,712 RSUs which can be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. Mr. Koziner’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) and subject to the delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including two-year non-compete and non-solicit covenants and a non-disparagement covenant, Mr. Koziner will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Koziner’s performance-based award; and (4) following certification by the board, Mr. Koziner’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated for the length of his employment during the performance period.

Agreements with Trevor R. Milton

On July 13, 2016, Trevor R. Milton entered into an employment agreement with Legacy Nikola’s predecessor, Bluegentech, LLC, to serve as Chief Executive Officer and President. Pursuant to the employment agreement, Mr. Milton’s initial base salary was $350,000. For 2019, Mr. Milton volunteered to have his annual salary reduced to $266,000 from $350,000 to offset the personnel and administrative costs associated with his airplane pilot being paid through Legacy Nikola’s payroll. Mr. Milton’s employment agreement provided that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under the employment agreement, Mr. Milton was also eligible to receive an annual bonus upon the achievement of specific revenue milestones, beginning after Legacy Nikola reaches $100.0 million or more in annual gross revenue. Mr. Milton’s employment agreement contained customary confidentiality, non-solicitation and intellectual property assignment provisions.

On June 3, 2020, Mr. Milton entered into an amended and restated employment agreement with us to serve as executive chairman of the board. Pursuant to the employment agreement, Mr. Milton’s annual base salary was $1. Mr. Milton’s employment agreement provided that he was eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Milton declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Milton was eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $6,000,000 (based on an assumed stock value of $10.00 per share for the initial grant), subject to continued employment during a three year cliff vesting schedule, and a performance-based stock award consisting of 4,859,000 RSUs which could be earned upon the achievement of pre-established share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. Mr. Milton’s employment agreement contained customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Milton’s employment, we agreed to engage Mr. Milton as a non-employee consultant for the period commencing on the termination date and ending on the second anniversary of the termination date. As consideration for his consulting services, we agreed to pay Mr. Milton $10.0 million on each of the first and second anniversaries of the termination date. In the event of such Involuntary Termination and subject to Mr. Milton’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including two year non-compete and non-solicit covenants and a mutual non-disparagement covenant, all of Mr. Milton’s unvested equity awards, including his performance-based stock award, were to accelerate in full (and the post termination exercise period for unexercised stock options would be extended until the earlier of (i) three years following his termination date or (ii) the remaining term of each such stock option), and Mr. Milton would be entitled to a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes.

We entered into that certain agreement with Mr. Milton, dated September 20, 2020, or the separation agreement, under which Mr. Milton voluntarily stepped down from his position as executive chairman and all positions as an employee and officer of us and our subsidiaries, and his position as a director on our board of directors and as a director of any of our subsidiaries, including all committees thereof, in each case, effective as of September 20, 2020. Mr. Milton agreed to make himself reasonably available to provide consulting services and to assist us as reasonably requested by our board of directors on an ad hoc basis through December 31, 2020.

Pursuant to the separation agreement, Mr. Milton agreed to relinquish (i) 100% of the 4,859,000 performance-based stock units granted to Mr. Milton and (ii) any right or claim to enter into a two-year consulting agreement with an annual fee of $10,000,000. As part of Mr. Milton’s relinquishment of his performance-based stock units, we also agreed to grant 1,069,000 time-vested restricted stock units vesting on June 3, 2023, to over 300 employees designated by Mr. Milton, subject to the employees’ continued employment with us through June 3, 2023. The separation agreement also provides for the accelerated vesting and settlement of 600,000 restricted stock units granted to Mr. Milton.

For a period of three years from September 20, 2020, or the standstill period, Mr. Milton has also agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of our outstanding common stock, (ii) propose or effect any extraordinary transaction with respect to the company, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on our board of directors or the removal of any member of the board, or (v) submit any stockholder proposal.

In addition, during the standstill period, Mr. Milton has agreed to vote his shares of our common stock (i) in favor of the slate of directors recommended by our board of directors at any meeting of our stockholders and (ii) against the election of any nominee for director not recommended and nominated by our board of directors for election at such meeting.

Related Person Transactions Policy

Our board of directors adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Nikola or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to Nikola as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our chief legal officer and audit committee (or, where review by our audit committee would be inappropriate, to another independent body of the board) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to our company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the materiality and character of the related person’s direct and indirect interest;

•	the related person’s actual or apparent conflict of interest;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee approves only those transactions that it determines are fair to us and in our best interests.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 30, 2021 by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each named executive officer and each current director;

•	all current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 397,077,561 shares of common stock outstanding as of June 30, 2021.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

	Shares Beneficially Owned
Name and address of beneficial owner	Number	% of Ownership
Named Executive Officers and Directors:
Mark A. Russell(1)	49,774,487	12.3%
Kim J. Brady(2)	10,275,414	2.5%
Pablo M. Koziner	48,947	*
Joseph R. Pike(3)	589,865	*
Britton M. Worthen(4)	5,353,812	1.3%
Stephen J. Girsky(5)	1,780,009	*
Sophia Jin	20,000	*
Michael L. Mansuetti	20,000	*
Gerrit A. Marx	21,000	*
Mary L. Petrovich	4,307	*
Steven M. Shindler(6)	402,298	*
Bruce L. Smith	5,324	*
DeWitt C. Thompson, V(7)	13,164,216	3.3%
Jeffrey W. Ubben(8)	13,848,443	3.5%
Trevor R. Milton(9)	79,649,795	20.1%
All executive officers and directors as a group (14 persons)(12)	95,314,423	22.6%

5% Stockholders:
M&M Residual, LLC(10)	79,049,795	19.9%
T&M Residual, LLC(1)	39,876,497	10.0%
Iveco S.p.A.(11)	25,661,448	6.5%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 1,054,691 shares held by Mr. Russell, (ii) 39,876,497 shares held by T&M Residual and (iii) options to purchase 8,843,299 shares of common stock held by Mr. Russell that are exercisable within 60 days of June 30, 2021. T&M Residual is owned by Trevor R. Milton and Mark A. Russell. Mr. Russell is the manager of T&M Residual, and has sole dispositive power over the shares held by T&M Residual.

Mr. Milton has sole voting power over the shares held by T&M Residual. The business address of T&M Residual is c/o Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040.
(2)	Represents options to purchase shares of common stock that are exercisable within 60 days of June 30, 2021.
(3)

Consists of (i) options to purchase 409,712 shares of common stock and (ii) an option to purchase 180,153 shares of common stock from M&M Residual pursuant to the Founder Stock Option Plan, each of which are exercisable within 60 days of June 30, 2021.

(4)

Consists of (i) options to purchase 4,603,168 shares of common stock and (ii) an option to purchase 750,644 shares of common stock from M&M Residual pursuant to the Founder Stock Option Plan, each of which are exercisable within 60 days of June 30, 2021.

(5)	Includes 181,441 shares underlying private warrants.
(6)	Consists of 370,857 shares of common stock and 31,441 shares underlying private warrants.
(7)

Includes 13,144,216 shares held by Legend Capital Partners. As the Managing Partner of Legend Capital Partners, Mr. Thompson may be deemed to indirectly beneficially own shares held by Legend and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of this stockholder is 1245 Bridgestone Blvd., LaVergne, TN 37086.

(8)

Includes 8,686,587 shares held by Spring NM and 10,275,437 shares held by Spring Master Fund. As the managing member of Spring NM, Mr. Ubben may be deemed to indirectly beneficially own shares held by Spring NM. Shares held by Spring Master Fund may be deemed to be indirectly beneficially owned by Inclusive Capital Partners, L.P. as investment manager to Spring Master Fund. Mr. Ubben disclaims beneficial ownership of securities held by Spring NM and Spring Master Fund except to the extent of his pecuniary interest therein. Mr. Ubben may be deemed to have an indirect pecuniary interest in shares held by Spring NM and Spring Master Fund. The business address of this stockholder is 572 Ruger Street, Suite B, San Francisco, CA 94129.

(9)

Based on a Form 4 filed jointly on June 1, 2021, by Trevor R. Milton and M&M Residual. Consists of 600,000 shares held by Mr. Milton and 79,049,795 shares held by M&M Residual, including 2,151,642 shares subject to options held by certain employees pursuant to the Founder Stock Option Plan, including 930,797 options held by Mr. Pike and Mr. Worthen. M&M Residual is wholly-owned by Mr. Milton and Mr. Milton has sole voting and dispositive power over shares held by M&M Residual. The business address of this stockholder is P.O. Box 50608, Phoenix, AZ 85076.

(10)

Consists of (i) 70,039,151 shares beneficially owned by our current executive officers and directors, (ii) options to purchase 24,131,593 shares of common stock that are exercisable within 60 days of June 30, 2021, (iii) options to purchase 930,797 shares of common stock from M&M Residual pursuant to the Founder Stock Option Plan, and (iv) 212,882 shares underlying exercisable warrants.

(11)

Iveco and CNHI have shared voting and dispositive power of the shares. Mr. Marx is affiliated with Iveco but has no voting or dispositive power over the shares held by Iveco. The business address of this stockholder is 25 St. James’ Street, London, SW1A 1HA, United Kingdom.

SELLING STOCKHOLDERS

The Selling Stockholders acquired the Shares from us in a private offering pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act in connection with the MIPA, on June 22, 2021. The common stock consideration issuable to the Selling Stockholders pursuant to the MIPA was calculated based on the 30-day average closing price of our common stock, or $14.86 per share, and we issued 1,682,367 shares of our common stock to the Selling Stockholders. The Selling Stockholders have made certain representations as recipients of common stock, including that the Shares were acquired for investment purposes only and not with a view to distribute any of the Shares, and that such recipients are able to bear the risks of the investment.

Pursuant to the MIPA, we agreed to file a registration statement on Form S-1 with the SEC for the purposes of registering for resale certain of the shares of our common stock issued to the Selling Stockholders pursuant to MIPA. We also agreed that, from and after the date the registration statement including this prospectus is declared effective by the SEC, each Selling Stockholder will have the right, but not the obligation, from time to time at their sole discretion, to direct us to purchase certain amounts of our common stock at $14.86 per share, subject to certain blackout windows in which the Selling Stockholders will be restricted from transferring the Shares. The first blackout window is from June 22, 2021 until the later of 90 days thereafter or the date of effectiveness of a registration statement filed with the SEC for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Selling Stockholders of all of the shares of common stock issued by us to the Selling Stockholders pursuant to the MIPA. The second blackout window ends on June 22, 2022. The Selling Stockholders have 10 business days to exercise the purchase option after each blackout window and the purchase option expires after this time.

The following table sets forth certain information as of July 22, 2021 regarding the beneficial ownership of our common stock by the Selling Stockholders and the shares being offered by the Selling Stockholders. The applicable percentage ownership is based on 397,077,561 shares of our common stock outstanding as of June 30, 2021. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of our common stock by the Selling Stockholders. The Selling Stockholders may offer and sell some, all or none of their shares.

We have determined beneficial ownership in accordance with the rules of the SEC. To our knowledge, none of the Selling Stockholders has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of the MIPA. In addition, except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering			Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(1)	Number of Shares of Common Stock Owned After Offering(2)
	Number	Percent			Number	Percent
Quasar Energy Partners LLC	765,477		*	765,477	—	—
Philipp Brothers Fertilizer LLC	501,345		*	501,345	—	—
Little Brothers, LLC	415,545		*	415,545	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Represents the number of shares of common stock that may be offered by the Selling Stockholders using this prospectus. These amounts do not represent any other shares of our common stock that the selling stockholder may own beneficially or otherwise.

(2)

Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the Selling Stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 600,000,000 shares of common stock, $0.0001 par value per share and 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of June 30, 2021, there were approximately 397,077,561 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of June 30, 2021, there were 76 holders of record of our common stock and 12 holders of record of our warrants. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board of directors was previously divided into three classes, each serving a staggered, three-year term. Pursuant to an amendment to our Bylaws approved by our board of directors in April 2021, our board of directors was declassified such that each director will be elected at our annual meeting of stockholders to serve until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Certificate of Incorporation provides, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Nikola or the removal of existing management.

Warrants

As of June 30, 2021, there were 760,915 warrants to purchase common stock outstanding, all of which were initially issued as private warrants. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The warrants will expire at 5:00 p.m., New York City time, on June 3, 2025, except that any warrants issued to Cowen Investments II, LLC will expire on May 15, 2023.

The registration statement registering the issuance of the shares underlying the warrants and the resale of the warrants and common stock that may be issued upon exercise of the warrants was declared effective by the SEC on July 17, 2020.

The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving us.

The warrants are issued under and subject to the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Certain Anti-Takeover Provisions of Delaware Law, and in our Certificate of Incorporation and Bylaws

Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in our Bylaws. Our Bylaws provide that special meetings of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) our Secretary, at the request of the Chairman of our board, (iii) our executive chairman, or (iv) the vote of the stockholders owning not less than twenty-five percent of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no later than the close of business on the latter of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. The provisions of DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.”

PLAN OF DISTRIBUTION

The Shares offered by this prospectus are being offered by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Subject to compliance with certain blackout restrictions contained in the MIPA, the Shares beneficially owned by each of the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

We are required to pay all fees and expenses incident to the registration of the Shares to be offered and sold pursuant to this prospectus.

The aggregate proceeds to the Selling Stockholders will be the purchase price of the Shares less any discounts and commissions borne by the Selling Stockholders.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell Shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use Shares pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the Shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed with the Selling Stockholders to use reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective and to supplement and amend to the extent necessary to ensure that such registration statement is available or, if not available, to ensure that another registration statement meeting the requirements of the MIPA is available, under the Securities Act at all time until all of the Shares have been disposed of in accordance with this plan of distribution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift and estate tax laws, except to the limited extent provided below. In general, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address any estate or gift tax consequences, except to the limited extent provided below, or any aspects of U.S. state, local or non-U.S. taxes. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a former citizen or resident of the United States, a foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, commodities or currencies, “controlled foreign corporation,” “passive foreign investment company,” partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds the non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the heading “Additional Withholding Requirements.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the withholding tax provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service, or IRS, Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and additional withholding requirements below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

The estates of individuals who are neither U.S. citizens nor U.S. residents (as specially defined for U.S. federal estate tax purposes) generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S.-situs property and therefore will be included in the taxable estate of a nonresident decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership of our common stock.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed

Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations stated that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Nikola Corporation at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On June 3, 2020, our board of directors approved the engagement of Ernst & Young LLP, or EY, as our independent registered public accounting firm to audit the company’s consolidated financial statements for the year ending December 31, 2020. EY served as the independent registered public accounting firm of Legacy Nikola prior to the Business Combination. Accordingly, RSM US LLP, or RSM, our independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by EY as our independent registered public accounting firm following completion of the company’s audit for the year ended December 31, 2019, which consists only of the accounts of the pre-business combination special purpose acquisition company.

RSM’s report on the company’s balance sheets as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from January 23, 2018 (inception) to December 31, 2018, and the related notes to the financial statements, or collectively, the financial statements, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from January 23, 2018 (inception) to December 31, 2019 and the subsequent period through March 31, 2020, there were no: (i) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to RSM’s satisfaction would have caused RSM to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the period from January 23, 2018 (inception) to December 31, 2018 and the interim period through March 31, 2020, we did not consult EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered our financial statements, and no written report or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We have provided RSM with a copy of the disclosures made by us in response to Item 304(a) of Regulation S-K under the Exchange Act, and have requested that RSM furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from RSM is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.nikolamotor.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

NIKOLA CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$632,694	$840,913
Restricted cash and cash equivalents	—	4,365
Inventory	2,267	—
Prepaid in-kind services	18,548	46,271
Prepaid expenses and other current assets	9,776	5,368

Total current assets	663,285	896,917

Restricted cash and cash equivalents	—	4,000
Long-term deposits	16,670	17,687
Property, plant and equipment, net	166,367	71,401
Intangible assets, net	50,000	50,050
Investment in affiliates	63,639	8,420
Goodwill	5,238	5,238

Total assets	$965,199	$1,053,713

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	58,064	29,364
Accrued expenses and other current liabilities	26,725	18,809
Term note, current	—	4,100

Total current liabilities	84,789	52,273

Finance lease liabilities	13,491	13,956
Warrant liability	8,895	7,335
Deferred tax liabilities, net	10	8

Total liabilities	107,185	73,572

Commitments and contingencies (Note 11)
Common stock with embedded put right	13,237	—
Stockholders’ equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 397,077,561 and 391,041,347 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	40	39
Additional paid-in capital	1,668,362	1,540,037
Accumulated other comprehensive income	4	239
Accumulated deficit	(823,629)	(560,174)

Total stockholders’ equity	844,777	980,141

Total liabilities and stockholders’ equity	$965,199	$1,053,713

See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Solar revenues	$—	$36	$—	$94
Cost of solar revenues	—	30	—	73

Gross profit	—	6	—	21

Operating expenses:
Research and development	67,726	42,525	122,889	66,602
Selling, general, and administrative	70,672	44,104	136,099	52,039

Total operating expenses	138,398	86,629	258,988	118,641

Loss from operations	(138,398)	(86,623)	(258,988)	(118,620)
Other income (expense):
Interest income (expense), net	(92)	22	(101)	84
Loss on forward contract liability	—	—	—	(1,324)
Revaluation of warrant liability	(2,511)	(29,157)	(1,560)	(29,157)
Other income (expense), net	(1,102)	(23)	(883)	91

Loss before income taxes and equity in net loss of affiliates	(142,103)	(115,781)	(261,532)	(148,926)
Income tax expense	2	1	3	2

Loss before equity in net loss of affiliates	(142,105)	(115,782)	(261,535)	(148,928)
Equity in net loss of affiliates	(1,126)	—	(1,920)	—

Net loss	(143,231)	(115,782)	(263,455)	(148,928)
Premium paid on repurchase of redeemable convertible preferred stock	—	(13,407)	—	(13,407)

Net loss attributable to common stockholders	$(143,231)	$(129,189)	$(263,455)	$(162,335)

Net loss per share attributable to common stockholders:
Basic	$(0.36)	$(0.43)	$(0.67)	$(0.56)
Diluted	$(0.36)	$(0.43)	$(0.67)	$(0.56)
Weighted-average shares outstanding:
Basic	394,577,711	303,785,616	393,390,377	287,822,558
Diluted	394,577,711	303,785,616	393,390,377	287,822,558

See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(143,231)	$(115,782)	$(263,455)	$(148,928)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	78	—	(235)	—

Comprehensive loss	$(143,153)	$(115,782)	$(263,690)	$(148,928)

See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

	Three Months Ended June 30, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance as of March 31, 2021	393,745,157	$39	$1,592,716	$(680,398)	$(74)	$912,283
Exercise of stock options	1,033,250	1	1,212	—	—	1,213
Issuance of shares for RSU awards	461,084	—	—	—	—	—
Common stock issued for commitment shares	155,703	—	2,625	—	—	2,625
Common stock issued for investment in affiliates, net of common stock with embedded put right	1,682,367	—	19,139	—	—	19,139
Stock-based compensation	—	—	52,670	—	—	52,670
Net loss	—	—	—	(143,231)	—	(143,231)
Other comprehensive income	—	—	—	—	78	78

Balance as of June 30, 2021	397,077,561	$40	$1,668,362	$(823,629)	$4	$844,777

	Six Months Ended June 30, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2020	391,041,347	$39	$1,540,037	$(560,174)	$239	$980,141
Exercise of stock options	2,929,917	1	3,625	—	—	3,626
Issuance of shares for RSU awards	1,268,227	—	—	—	—	—
Common stock issued for commitment shares	155,703	—	2,625	—	—	2,625
Common stock issued for investment in affiliates, net of common stock with embedded put right	1,682,367	—	19,139	—	—	19,139
Stock-based compensation	—	—	102,936	—	—	102,936
Net loss	—	—	—	(263,455)	—	(263,455)
Other comprehensive loss	—	—	—	—	(235)	(235)

Balance as of June 30, 2021	397,077,561	$40	$1,668,362	$(823,629)	$4	$844,777

See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

(In thousands, except share data)

(Unaudited)

	Three Months Ended June 30, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of March 31, 2020	84,095,913	$414,664	60,167,980	$1	$1,315	$(222,454)	$(221,138)
Retroactive application of recapitalization	(84,095,913)	(414,664)	214,077,660	26	414,638	—	414,664

Adjusted balance, beginning of period	—	—	274,245,640	27	415,953	(222,454)	193,526
Issuance of Series D redeemable convertible preferred stock, net of $5,571 issuance costs(1)	—	—	5,215,933	1	45,572	—	45,573
Issuance of Series D redeemable convertible preferred stock for in-kind contribution(1)	—	—	7,390,436	1	71,998	—	71,999
Business Combination and PIPE financing	—	—	72,272,942	7	594,515	—	594,522
Exercise of stock options	—	—	1,785,688	—	1,882	—	1,882
Stock-based compensation	—	—	—	—	38,227	—	38,227
Net loss	—	—	—	—	—	(115,782)	(115,782)

Balance as of June 30, 2020	—	$—	360,910,639	$36	$1,168,147	$(338,236)	$829,947

(1)	Issuance of Series D redeemable convertible preferred stock has been retroactively restated to give effect to the recapitalization transaction.

	Six Months Ended June 30, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	82,297,742	$383,987	60,167,334	$1	$—	$(188,480)	$(188,479)
Retroactive application of recapitalization	(82,297,742)	(383,987)	210,658,758	26	383,961	—	$383,987

Adjusted balance, beginning of period	—	—	270,826,092	27	383,961	(188,480)	$195,508
Issuance of Series D redeemable convertible preferred stock, net of $8,403 issuance costs(1)	—	—	6,581,340	1	56,249	—	$56,250
Issuance of Series D redeemable convertible preferred stock for in-kind contribution(1)	—	—	9,443,353	1	91,998	—	$91,999
Business Combination and PIPE financing		—	72,272,942	7	594,515	—	$594,522
Exercise of stock options	—	—	1,786,912	—	1,884	—	$1,884
Stock-based compensation	—	—	—	—	39,540	—	$39,540
Cumulative effect of ASU 2016-02 adoption	—	—	—	—	—	(828)	$(828)
Net loss	—	—	—	—	—	(148,928)	$(148,928)

Balance as of June 30, 2020	—	$—	360,910,639	$36	$1,168,147	$(338,236)	$829,947

(1)	Issuance of Series D redeemable convertible preferred stock has been retroactively restated to give effect to the recapitalization transaction.

See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(263,455)	$(148,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,710	2,926
Stock-based compensation	102,936	39,540
Deferred income taxes	2	2
Non-cash in-kind services	27,723	17,241
Loss on forward contract liability	—	1,324
Equity in net loss of affiliates	1,920	—
Revaluation of warrant liability	1,560	29,157
Issuance of common stock for commitment shares	2,625	—
Loss on sale of equipment	1,008	—
Changes in operating assets and liabilities:
Inventory	(2,267)	—
Prepaid expenses and other current assets	(4,024)	(779)
Accounts payable, accrued expenses and other current liabilities	9,535	9,064
Long-term and customer deposits	(7,247)	4,892

Net cash used in operating activities	(125,974)	(45,561)

Cash flows from investing activities
Purchases and deposits of property, plant and equipment	(64,787)	(6,303)
Investments in affiliates	(25,000)	—
Proceeds from sale of equipment	200	—

Net cash used in investing activities	(89,587)	(6,303)

Cash flows from financing activities
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs paid	—	50,349
Business Combination and PIPE financing, net of issuance costs paid	—	616,736
Proceeds from the exercise of stock options	3,839	1,884
Proceeds from landlord of finance lease	—	889
Payments on finance lease liabilities	(518)	(544)
Proceeds from note payable	—	4,134
Payment of note payable	(4,100)	(4,134)
Payments for issuance costs	(244)	—

Net cash provided by (used in) financing activities	(1,023)	669,314
Net increase (decrease) in cash and cash equivalents, including restricted cash	(216,584)	617,450
Cash and cash equivalents, including restricted cash, beginning of period	849,278	89,832

Cash and cash equivalents, including restricted cash, end of period	$632,694	$707,282

Supplementary cash flow disclosures:
Cash paid for interest	$372	$490
Cash interest received	$384	$479
Supplementary disclosures for noncash investing and financing activities:
Purchases of property, plant and equipment included in liabilities	$33,389	$1,371
Accrued deferred issuance costs	$352	$—
Non-cash prepaid in-kind services	$—	$74,758
Accrued Business Combination and PIPE transaction costs	$—	$295
Net liabilities assumed from VectoIQ	$—	$21,919
Leased assets obtained in exchange for new finance lease liabilities	$145	$—
Common stock issued for commitment shares	$2,625	$—
Common stock issued for investments in affiliates, including common stock with embedded put right	$32,376	$—

See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BASIS OF PRESENTATION

(a) Overview

Nikola Corporation (‘‘Nikola’’ or the ‘‘Company’’) is a designer and manufacturer of heavy-duty commercial battery-electric and hydrogen-electric vehicles and energy infrastructure solutions.

On June 3, 2020 (the “Closing Date”), VectoIQ Acquisition Corp. (“VectoIQ”), consummated the previously announced merger pursuant to the Business Combination Agreement, dated March 2, 2020 (the “Business Combination Agreement”), by and among the VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware (“Merger Sub”), and Nikola Corporation, a Delaware corporation (“Legacy Nikola”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ (the “Business Combination”).

On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ changed its name to Nikola Corporation. Legacy Nikola was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805. This determination was primarily based on Legacy Nikola’s stockholders prior to the Business Combination having a majority of the voting interests in the combined company, Legacy Nikola’s operations comprising the ongoing operations of the combined company, Legacy Nikola’s board of directors comprising a majority of the board of directors of the combined company, and Legacy Nikola’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.

While VectoIQ was the legal acquirer in the Business Combination, because Legacy Nikola was deemed the accounting acquirer, the historical financial statements of Legacy Nikola became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Nikola prior to the Business Combination; (ii) the combined results of the Company and Legacy Nikola following the closing of the Business Combination; (iii) the assets and liabilities of Legacy Nikola at their historical cost; and (iv) the Company’s equity structure for all periods presented.

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Nikola’s stockholders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Nikola redeemable convertible preferred stock and Legacy Nikola common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination Agreement. Activity within the statement of stockholders’ equity for the issuances and repurchases of Legacy Nikola’s redeemable convertible preferred stock, were also retroactively converted to Legacy Nikola common stock.

(b) Unaudited Consolidated Financial Statements

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and pursuant to the regulations of the U.S. Securities and

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. BASIS OF PRESENTATION (Continued)

Exchange Commission (“SEC”). The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020.

Certain prior period balances were conformed to the restated consolidated financial statements, as previously disclosed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020, due to the accounting for warrant liabilities.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes.

All dollar amounts are in thousands, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(c) Funding Risks and Going Concern

As an early stage growth company, the Company’s ability to access capital is critical. Until the Company can generate sufficient revenue to cover its operating expenses, working capital and capital expenditures, the Company will need to raise additional capital.

Additional stock financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.

The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations.

These financial statements have been prepared by management in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

As of the date of this Quarterly Report on Form 10-Q, the Company’s existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that the Company’s existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Cash, Cash Equivalents and Restricted Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Additionally, the Company considers investments in money market funds with a floating net asset value to be cash equivalents. As of June 30, 2021 and December 31, 2020, the Company had $632.7 million and $840.9 million of cash and cash equivalents, which included cash equivalents of $609.0 million and $827.1 million of highly liquid investments at June 30, 2021 and December 31, 2020, respectively.

As of June 30, 2021 and December 31, 2020, the Company had zero and $4.1 million, respectively, in an escrow account related to the securitization of the term loan with JP Morgan Chase included in restricted cash and cash equivalents. The term loan was repaid by the Company during the first quarter of 2021. Additionally, as of June 30, 2021 and December 31, 2020, the Company had zero and $4.0 million, respectively, included in non-current restricted cash and cash equivalents for the required deposit to Pinal Land Holdings, LLC (“PLH”), which was deposited in escrow during the first quarter of 2021 pursuant to the terms of the land conveyance agreement. Further, as of June 30, 2021 and December 31, 2020, the Company had zero and $0.3 million, respectively, in refundable customer deposits included in current restricted cash and cash equivalents.

The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the consolidated statements of cash flows are as follows:

	As of
	June 30, 2021	December 31, 2020	June 30, 2020	December 31, 2019
Cash and cash equivalents	$632,694	$840,913	$698,386	$85,688
Restricted cash and cash equivalents—current	—	4,365	8,896	—
Restricted cash and cash equivalents—non-current	—	4,000	—	4,144

Cash, cash equivalents and restricted cash and cash equivalents	$632,694	$849,278	$707,282	$89,832

(b) Fair Value of Financial Instruments

The carrying value and fair value of the Company’s financial instruments are as follows:

	As of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$608,985	$—	$—	$608,985
Liabilities
Warrant liability	$—	$—	$8,895	$8,895

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$827,118	$—	$—	$827,118
Restricted cash equivalents—money market	4,100	—	—	4,100
Liabilities
Warrant liability	$—	$—	$7,335	$7,335

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2019, Legacy Nikola entered into an agreement that required Legacy Nikola to issue, and the investor to purchase, Series D redeemable convertible preferred stock at a fixed price in April 2020 (the “Forward Contract Liability”), which was accounted for as a liability. The Forward Contract Liability was remeasured to its fair value each reporting period resulting in the recognition of zero and $1.3 million loss in other income (expense) on the consolidated statements of operations for the three and six months ended June 30, 2020, respectively. The Forward Contract Liability was settled in April 2020 with the issuance of Series D redeemable convertible preferred stock.

In determining the fair value of the Forward Contract Liability, estimates and assumptions impacting fair value included the estimated future value of the Company’s Series D redeemable convertible preferred stock, discount rates and estimated time to liquidity. The following reflects the significant quantitative inputs used:

As of April 10, 2020
Estimated future value of Series D redeemable convertible preferred stock	$10.00
Discount rate	—%
Time to liquidity (years)	0

As a result of the Business Combination, the Company assumed a warrant liability (the “Warrant Liability”) related to previously issued private warrants in connection with VectoIQ’s initial public offering. The Warrant Liability was remeasured to its fair value at each reporting period and upon settlement. The change in fair value was recognized in revaluation of warrant liability on the consolidated statements of operations. The change in fair value of the Warrant Liability was as follows:

Warrant Liability
Estimated fair value at December 31, 2020	7,335
Change in fair value	1,560

Estimated fair value at June 30, 2021	8,895

The fair value of the warrants outstanding was estimated using the Black-Scholes model. The application of the Black-Scholes model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	As of
	June 30, 2021	December 31, 2020
Stock price	$18.06	$15.26
Exercise price	$11.50	$11.50
Remaining term (in years)	3.93	4.42
Volatility	75%	75%
Risk-free rate	0.65%	0.30%
Expected dividend yield	—%	—%

On June 22, 2021 (the “WVR Closing Date”), the Company entered into a Membership Interests Purchase Agreement (the “MIPA”) with Wabash Valley Resources LLC (“WVR”) and the sellers party thereto (collectively, the “Sellers”), pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for cash and the Company’s common stock (see Note 5, Investments).

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under the MIPA, each Seller has a right but not the obligation, in its sole discretion, to cause the Company to purchase a portion of such Seller’s Shares outside the specified blackout windows, at $14.86 per share of common stock (the “Put Right”). The first blackout window is from the WVR Closing Date until the later of 90 days after the WVR Closing Date or the effectiveness of a registration statement with the SEC for the common stock consideration. The second blackout window ends on the one-year anniversary of the WVR Closing Date. The Sellers have 10 business days to exercise their Put Rights after each blackout window and the purchase option expires after this time. In accordance with the MIPA the maximum common share repurchase is $10.0 million in aggregate.

The Put Right is an embedded feature indexed to the Company’s common stock pursuant to ASC 815-40 and accounted for in temporary equity, in accordance with ASC 480-10-S99-3A. The potential cash settlement from the common shares subject to the Put Right and the fair value of the embedded Put Right was recorded in temporary equity.

The fair value of the Put Right, a level 3 measurement, was estimated using a Monte Carlo simulation model. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The fair value of the Put Right was $3.2 million as of the WVR Closing Date. The following reflects the inputs and assumptions used:

As of June 22, 2021
Stock price	$17.32
Strike Price	$14.86
Volatility	95%
Risk-free rate	0.10%

(c) Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

There have been no recently issued accounting pronouncements or changes in accounting pronouncements not yet adopted that are applicable or material to the Company as of June 30, 2021.

Recently adopted accounting pronouncements

In December 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted the ASU on January 1, 2021 and it did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for convertible debt instruments wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

instrument that is within the scope of ASU 2020-06. ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share. The treasury method will no longer be available. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the year. The Company early adopted the ASU on January 1, 2021, and there was no impact to the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments – Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. ASU 2020-01 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted the ASU on January 1, 2021 and it did not have a material impact on the Company’s consolidated financial statements.

3. BUSINESS COMBINATION

On June 3, 2020, the Company and VectoIQ consummated the merger contemplated by the Business Combination Agreement, with Legacy Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ. Immediately prior to the closing of the Business Combination, all shares of outstanding redeemable convertible preferred stock of Legacy Nikola were automatically converted into shares of Legacy Nikola common stock. Upon the consummation of the Business Combination, each share of Legacy Nikola common stock issued and outstanding was canceled and converted into the right to receive 1.901 shares (the “Exchange Ratio”) of the Company’s common stock (the “Per Share Merger Consideration”).

Upon the closing of the Business Combination, VectoIQ’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 750,000,000 shares, of which 600,000,000 shares were designated common stock, $0.0001 par value per share, and of which 150,000,000 shares were designated preferred stock, $0.0001 par value per share.

In connection with the execution of the Business Combination Agreement, VectoIQ entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of the Company’s common stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Business Combination.

Prior to the closing of the Business Combination, Legacy Nikola repurchased 2,850,930 shares of Legacy Nikola’s Series B redeemable convertible preferred stock at the price of $8.77 per share for an aggregate purchase price of $25.0 million pursuant to a Series B preferred stock repurchase agreement (the “Repurchase Agreement”) with Nimbus Holdings LLC (“Nimbus”). The repurchase is retrospectively adjusted in the statement of stockholders’ equity to reflect the Company’s equity structure for all periods presented.

Immediately following the Business Combination, pursuant to a redemption agreement, Nikola redeemed 7,000,000 shares of common stock from M&M Residual, LLC (“M&M Residual”) at a purchase price of $10.00 per share. See Note 6, Related Party Transactions, for further details on the transaction.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. BUSINESS COMBINATION (Continued)

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VectoIQ was treated as the “acquired” company for financial reporting purposes. See Note 1, Basis of Presentation, for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.

Prior to the Business Combination, Legacy Nikola and VectoIQ filed separate standalone federal, state and local income tax returns. As a result of the Business Combination, structured as a reverse acquisition for tax purposes, Legacy Nikola, which was renamed Nikola Subsidiary Corporation in connection with the Business Combination (f/k/a Nikola Corporation), became the parent of the consolidated tax filing group, with Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) as a subsidiary.

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of changes in equity for the six months ended June 30, 2020:

Recapitalization
Cash - VectoIQ’s trust and cash (net of redemptions)	$238,358
Cash - PIPE	525,000
Less: transaction costs and advisory fees paid	(51,200)
Less: VectoIQ loan payoff in conjunction with close	(422)
Less: M&M Residual redemption	(70,000)
Less: Nimbus repurchase	(25,000)

Net Business Combination and PIPE financing	616,736
Less: non-cash net liabilities assumed from VectoIQ	(21,919)
Less: accrued transaction costs and advisory fees	(295)

Net contributions from Business Combination and PIPE financing	$594,522

The number of shares of common stock issued immediately following the consummation of the Business Combination:

Number of Shares
Common stock, outstanding prior to Business Combination	22,986,574
Less: redemption of VectoIQ shares	(2,702)

Common stock of VectoIQ	22,983,872
VectoIQ Founder Shares	6,640,000
Shares issued in PIPE	52,500,000
Less: M&M Residual redemption	(7,000,000)
Less: Nimbus repurchase	(2,850,930)

Business Combination and PIPE financing shares	72,272,942
Legacy Nikola shares (1)	288,631,536

Total shares of common stock immediately after Business Combination	360,904,478

(1)

The number of Legacy Nikola shares was determined from the 151,831,441 shares of Legacy Nikola common stock outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio of 1.901. All fractional shares were rounded down.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. BALANCE SHEET COMPONENTS

Inventory

Inventory consists of the following:

As of June 30, 2021
Raw materials	$2,267
Work-in-process	—
Finished goods	—

Total inventory	$2,267

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis.

Property, Plant and Equipment

Property, plant and equipment consist of the following at June 30, 2021 and December 31, 2020:

	As of
	June 30, 2021	December 31, 2020
Machinery and equipment	$16,441	$14,820
Furniture and fixtures	1,480	1,480
Leasehold improvements	2,838	1,488
Software	5,793	4,285
Finance lease assets	34,920	34,775
Construction-in-progress	114,841	21,218
Other	2,040	1,750

Property, plant and equipment, gross	178,353	79,816
Less: accumulated depreciation and amortization	(11,986)	(8,415)

Total property, plant and equipment, net	$166,367	$71,401

Construction-in-progress on the Company’s consolidated balance sheets as of June 30, 2021 relates primarily to the construction of the Company’s manufacturing plant in Coolidge, Arizona. The Company expects to place Phase 0.5 of the plant in service during the second half of 2021.

Depreciation expense for the three months ended June 30, 2021 and 2020 was $1.9 million and $1.5 million, respectively. Depreciation expense for the six months ended June 30, 2021 and 2020 was $3.6 million and $2.9 million, respectively.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. BALANCE SHEET COMPONENTS (Continued)

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at June 30, 2021 and December 31, 2020:

	As of
	June 30, 2021	December 31, 2020
Accrued payroll and payroll related expenses	$1,739	$1,105
Accrued deferred issuance costs	637	285
Accrued outsourced engineering services	7,656	2,514
Accrued purchases of property, plant and equipment	5,181	2,533
Accrued legal expenses	8,547	8,845
Other accrued liabilities	1,804	2,457
Current portion of finance lease liabilities	1,161	1,070

Total accrued expenses and other current liabilities	$26,725	$18,809

5. INVESTMENTS IN AFFILIATES

Nikola Iveco Europe GmbH

The Company and Iveco are parties to a series of agreements which established a joint venture in Europe, Nikola Iveco Europe GmbH. The operations of the joint venture are located in Ulm, Germany, and consist of manufacturing the battery-electric (“BEV”) and fuel cell electric (“FCEV”) Class 8 trucks for the European market, as well as for the North American market while the Company’s greenfield manufacturing facility in Coolidge, Arizona, is being completed.

The agreements provide for a 50/50 ownership of the joint venture and a 50/50 allocation of the joint venture’s production volumes and profits between Nikola and Iveco. Both parties are entitled to appoint an equal number of members to the shareholders’ committee of the joint venture. Pursuant to the terms of the agreements, the Company and Iveco each contributed intellectual property licenses to their respective technology. During 2020, the Company contributed $8.8 million for a 50% interest in the joint venture, in accordance with the amended contribution agreement. The intellectual property licenses contributed to the joint venture by Nikola are related to intellectual property related to Nikola-developed BEV and FCEV technology for use in the European market. Iveco contributed to the joint venture a license for the S-WAY technology for use in the European market.

Nikola Iveco Europe GmbH is considered a variable interest entity (“VIE”) due to insufficient equity to finance its activities without additional subordinated financial support. The Company is not considered the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE is accounted for under the equity method.

As of June 30, 2021 and December 31, 2020, the carrying amount of the Company’s equity interest was $6.3 million and $8.4 million, respectively, and is included in investment in affiliates on the consolidated balance sheets. Equity in net loss of affiliates on the consolidated statements of operations for the three and six months ended June 30, 2021 and 2020, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Equity in net loss of affiliates	$(1,126)	$—	$(1,920)	$—

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. INVESTMENTS IN AFFILIATES (Continued)

The Company does not guarantee debt for, or have other financial support obligations to the entity and its maximum exposure to loss in connection with its continuing involvement with the entity is limited to the carrying value of the investment.

Wabash Valley Resources LLC

On June 22, 2021, the Company entered into a MIPA with WVR and the Sellers, pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for $25 million in cash and 1,682,367 shares of the Company’s common stock. WVR is developing a clean hydrogen project in West Terre Haute, Indiana, including a hydrogen production facility. The common stock consideration was calculated based on the 30-day average closing stock price of the Company, or $14.86 per share, and the Company issued 1,682,367 shares of its common stock. As of the WVR Closing Date, the fair value of the stock consideration and Put Right was $32.4 million, based upon the closing price of the Company’s common stock as of the WVR Closing Date and the fair value of the embedded Put Right (see Note 2).

The Company’s interest in WVR is accounted for under the equity method and is included in investment in affiliates on the consolidated balance sheets. As of the WVR Closing Date, the fair value of the Company’s investment in WVR was approximately $57.4 million, which consists of the Company’s cash, common stock consideration, and the Put Right. The common stock consideration subject to the Put Right was classified as temporary equity on the consolidated balance sheets for $13.2 million which includes the fair value of the embedded Put Right of $3.2 million. Refer below for a reconciliation of the fair value of the Company’s investment in WVR:

Investment in WVR
Common stock issued for investment in affiliates including common stock subject to Put Right	$29,139
Cash consideration for investment in affiliates	25,000

Fair value of cash and common stock consideration for WVR	54,139
Fair value of embedded Put Right	3,237

Total investment in affiliates	$57,376

The excess of the initial fair value of the Company’s investment over the underlying equity in the carrying value of the net assets of WVR has not yet been allocated within the investment account. The Company expects to complete the allocation by the end of fiscal year 2021.

6. RELATED PARTY TRANSACTIONS

Related Party Aircraft Charter Agreement

The Company previously entered into an aircraft charter arrangement with its former Executive Chairman of the board of directors and Legacy Nikola’s former Chief Executive Officer. During the three and six months ended June 30, 2020, the Company recognized expense of $0.1 million and $0.2 million, respectively, for the business use of the aircraft. The aircraft charter arrangement was terminated effective October 2020 and there are no such amounts to report subsequent to the termination date.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. RELATED PARTY TRANSACTIONS (Continued)

Related Party Income

During the three and six months ended June 30, 2020, the Company recorded an immaterial amount for the provision of solar installation services to the former Executive Chairman, which were billed on a time and materials basis. Solar installation services were terminated effective October 2020 and there are no such amounts to report subsequent to the termination date.

Related Party Redemption of Common Stock

Immediately following the Business Combination, pursuant to a redemption agreement, the Company redeemed 7,000,000 shares of common stock from M&M Residual at a purchase price of $10.00 per share, payable in immediately available funds. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including the former Executive Chairman and representatives of VectoIQ, Legacy Nikola and the Subscribers.

Former Related Party License and Service Agreements

During the three and six months ended June 30, 2020, the Company issued 7,390,436 and 9,443,353 shares of Series D redeemable convertible preferred stock to Iveco S.p.A (“Iveco”), a former related party, in exchange for $72.0 million and $92.0 million of prepaid in-kind services, respectively. During the three months ended June 30, 2021 and 2020, $14.8 million and $10.5 million, respectively, of in-kind services were recognized in research and development on the consolidated statements of operations. During the six months ended June 30, 2021 and 2020, $27.7 million and $17.2 million, respectively, of in-kind services were recognized in research and development on the consolidated statements of operations. As of June 30, 2021 and December 31, 2020, $18.5 million and $46.3 million prepaid in-kind services, respectively, were reflected on the consolidated balance sheets.

During the three and six months ended June 30, 2020 the Company issued 5,132,289 shares of Series D redeemable convertible preferred stock to Iveco, in exchange for $50.0 million in cash. As of June 3, 2020, Iveco was no longer considered a related party under ASC 850.

Former Related Party Research and Development

During the three and six months ended June 30, 2020, the Company recorded research and development expenses of $5.6 million and $6.5 million, respectively, from a former related party. As of June 3, 2020, the entity was no longer considered a related party and as a result there are no such amounts to report for the three and six months ended June 30, 2021.

Former Related Party Stock Repurchase

In March 2020, the Company entered into a letter agreement with Nimbus in which Nimbus agreed to terminate the Nimbus redemption letter agreement dated August 3, 2018. Concurrently, the Company entered into an agreement with Nimbus, whereby the Company agreed to repurchase 2,850,930 shares of Series B preferred stock from Nimbus at a share price of $8.77 for an aggregate repurchase price of $25.0 million. The parties agreed that the repurchase price constituted the price that Nimbus would otherwise be entitled to under the Nimbus redemption letter agreement. The number of shares to be repurchased was negotiated by the Company and Nimbus as a mechanism to compensate Nimbus for agreeing to relinquish its previous redemption rights granted in the Nimbus redemption letter agreement.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. RELATED PARTY TRANSACTIONS (Continued)

The repurchase was contingent on completion of the Business Combination which occurred during the second quarter of 2020, and the Company repurchased the shares in conjunction with the closing of the Business Combination (see Note 3, Business Combination).

As of June 3, 2020, Nimbus was no longer considered a related party.

7. DEBT

Term Note

Debt consisted of a term note of zero and $4.1 million as of June 30, 2021 and December 31, 2020.

In January 2018, the Company entered into a term note with JP Morgan Chase, pursuant to which the Company borrowed $4.1 million to fund equipment purchases. The term note accrued interest at 2.43% per annum and was payable on or before January 31, 2019. The term note was secured by restricted cash.

In February 2019, the Company amended the term note to extend its term by one year and increased the interest rate to 3.00% per annum. In February 2020, the Company further amended the term note and extended its term for one year, to January 31, 2021. The term note accrued interest at a rate equal to the LIBOR rate for the applicable interest period multiplied by the statutory reserve rate as determined by the Federal Reserve Board.

During the first quarter of 2021, the Company repaid the $4.1 million term note.

Payroll Protection Program Note

In April 2020, the Company entered into a note with JP Morgan Chase under the Small Business Administration Paycheck Program established under Section 1102 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, pursuant to which the Company borrowed $4.1 million (the “Note”). The Note accrued interest at a rate of 0.98% per annum and matured in 24 months. On April 30, 2020, the Company returned the $4.1 million in proceeds from the Note to JP Morgan Chase.

8. CAPITAL STRUCTURE

Shares Authorized

As of June 30, 2021, the Company had a total of 750,000,000 shares authorized for issuance with 600,000,000 shares designated as common stock and 150,000,000 shares designated as preferred stock.

Warrants

As of June 30, 2021, the Company had 760,915 private warrants outstanding. Each private warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. For the three months ended June 30, 2021 and 2020, the Company recorded a $2.5 million and $29.2 million loss, respectively, for revaluation of warrant liability on the consolidated statements of operations. For the six months ended June 30, 2021 and 2020, the Company recorded a $1.6 million and $29.2 million loss, respectively, for revaluation of warrant liability on the consolidated statements of operations. As of June 30, 2021 and December 31, 2020, the Company recorded $8.9 million and $7.3 million, respectively, for warrant liability related to the private warrants outstanding.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. CAPITAL STRUCTURE (Continued)

The exercise price and number of common stock issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuance of common stock at a price below their exercise price.

Stock Purchase Agreement

On June 11, 2021, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Tumim Stone Capital LLC (“Tumim”), pursuant to which Tumim has committed to purchase up to $300 million in shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The Company shall not issue or sell any shares of common stock under the Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by Tumim, would result in beneficial ownership of more than 4.99% of the Company’s outstanding shares of common stock.

Under the terms of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the Purchase Agreement (the “Tumim Closing Date”) and ending on the first day of the month following the 36-month anniversary of the Tumim Closing Date, provided that a registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement is declared effective by the SEC. The registration statement covering the offer and sale of up to 18,012,845 shares of common stock to Tumim was declared effective on June 30, 2021. The purchase price will be calculated as 97% of the volume weighted average prices of the Company’s common stock during normal trading hours for three consecutive trading days commencing on the first trading day immediately succeeding the purchase notice date.

Concurrently with the signing of the Purchase Agreement, the Company issued 155,703 shares of its common stock to Tumim as a commitment fee (“Commitment Shares”). The total fair value of the shares issued for the commitment fee of $2.6 million was recorded in selling, general, and administrative expense on the Company’s consolidated statements of operations.

As of June 30, 2021, the Company has not sold any shares to Tumim under the terms of the Purchase Agreement.

9. STOCK BASED COMPENSATION EXPENSE

2017 and 2020 Stock Plans

Legacy Nikola’s 2017 Stock Option Plan (the “2017 Plan”) provides for the grant of incentive and nonqualified options to purchase Legacy Nikola common stock to officers, employees, directors, and consultants of Legacy Nikola. Options are granted at a price not less than the fair market value on the date of grant and generally become exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant. Outstanding awards under the 2017 Plan continue to be subject to the terms and conditions of the 2017 Plan.

Each Legacy Nikola option from the 2017 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to purchase a number of shares of common stock (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. STOCK BASED COMPENSATION EXPENSE (Continued)

whole number) of (i) the number of shares of Legacy Nikola common stock subject to such Legacy Nikola option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy Nikola option immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Business Combination, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy Nikola option immediately prior to the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the Exchanged Options.

At the Company’s special meeting of stockholders held on June 2, 2020, the stockholders approved the Nikola Corporation 2020 Stock Incentive Plan (the “2020 Plan”) and the Nikola Corporation 2020 Employee Stock Purchase Plan (the “2020 ESPP”). The 2020 Plan and the 2020 ESPP were previously approved, subject to stockholder approval, by the Company’s board of directors on May 6, 2020. The aggregate number of shares authorized for issuance under the 2020 Plan will not exceed 42,802,865, plus the number of shares subject to outstanding awards as of the closing of the Business Combination under the 2017 Plan that are subsequently forfeited or terminated. The aggregate number of shares available for issuance under the 2020 ESPP is 4,000,000.

The 2020 Plan provides for the grant of incentive and nonqualified stock option, restricted stock units (“RSUs”), restricted share awards, stock appreciation awards, and cash-based awards to employees, outside directors, and consultants of the Company. The 2020 Plan and the 2020 ESPP became effective immediately upon the closing of the Business Combination. No offerings have been authorized to date by the Company’s board of directors under the ESPP.

Stock Options

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted. Options vest in accordance with the terms set forth in the grant letter. Time-based options generally vest ratably over a period of approximately 36 months. Changes in stock options are as follows:

	Options	Weighted Average Exercise Price Per share	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2020	32,529,224	$1.28	7.82
Granted	—	$—
Exercised	2,929,917	$1.24
Cancelled	39,617	$3.00

Outstanding at June 30, 2021	29,559,690	$1.29	7.37

Vested and exercisable as of June 30, 2021	28,782,924	$1.24	7.35

Restricted Stock Units

The fair value of RSUs is based on the closing price of the Company’s common stock on the grant date. The time-based RSUs generally vest semi-annually over a three year period or, in the case of executive officers, cliff-vest following the third anniversary from the date of grant. Certain RSUs awarded to key employees contain

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. STOCK BASED COMPENSATION EXPENSE (Continued)

performance conditions related to achievement of strategic and operational milestones (“Performance RSUs”). As of June 30, 2021, not all of the performance conditions are probable to be achieved. Compensation expense has only been recognized for those conditions that are assumed to be probable. The Company updates its estimates related to the probability and timing of achievement of the operational milestones each period until the award either vests or is forfeited. In addition, for certain technical engineering employees the awards cliff vest after a three year period or vest on the achievement of certain operational milestones. The RSUs to directors have a vesting cliff of one year after the grant date. Changes in RSUs are as follows:

Number of RSUs
Balance at December 31, 2020	5,026,531
Granted	6,691,926
Released	1,268,227
Cancelled	504,968

Balance at June 30, 2021	9,945,262

Market Based RSUs

The fair value of Market Based RSUs was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. The Market Based RSUs contain a stock price index as a benchmark for vesting. These awards have three milestones that each vest depending upon a consecutive 20-trading day stock price target of the Company’s common stock. The shares vested are transferred to the award holders upon the completion of the requisite service period ending June 3, 2023, and upon achievement certification by the Company’s board of directors. If the target price for the tranche is not achieved by the end of requisite service period, the Market Based RSUs are forfeited. Changes in Market Based RSUs are as follows:

Number of Market Based RSUs
Balance at December 31, 2020	13,317,712
Granted	—
Released	—
Cancelled	—

Balance at June 30, 2021	13,317,712

Stock Compensation Expense

The following table presents the impact of stock-based compensation expense on the consolidated statements of operations for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Research and development	$10,228	$2,880	$20,550	$3,238
Selling, general, and administrative	42,442	35,347	82,386	36,302

Total stock-based compensation expense	$52,670	$38,227	$102,936	$39,540

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. STOCK BASED COMPENSATION EXPENSE (Continued)

As of June 30, 2021, total unrecognized compensation expense was as follows:

Unrecognized compensation expense
Options	$1,509
Market Based RSUs	225,096
RSUs	164,895

Total unrecognized compensation expense at June 30, 2021	$391,500

10. INCOME TAXES

To calculate the interim tax provision, at the end of each interim period the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. The effect of changes in the enacted tax laws or rates is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and judgments including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent differences between book and tax amounts, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained, or the tax environment changes.

Income tax expense was immaterial for the three and six months ended June 30, 2021 and 2020.

11. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is subject to legal and regulatory actions that arise from time to time. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events, and the outcome of litigation is inherently uncertain. Other than as described below, there is no material pending or threatened litigation against the Company that remains outstanding as of June 30, 2021.

Regulatory and Governmental Investigations and Related Internal Review

On September 10, 2020, Hindenburg Research LLC reported on certain aspects of the Company’s business and operations. The Company and its board of directors retained Kirkland & Ellis LLP to conduct an internal review in connection with the Hindenburg article (the “Internal Review”), and Kirkland & Ellis promptly contacted the Division of Enforcement of the U.S. Securities and Exchange Commission to make it aware of the commencement of the Internal Review. The Company subsequently learned that the Staff of the Division of Enforcement had previously opened an investigation. On September 14, 2020, the Company and five of its officers and employees, including Mark Russell, our Chief Executive Officer, received subpoenas from the Staff of the Division of Enforcement as a part of a fact-finding inquiry related to aspects of the Company’s business as well as certain matters described in the Hindenburg article. The Staff of the Division of Enforcement issued additional subpoenas to another three of the Company’s officers and employees, including Kim Brady, the Company’s Chief Financial Officer, on September 21, 2020 and to the Company’s current and former directors on September 30, 2020.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES (Continued)

The Company and Mr. Milton also received grand jury subpoenas from the U.S. Attorney’s Office for the Southern District of New York (the “SDNY”) on September 19, 2020. On September 20, 2020, Mr. Milton offered to voluntarily step down from his position as Executive Chairman, as a member of the Company’s board of directors, including all committees thereof, and from all positions as an employee and officer of the Company. The board accepted his resignation and appointed Stephen Girsky as Chairman of the board of directors. The Company subsequently has appointed three new board members, Steve Shindler, Bruce Smith and Mary Petrovich.

The Company also received a grand jury subpoena from the N.Y. County District Attorney’s Office on September 21, 2020. On October 16, 2020, the N.Y. County District Attorney’s Office agreed to defer its investigation; it has not withdrawn its subpoena issued to the Company, but has informed the Company that no further productions to it are necessary at this time.

On October 28, 2020, the Company received an information request from The Nasdaq Stock Market LLC, seeking an update on the status of the Staff of the Division of Enforcement and SDNY inquiries, which the Company provided.

On March 24, 2021, the Staff of the Division of Enforcement issued an additional subpoena to the Company related to its projected 2021 cash flow and anticipated use of funds from 2021 capital raises.

The Company is committed to cooperating fully with the Staff of the Division of Enforcement and the SDNY investigations, which are ongoing. As such, the Company’s counsel frequently engages with the Staff of the Division of Enforcement and the SDNY. Further, the Company has made voluminous productions of information and made witnesses available for interviews. The Company will continue to comply with the requests of the Staff of the Division of Enforcement and the SDNY and expect to make additional productions in the future. The documents and information requested in the subpoenas include materials concerning Mr. Milton’s and the Company’s statements regarding the Company’s business operations and the future of the Company.

As part of the Internal Review, which has been substantially completed, Kirkland & Ellis had full access to Company data, emails and documents for collection and review. No request by Kirkland & Ellis for information from the Company was denied. Kirkland & Ellis was also given access to data contained on personal devices for over three dozen of our employees. Kirkland & Ellis, including with the assistance of contract attorneys, reviewed relevant documents in the legal, investor relations, finance, and human resources areas as well as Company emails from January 1, 2016 through December 31, 2020, employee text messages, documents found in our data room and other corporate documents. The Internal Review also included targeted interviews of over thirty (30) Company personnel. Additionally, as part of the Internal Review, Kirkland & Ellis retained automotive experts (“Automotive Experts”) at a well-known consulting firm to conduct an independent assessment of the current state of our technology development. Refer to Note 14, Commitments and Contingencies, within the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020, for further details.

The legal and other professional costs the Company incurred during the three and six months ended June 30, 2021 in connection with the Internal Review and disclosed elsewhere in this Quarterly Report include approximately $3.2 million and $6.2 million, respectively, expensed for Mr. Milton’s attorneys’ fees under his indemnification agreement with the Company. As of June 30, 2021 and December 31, 2020 the Company accrued approximately $6.4 million and $6.6 million, respectively, in legal and other professional costs for

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES (Continued)

Mr. Milton’s attorneys’ fees under his indemnification agreement. The Company expects to incur additional costs associated with the Staff of the Division of Enforcement and the SDNY investigations and the Internal Review during fiscal year 2021, which will be expensed as incurred and which could be significant in the periods in which they are recorded.

On July 29, the U.S. Attorney for the SDNY announced the unsealing of a criminal indictment charging Trevor Milton with two counts of securities fraud and one count of wire fraud. That same day, the Securities and Exchange Commission announced charges against Mr. Milton for alleged violations of federal securities laws.

The Company cannot predict the ultimate outcome of the Staff of the Division of Enforcement and the SDNY investigations or the litigation against Mr. Milton, nor can it predict whether any other governmental authorities will initiate separate investigations or litigation. The outcome of the Staff of the Division of Enforcement and the SDNY investigations and any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or current or former employees, officers and/or directors in addition to Mr. Milton, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the Staff of the Division of Enforcement and the SDNY investigations will be completed, the final outcome of the Staff of the Division of Enforcement and the SDNY investigations, what additional actions, if any, may be taken by the Staff of the Division of Enforcement, the SDNY or by other governmental agencies, or the effect that such actions may have on our business, prospects, operating results and financial condition, which could be material.

The Staff of the Division of Enforcement and the SDNY investigations, including any matters identified in the Internal Review, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company’s business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, including the possibility of certain of the Company’s existing contracts being cancelled, (4) adverse consequences on the Company’s ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company’s business, prospects, operating results and financial condition.

Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company’s operations and exhaust its cash reserves, and could cause stockholders to lose their entire investment.

Shareholder Securities Litigation

Beginning on September 15, 2020, six putative class action lawsuits were filed against the Company and certain of its current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in one case, violations of the Unfair Competition Law under California law (the “Shareholder Securities Litigation”). The complaints generally allege that the Company and certain of its officers and directors made false and/or misleading statements in press releases and public filings regarding the Company’s business plan

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES (Continued)

and prospects. The actions are: Borteanu v. Nikola Corporation, et al. (Case No. 2:20-cv-01797-JZB), filed by Daniel Borteanu in the United States District Court of the District of Arizona on September 15, 2020; Salem v. Nikola Corporation, et al. (Case No. 1:20-cv-04354), filed by Arab Salem in the United States District Court for the Eastern District of New York on September 16, 2020; Wojichowski v. Nikola Corporation, et al. (Case No. 2:20-cv-01819-DLR), filed by John Wojichowski in the United States District Court for the District of Arizona on September 17, 2020; Malo v. Nikola Corporation, et al. (Case No. 5:20-cv-02168), filed by Douglas Malo in the United States District Court for the Central District of California on October 16, 2020; and Holzmacher, et al. v. Nikola Corporation, et al. (Case No. 2:20-cv-2123-JJT), filed by Albert Holzmacher, Michael Wood and Tate Wood in the United States District Court for the District of Arizona on November 3, 2020, and Eves v. Nikola Corporation, et al. (Case No. 2:20-cv-02168-DLR), filed by William Eves in the United States District Court for the District of Arizona on November 10, 2020. In October 2020, stipulations by and among the parties to extend the time for the defendants to respond to the complaints until a lead plaintiff, lead counsel, and an operative complaint are identified were entered as orders in certain of the filed actions. On November 16, 2020 and December 8, 2020 respectively, orders in the Malo and Salem actions were entered to transfer the actions to the United States District Court for the District of Arizona.

On November 16, 2020, ten motions both to consolidate the pending securities actions and to be appointed as lead plaintiff were filed by putative class members. On December 15, 2020, the United States District Court for the District of Arizona consolidated the actions under lead case Borteanu v. Nikola Corporation, et al., No. CV-20-01797-PXL-SPL, and appointed Angelo Baio as the “Lead Plaintiff”. On December 23, 2020, a motion for reconsideration of the Court’s order appointing the Lead Plaintiff was filed. On December 30, 2020, a petition for writ of mandamus seeking to vacate the District Court’s Lead Plaintiff order and directing the court to appoint another Lead Plaintiff was filed before the United States Court of Appeals for the Ninth Circuit, Case No. 20-73819. The motion for reconsideration was denied on February 18, 2021. On July 23, 2021, the Ninth Circuit granted in part the mandamus petition, vacated the district court’s December 15, 2020 order, and remanded the case to the District Court to reevaluate the appointment of a Lead Plaintiff.

On January 28, 2021, the district court entered a scheduling order in the consolidated lawsuit. On March 2, 2021, pursuant to a stipulation jointly submitted by the parties, the district court vacated that scheduling order and stayed the securities action pending disposition of the pending mandamus petition.

Plaintiffs seek an unspecified amount in damages, attorneys’ fees, and other relief. The Company intends to vigorously defend itself. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.

Derivative Litigation

Beginning on September 23, 2020, two purported shareholder derivative actions were filed in the United States District Court for the District of Delaware (Byun v. Milton, et al., Case No. 1:20-cv-01277-UNA; Salguocar v. Girsky et. al., Case No. 1:20-cv-01404-UNA), purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement. The Byun action also brings claims for unjust enrichment and abuse of control, while the Salguocar action brings a claim for waste of corporate assets. On October 19, 2020, the Byun action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in their entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. On

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES (Continued)

November 17, 2020, the Byun and Salguocar actions were consolidated as In re Nikola Corporation Derivative Litigation, Lead Case No. 20-cv-01277-CFC. The consolidated action remains stayed.

On December 18, 2020, a purported shareholder derivative action was filed in the United States District Court for the District of Arizona, Huhn v. Milton et al., Case No. 2:20-cv-02437-DWL, purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, unjust enrichment, and against defendant Jeff Ubben, a member of the Company’s board of directors, insider selling and misappropriation of information. On January 26, 2021, the Huhn action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in its entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay.

The complaints seek unspecified monetary damages, costs and fees associated with bringing the actions, and reform of the Company’s corporate governance, risk management and operating practices. The Company intends to vigorously defend against the foregoing complaints. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.

In addition, on March 8, 2021, the Company received a demand letter from a law firm representing a purported stockholder of the Company alleging facts and claims substantially the same as many of the facts and claims in the filed derivative shareholder lawsuit. The demand letter requests that the board of directors (i) undertake an independent internal investigation into certain board members and management’s purported violations of Delaware and/or federal law; and (ii) commence a civil action against those members of the board and management for alleged fiduciary breaches. In April 2021, the board of directors formed a demand review committee, consisting of independent directors Bruce L. Smith, and Mary L. Petrovich, to review such demands and provide input to the Company. There can be no assurance as to whether any litigation will be commenced by or against the Company by the purported shareholder with respect to the claims set forth in the demand letter, or whether any such litigation could be material.

Books and Record Demands Pursuant to Delaware General Corporation Law Section 220

The Company has received a number of demand letters pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), seeking disclosure of certain of the Company’s records. The Company has responded to those demands, stating its belief that the demand letters fail to fully comply with the requirements of Section 220 of the DGCL. However, in the interest of resolution and while preserving all rights of the defendants, the Company has engaged in negotiations with the shareholders, and has provided certain information that the Company had reasonably available to it.

On January 15, 2021, Plaintiff Frances Gatto filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On January 26, 2021, Plaintiff’s counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiff’s demand, and the Company need not answer or otherwise respond to the complaint at this time. The parties provided a status update to the Court on July 26, 2021, and have proposed to provide a further update by September 24, 2021.

Commitments and Contingencies on Land Conveyance

In February 2019, the Company was conveyed 430 acres of land in Coolidge, Arizona, by PLH. The purpose of the land conveyance was to incentivize the Company to locate its manufacturing facility in Coolidge,

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES (Continued)

Arizona, and provide additional jobs to the region. The Company fulfilled its requirement to commence construction within the period defined by the agreement and is required to complete construction of the manufacturing facility within five years of February 2019 (the “Manufacturing Facility Deadline”).

If the Company fails to meet the Manufacturing Facility Deadline, the Company may extend the completion deadline by paying PLH $0.2 million per month, until construction is completed (the “Monthly Payment Option”). The extension of the Manufacturing Facility Deadline beyond two years will require express written consent of PLH. If the Company does not exercise the Monthly Payment Option, fails to make timely payments on the Monthly Payment Option, or fails to complete construction by the extended Manufacturing Facility Deadline, PLH is entitled to either the $4.0 million security deposit or may reacquire the land and property at the appraised value to be determined by independent appraisers selected by the Company and PLH.

12. NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share for the three and six months ended June 30, 2021 and 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss attributable to common stockholders	$(143,231)	$(129,189)	$(263,455)	$(162,335)
Less: revaluation of warrant liability	—	—	—	—

Adjusted net loss	$(143,231)	$(129,189)	$(263,455)	$(162,335)

Denominator:
Weighted average shares outstanding, basic	394,577,711	303,785,616	393,390,377	287,822,558
Dilutive effect of common stock issuable from assumed exercise of warrants	—	—	—	—

Weighted average shares outstanding, diluted	394,577,711	303,785,616	393,390,377	287,822,558

Net loss per share:
Basic	$(0.36)	$(0.43)	$(0.67)	$(0.56)

Diluted	$(0.36)	$(0.43)	$(0.67)	$(0.56)

Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.

Diluted net loss per share is computed by dividing the net loss, adjusted for the revaluation of warrant liability for the private warrants, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock equivalents resulting from the assumed exercise of the warrants. The treasury stock method was used to calculate the potential dilutive effect of these common stock equivalents.

NIKOLA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

12. NET LOSS PER SHARE (Continued)

Potentially dilutive shares were excluded from the computation of diluted net loss when their effect was antidilutive. The following outstanding common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Outstanding warrants	760,915	23,890,000	760,915	23,890,000
Stock options, including performance stock options	29,559,690	39,717,079	29,559,690	39,717,079
Restricted stock units, including market based RSUs	23,262,974	18,519,000	23,262,974	18,519,000

Total	53,583,579	82,126,079	53,583,579	82,126,079

13. SUBSEQUENT EVENTS

Issuance of common stock under Purchase Agreement

On July 12, 2021, the Company issued 1,004,120 shares of common stock under the terms of the Purchase Agreement to Tumim for proceeds of $14.8 million.

On July 30, 2021, the Company issued a purchase notice to Tumim to purchase 2,909,393 shares of the Company’s common stock. Proceeds from this sale will be approximately $30.0 million to $35.0 million based on the volume weighted average prices of the Company’s common stock from July 30, 2021 through August 3, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Nikola Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nikola Corporation (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Restatement of 2020 Financial Statements

As discussed in Note 1 to the consolidated financial statements, the 2020 consolidated financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Market Based Restricted Stock Units
Description of the matter	The grant date fair value of the Market Based Restricted Stock Units (“Market Based RSUs”) granted during the year ended December 31, 2020 totaled $485.1 million. As of

December 31, 2020, the unrecognized compensation expense related to the Market Based RSUs totaled $283.0 million. The market condition underlying these Market Based RSUs is based upon achieving certain stock price thresholds over a period of time. As discussed in Notes 2 and 11 to the consolidated financial statements, the Market Based RSUs were valued using a Monte Carlo simulation model that utilized various assumptions, including volatility and risk free rate, to determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. The volatility assumption was the most critical assumption and had a significant effect on the grant date fair value of the Market Based RSUs and the correlated compensation expense. The volatility assumption was calculated using the historical volatilities of guideline public companies, which were selected based on the nature and similarity of their operations to that of the Company.

Auditing the Market Based RSUs was challenging due to the complexity of the Monte Carlo simulation model that considers thousands of simulation paths for stock price performance, as well as the highly judgmental nature of selecting the guideline public companies that determine the critical volatility assumption used in the calculation of the grant date fair value and the correlated recognition of compensation expense.

How we addressed the matter in our audit	To test the grant date fair value of the Market Based RSUs, our audit procedures included, among others, assessing the appropriateness of the use of the Monte Carlo simulation model and the underlying calculation, as well as testing the assumptions used to calculate the grant date fair value of the Market Based RSUs. We compared the risk free rate to readily available information as of the grant date. For the critical volatility assumption, we assessed the applicability of the guideline public companies used based on the nature of their business, compared the historical volatilities of the guideline public companies used in the estimate to actual historical results, and we developed an independent range of volatility. We involved our specialists to assist us with evaluating the Monte Carlo simulation model, as well as to perform comparative range calculations using the assumptions previously discussed.

Valuation of Warrant Liability
Description of the matter

The fair value of the Warrant Liability as of December 31, 2020 totaled $7.3 million. The fair value adjustments for the Warrant Liability during the year ended December 31, 2020 totaled $13.4 million. As discussed in Note 2 to the consolidated financial statements, the Warrant Liability was valued each reporting period using a Black-Scholes model that utilized various assumptions, including term, stock price, volatility, risk free rate and dividend yield, to calculate the fair value of the Warrant Liability. The volatility assumption was the most critical assumption as it had a significant effect on the fair value of the Warrant Liability. The volatility assumption was calculated using the equity volatilities of guideline public companies, which were selected based on the similarity of their operations to that of the Company.

Auditing the fair value of the Warrant Liability was challenging due to the highly judgmental nature of selecting an appropriate valuation model and the model’s assumptions especially the guideline public companies used to determine the critical volatility assumption.

How we addressed the matter in our audit	To test the fair value of the Warrant Liability, our audit procedures included, among others, assessing the appropriateness of the use of the Black-Scholes model and accuracy of the underlying calculation, including testing the assumptions used to calculate the fair value of the Warrant Liability. We compared the term, stock price, risk free rate and dividend yield to readily available information as of the valuation dates for each reporting period. For the critical volatility assumption, we assessed the suitability of the guideline public companies used based on the similarity of their operations to that of the Company, compared the equity volatilities of the guideline public companies used in the estimate to actual stock price performance, and we developed an independent range of volatility based on the cumulative volatilities of the guideline public companies adjusted for the relative size of the Company as compared to the guideline public companies. We involved our specialists to assist us with evaluating the Black-Scholes model, as well as to perform comparative range calculations using the assumptions previously discussed.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Phoenix, Arizona

February 25, 2021,

except for Note 1, as to which the date is

May 6, 2021

NIKOLA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2020 (As Restated)	2019
Assets
Current assets
Cash and cash equivalents	$840,913	$85,688
Restricted cash and cash equivalents	4,365	—
Accounts receivable, net	—	658
Prepaid in-kind services	46,271	—
Prepaid expenses and other current assets	5,368	4,535

Total current assets	896,917	90,881

Restricted cash and cash equivalents	4,000	4,144
Long-term deposits	17,687	13,276
Property and equipment, net	71,401	53,378
Intangible assets, net	50,050	62,513
Investment in affiliate	8,420	—
Goodwill	5,238	5,238

Total assets	$1,053,713	$229,430

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	29,364	5,113
Accrued expenses and other current liabilities	18,809	11,425
Term note, current	4,100	—

Total current liabilities	52,273	16,538

Term note	—	4,100
Finance lease liabilities	13,956	—
Warrant liability	7,335	—
Other long-term liabilities	—	12,212
Deferred tax liabilities, net	8	1,072

Total liabilities	73,572	33,922

Commitments and contingencies (Note 14)
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020 and 2019	—	—
Stockholders’ equity
Common stock, $0.0001 par value, 600,000,000 shares authorized, 391,041,347 and 270,826,092 shares issued and outstanding as of December 31, 2020 and 2019, respectively	39	27
Additional paid-in capital	1,540,037	383,961
Accumulated other comprehensive income	239	—
Accumulated deficit	(560,174)	(188,480)

Total stockholders’ equity	980,141	195,508

Total liabilities and stockholders’ equity	$1,053,713	$229,430

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years Ended December 31,
	2020 (As Restated)	2019	2018
Solar revenues	$95	$482	$173
Cost of solar revenues	72	271	50

Gross profit	23	211	123

Operating expenses:
Research and development	185,619	67,514	58,374
Selling, general, and administrative	182,724	20,692	12,238
Impairment expense	14,415	—	—

Total operating expenses	382,758	88,206	70,612

Loss from operations	(382,735)	(87,995)	(70,489)
Other income (expense):
Interest income, net	202	1,456	686
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	(3,339)	3,502
Loss on forward contract liability	(1,324)	—	—
Revaluation of warrant liability	13,448	—	—
Other income (expense), net	(846)	1,373	6

Loss before income taxes and equity in net loss of affiliate	(371,255)	(88,505)	(66,295)
Income tax expense (benefit)	(1,026)	151	(2,002)

Loss before equity in net loss of affiliate	(370,229)	(88,656)	(64,293)
Equity in net loss of affiliate	(637)	—	—

Net loss	(370,866)	(88,656)	(64,293)
Premium paid on repurchase of redeemable convertible preferred stock	(13,407)	(16,816)	(166)

Net loss attributable to common stockholders	$(384,273)	$(105,472)	$(64,459)

Net loss per share attributable to common stockholders:
Basic	$(1.15)	$(0.40)	$(0.28)
Diluted	$(1.18)	$(0.40)	$(0.28)
Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic	335,325,271	262,528,769	226,465,041
Diluted	335,831,033	262,528,769	226,465,041

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Years Ended December 31,
	2020 (As Restated)	2019	2018
Net loss	(370,866)	(88,656)	(64,293)
Other comprehensive income:
Foreign currency translation adjustment, net of tax	239	—	—

Comprehensive loss	(370,627)	(88,656)	(64,293)

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2017	52,189,169	$73,062	60,166,667	$1	$3,065	$(34,272)	$—	$(31,206)
Retroactive application of recapitalization	(52,189,169)	(73,062)	153,421,743	20	73,042	—	—	73,062

Adjusted balance, beginning of period	—	—	213,588,410	21	76,107	(34,272)	—	41,856
Issuance of Series C redeemable convertible preferred stock, net of $7,000 issuance costs.(1)	—	—	47,801,632	5	208,995	—	—	209,000
Repurchase of Series B redeemable convertible preferred stock(1)	—	—	(983,699)	—	(4,166)	—	—	(4,166)
Stock-based compensation	—	—	—	—	3,843	—	—	3,843
Net loss	—	—	—	—	—	(64,293)	—	(64,293)

Balance as of December 31, 2018	—	$—	260,406,343	$26	$284,779	$(98,565)	$—	$186,240

Issuance of Series D redeemable convertible preferred stock, net of $4,700 issuance costs(1)	—	—	6,671,998	1	60,304	—	—	60,305
Issuance of Series D redeemable convertible preferred stock for in-kind contribution(1)	—	—	5,953,515	—	58,000	—	—	58,000
Exercise of Series A redeemable convertible preferred stock warrants(1)	—	—	1,368,720	—	6,116	—	—	6,116
Repurchase of Series B redeemable convertible preferred stock(1)	—	—	(3,575,750)	—	(30,259)	(1,097)	—	(31,356)
Exercise of stock options	—	—	1,266	—	1	—	—	1
Stock-based compensation	—	—	—	—	4,858	—	—	4,858
Cumulative effect of ASU 2018-07 adoption	—	—	—	—	162	(162)	—	—
Net loss	—	—	—	—	—	(88,656)	—	(88,656)

Balance as of December 31, 2019	—	$—	270,826,092	$27	$383,961	$(188,480)	$—	$195,508

Issuance of Series D redeemable convertible preferred stock, net of $8,403 issuance costs(1)	—	—	6,581,340	1	56,249	—	—	56,250
Issuance of Series D redeemable convertible preferred stock for in kind contribution(1)	—	—	9,443,353	1	91,998	—	—	91,999
Business Combination and PIPE financing (As Restated)	—	—	72,272,942	7	594,515	—	—	594,522
Exercise of stock options	—	—	8,716,423	—	9,863	—	—	9,863
Issuance of shares for RSU awards	—	—	194,306	—	—	—	—	—
Stock-based compensation	—	—	—	—	137,991	—	—	137,991
Common stock issued for warrants exercised (As Restated)	—	—	23,006,891	3	265,460	—	—	265,463
Cumulative effect of ASU 2016-02 adoption	—	—	—	—	—	(828)	—	(828)
Net loss (As Restated)	—	—	—	—	—	(370,866)	—	(370,866)
Other comprehensive income	—	—	—	—	—	—	239	239

Balance as of 12/31/2020 (As Restated)	—	$—	391,041,347	$39	$1,540,037	$(560,174)	$239	$980,141

(1)	Issuance of redeemable convertible preferred stock and convertible preferred stock warrants have been retroactively restated to give effect to the recapitalization transaction.

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020 (As Restated)	2019	2018
Cash flows from operating activities
Net loss	$(370,866)	$(88,656)	$(64,293)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,008	2,323	625
Stock-based compensation	137,991	4,858	3,843
Non-cash interest income	—	—	(298)
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	3,339	(3,502)
Deferred income taxes	(1,063)	151	(2,002)
Non-cash in-kind services	45,729	8,000	—
Loss on forward contract liability	1,324	—	—
Impairment expense	14,415	—	—
Equity in net loss of affiliate	637	—	—
Revaluation of warrant liability	(13,448)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	658	(763)	47
Prepaid expenses and other current assets	(1,586)	157	(2,588)
Accounts payable, accrued expenses and other current liabilities	29,668	(9,366)	15,121
Other long-term liabilities	—	(670)	(972)

Net cash used in operating activities	(150,533)	(80,627)	(54,019)

Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	—	—	(350)
Issuance of related party note receivable	—	—	(2,500)
Purchases and deposits for property and equipment	(22,324)	(21,100)	(9,155)
Investments in affiliate	(8,817)	—	—
Cash paid towards build-to-suit lease	—	(18,202)	(3,405)

Net cash used in investing activities	(31,141)	(39,302)	(15,410)

Cash flows from financing activities
Proceeds from the exercise of Series A redeemable convertible preferred stock warrants	—	2,160	—
Repurchase of Series B redeemable convertible preferred stock from related parties, net of issuance costs paid	—	(31,356)	(1,368)
Proceeds from issuance of Series C redeemable convertible preferred stock, net of issuance costs paid	—	—	209,000
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs paid	50,349	65,000	—
Business Combination and PIPE financing, net of issuance costs paid	616,726	—	—
Proceeds from the exercise of stock options	9,650	1	—
Proceeds from the exercise of stock warrants, net of issuance costs paid	264,548	—	—
Proceeds from landlord on finance lease	889	—	—
Payments on finance lease liability	(1,042)	—	—
Proceeds from note payable	4,134	—	4,100
Payment of note payable	(4,134)	—	—

Net cash provided by financing activities	941,120	35,805	211,732
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	759,446	(84,124)	142,303
Cash and cash equivalents, including restricted cash and cash equivalents, beginning of period	89,832	173,956	31,653

Cash and cash equivalents, including restricted cash and cash equivalents, end of period	$849,278	$89,832	$173,956

Supplementary cash flow disclosures:
Cash paid for interest	$884	$96	$96
Cash interest received	$703	$1,437	$484
Cash paid for income taxes, net of refunds	$—	$2	$—
Supplementary disclosures for noncash investing and financing activities:
Non-cash interest received related to related party notes	$—	$—	$298
Non-cash settlement of related party note receivable	$—	$—	$2,500
Accrued purchases of property and equipment	$6,751	$1,094	$1,781
Property acquired through build-to-suit lease	$—	$3,243	$9,287
Non-cash acquisition of license	$—	$50,000	$—
Non-cash Series C redeemable convertible preferred stock issuance costs	$—	$—	$2,001
Accrued Series D redeemable convertible preferred stock issuance costs	$—	$4,695	$—
Non-cash prepaid in-kind services	$46,271	$—	$—
Accrued Business Combination and PIPE transaction costs	$285	$—	$—
Net liabilities assumed by VectoIQ	$21,919	$—	$—
Settlement of forward contract liability	$1,324	$—	$—
Stock option proceeds receivable	$213	$—	$—

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements

1. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Nikola Corporation (‘‘Nikola’’ or the ‘‘Company’’) has restated its previously issued consolidated financial statements and related disclosures as of and for the fiscal year ended December 31, 2020 included in its Original Form 10-K (as defined below) filed with the Securities and Exchange Commission (the “SEC”) in order to correct errors resulting from the incorrect application of generally accepted accounting principles relating to previously issued private warrants.

On April 12, 2021, the SEC Staff released a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”), (the “SEC Staff Statement”). The SEC Staff Statement highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of SPACs.

After considering the SEC Staff Statement, the Company re-evaluated its historical accounting for its warrants and concluded it must amend the accounting treatment of the private warrants issued in connection with the initial public offering of VectoIQ Acquisition Corp (“VectoIQ”) and recorded to the Company’s consolidated financial statements as a result of the Company’s merger with VectoIQ (the “Merger”) and the reverse recapitalization that occurred on June 3, 2020. The warrant agreement governing the Company’s private warrants includes a provision that provides for potential changes to the settlement amounts dependent on the characteristics of the holder of the warrant. Upon review of the statement, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant with a fixed exercise price and fixed number of underlying shares. Based on management’s evaluation, the Company’s audit committee (the “Audit Committee”), in consultation with management concluded that the Company’s private warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the characteristics of the holder of the instrument is not an input into the pricing of a fixed-for- fixed option on equity shares.

A summary of the accounting impact of these adjustments to the Company’s consolidated financial statements as of and for the related interim periods is provided in Note 17, Quarterly Financial Data (Unaudited). In addition, amounts were restated in the following Notes as a result of the private warrants:

Note 2, Significant Accounting Policies

Note 3, Business Combinations

Note 10, Capital Structure

Note 13, Income Taxes

Note 15, Net Loss Per Share

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

1. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables reflect the impact of the restatement adjustments to the specific line items presented in the Company’s previously reported consolidated financial statements for the annual period. The amounts originally reported were derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Original Form 10-K”), filed with the SEC on February 25, 2021 (in thousands, except per share amounts):

Consolidated Balance Sheet
	December 31, 2020
	As Previously Reported	Adjustments	As Restated
Liabilities and stockholders’ equity
Warrant liability	—	7,335	7,335
Total liabilities	66,237	7,335	73,572
Additional paid-in capital	1,560,820	(20,783)	1,540,037
Accumulated deficit	(573,622)	13,448	(560,174)
Total stockholders’ equity	987,476	(7,335)	980,141

Total liabilities and stockholders’ equity	1,053,713	—	1,053,713

Consolidated Statement of Operations
	Year Ended December 31, 2020
	As Previously Reported	Adjustments	As Restated
Revaluation of warrant liability	—	13,448	13,448
Loss before income taxes and equity in net loss of affiliate	(384,703)	13,448	(371,255)
Loss before equity in net loss of affiliate	(383,677)	13,448	(370,229)
Net loss	(384,314)	13,448	(370,866)
Net loss attributable to common stockholders	(397,721)	13,448	(384,273)
Net loss per share attributable to common stockholders:
Basic	(1.19)	0.04	(1.15)
Diluted	(1.19)	0.01	(1.18)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	335,325,271	—	335,325,271
Diluted	335,325,271	505,762	335,831,033

Consolidated Statement of Comprehensive Loss
	Year Ended December 31, 2020
	As Previously Reported	Adjustments	As Restated
Net loss	(384,314)	13,448	(370,866)
Comprehensive loss	(384,075)	13,448	(370,627)

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

1. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statement of Stockholders’ Equity
	December 31, 2020
	As Previously Reported	Adjustments	As Restated
Additional paid-in capital	1,560,820	(20,783)	1,540,037
Accumulated deficit	(573,622)	13,448	(560,174)
Total stockholders’ equity	987,476	(7,335)	980,141

Consolidated Statement of Cash Flows
	Year Ended December 31, 2020
	As Previously Reported	Adjustments	As Restated
Cash flows from operating activities
Net loss	(384,314)	13,448	(370,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Revaluation of warrant liability	—	(13,448)	(13,448)

Net cash used in operating activities	(150,533)	—	(150,533)

1A. Description of Business and Basis of Presentation

Nikola Corporation is a designer and manufacturer of battery electric and hydrogen-electric vehicles.

On June 3, 2020 (the “Closing Date”), VectoIQ, consummated the previously announced merger pursuant to the Business Combination Agreement, dated March 2, 2020 (the “Business Combination Agreement”), by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware (“Merger Sub”), and Nikola Corporation, a Delaware corporation (“Legacy Nikola”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ (the “Business Combination”).

On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ changed its name to Nikola Corporation (the “Company” or “Nikola”). Legacy Nikola was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805. This determination was primarily based on Legacy Nikola’s stockholders prior to the Business Combination having a majority of the voting interests in the combined company, Legacy Nikola’s operations comprising the ongoing operations of the combined company, Legacy Nikola’s board of directors comprising a majority of the board of directors of the combined company, and Legacy Nikola’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.

While VectoIQ was the legal acquirer in the Business Combination, because Legacy Nikola was deemed the accounting acquirer, the historical financial statements of Legacy Nikola became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Nikola prior to the Business Combination; (ii) the combined results of the Company and Legacy Nikola following the closing of the Business Combination; (iii) the assets and liabilities of Legacy Nikola at their historical cost; and (iv) the Company’s equity structure for all periods presented.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

1A. Description of Business and Basis of Presentation (Continued)

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share issued to Legacy Nikola’s stockholders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Nikola redeemable convertible preferred stock and Legacy Nikola common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination Agreement. Activity within the statement of stockholders’ equity for the issuances and repurchases of Legacy Nikola’s redeemable convertible preferred stock, were also retroactively converted to Legacy Nikola common stock.

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the SEC.

Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes.

All dollar amounts are in thousands, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise noted.

(b) Funding Risks and Going Concern

As an early stage growth company, Nikola’s ability to access capital is critical. Management plans to raise additional capital through a combination of equity and debt financing, including lease securitization.

Additional stock financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.

The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations.

These financial statements have been prepared by management in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

As of the date of this report, the Company’s existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that the Company’s existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated)

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

(b) Comprehensive Loss

Comprehensive loss includes all changes in equity during a period from non-owner sources. Other comprehensive income is comprised of currency translation adjustments relating to the Company’s equity method investment whose functional currency is not the U.S. dollar.

(c) Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve valuation of the Company’s stock-based compensation, including the fair value of common stock and market-based restricted stock units, the valuation of warrant liabilities, the valuation of the redeemable convertible preferred stock tranche liability, estimates related to the Company’s lease assumptions, and contingent liabilities, including litigation reserves. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

(d) Segment Information

Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company has two components, the Truck business unit and Energy business unit. The Truck business unit is developing and commercializing hydrogen-electric and battery-electric semi-trucks that provide environmentally friendly, cost effective solutions to the trucking sector. The Energy business unit is developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for its customers. To date, the Company has not entered into production for the above-mentioned business units. Therefore, the Company’s chief executive officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating and reportable segment for purposes of allocating resources and evaluating financial performance.

(e) Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, and restricted cash and cash equivalents. The Company’s cash is placed with high-credit-quality financial institutions and issuers, and at times exceeds federally insured limits. The Company limits its concentration of risk in cash equivalents by diversifying its investments among a variety of industries and issuers. The Company has not experienced any credit loss relating to its cash equivalents.

(f) Concentration of Supplier Risk

The Company is not currently in the production stage and generally utilizes suppliers for outside development and engineering support. The Company does not believe that there is any significant supplier concentration risk during the years ended December 31, 2020, 2019, or 2018.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

(g) JOBS Act Accounting Election

Prior to December 31, 2020, the Company was an emerging growth company under the JOBS Act, and as a result was eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The Company elected to take advantage of the extended transition period for adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. However, as the Company satisfies the definition of a “large accelerated filer” under the definition of the Securities Exchange Act of 1934, as amended, it no longer qualifies as an emerging growth company as of December 31, 2020. Therefore the Company is no longer able to take advantage of the extended transition period for adopting new or revised accounting standards.

(h) Cash, Cash Equivalents and Restricted Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Additionally, the Company considers investments in money market funds with a floating net asset value to be cash equivalents. As of December 31, 2020 and 2019 the Company had $840.9 million and $85.7 million of cash and cash equivalents, which included cash equivalents of $827.1 million and $73.0 million highly liquid investments at December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, the Company had $4.1 million in an escrow account related to the securitization of the term loan with JP Morgan Chase included in restricted cash and cash equivalents. Additionally, as of December 31, 2020 and 2019, the Company had $4.0 million and zero, respectively, included in non-current restricted cash and cash equivalents for the required deposit to Pinal Land Holdings, LLC (“PLH”) during construction of the manufacturing facility in Coolidge, Arizona. Further, as of December 31, 2020 and 2019, the Company had $0.3 million and zero, respectively, in refundable customer deposits included in current restricted cash and cash equivalents.

The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the consolidated statements of cash flows are as follows:

	As of December 31,
	2020	2019
Cash and cash equivalents	$840,913	$85,688
Restricted cash—current	4,365	—
Restricted cash and cash equivalents—non-current	4,000	4,144

Cash, cash equivalents and restricted cash and cash equivalents	$849,278	$89,832

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

(i) Fair Value of Financial Instruments (As restated)

The carrying value of the Company’s current assets and current liabilities approximate their fair value based on the short-term nature of those instruments. The following table summarizes the Company’s financial instruments, measured on a recurring basis, as follows:

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$827,118	—	—	$827,118
Restricted cash equivalents—money market	4,100	—	—	4,100
Liabilities
Warrant liability	$—	—	7,335	$7,335

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$73,005	—	—	$73,005
Restricted cash equivalents—money market	4,144	—	—	4,144

During 2020, 2019 and 2018, the Company recognized zero, a $3.3 million loss, and a $3.5 million gain, respectively, as a component of other income (expense) on the consolidated statements of operations for the remeasurement of the Series A redeemable convertible preferred stock warrant liability. As of December 31, 2019, all Series A redeemable convertible preferred stock warrants were exercised, upon which time the Company reclassified the warrant liability to additional paid-in capital on the consolidated balance sheet.

The following table provides a reconciliation of the ending balances for the Series A redeemable convertible preferred stock warrant liability measured at fair value:

Redeemable Convertible Preferred Stock Warrant Liability
Estimated fair value at December 31, 2018	$617
Change in estimated fair value	3,339
Exercise of Series A redeemable convertible preferred stock warrants	(3,956)

Estimated fair value at December 31, 2019	$—

The following table represents the significant unobservable inputs used in determining the fair value of the redeemable convertible preferred stock warrant liability:

	For the Year Ended December 31,
	2020	2019	2018
Risk-free interest rate	N/A	1.48% - 2.41%	2.63%
Expected term (in years)	N/A	0 - 0.75	1
Expected dividend yield	N/A	—	—
Expected volatility	N/A	70%	70%

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

In September 2019, Legacy Nikola entered into an agreement that required Legacy Nikola to issue, and the investor to purchase, Series D redeemable convertible preferred stock at a fixed price in April 2020 (the “Forward Contract Liability”), which was accounted for as a liability. The liability was remeasured to its fair value each reporting period and at settlement, which occurred in April 2020 with the issuance of Series D redeemable convertible preferred stock. The change in fair value was recognized in other income (expense) on the consolidated statements of operations. The change in fair value of the Forward Contract Liability was as follows:

Forward Contract Liability
Estimated fair value at December 31, 2019	$—
Change in estimated fair value	1,324
Settlement of forward contract liability	(1,324)

Estimated fair value at December 31, 2020	$—

In determining the fair value of the Forward Contract Liability, estimates and assumptions impacting fair value included the estimated future value of the Company’s Series D redeemable convertible preferred stock, discount rates and estimated time to liquidity. The following reflects the significant quantitative inputs used:

	As of
	April 10, 2020	December 31, 2019
Estimated future value of Series D redeemable convertible preferred stock	$10.00	$9.74
Discount rate	—%	1.56%
Time to liquidity (years)	0	0.3

As a result of the Business Combination, the Company assumed a warrant liability (the “Warrant Liability”) related to previously issued private warrants in connection with VectoIQ’s initial public offering. The Warrant Liability was remeasured to its fair value at each reporting period and upon settlement. The change in fair value was recognized in revaluation of warrant liability on the consolidated statements of operations. The change in fair value of the Warrant Liability was as follows:

Warrant Liability (As Restated)
Estimated fair value at December 31, 2019	$—
Warrant liability assumed from the Business Combination	21,698
Change in estimated fair value	(13,448)
Settlement of warrant liability	(915)

Estimated fair value at December 31, 2020	$7,335

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

The fair value of the private warrants was estimated using the Black-Scholes model. The application of the Black-Scholes model requires the use of a number of inputs and significant assumptions including volatility. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies. The following reflects the inputs and assumptions used:

	As of December 31,
	2020 (As Restated)	2019
Stock price	$15.26	N/A
Exercise price	$11.50	N/A
Remaining term (in years)	4.42	N/A
Volatility	75%	N/A
Risk-free interest rate	0.30%	N/A
Expected dividend yield	—%	N/A

(j) Investments

Variable Interest Entities

The Company may enter into investments in entities that are considered variable interest entities (“VIE”) under ASC 810. A VIE is an entity that has either insufficient equity to permit the entity to finance its activities without additional subordinated financial support or equity investors who lack the characteristics of a controlling financial interest. If the Company is a primary beneficiary of a VIE, it is required to consolidate the entity. To determine if the Company is the primary beneficiary of a VIE, the Company evaluates whether it has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the Company. If the Company is not the primary beneficiary and an ownership interest is held in the entity, the interest is accounted for under the equity method of accounting. The Company continuously assesses whether it is the primary beneficiary of a VIE as changes to existing relationships or future transactions may result in changing conclusions.

Equity Method

Investments in which the Company can exercise significant influence, but do not control, are accounted for using the equity method and are presented on the consolidated balance sheets. The Company’s share of the net earnings or losses of the investee is presented within the consolidated statements of operations. The Company evaluates its equity method investments whenever events or changes in circumstance indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. Distributions received from equity method investees are presented in the consolidated statements of cash flows based on the cumulative earnings approach, whereby distributions received from equity method investments are classified as cash flows from operations to the extent of equity earnings and then as cash flows from investing activities thereafter. Refer to Note 7, Investments, for further discussion.

(k) Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a straight-line basis over each asset’s estimated useful life.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

Property and Equipment	Useful life
Machinery and equipment	5 - 20 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or lease term
Software	3 years
Building	12 years

(l) Leases

The Company determines if an arrangement is or contains a lease at inception. This determination depends on whether the arrangement conveys the right to control the use of an explicitly or implicitly identified asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed if the Company obtains the right to direct the use of and obtains substantially all of the economic benefits from using the underlying asset. The Company classifies leases with contractual terms greater than 12 months as either operating or finance.

Lease liabilities are recognized based on the present value of lease payments, reduced by lease incentives, at the lease commencement date. The Company uses an incremental borrowing rate to determine the present value of lease payments as the rate implicit in the lease is generally not readily determinable. The Company’s incremental borrowing rate is the rate of interest that it would have to pay to borrow an amount equal to the lease payments, on a collateralized basis and in a similar economic environment over a similar term.

Lease assets are recognized based on the related lease liabilities, plus any prepaid lease payments and initial direct costs from executing the leasing arrangement. The lease term includes the base, non-cancelable lease term, and any options to extend or terminate the lease when it is reasonably certain, at commencement, that the Company will exercise such options.

Finance lease assets are amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term. The interest component of a finance lease is included in “Interest income, net” and recognized using the effective interest method over the lease term. Leases with terms of less than 12 months at commencement are expensed on a straight-line basis over the lease term in accordance with the short-term lease practical expedient under ASC 842. The Company has also elected the practical expedient under ASC 842 to not separate lease and non-lease components within a leasing arrangement. Non-lease components primarily include payments for maintenance and utilities. The Company has elected to apply both of these practical expedients to its current classes of underlying lease assets.

Variable payments related to a lease are expensed as incurred. These costs often relate to payments for real estate taxes, insurance, common area maintenance, and other operating costs in addition to base rent.

As of December 31, 2020, the Company’s only leasing arrangement with a term greater than 12 months was for the Company’s headquarters in Phoenix, Arizona. This leasing arrangement was previously classified as a built-to-suit arrangement, for which construction had been completed prior to the adoption of ASC 842, effective January 1, 2020. For purposes of applying ASC 842’s transition provisions, the Company elected to first assess lease classification for the arrangement at lease inception under previous lease accounting guidance (ASC 840), and then apply ASC 842’s transition provisions based on those assessments. The Company derecognized the assets and liabilities associated with the built-to-suit arrangement for transitional purposes and recognized a finance lease asset and finance lease liability pursuant to the classification designation determined in the ASC 840 reassessment. The finance lease asset is included in “Property and equipment, net” and the short and

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

long-term portions of finance lease liabilities are included in “Accrued expenses and other current liabilities” and “Finance lease liabilities”, respectively, in the consolidated balance sheets. See Note 5, Leases, for additional discussion.

(m) Goodwill

The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company has determined that there is a single reporting unit for the purpose of the goodwill impairment test, which is performed annually. For purposes of assessing the impairment of goodwill, the Company performs a qualitative analysis on December 31, each year to determine if events or changes in circumstances indicate the fair value of the reporting unit is less than its carrying value.

Factors considered which could trigger a further impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets, the Company’s overall business strategy, and significant industry or macroeconomic trends. If the qualitative analysis indicates that the carrying value of the asset may not be recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair-market value of the asset.

There was no impairment of goodwill for the years ended December 31, 2020, 2019 and 2018.

(n) Intangible Assets with Indefinite Useful Lives

The Company’s prior acquisitions have resulted in value assigned to in-process R&D related to the Company’s Powersports business unit. In-process R&D has an indefinite useful life until completion or abandonment of the associated R&D efforts. If abandoned, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of the assets and the methods of amortization.

The Company is required to test its in-process R&D assets for impairment annually using the guidance for indefinite-lived intangible assets. The Company’s impairment evaluation consists of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the in-process R&D asset is impaired. Factors considered which could trigger a further impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets, the Company’s overall business strategy, and significant industry or macroeconomic trends. If it is more likely than not that the asset is impaired, the Company determines the fair value of the in-process R&D asset and records an impairment charge if the carrying amount exceeds the fair value.

During the fourth quarter of 2020, the Company ceased operations related to the Powersports business unit in order to focus on the Company’s primary mission of commercial production of semi-trucks and construction of hydrogen fueling stations. All employees in the Powersports business unit were transferred to the Truck and Energy business units within the Company. As a result, the Company recorded impairment expense related to its in-process R&D during 2020. There was no impairment of indefinite-lived intangible assets for the years ended December 31, 2019 and 2018. See Note 6, Intangible Assets, Net, for further discussion.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

For intangible assets acquired in a non-monetary exchange, the estimated fair value of the shares transferred are used to establish their recorded values.

External costs incurred to renew or extend the term of the identifiable intangible assets are capitalized and amortized over the estimated useful life.

(o) Long-Lived Assets and Finite Lived Intangibles

The Company has finite lived intangible assets consisting of licenses and tradenames. These assets are amortized on a straight-line basis over their estimated remaining economic lives. Trademarks are amortized over twelve years and included in research and development expense, or selling, general, and administrative expense within the consolidated statements of operations. Licenses are amortized over five to seven years and included in selling, general, and administrative expense within the consolidated statements of operations.

The Company reviews its long-lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events and circumstances the Company monitors and considers include significant decreases in the market price of similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flow it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.

During the fourth quarter of 2020, the Company ceased use of its Powersports business unit and recorded an impairment charge for certain of its long-lived assets and finite lived intangibles related to the Powersports business unit for the year ended December 31, 2020. There was no impairment of long-lived assets for the years ended December 31, 2019 and 2018. See Note 4, Balance Sheet Components, and Note 6, Intangible Assets, Net, for further discussion.

(p) Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of December 31, 2020 and 2019. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.

(q) Stock-based Compensation

The Company recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period,

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

which is generally the vesting period of the award. The Company recognizes stock-based compensation cost and reverses previously recognized costs for unvested awards in the period forfeitures occur. The Company determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the fair value of common stock, expected price volatility of common stock, expected term, risk-free interest rates, and expected dividend yield. The fair value of restricted stock unit (“RSU”) awards is determined using the closing price of the Company’s common stock on the grant date. The fair value of market based RSU awards (“Market Based RSUs”) is determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award.

(r) Redeemable Convertible Preferred Stock Warrant Liability

The Company has issued freestanding warrants to purchase shares of its Series A redeemable convertible preferred stock that are classified outside of permanent equity. As such these warrants were recorded at fair value, and subject to remeasurement at each balance sheet date until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of an initial public offering. Upon exercise, the redeemable convertible preferred stock warrant liability was reclassified to additional paid-in capital.

(s) Warrant Liability (As Restated)

The Company may issue common stock warrants with debt, equity or as a standalone financing instruments that are recorded as either liabilities or equity in accordance with the respective accounting guidance. Warrants recorded as equity are recorded at their relative fair value determined at the issuance date and remeasurement is not required. Warrants recorded as liabilities are recorded at their fair value, within warrant liability on the consolidated balance sheets, and remeasured on each reporting date with changes recorded in revaluation of warrant liability on the Company’s consolidated statements of operations.

(t) Revenue Recognition

To date, the Company’s revenues are derived from solar installation services, which are generally completed in less than one year. Solar installation projects are not part of the Company’s primary operations and were concluded in 2020.

The Company’s customer contracts contain a single performance obligation, which is the solar installation service. The transaction price in the Company’s customer contracts is fixed. Revenue for solar installation contracts is generally recognized over time as the services are rendered to the customer based on the extent of progress towards completion of the performance obligation. Under this method, progress of contracts is measured by actual costs incurred in relation to the Company’s best estimate of total estimated costs, which are reviewed and updated routinely for contracts in progress. The cumulative effect of any change in estimate is recorded in the period when the change in estimate is determined.

(u) Cost of Solar Revenues

Cost of solar revenues includes materials, labor, and other direct costs related to solar installation projects. The Company recognizes cost of solar revenues in the period that revenues are recognized. Solar installation projects are not part of the Company’s primary operations and were concluded in 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

(v) Research and Development Expense

Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company’s products and services. Research and development costs are expensed as incurred.

(w) Selling, General, and Administrative Expense

Selling, general, and administrative expense consist of personnel costs, allocated facilities expenses, depreciation and amortization, travel, and advertising costs.

Advertising expense is expensed as incurred and was $0.7 million, $2.5 million and $0.2 million for the years ended December 31, 2020, 2019, and 2018, respectively.

(x) Other Income (Expense)

Other income (expense) consist of grant income received from the government, foreign currency gains and losses, and unrealized gains and losses on investments. Grant income is recognized as income over the periods necessary to match the income on a systematic basis to the costs that it is intended to compensate. For the year ended December 31, 2020, the Company recognized $0.8 million of foreign currency losses. For the years ended December 31, 2019 and 2018, foreign currency gains and losses were immaterial.

(y) Net Loss Per Share (As Restated)

Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.

Diluted net loss per share is computed by dividing the net loss, adjusted for the revaluation of warrant liability, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock equivalents resulting from the assumed exercise of the warrants. The treasury stock method is used to calculate the potential dilutive effect of these common stock equivalents.

(z) Recent Accounting Pronouncements

In December 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s consolidated financial statements and does not expect it to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. ASU 2020-01 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s consolidated financial statements and does not expect it to have a material impact on the consolidated financial statements.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (As Restated) (Continued)

(aa) Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption.

Until December 31, 2020, the Company was an emerging growth company as defined by the JOBS Act and previously disclosed that these amendments would become effective for interim and annual periods beginning January 1, 2021. However, this ASU instead became effective for the Company in this Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, with an effective date of January 1, 2020, as it no longer qualifies as an emerging growth company as of December 31, 2020. The adoption of this standard resulted in the recognition of a finance lease asset and finance lease liability of $34.8 million and $16.0 million, respectively. In addition, the Company recognized a $0.8 million cumulative effect adjustment to accumulated deficit driven by derecognition of net assets and lease obligations of $32.4 million and $12.8 million, respectively, related to the Company’s lease that was previously classified as build-to-suit. The adoption of this standard did not have a material impact on the consolidated statements of operations nor the consolidated statements of cash flows. See Note 5, Leases, for further discussion of the adoption of ASC 842 and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. The Company adopted the ASU in the current period and the ASU did not have a material impact on the consolidated financial statements.

3. Business Combinations (As Restated)

On June 3, 2020, the Company and VectoIQ consummated the merger contemplated by the Business Combination Agreement, with Legacy Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ. Immediately prior to the closing of the Business Combination, all shares of outstanding redeemable convertible preferred stock of Legacy Nikola were automatically converted into shares of the Company’s common stock. Upon the consummation of the Business Combination, each share of Legacy Nikola common stock issued and outstanding was canceled and converted into the right to receive 1.901 shares (the “Exchange Ratio”) of the Company’s common stock (the “Per Share Merger Consideration”).

Upon the closing of the Business Combination, VectoIQ’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 750,000,000 shares, of which 600,000,000 shares were designated common stock, $0.0001 par value per share, and of which 150,000,000 shares were designated preferred stock, $0.0001 par value per share.

In connection with the execution of the Business Combination Agreement, VectoIQ entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of the Company’s common stock (the “PIPE Shares”), for a purchase price of $10.00 per

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

3. Business Combinations (As Restated) (Continued)

share and an aggregate purchase price of $525.0 million, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Business Combination.

Prior to the closing of the Business Combination, Legacy Nikola repurchased 2,850,930 shares of Legacy Nikola’s Series B redeemable convertible preferred stock at the price of $8.77 per share for an aggregate purchase price of $25.0 million pursuant to a Series B preferred stock repurchase agreement (the “Repurchase Agreement”) with Nimbus Holdings LLC (“Nimbus”). The repurchase is retrospectively adjusted in the consolidated statements of stockholders’ equity to reflect the Company’s equity structure for all periods presented.

Immediately following the Business Combination, pursuant to a redemption agreement, Nikola redeemed 7,000,000 shares of common stock from M&M Residual, LLC at a purchase price of $10.00 per share. See Note 8, Related Party Transactions, for further details on the transaction.

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VectoIQ was treated as the “acquired” company for financial reporting purposes. See Note 1, Description of Business and Basis of Presentation, for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.

Prior to the Business Combination, Legacy Nikola and VectoIQ filed separate standalone federal, state and local income tax returns. As a result of the Business Combination, structured as a reverse acquisition for tax purposes, Legacy Nikola, which was renamed Nikola Subsidiary Corporation in connection with the Business Combination (f/k/a Nikola Corporation), became the parent of the consolidated filing group, with Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) as a subsidiary.

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of changes in equity for the period ended December 31, 2020:

Recapitalization (As Restated)
Cash—VectoIQ’s trust and cash (net of redemptions)	$238,358
Cash—PIPE	525,000
Less: transaction costs and advisory fees paid	(51,210)
Less: VectoIQ loan payoff in conjunction with close	(422)
Less: M&M Residual redemption	(70,000)
Less: Nimbus repurchase	(25,000)

Net Business Combination and PIPE financing	616,726
Less: non-cash net liabilities assumed from VectoIQ	(21,919)
Less: accrued transaction costs and advisory fees	(285)

Net contributions from Business Combination and PIPE financing	$594,522

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

3. Business Combinations (As Restated) (Continued)

The number of shares of common stock issued immediately following the consummation of the Business Combination:

Number of Shares
Common stock, outstanding prior to Business Combination	22,986,574
Less: redemption of VectoIQ shares	(2,702)

Common stock of VectoIQ	22,983,872
VectoIQ Founder Shares	6,640,000
Shares issued in PIPE	52,500,000
Less: M&M Residual redemption	(7,000,000)
Less: Nimbus repurchase	(2,850,930)

Business Combination and PIPE financing shares	72,272,942
Legacy Nikola shares(1)	288,631,536

Total shares of common stock immediately after Business Combination	360,904,478

(1)

The number of Legacy Nikola shares was determined from the 151,831,441 shares of Legacy Nikola common stock outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio of 1.901. All fractional shares were rounded down.

4. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at December 31, 2020 and 2019, respectively:

	As of December 31,
	2020	2019
Materials and supplies	$—	$1,872
Prepaid expenses and other current assets	5,368	2,663

Total prepaid expenses and other current assets	$5,368	$4,535

For the years ended December 31, 2020 and 2019, the Company expensed $1.9 million and zero, respectively, of materials and supplies previously reflected in other current assets to research and development.

As of December 31, 2020 and 2019, prepaid expenses and other current assets included $0.5 million and zero, respectively, of capitalized cloud computing implementation costs related to the Company’s enterprise resource planning software.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

4. Balance Sheet Components (Continued)

Property and Equipment

Property and equipment consist of the following at December 31, 2020 and 2019, respectively:

	As of December 31,
	2020	2019
Machinery and equipment	$14,820	$13,483
Furniture and fixtures	1,480	1,228
Leasehold improvements	1,488	1,437
Software	4,285	1,909
Building	—	33,248
Finance lease asset	34,775	—
Construction-in-progress	21,218	4,264
Other	1,750	1,309

Property and equipment, gross	79,816	56,878
Less: accumulated depreciation and amortization	(8,415)	(3,500)

Total property and equipment, net	$71,401	$53,378

Depreciation expense for the years ended December 31, 2020, 2019 and 2018 was $6.0 million, $2.3 million and $0.6 million, respectively.

For the year ended December 31, 2020, the Company expensed $2.0 million of construction-in-progress and machinery and equipment, net of accumulated depreciation, to impairment expense on the consolidated statements of operations. These assets were related to the Powersports business unit whose operations ceased in the fourth quarter of 2020. The Company had no impairment expense for the years ended December 31, 2019 and 2018.

Deposits on equipment are classified from long-term deposits to property and equipment upon receipt or transfer of title of the related equipment.

During the year ended December 31, 2019, the Company was conveyed 430 acres of land in the City of Coolidge, Arizona at no cost. See Note 14, Commitments and Contingencies, for additional information regarding the land conveyance.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

4. Balance Sheet Components (Continued)

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31, 2020 and 2019, respectively:

	As of December 31,
	2020	2019
Accrued payroll and payroll related expenses	$1,105	$1,385
Accrued stock issuance costs	285	4,695
Accrued outsourced engineering services	2,514	3,205
Accrued purchases of property and equipment	2,533	433
Accrued legal expenses	8,845	243
Other accrued expenses	2,457	804
Current portion of finance lease liability	1,070	—
Current portion of BTS lease financing liability	—	660

Total accrued expenses and other current liabilities	$18,809	$11,425

5. Leases

ASC 842 Disclosures

In February 2018, the Company entered into a non-cancellable lease agreement and purchase option for a headquarters and R&D facility in Phoenix, Arizona. The lease commenced in September 2018, and continues for 11.75 years with the option to extend the lease for two additional five-year periods. During the first 36 months of the lease, the Company has the option to purchase the building for a price of between $23.7 million and $25.1 million depending on the time of the purchase from the lease commencement. The Company’s lease does not contain significant restrictive provisions nor residual value guarantees.

The following table summarizes the effects of finance lease costs in the Company’s consolidated statements of operations for the year ended December 31, 2020:

Consolidated Statements of Operations Caption	Year Ended December 31, 2020
Selling, general and administrative	1,937
Research and development	1,375
Interest expense	782

Total finance lease cost	4,094

Variable lease costs were not included in the measurement of the finance lease liability and primarily include property taxes, property insurance and common area maintenance expenses. The following table summarizes variable lease costs in the Company’s consolidated statements of operations for the year ended December 31, 2020:

Consolidated Statements of Operations Caption	Year Ended December 31, 2020
Selling, general and administrative	435
Research and development	309

Total variable lease costs	744

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

5. Leases (Continued)

Supplemental balance sheet information related to the lease was as follows:

	Classification	As of December 31, 2020
Assets
Finance lease asset	Property and equipment, net	31,463

Total lease assets		31,463

Liabilities
Current	Accrued expenses and other current liabilities	1,070
Non-current	Finance lease liabilities	13,956

Total lease liabilities		15,026

As of December 31, 2020, the remaining lease term of the Company’s finance lease was 9.5 years and the discount rate was 5.0%.

For the year ended December 31, 2020, operating cash flows included $0.8 million in cash paid for amounts included in the measurement of lease liabilities.

Maturities of the Company’s finance lease liability was as follows:

Years Ended December 31,	Lease Payments
2021	$1,797
2022	1,851
2023	1,905
2024	1,959
2025	2,013
Thereafter	9,532

Total lease payments	$19,057

Less: imputed interest	4,031

Total lease liabilities	$15,026

Less: current portion	1,070

Long-term lease liabilities	$13,956

The Company has elected to exclude leases with terms less than 12 months in the measurement of the lease liability on the consolidated balance sheets under the short-term lease exclusion. For the year ended December 31, 2020, the Company expensed an immaterial amount to research and development on the consolidated statements of operations for leases with terms less than 12 months.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

5. Leases (Continued)

Disclosures related to periods prior to adoption of ASC 842:

The future minimum lease payments over the term of the Company’s lease as of December 31, 2019 was as follows:

Years Ended December 31,	Lease Payments
2020	$1,739
2021	1,792
2022	1,846
2023	1,900
2024	1,954
Thereafter	11,712

Total	$20,943

In June 2018, the Company began construction on several significant building expansion and improvement projects in-order to meet the Company’s requirements. Construction on the Company’s headquarters was substantially completed in the third quarter of 2019 and the related asset was placed in service in September 2019.

Because the Company was involved in certain aspects of the construction per the terms of the lease, the Company was deemed the owner of the building for accounting purposes during the construction period. Accordingly, as of December 31, 2019 the Company recorded a build-to-suit lease asset of $33.2 million in property and equipment, net, which included building costs paid by the Company of $20.8 million, with a $11.7 million financing liability recorded in other non-current liabilities and $0.7 million liability recorded in accrued expenses and other current liabilities on the consolidated balance sheets.

6. Intangible Assets, Net

The gross carrying amount and accumulated amortization of separately identifiable intangible assets are as follows:

	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses	$50,150	$(100)	$50,050

Total intangible assets	$50,150	$(100)	$50,050

	As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
In-process R&D	$12,110	$—	$12,110
Trademarks	394	(71)	323
Licenses	50,150	(70)	50,080

Total intangible assets	$62,654	$(141)	$62,513

Amortization expense for the years ended December 31, 2020, 2019, and 2018 was immaterial.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

6. Intangible Assets, Net (Continued)

For the year ended December 31, 2020, the Company expensed $12.1 million of in-process R&D and $0.3 million of trademarks, net of accumulated amortization, previously included in intangible assets to impairment expense on the consolidated statements of operations. These assets were related to the Powersports business unit whose operations ceased in the fourth quarter of 2020. The Company had no impairment expense for the years ended December 31, 2019 and 2018.

As part of the Series D financing, the Company was granted a non-exclusive and non-transferable license to intellectual property used in the Iveco S-WAY Platform and Product, which is the cab over engine truck manufactured by Iveco S.p.A (“Iveco”), a wholly-owned subsidiary of CNH Industrial N.V. (“CNHI”). The material rights under the license agreement include the non-exclusive use of the S-WAY key technology to manufacture, distribute and service BEV and FCEV trucks and related components in the United States, and the ability to grant the use of the key technology to the Company’s North American sub-suppliers. The Company intends to utilize the license solely in North America for the development of BEV and FCEV trucks. The fair value of the license was determined to be $50.0 million. In exchange for the license, the Company issued 5,132,291 shares of Series D redeemable convertible preferred stock to CNHI and its affiliates. The Company will amortize the license using a straight-line method over a 7-year useful life, beginning at the start of commercial production, as it reflects the period over which the sales of BEV and FCEV trucks utilizing Iveco S-WAY platform are expected to contribute to the Company’s cash flows. As of December 31, 2020, the Company has not started amortizing the license.

Estimated amortization expense for all intangible assets subject to amortization in future years is expected to be:

Years Ended December 31,	Amortization
2021	$1,816
2022	7,163
2023	7,143
2024	7,143
2025	7,143
Thereafter	19,642

Total	$50,050

7. Investments

Unconsolidated VIE

In April 2020, the Company and Iveco entered into a series of agreements which established a joint venture in Europe, Nikola Iveco Europe B.V. All assets and liabilities of Nikola Iveco Europe B.V. were transferred to Nikola Iveco Europe GmbH during the third quarter of 2020. The operations of the joint venture are located in Ulm, Germany, and consist of manufacturing the BEV and FCEV Class 8 trucks for the European market, as well as for the North American market while the Company’s greenfield manufacturing facility in Coolidge, Arizona, is being completed.

The agreements provide for a 50/50 ownership of the joint venture and a 50/50 allocation of the joint venture’s production volumes and profits between Nikola and Iveco. Both parties are entitled to appoint an equal number of members to the shareholders’ committee of the joint venture. Pursuant to the terms of the agreements, the Company and Iveco each contributed intellectual property licenses to their respective technology. During

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

7. Investments (Continued)

2020, the Company contributed $8.8 million for a 50% interest in the joint venture, in accordance with the amended contribution agreement. The intellectual property licenses contributed to the joint venture by Nikola are related to intellectual property related to Nikola-developed BEV and FCEV technology for the use in the European market. Iveco contributed to the joint venture a license for the S-WAY technology for use in the European market.

Nikola Iveco Europe GmbH is considered a VIE due to insufficient equity to finance its activities without additional subordinated financial support. The Company is not considered the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE is accounted for under the equity method.

As of December 31, 2020, the carrying amount of the Company’s equity interest was $8.4 million and is included in investments in affiliate on the consolidated balance sheets. For the year ended December 31, 2020, the Company recognized $0.6 million loss from the joint venture and is included in equity in net loss of affiliate on the consolidated statements of operations. The Company does not guarantee debt for, or have other financial support obligations to the entity and its maximum exposure to loss in connection with its continuing involvement with the entity is limited to the carrying value of the investment.

8. Related Party Transactions

Related Party Aircraft Charter Agreement

In 2019, the Company entered into an aircraft charter arrangement with the Company’s former Executive Chairman of the board of directors of the Company and Legacy Nikola’s former Chief Executive Officer to reimburse him for the flight hours incurred for Company use on his personal aircraft. These flight hours were related to business travel by the former Executive Chairman and other members of the executive team to business meetings and trade conferences, as well as the former Executive Chairman’s commute between the Company’s headquarters in Phoenix, Arizona, and his residence in Utah. The Company recognized expenses of $1.6 million, $0.2 million and zero for the years ended December 31, 2020, 2019 and 2018, respectively, for the business use of the aircraft. As of December 31, 2020 and 2019 the Company had zero and $0.03 million, respectively, outstanding in accounts payable and accrued expenses to the former Executive Chairman for the business use of the aircraft. The aircraft charter arrangement was terminated effective October 2020.

Related Party Income and Accounts Receivable

During 2020, 2019 and 2018 the Company recorded immaterial amounts for the provision of solar installation services to the former Executive Chairman, which are billed on time and materials basis. As of December 31, 2020 and 2019, the Company had zero and $0.05 million, respectively, outstanding in accounts receivable related to solar installation services to the former Executive Chairman. Solar installation services were terminated effective October 2020.

Related Party Stock Options

In December 2018, the former Executive Chairman issued 6,005,139 performance-based stock options to recognize the performance and contribution of specific employees, including certain executive officers, pursuant to Legacy Nikola’s Founder Stock Option Plan (the “Founder Stock Option Plan”). The underlying common stock of these option awards are owned by M&M Residual, a Nevada limited liability company that is wholly-owned by the former Executive Chairman and are considered to be issued by the Company for accounting

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

8. Related Party Transactions (Continued)

purposes. These performance-based stock options vest based on the Company’s achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. An additional award of 180,153 shares was made under the plan in May 2020, to replace a forfeited grant. The performance conditions were met upon the closing of the Business Combination and the Company recognized stock-based compensation expense related to these option awards for $7.2 million in June 2020. As of December 31, 2020 the weighted average exercise price per share is $1.39, the weighted-average grant date fair value is $1.20 per share, and the weighted-average remaining contractual term is 6.42 years for these performance-based stock options.

Related Party Stock Repurchase and Redemption of Common Stock

In November 2018, the Company repurchased 983,699 shares of Series B redeemable convertible preferred stock from the former Executive Chairman at $4.23 per share for a total purchase price of $4.2 million. The repurchased redeemable convertible preferred stock was retired immediately thereafter. The payment of $4.2 million was net against the former Executive Chairman’s $2.5 million promissory note with the Company. The former Executive Chairman also paid $0.3 million interest on the promissory note, therefore, the net payment to the former Executive Chairman was $1.4 million.

Immediately following the Business Combination, pursuant to a redemption agreement, the Company redeemed 7,000,000 shares of common stock from M&M Residual at a purchase price of $10.00 per share, payable in immediately available funds. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including the former Executive Chairman and representatives of VectoIQ, Legacy Nikola and the Subscribers.

Former Related Party License and Service Agreements

In September 2019, the Company entered into a Master Industrial Agreement (“CNHI Services Agreement”) and S-WAY Platform and Product Sharing Agreement (“CNHI License Agreement”) with CNH Industrial N.V. (“CNHI”) and Iveco S.p.A (“Iveco”), a former related party, in conjunction with the Company’s Series D redeemable convertible preferred stock offering. Under these agreements, CNHI and Iveco were issued 25,661,448 shares of Legacy Nikola Series D redeemable convertible preferred stock in exchange for an intellectual property license valued at $50.0 million, $100.0 million in-kind services and $100.0 million in cash.

During 2019, the Company issued 5,953,515 shares of Series D redeemable convertible preferred stock to Iveco in exchange for the licensed Iveco technology and $8.0 million of prepaid in-kind services. Additionally, the Company issued 5,132,291 Series D preferred redeemable convertible preferred shares in exchange for $50.0 million in cash.

During 2020, the Company issued 9,443,353 shares of Series D redeemable convertible preferred stock, to Iveco, in exchange for $92.0 million of prepaid in-kind services. Additionally, the Company issued 5,132,289 shares of Series D redeemable convertible preferred stock to Iveco in exchange for $50.0 million in cash.

During 2020 and 2019, the Company recognized $45.7 million and $8.0 million of in-kind services in research and development on the consolidated statements of operations, respectively. As of December 31, 2020 and 2019, $46.3 million and zero prepaid in-kind services were reflected on the consolidated balance sheets, respectively.

As of June 3, 2020, Iveco was no longer considered a related party under ASC 850.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

8. Related Party Transactions (Continued)

Former Related Party Research and Development and Accounts Payable

During 2020, 2019, and 2018 the Company recorded research and development expenses of $15.1 million, $14.1 million and zero, respectively, from a former related party. As of December 31, 2020, the Company had $2.8 million of accounts payable due to the former related party and $0.8 million in accrued expenses due to the former related party. As of December 31, 2019, the Company had $0.6 million of accounts payable due to the former related party and $0.5 million of accrued expenses due to the former related party.

As of June 3, 2020, the entity is no longer considered a related party.

Former Related Party Stock Repurchase

In August 2018, concurrently with the Series C preferred stock financing, the Company entered into the Nimbus Redemption Letter Agreement with Nimbus, a former related party. Pursuant to the terms of the Nimbus Redemption Letter Agreement, Nimbus received the right but not the obligation to sell back to the Company its shares of Series B preferred stock and Series C preferred stock, with any such repurchases applying first to Series B preferred stock, in an amount equal to the value of up to five percent (5%) of the aggregate size of each of Nikola’s subsequent equity financing rounds. The shares elected to be repurchased by Nimbus were to be purchased by the Company at a share price equal to 90% of the share price in the applicable subsequent financing round.

In September 2019, in contemplation of the Company’s proposed Series D preferred stock financing, the Company entered into an amendment of the letter agreement by and between the Company and Nimbus, dated August 3, 2018 (the “Nimbus Redemption Letter Agreement” and as amended, the “Nimbus Amendment”). Pursuant to the terms of the Amendment and the Nimbus Repurchase Agreement, the Company agreed to repurchase 3,575,750 shares of Series B redeemable convertible preferred stock held by Nimbus, a former related party, at the share price of $8.77 which is equal to 90% of the share price in the Series D redeemable convertible preferred stock financing of $9.74 per share. The number of shares to be repurchased exceeded five percent (5%) of the contemplated Series D round of financing. This was negotiated by the Company in order to reduce the total number of shares of Series B redeemable convertible preferred stock held by Nimbus, to such an extent that Nimbus would no longer be entitled to elect a member to the Company’s board of directors as a result of Nimbus’ Series B preferred stock holdings. The repurchase was completed in October 2019, for an aggregate repurchase amount of $31.4 million. The Amendment also provided Nimbus with additional redemption rights based on various capital raise thresholds, none of which were met as of December 31, 2019.

In March 2020, the Company entered into an additional letter agreement with Nimbus in which Nimbus agreed to terminate the Nimbus Redemption Letter Agreement. Concurrently, the Company entered into an agreement with Nimbus, whereby the Company agreed to repurchase an additional 2,850,930 shares of Series B preferred stock from Nimbus at a share price of $8.77 for an aggregate repurchase price of $25.0 million. The parties agreed that the repurchase price constituted the price that Nimbus would otherwise be entitled to under the Nimbus Redemption Letter Agreement. The number of shares to be repurchased was negotiated by the Company and Nimbus as a mechanism to compensate Nimbus for agreeing to relinquish its previous redemption rights granted in the Nimbus Redemption Letter Agreement.

The repurchase was contingent on completion of the Business Combination which occurred during the quarter ending June 30, 2020, and the Company repurchased the shares in conjunction with the closing of the Business Combination. The Company recorded a reduction to additional paid in capital for the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $13.4 million. The carrying value

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

8. Related Party Transactions (Continued)

of the shares repurchased were recorded as a reduction to redeemable convertible preferred stock, which has been retrospectively adjusted in the consolidated statements of stockholders’ equity to reflect the Company’s equity structure for all periods presented. For the computation of net loss per share for the year ended December 31, 2020, the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $13.4 million is reflected as a decrease to net loss attributable to common stockholders (see Note 15, Net Loss per Share).

As of June 3, 2020, Nimbus is no longer considered a related party.

9. Debt

Debt consisted of the following as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019
Term note—current	$4,100	$—
Term note—non-current	—	4,100

Total debt	$4,100	$4,100

Term Note

In January 2018, the Company entered into a term note with JP Morgan Chase, pursuant to which, the Company borrowed $4.1 million to fund equipment purchases. The term note accrued interest at 2.43% per annum and was payable on or before January 31, 2019. The term note is secured by restricted cash.

In February 2019, the Company amended the term note to extend its term by one year and increased the interest rate to 3.00% per annum. In February 2020, the Company amended the term note to extend its term for one year, to January 31, 2021. The term note accrued interest at a rate equal to the LIBOR rate for the applicable interest period multiplied by the statutory reserve rate as determined by the Federal Reserve Board. The term loan has a financial covenant that requires the Company to maintain a minimum amount of liquidity with the bank. As of December 31, 2020, the Company was in compliance with the financial covenant.

Payroll Protection Program Note

In April 2020, the Company entered into a Note with JP Morgan Chase under the Small Business Administration Paycheck Protection Program established under Section 1102 of the Coronavirus Aid, Relief and Economic Security (CARES) Act, pursuant to which the Company borrowed $4.1 million (the “Note”). The Note accrues interest at rate of 0.98% per annum and matures in 24 months. On April 30, 2020, the Company returned the $4.1 million in proceeds from the Note to JP Morgan Chase.

10. Capital Structure (As Restated)

Shares Authorized

As of December 31, 2020, the Company had authorized a total of 750,000,000 shares for issuance with 600,000,000 shares designated as common stock and 150,000,000 shares designated as preferred stock.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

10. Capital Structure (As Restated) (Continued)

Warrants

As of December 31, 2020, the Company had 760,915 private warrants outstanding. Each private warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. There were 129,085 private warrants exercised in the fourth quarter of 2020, for total proceeds of $1.5 million. As of December 31, 2020, the Company recorded $7.3 million (As Restated) for warrant liability related to the private warrants outstanding.

The exercise price and number of common shares issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuance of common stock at a price below its exercise price.

On July 22, 2020, the Company issued a notice of redemption of all of its outstanding public warrants on a cash basis which was completed in September 2020. The Company issued 22,877,806 shares of common stock pursuant to the exercise of public warrants and received approximately $263.1 million of proceeds from such exercises. The 122,194 public warrants not exercised by the end of the redemption period were redeemed for a price of $0.01 per public warrant, and subsequently cancelled by the Company. The private warrants held by the initial holders thereof or permitted transferees of the initial holders were not subject to this redemption.

11. Stock-Based Compensation Expense

2017 and 2020 Stock Plans

Legacy Nikola’s 2017 Stock Option Plan (the “2017 Plan”) provides for the grant of incentive and nonqualified options to purchase Legacy Nikola common stock to officers, employees, directors, and consultants of Legacy Nikola. Options are granted at a price not less than the fair market value on the date of grant and generally become exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant. Outstanding awards under the 2017 Plan continue to be subject to the terms and conditions of the 2017 Plan.

Each Legacy Nikola option from the 2017 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to purchase a number of shares of common stock (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy Nikola common stock subject to such Legacy Nikola option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy Nikola option immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Business Combination, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy Nikola option immediately prior to the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the Exchanged Options.

At the Company’s special meeting of stockholders held on June 2, 2020, the stockholders approved the Nikola Corporation 2020 Stock Incentive Plan (the “2020 Plan”) and the Nikola Corporation 2020 Employee Stock Purchase Plan (the “2020 ESPP”). The 2020 Plan and the 2020 ESPP were previously approved, subject to

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

11. Stock-Based Compensation Expense (Continued)

stockholder approval, by the Company’s board of directors on May 6, 2020. The aggregate number of shares authorized for issuance under the 2020 Plan will not exceed 42,802,865, plus the number of shares subject to outstanding awards as of the closing of the Business Combination under the 2017 Plan that are subsequently forfeited or terminated. In addition, the shares authorized for the 2020 Plan may be increased on an annual basis for a period of up to ten years, beginning with the fiscal year that begins January 1, 2021, in an amount equal up to 2.5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year. The aggregate number of shares available for issuance under the 2020 ESPP is 4,000,000, which may be increased on an annual basis of up to 1.0% of the outstanding shares of common stock as of the first day of each such fiscal year.

The 2020 Plan provides for the grant of incentive and nonqualified stock option, restricted stock units (“RSUs”), restricted share awards, stock appreciation awards, and cash-based awards to employees, outside directors, and consultants of the Company. The 2020 Plan and the 2020 ESPP became effective immediately upon the closing of the Business Combination. No offerings have been authorized to date by the Company’s board of directors under the ESPP.

Common Stock Valuation

Prior to the completion of the Business Combination the fair value of Legacy Nikola common stock that underlies the stock options was determined by Legacy Nikola’s board of directors based upon information available at the time of grant. Because such grants occurred prior to the exchange of Legacy Nikola common stock into the Company’s common stock, Legacy Nikola’s board of directors determined the fair value of Legacy Nikola common stock with assistance of periodic valuation studies from an independent third-party valuation firm. The valuations were consistent with the guidance and methods outlined in the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or AICPA Practice Aid.

Stock Option Valuation

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions.

The Company calculates the fair value of each option grant on the grant date using the following assumptions:

Expected Term—The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.

Expected Volatility—As the Company’s shares have limited history, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

Expected Dividend Yield—The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

11. Stock-Based Compensation Expense (Continued)

Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

	Years Ended December 31,
	2020	2019	2018
Exercise price	$1.05 – $9.66	$1.05 – $3.58	$1.05
Risk-free interest rate	0.1% – 1.7%	1.4% – 2.7%	2.3% – 3.0%
Expected term (in years)	0.2 – 6.3	5.0 – 6.3	4.6 – 6.2
Expected dividend yield	—	—	—
Expected volatility	70.0% – 85.8%	70.0% – 85.1%	70%

Performance Based Stock Options

As of December 31, 2020, 2019, and 2018, the outstanding performance-based options (“PSUs”) issued by the Company were 5,090,182, 5,153,485 and 5,628,735, respectively. No PSUs were granted in fiscal year 2020. As of December 31, 2018, the performance-based provision was achieved for all of the outstanding performance-based award and the Company began recognizing expense related to these PSUs in 2018. The weighted-average grant date fair value of these stock options was $0.63 in the years ended December 31, 2020, 2019, and 2018.

The 5,090,182, 5,153,485, and 5,628,735 PSUs outstanding as of December 31, 2020, 2019 and 2018, does not include PSUs issued by a related party. See Note 8, Related Party Transactions, for additional information regarding the related party PSUs.

Stock Option Activity

Changes in stock options are as follows:

	Options	Weighted Average Exercise Price Per share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2017	18,260,484	$1.58	9.35	$—
Granted	25,791,263	1.05
Exercised	—	—
Cancelled	18,260,484	1.58

Outstanding at December 31, 2018	25,791,263	$1.05	9.54	$24,720
Granted	14,553,811	1.14
Exercised	1,266	1.05
Cancelled	330,983	1.06

Outstanding at December 31, 2019	40,012,825	$1.08	8.78	$99,999
Granted	1,582,496	5.31
Exercised	8,716,423	1.13
Cancelled	349,674	1.31

Outstanding at December 31, 2020	32,529,224	$1.28	7.82	$454,668

Vested and exercisable as of December 31, 2020	30,868,124	$1.23	7.79	$433,198

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

11. Stock-Based Compensation Expense (Continued)

The option activity above does not include the PSUs issued by the related party. The weighted-average grant date fair value of stock options issued for the years ended December 31, 2020, 2019 and 2018 were $6.92, $0.75 and $0.39, respectively.

There were 8,716,423 and 1,266 stock options exercised during the years ended December 31, 2020 and 2019, respectively, and the total intrinsic value of stock options exercised was $132.7 million during 2020. The total intrinsic value of stock options exercised in 2019 was immaterial. There were no stock options exercised during 2018. The fair value of stock options vested for the years ended December 31, 2020, 2019, and 2018 was $27.0 million, $4.3 million, and $4.0 million, respectively.

As a result of the Business Combination, vesting of certain stock options and performance-based options accelerated in accordance with terms of the related award agreements, resulting in additional stock-based compensation expense of $8.1 million in the second quarter of 2020.

Restricted Stock Units

In June 2020, in connection with the closing of the Business Combination, the Company granted time-based RSUs to several executive officers and directors of the Company. The RSUs have a vesting cliff of one year for directors and three years for executive officers after the grant date. Additionally, during 2020, the Company granted time-based RSUs to various employees that vest semi-annually over a three year period or cliff vest over a three or six month period. In addition, for certain technical engineering employees the awards cliff vest after a three year period or vest on the achievement of certain operational milestones. The following table summarizes 2020 RSU activity:

	Number of RSUs	Weighted-Average Grant Date Fair Value
Balance at December 31, 2019	—	$—
Granted	5,287,795	31.5
Released	194,306	43.3
Cancelled	66,958	24.9

Balance at December 31, 2020	5,026,531	$31.2

During the third quarter of 2020, the Company entered into a separation agreement with its former Executive Chairman which resulted in a modification of his time-based RSUs. Prior to the modification, the RSUs were not likely to vest and as a result $0.5 million of previously recorded stock-based compensation expense was reversed during 2020. Subsequent to modification, the RSUs were considered fully vested and the Company recorded stock-based compensation of $16.5 million during the third quarter of 2020.

The fair value of RSUs is based on the closing price of the Company’s common stock on the grant date.

Market Based RSUs

During 2020, in connection with the closing of the Business Combination, the Company granted market based restricted stock unit awards (“Market Based RSUs”) to several executive officers of the Company. The Market Based RSUs contain a stock price index as a benchmark for vesting. These awards have three milestones that each vest depending upon a consecutive 20-trading day stock price target of the Company’s common stock. The shares vested are transferred to the award holders upon the completion of the requisite service period of three years, and upon achievement certification by the Company’s board of directors. If the target price for the tranche is not achieved by the end of third anniversary of the grant date, the Market Based RSUs are forfeited.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

11. Stock-Based Compensation Expense (Continued)

The grant date fair value of the Market Based RSUs was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. The following assumptions were used to determine the grant date fair value for these Market Based RSUs:

Year Ended December 31, 2020
Risk-free interest rate	0.2% – 0.3%
Expected volatility	70.0% – 85.0%

The total grant date fair value of the Market Based RSUs was determined to be $485.1 million and is recognized over the requisite service period.

During 2020, 4,859,000 Market Based RSUs originally issued to the Company’s former Executive Chairman were cancelled as a part of the former Executive Chairman’s separation agreement and $3.5 million of previously recorded stock-based compensation was reversed. The following table summarizes 2020 market-based RSU activity:

	Number of Market Based RSUs	Weighted-Average Grant Date Fair Value
Balance at December 31, 2019	—	—
Granted	18,176,712	26.7
Released	—	—
Cancelled	4,859,000	28.5

Balance at December 31, 2020	13,317,712	26.0

Stock-Based Compensation Expense

The following table presents the impact of stock-based compensation expense on the consolidated statements of operations for the years ending December 31, 2020, 2019 and 2018, respectively:

	Years Ended December 31,
	2020	2019	2018
Research and development	$15,862	$653	$513
Selling, general, and administrative	122,129	4,205	3,330

Total stock-based compensation expense	$137,991	$4,858	$3,843

As of December 31, 2020, total unrecognized compensation expense and remaining weighted-average recognition period related to outstanding share-based awards were as follows:

	Unrecognized compensation expense	Remaining weighted- average recognition period (years)
Options	$2,297	1.8
Market Based RSUs	283,035	2.5
RSUs	111,952	2.6

Total unrecognized compensation expense at December 31, 2020	$397,284

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

12. Retirement Savings Plan

The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan amounts of their pre-tax salary subject to statutory limitations. The Company did not offer and has not provided a company match for the years ended December 31, 2020, 2019 and 2018. Beginning in 2021, the Company will provide an employer matching contribution for the amount a participant contributes as salary deferrals up to 100% of the amount contributed for the first 1% of the participant’s plan compensation plus 50% for each additional 1% of compensation contributed between 1% and 6% of the participant’s plan compensation.

13. Income Taxes (As Restated)

A provision (benefit) for income taxes of $(1.0) million, $0.2 million and ($2.0) million has been recognized for the years ended December 31, 2020, 2019 and 2018, respectively, related primarily to changes in indefinite-lived intangible and goodwill deferred tax liabilities.

The components of the provision for income taxes for the years ended December 31, 2020, 2019 and 2018 consisted of the following:

	Years Ended December 31,
	2020	2019	2018
Current tax provision
Federal	$36	$—	$—
State	1	1	1

Total current tax provision	37	1	1

Deferred tax provision
Federal	(492)	43	(1,963)
State	(571)	107	(40)

Total deferred tax provision	(1,063)	150	(2,003)

Total income tax provision (benefit)	$(1,026)	$151	$(2,002)

The reconciliation of taxes at the federal statutory rate to our provision for income taxes for the years ended December 31, 2020, 2019 and 2018 was as follows:

	Years Ended December 31,
	2020 (As Restated)	2019	2018
Tax at statutory federal rate	$(78,098)	$(18,586)	$(13,922)
State tax, net of federal benefit	(14,052)	(4,649)	(2,419)
Stock-based compensation	(7,652)	556	161
Section 162(m) limitation	1,834	—	—
Research and development credits, net of uncertain tax position	(14,945)	(5,915)	—
Warrant revaluation	(2,824)	—	—
Other	408	915	1
Change in valuation allowance	114,303	27,830	14,177

Total income tax provision (benefit)	$(1,026)	$151	$(2,002)

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

13. Income Taxes (As Restated) (Continued)

Deferred tax assets and liabilities as of December 31, 2020 and 2019 consisted of the following:

	As of December 31,
	2020	2019
Deferred tax assets:
Federal and state income tax credits	$21,279	$6,334
Net operating loss carryforward	132,471	41,444
Start-up costs capitalized	1,490	1,157
Stock-based compensation	8,260	1,816
Tenant allowance	—	3,075
Finance lease liability	3,718	—
Property and equipment, net	4,069	—
Accrued expenses and other	—	104

Total deferred tax assets	171,287	53,930
Valuation allowance	(162,496)	(47,672)

Deferred tax assets, net of valuation allowance	8,791	6,258
Deferred tax liabilities:
Intangible assets	(1,020)	(3,277)
Finance lease asset	(7,786)	—
Property and equipment	—	(4,053)
Other	7	—

Total deferred tax liabilities	(8,799)	(7,330)

Deferred tax liabilities, net	$(8)	$(1,072)

In accordance with ASC 740-10, the deferred tax assets are reduced by a valuation allowance if it is not more likely than not that some portion or all the deferred tax assets will be realized. The realization of deferred tax assets can be affected by, among other things, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the length of statutory carryforward periods, the Company’s experience with utilizing operating losses and tax credit carryforwards by jurisdiction, and tax planning alternatives that may be available.

The Company performed an analysis of the reversal of the deferred tax liabilities, and then considered the overall business environment, and the outlook for future years. The Company determined that it is not more likely than not that the benefit from deferred tax assets net of the reversal of certain deferred tax liabilities will be realized. Accordingly, the Company recorded valuation allowances of $162.5 million, $47.7 million and $19.8 million at December 31, 2020, 2019 and 2018, respectively. The increase in the valuation allowance for the years ended December 31, 2020 and 2019 was primarily due to increase in net operating loss carryforwards and R&D credits.

At December 31, 2020, the Company had federal net operating loss carryforwards of $11.0 million that begin to expire in 2037 and $518.0 million that have an indefinite carryforward period. The Company has combined state net operating loss carryforwards of $546.8 million at December 31, 2020, that begin to expire in 2037. The Company conducted a change in ownership study as of December 31, 2020, and determined that net operating losses and credits will not expire due to ownership change rules under the Internal Revenue Code Sections 382 and 383. The Company had federal and state tax credits of $19.1 million and $11.4 million,

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

13. Income Taxes (As Restated) (Continued)

respectively, at December 31, 2020, which if unused will begin to expire in 2037 for federal and 2031 for state tax purposes.

The following table reflect changes in the unrecognized tax benefits:

	Years Ended December 31,
	2020	2019	2018
Gross amount of unrecognized tax benefits as of the beginning of the year	$432	$140	$140
Additions based on tax positions related to the current year	5,622	292	—
Additions based on tax position from prior years	1,338	—	—

Gross amount of unrecognized tax benefits as of the end of the year	$7,392	$432	$140

ASC Topic 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded.

As of December 31, 2020, 2019, and 2018, the Company had $7.4 million, $0.4 million, and $0.1 million, respectively, of gross unrecognized tax benefits, related to research and experimental tax credits. The Company does not expect a significant change to the amount of unrecognized tax benefits to occur within the next 12 months.

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties at December 31, 2020 or 2019, and has not recognized interest or penalties during the years ended December 31, 2020, 2019, and 2018, since there was no reduction in income taxes paid due to uncertain tax positions.

The Company files income tax returns in the United States, Arizona, California, Michigan, Tennessee and Utah. As of December 31, 2020, the earliest year subject to examination is 2017 for federal and state tax purposes. In addition, due to the Company’s tax attribute carryforwards, tax authorities will continue to have the ability to adjust loss and tax credit carryforwards even after the statute expires on the year in which the attributes were originally claimed.

14. Commitments and Contingencies

Legal Proceedings

The Company is subject to legal and regulatory actions that arise from time to time. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events, and the outcome of litigation is inherently uncertain. Other than as described below, there is no material pending or threatened litigation against the Company that remains outstanding as of December 31, 2020.

Regulatory and Governmental Investigations and Related Internal Review

On September 10, 2020, Hindenburg Research LLC reported on certain aspects of the Company’s business and operations. The Company and its board of directors retained Kirkland & Ellis LLP to conduct an internal

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

14. Commitments and Contingencies (Continued)

review in connection with the Hindenburg article (the “Internal Review”), and Kirkland & Ellis promptly contacted the Division of Enforcement of the U.S. Securities and Exchange Commission to make it aware of the commencement of the Internal Review. The Company subsequently learned that the staff of the Division of Enforcement had previously opened an investigation. On September 14, 2020, the Company and five of its officers and employees, including Mark Russell, our Chief Executive Officer, received subpoenas from the Staff of the Division of Enforcement as a part of a fact-finding inquiry related to aspects of the Company’s business as well as certain matters described in the Hindenburg article. The Staff of the Division of Enforcement issued additional subpoenas to another three of the Company’s officers and employees, including Kim Brady, the Company’s Chief Financial Officer, on September 21, 2020 and to the Company’s current and former directors on September 30, 2020.

The Company and Mr. Milton also received grand jury subpoenas from the U.S. Attorney’s Office for the Southern District of New York (the “SDNY”) on September 19, 2020. On September 20, 2020, Mr. Milton offered to voluntarily step down from his position as Executive Chairman, as a member of the Company’s board of directors, including all committees thereof, and from all positions as an employee and officer of the Company. The board accepted his resignation and appointed Stephen Girsky as Chairman of the board of directors. The Company subsequently has appointed three new board members, Steve Shindler, Bruce Smith and Mary Petrovich.

The Company also received a grand jury subpoena from the N.Y. County District Attorney’s Office on September 21, 2020. On October 16, 2020, the N.Y. County District Attorney’s Office agreed to defer its investigation; it has not withdrawn its subpoena issued to the Company, but has informed the Company that no further productions to it are necessary at this time.

On October 28, 2020, the Company received an information request from The Nasdaq Stock Market LLC, seeking an update on the status of the Staff of the Division of Enforcement and SDNY inquiries, which the Company provided.

The Company is committed to cooperating fully with the Staff of the Division of Enforcement and the SDNY investigations, which are ongoing. As such, the Company’s counsel frequently engages with the Staff of the Division of Enforcement and the SDNY. Further, the Company has made voluminous productions of information and made witnesses available for interviews. The Company will continue to comply with the requests of the Staff of the Division of Enforcement and the SDNY and expect to make additional productions in the future. The documents and information requested in the subpoenas include materials concerning Mr. Milton’s and the Company’s statements regarding the Company’s business operations and the future of the Company.

As part of the Internal Review, which has been substantially completed, Kirkland & Ellis had full access to Company data, emails and documents for collection and review. No request by Kirkland & Ellis for information from the Company was denied. Kirkland & Ellis was also given access to data contained on personal devices for over three dozen of our employees. Kirkland & Ellis, including with the assistance of contract attorneys, reviewed relevant documents in the legal, investor relations, finance, and human resources areas as well as Company emails from January 1, 2016 through December 31, 2020, employee text messages, documents found in our data room and other corporate documents. The Internal Review also included targeted interviews of over thirty (30) Company personnel. Additionally, as part of the Internal Review, Kirkland & Ellis retained automotive experts (“Automotive Experts”) at a well-known consulting firm to conduct an independent assessment of the current state of our technology development.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

14. Commitments and Contingencies (Continued)

The Hindenburg article alleged that Mr. Milton or the Company made a number of statements, which it asserted were inaccurate, including but not limited to the following:

1.	in July 2016, the Company stated that it owned rights to natural gas wells, and in August 2016 that the wells were used as a backup to solar hydrogen production;

2.	in August 2016, Milton and the Company stated that the Company had engineered a zero emissions truck;

3.	in December 2016, Milton stated that the Nikola One was a fully functioning vehicle;

4.	that an October 2017 video released by the Company gave the impression the Nikola One was driven;

5.	in April 2019, Milton stated that solar panels on the roof of the Company’s headquarters produce approximately 18 megawatts of energy per day;

6.	in December 2019 and July 2020, Milton stated that the Company “can produce” over 1,000 kg of hydrogen at the Company’s demo stations and that the Company was “down below” $3/kg at that time;

7.	in July 2020, Milton stated that “all major components are done in house”; he made similar statements in June 2020;

8.	in July 2020, Milton stated that the inverter software was the most advanced in the world and that other OEMs had asked to use it; and

9.	in July 2020, Milton stated that five trucks were “coming off the assembly line” in Ulm, Germany.

The statements listed above were inaccurate in whole or in part, when made. In other respects, the Hindenburg article’s statements about the Company were inaccurate. For example, the Automotive Experts determined that: (1) the Company’s workforce is led by technical and engineering leads that have deep industry experience and expertise; (2) the Company’s technological contributions and development are consistent with other OEMs at similar stages of development; and (3) the Company’s maturity level is consistent with that of an emerging OEM. These findings are inconsistent with the main conclusion of the Hindenburg article that the Company was an “intricate” or “massive fraud”.

In connection with its Internal Review, Kirkland & Ellis has not issued any conclusions, as of the date of this report, as to whether any statements that may have been inaccurate when made violated any statute. Analysis is ongoing to assess, among other matters, whether any such statements were intentional, material, not corrected by other public statements, or harmful to the Company’s stockholders, either before or after our business combination and subsequent public listing in June 2020. Kirkland & Ellis further continues to assess the accuracy of other statements made by the Company, including in its current SEC filings.

The legal and other professional costs the Company incurred during fiscal year 2020 in connection with the Internal Review and disclosed elsewhere in this Report include approximately $8.1 million advanced for Mr. Milton’s attorneys’ fees under his indemnification agreement with the Company, of which $1.5 million was paid during the fiscal year 2020. The Company expects to incur additional costs associated with the Staff of the Division of Enforcement and the SDNY investigations and the Internal Review in fiscal year 2021, which will be expensed as incurred and which could be significant in the periods in which they are recorded.

The Company cannot predict the ultimate outcome of the Staff of the Division of Enforcement and the SDNY investigations, nor can it predict whether any other governmental authorities will initiate separate investigations. The outcome of the Staff of the Division of Enforcement and the SDNY investigations and any

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

14. Commitments and Contingencies (Continued)

related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or current or former employees, officers and/or directors, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the Staff of the Division of Enforcement and the SDNY investigations will be completed, the final outcome of the Staff of the Division of Enforcement and the SDNY investigations, what if any actions may be taken by the Staff of the Division of Enforcement, the SDNY or by other governmental agencies, or the effect that such actions may have on our business, prospects, operating results and financial condition, which could be material.

The Staff of the Division of Enforcement and the SDNY investigations, including any matters identified in the Internal Review, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company’s business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, including the possibility of certain of the Company’s existing contracts being cancelled, (4) adverse consequences on the Company’s ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company’s business, prospects, operating results and financial condition.

Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company’s operations and exhaust its cash reserves, and could cause stockholders to lose their entire investment.

Shareholder Securities Litigation

Beginning on September 15, 2020, six putative class action lawsuits were filed against the Company and certain of its current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in one case, violations of the Unfair Competition Law under California law (the “Shareholder Securities Litigation”). The complaints generally allege that the Company and certain of its officers and directors made false and/or misleading statements in press releases and public filings regarding the Company’s business plan and prospects. The actions are: Borteanu v. Nikola Corporation, et al. (Case No. 2:20-cv-01797-JZB), filed by Daniel Borteanu in the United States District Court of the District of Arizona on September 15, 2020; Salem v. Nikola Corporation, et al. (Case No. 1:20-cv-04354), filed by Arab Salem in the United States District Court for the Eastern District of New York on September 16, 2020; Wojichowski v. Nikola Corporation, et al. (Case No. 2:20-cv-01819-DLR), filed by John Wojichowski in the United States District Court for the District of Arizona on September 17, 2020; Malo v. Nikola Corporation, et al. (Case No. 5:20-cv-02168), filed by Douglas Malo in the United States District Court for the Central District of California on October 16, 2020; and Holzmacher, et al. v. Nikola Corporation, et al. (Case No. 2:20-cv-2123-JJT), filed by Albert Holzmacher, Michael Wood and Tate Wood in the United States District Court for the District of Arizona on November 3, 2020, and Eves v. Nikola Corporation, et al. (Case No. 2:20-cv-02168-DLR), filed by William Eves in the United States District Court for the District of Arizona on November 10, 2020. In October 2020, stipulations by and among the parties to extend the time for the defendants to respond to the complaints until a lead plaintiff, lead counsel, and an operative complaint are identified were entered as orders in certain of the filed actions. On November 16, 2020 and December 8, 2020 respectively, orders in the Malo and Salem actions were entered to transfer the actions to the United States District Court for the District of Arizona.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

14. Commitments and Contingencies (Continued)

On November 16, 2020, ten motions both to consolidate the pending securities actions and to be appointed as lead plaintiff were filed by putative class members. On December 15, 2020, the United States District Court for the District of Arizona consolidated the actions under lead case Borteanu v. Nikola Corporation, et al., No. CV-20-01797-PXL-SPL, and appointed Angelo Baio as the “Lead Plaintiff”. On December 23, 2020, a motion for reconsideration of the Court’s order appointing the Lead Plaintiff was filed. On December 30, 2020, a petition for writ of mandamus seeking to vacate the District Court’s Lead Plaintiff order and directing the court to appoint another Lead Plaintiff was filed before the United States Court of Appeals for the Ninth Circuit, Case No. 20-73819. Both the motion for reconsideration and mandamus petition remain pending.

On January 28, 2021, the district court entered a scheduling order in the consolidated lawsuit. The Lead Plaintiff’s Amended Consolidated Complaint is due March 15, 2021, the Company’s responsive pleading is due April 29, 2021, the Lead Plaintiff’s opposition to a motion to dismiss, should one be filed by the defendants, is due June 1, 2021, and the defendants’ reply is due July 1, 2021.

Plaintiffs seek an unspecified amount in damages, attorneys’ fees, and other relief. The Company intends to vigorously defend itself. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.

Derivative Litigation

Beginning on September 23, 2020, two purported shareholder derivative actions were filed in the United States District Court for the District of Delaware (Byun v. Milton, et al., Case No. 1:20-cv-01277-UNA; Salguocar v. Girsky et. al., Case No. 1:20-cv-01404-UNA), purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement. The Byun action also brings claims for unjust enrichment and abuse of control, while the Salguocar action brings a claim for waste of corporate assets. On October 19, 2020, the Byun action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in their entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. On November 17, 2020, the Byun and Salguocar actions were consolidated as In re Nikola Corporation Derivative Litigation, Lead Case No. 20-cv-01277-CFC. The consolidated action remains stayed.

On December 18, 2020, a purported shareholder derivative action was filed in the United States District Court for the District of Arizona, Huhn v. Milton et al., Case No. 2:20-cv-02437-DWL, purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, unjust enrichment, and against defendant Jeff Ubben, a member of the Company’s board of directors, insider selling and misappropriation of information. On January 26, 2021, the Huhn action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in its entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay.

The complaints seek unspecified monetary damages, costs and fees associated with bringing the actions, and reform of the Company’s corporate governance, risk management and operating practices. The Company intends to vigorously defend against the foregoing complaints. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

14. Commitments and Contingencies (Continued)

Books and Record Demands Pursuant to Delaware General Corporation Law Section 220

The Company has received a number of demand letters pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), seeking disclosure of certain of the Company’s records. The Company has responded to those demands, stating its belief that the demand letters fail to fully comply with the requirements of Section 220 of the DGCL. However, in the interest of resolution and while preserving all rights of the defendants, the Company has engaged in negotiations with the shareholders, and intends to provide certain information that the Company had reasonably available to it.

On January 15, 2021, Plaintiff Frances Gatto filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On January 26, 2021, Plaintiff’s counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiff’s demand, and the Company need not answer or otherwise respond to the complaint at this time. The parties have agreed to update the Court within 60 days, or if the parties cannot reach a consensual resolution.

Purchase Commitments

The Company enters into commitments under non-cancellable or partially cancellable purchase orders or vendor agreements in the normal course of business. The following table presents the Company’s commitments and contractual obligations as of December 31, 2020:

	Payments due by period as of December 31, 2020
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Purchase Obligations	$31,161	$21,758	$9,403	$—	$—

	$31,161	$21,758	$9,403	$—	$—

Commitments and Contingencies on Land Conveyance

In February 2019, the Company was conveyed 430 acres of land in Coolidge, Arizona, by PLH. The purpose of the land conveyance was to incentivize the Company to locate its manufacturing facility in Coolidge, Arizona, and provide additional jobs to the region. The Company is required to commence construction, as defined within the agreement, of the manufacturing facility within two years of February 2019 (the “Manufacturing Facility Commencement Deadline”), and is required to complete construction of the manufacturing facility within five years of February 2019 (the “Manufacturing Facility Deadline”).

Upon the earlier of the Manufacturing Facility Commencement Deadline or the commencement of construction the Company will deposit $4.0 million in escrow to PLH. The amount in escrow will be returned to the Company upon completion of construction. The Company broke ground on the manufacturing facility during the third quarter of 2020 and met the definition of commencement of construction as of September 30, 2020. The required deposit is included within non-current restricted cash and cash equivalents on the consolidated balance sheets.

If the Company fails to meet the Manufacturing Facility Deadline, the Company may extend the completion deadline by paying PLH $0.2 million per month, until construction is completed (the “Monthly Payment Option”). The extension of the Manufacturing Facility Deadline beyond two years will require express written

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

14. Commitments and Contingencies (Continued)

consent of PLH. If the Company does not exercise the Monthly Payment Option, fails to make timely payments on the Monthly Payment Option, or fails to complete construction by the extended Manufacturing Facility Deadline, PLH is entitled to either the $4.0 million security deposit or may reacquire the land and property at the appraised value to be determined by independent appraisers selected by the Company and PLH.

Contingent Fee for Advisory Services

In January 2020, the Company entered into an agreement to obtain advisory services for the potential Business Combination. The fee for the services was contingent upon completion of the Business Combination, which occurred on June 3, 2020. The contingent fee of $3.0 million was paid during the second quarter of 2020.

15. Net Loss Per Share (As Restated)

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020, 2019, and 2018.

	Years Ended December 31,
	2020 As Restated	2019	2018
Numerator:
Net loss	$(370,866)	$(88,656)	$(64,293)
Less: premium on repurchase of redeemable convertible preferred stock	(13,407)	(16,816)	(166)

Net loss attributable to common stockholders, basic	$(384,273)	$(105,472)	$(64,459)

Less: revaluation of warrant liability	(13,448)	—	—

Net loss attributable to common shareholders, diluted	$(397,721)	$(105,472)	$(64,459)

Denominator:
Weighted average shares outstanding, basic	335,325,271	262,528,769	226,465,041

Dilutive effect of common stock issuable from assumed exercise of warrants	505,762	—	—

Weighted average shares outstanding, diluted	335,831,033	262,528,769	226,465,041

Net loss per share to common stockholders:
Basic	$(1.15)	$(0.40)	$(0.28)
Diluted	$(1.18)	$(0.40)	$(0.28)

The private warrants outstanding have been included in the calculation of diluted net loss per share for the year ended December 31, 2020. Additionally, the net loss attributable to common shareholders, diluted has been adjusted for revaluation of warrant liability related to these common stock equivalents. There were no warrants outstanding for the years ended December 31, 2019 and 2018.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

15. Net Loss Per Share (As Restated) (Continued)

The following outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive.

	Years Ended December 31,
	2020	2019	2018
Stock options, including performance stock options	32,529,224	40,012,825	25,791,263
Restricted stock units, including Market Based RSUs	18,344,243	—	—

	50,873,467	40,012,825	25,791,263

16. Subsequent Events

During the first quarter of 2021, the Company repaid its term note with JP Morgan Chase for $4.1 million.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated)

The following tables sets forth the unaudited consolidated statements of operations for each of the fiscal quarters in 2020 and 2019.

	Fiscal Quarter Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	As Restated	As Restated	As Restated
Solar revenues	—	—	36	58	49	296	13	124
Cost of solar revenues	—	—	30	43	44	141	24	62

Gross profit	—	—	6	15	5	155	(11)	62

Operating Expenses:
Research and development	67,521	51,496	42,525	24,077	22,781	9,482	11,854	23,397
Selling, general and administrative	64,903	65,782	44,104	7,935	5,154	3,693	5,344	6,501
Impairment expense	14,415	—	—	—	—	—	—	—

Total operating expenses	146,839	117,278	86,629	32,012	27,935	13,175	17,198	29,898

Loss from operations	(146,839)	(117,278)	(86,623)	(31,997)	(27,930)	(13,020)	(17,209)	(29,836)
Other income (expense):
Interest income (expense), net	(53)	171	22	62	374	411	338	333
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	—	—	—	—	(2,844)	98	(593)
Loss forward contract liability	—	—	—	(1,324)	—	—	—	—
Revaluation of warrant liability	4,860	37,745	(29,157)	—	—	—	—	—
Other income (expense), net	(597)	(340)	(23)	114	1,278	85	9	1

Loss before income taxes and equity in net loss of affiliate	(142,629)	(79,702)	(115,781)	(33,145)	(26,278)	(15,368)	(16,764)	(30,095)
Income tax expense (benefit)	(1,030)	2	1	1	1	146	2	2

Loss before equity in net loss of affiliate	(141,599)	(79,704)	(115,782)	(33,146)	(26,279)	(15,514)	(16,766)	(30,097)
Equity in net loss of affiliate	(637)	—	—	—	—	—	—	—

Net loss	(142,236)	(79,704)	(115,782)	(33,146)	(26,279)	(15,514)	(16,766)	(30,097)

Premium paid on repurchase of redeemable convertible preferred stock	—	—	(13,407)	—	(16,816)	—	—	—

Net loss attributable to common stockholders	(142,236)	(79,704)	(129,189)	(33,146)	(43,095)	(15,514)	(16,766)	(30,097)

Net loss per share attributable to common stockholders:
Basic	$(0.37)	$(0.21)	$(0.43)	$(0.12)	$(0.16)	$(0.06)	$(0.06)	$(0.12)
Diluted	$(0.38)	$(0.31)	$(0.43)	$(0.12)	$(0.16)	$(0.06)	$(0.06)	$(0.12)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	385,983,645	377,660,477	303,785,616	271,896,258	268,698,455	260,534,724	260,406,343	260,406,343
Diluted	386,323,048	378,286,678	303,785,616	271,896,258	268,698,455	260,534,724	260,406,343	260,406,343

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

Figures may not total due to rounding of quarterly periods

As an emerging growth company, the Company elected to take advantage of the extended transition provisions for adoption of ASC 842. As a result, quarterly financial results previously reported by the Company in its unaudited consolidated statement of operations for each of the first three quarterly periods of 2020, were not required to reflect the adoption of ASC 842. These periods were therefore presented using a different basis of accounting than the basis used to prepare the consolidated financial statements for the fiscal year 2020 annual and unaudited quarterly reporting periods presented in this Form 10-K/A, which reflect the impact of ASC 842, adopted as of January 1, 2020.

Restatement of Quarterly Consolidated Financial Statements

In lieu of filing amended Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020, the following tables represent the Company’s restated consolidated financial statements (unaudited) for each of the restated quarters for the periods ended December 31, September 30, and June 30, 2020. Refer to Note 1, Restatement of Consolidated Financial Statements, for additional information.

Impacted Financial Statement Line Items for Fiscal Quarters Ended

	Three Months Ended December 31, 2020
	As Previously Reported(1)	Adjustments	As Restated
Revaluation of warrant liability	$—	$4,860	$4,860
Loss before income taxes and equity in net loss of affiliate	(147,489)	4,860	(142,629)
Loss before equity in net loss of affiliate	(146,459)	4,860	(141,599)
Net loss	(147,096)	4,860	(142,236)
Net loss attributable to common stockholders	(147,096)	4,860	(142,236)
Net loss per share attributable to common stockholders:
Basic	$(0.38)	$0.01	$(0.37)
Diluted	$(0.38)	$—	$(0.38)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Diluted	385,983,645	339,403	386,323,048

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

	Three Months Ended September 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Revaluation of warrant liability	$—	$37,745	$37,745
Loss before income taxes and equity in net loss of affiliate	(117,447)	37,745	(79,702)
Loss before equity in net loss of affiliate	(117,449)	37,745	(79,704)
Net loss	(117,449)	37,745	(79,704)
Net loss attributable to common stockholders	(117,449)	37,745	(79,704)
Net loss per share attributable to common stockholders:
Basic	$(0.31)	$0.10	$(0.21)
Diluted	$(0.31)	$—	$(0.31)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Diluted	377,660,477	626,201	378,286,678

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

	Three Months Ended June 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Revaluation of warrant liability	$—	$(29,157)	$(29,157)
Loss before income taxes and equity in net earnings (loss) of affiliate	(86,624)	(29,157)	(115,781)
Loss before equity in earnings (loss) of affiliate	(86,625)	(29,157)	(115,782)
Net loss	(86,625)	(29,157)	(115,782)
Net loss attributable to common stockholders	(100,032)	(29,157)	(129,189)
Net loss per share attributable to common stockholders:
Basic	$(0.33)	$(0.10)	$(0.43)
Diluted	$(0.33)	$(0.10)	$(0.43)

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

Consolidated Balance Sheet

	September 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Assets
Current assets
Cash and cash equivalents	$907,530	$—	$907,530
Restricted cash and cash equivalents	10,952	—	10,952
Accounts receivable, net	249	—	249
Prepaid in-kind services	63,358	—	63,358
Prepaid expenses and other current assets	3,716	—	3,716

Total current assets	985,805	—	985,805

Restricted cash and cash equivalents	4,000	—	4,000
Long-term deposits	17,453	—	17,453
Property and equipment, net	63,451	—	63,451
Intangible assets, net	62,466	—	62,466
Goodwill	5,238	—	5,238
Other assets	19	—	19

Total assets	$1,138,432	$—	$1,138,432

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	10,277	—	10,277
Accrued expenses and other current liabilities	22,894	—	22,894
Customer deposits	6,913	—	6,913
Term note, current	4,100	—	4,100

Total current liabilities	44,184	—	44,184

Term note	—	—	—
Finance lease liabilities	14,237	—	14,237
Warrant liability	—	13,110	13,110
Deferred tax liabilities, net	1,076	—	1,076

Total liabilities	59,497	13,110	72,607

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of September 30, 2020 and December 31, 2019	—	—	—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 384,083,110 and 270,826,092 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	39	—	39
Additional paid-in capital	1,505,422	(21,698)	1,483,724
Accumulated deficit	(426,526)	8,588	(417,938)

Total stockholders’ equity	1,078,935	(13,110)	1,065,825

Total liabilities and stockholders’ equity	$1,138,432	$—	$1,138,432

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

Consolidated Balance Sheet

	June 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Assets
Current assets
Cash and cash equivalents	$698,386	$—	$698,386
Restricted cash and cash equivalents	8,896	—	8,896
Accounts receivable, net	424	—	424
Prepaid in-kind services	60,000	—	60,000
Prepaid expenses and other current assets	4,593	—	4,593

Total current assets	772,299	—	772,299

Restricted cash and cash equivalents	—	—	—
Long-term deposits	10,478	—	10,478
Property and equipment, net	62,049	—	62,049
Intangible assets, net	62,481	—	62,481
Goodwill	5,238	—	5,238
Prepaid in-kind services and other assets	14,759	—	14,759

Total assets	$927,304	$—	$927,304

Liabilities and stockholders’ equity
Current liabilities			—
Accounts payable	7,575	—	7,575
Accrued expenses and other current liabilities	14,263	—	14,263
Customer deposits	4,982	—	4,982
Term note, current	4,100	—	4,100

Total current liabilities	30,920	—	30,920

Term note	—	—	—
Finance lease liability	14,506	—	14,506
Other long-term liabilities	—	—	—
Warrant liability	—	50,855	50,855
Deferred tax liabilities, net	1,074	—	1,074

Total liabilities	46,500	50,855	97,355

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of June 30, 2020 and December 31, 2019	—	—	—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 360,910,639 and 270,826,092 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	36	—	36
Additional paid-in capital	1,189,845	(21,698)	1,168,147
Accumulated deficit	(309,077)	(29,157)	(338,234)

Total stockholders’ equity	880,804	(50,855)	829,949

Total liabilities and stockholders’ equity	$927,304	$—	$927,304

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

Consolidated Statements of Operations

	Nine Months Ended September 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Solar revenues	$94	$—	$94
Cost of solar revenues	73	—	73

Gross Profit	21	—	21

Operating Expenses:
Research and development	118,098	—	118,098
Selling, general and admin	117,821	—	117,821

Total Operating Expenses	235,919	—	235,919

Loss from operations	(235,898)	—	(235,898)
Other income (expense):
Interest income (expense), net	255	—	255
Loss on forward contract liability	(1,324)	—	(1,324)
Revaluation of warrant liability	—	8,588	8,588
Other income (expense), net	(249)	—	(249)

Loss before income taxes	(237,216)	8,588	(228,628)

Income tax expense (benefit)	4	—	4

Net Loss	(237,220)	8,588	(228,632)
Premium paid on repurchase of redeemable convertible preferred stock	(13,407)	—	(13,407)

Net loss attributable to common stockholders	$(250,627)	$8,588	$(242,039)

Net loss per share attributable to common stockholders:
Basic	$(0.79)	$0.03	$(0.76)
Diluted	$(0.79)	—	(0.79)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	318,315,891	—	318,315,891
Diluted	318,315,891	660,556	318,976,447

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

Consolidated Statements of Operations

	Six Months Ended June 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Solar revenues	$94	$—	$94
Cost of solar revenues	73	—	73

Gross profit (loss)	21		21

Operating expenses:
Research and development	66,602	—	66,602
Selling, general, and administrative	52,039	—	52,039

Total operating expenses	118,641	—	118,641

Loss from operations	(118,620)	—	(118,620)
Other income (expense):
Interest income, net	84	—	84
Loss on forward contract liability	(1,324)	—	(1,324)
Revaluation of warrant liability	—	(29,157)	(29,157)
Other income (expense), net	91	—	91

Loss before income taxes	(119,769)	(29,157)	(148,926)

Income tax expense	2	—	2

Net loss	$(119,771)	$(29,157)	$(148,928)
Premium paid on repurchase of redeemable convertible preferred stock	$(13,407)	$—	$(13,407)

Net loss attributable to common stockholders, basic and diluted	$(133,178)	$(29,157)	$(162,335)

Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.10)	$(0.56)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	287,822,558	—	287,822,558

(1) As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

Consolidated Statement of Cash Flows

	Nine Months Ended September 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Cash flows from operating activities
Net loss	$(237,220)	$8,588	$(228,632)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,424	—	4,424
Stock-based compensation	91,736	—	91,736
Deferred income taxes	4	—	4
Non-cash in-kind services	28,642	—	28,642
Loss on forward contract liability	1,324	—	1,324
Revaluation of warrant liability	—	(8,588)	(8,588)
Changes in operating assets and liabilities:
Accounts receivable, net	521	—	521
Prepaid expenses and other current assets	(250)	—	(250)
Accounts payable, accrued expenses and other current liabilities	19,398	—	19,398
Customer deposits	6,823	—	6,823

Net cash used in operating activities	(84,598)	—	(84,598)

Cash flows from investing activities
Purchases and deposits of property and equipment	(15,180)	—	(15,180)
Investment in joint venture	(15)	—	(15)

Net cash used in investing activities	(15,195)	—	(15,195)

Cash flows from financing activities
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs paid	50,349	—	50,349
Business Combination and PIPE financing, net of issuance costs paid	616,726	—	616,726
Proceeds from the exercise of stock options	2,204	—	2,204
Proceeds from the exercise of stock warrants, net of issuance costs paid	263,064	—	263,064
Proceeds from landlord of finance lease	889	—	889
Payments to landlord for finance lease	(789)	—	(789)
Proceeds from note payable	4,134	—	4,134
Payment of note payable	(4,134)	—	(4,134)

Net cash provided by financing activities	932,443	—	932,443

Net increase (decrease) in cash and cash equivalents, including restricted cash	832,650	—	832,650
Cash and cash equivalents, including restricted cash, beginning of period	89,832	—	89,832

Cash and cash equivalents, including restricted cash, end of period	$922,482	$—	$922,482

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

NIKOLA CORPORATION

Notes to Consolidated Financial Statements (Continued)

17. Quarterly Financial Data (Unaudited) (As Restated) (Continued)

Consolidated Statement of Cash Flows

	Six Months Ended June 30, 2020
	As Previously Reported(1)	Adjustments	As Restated
Cash flows from operating activities
Net loss	$(119,771)	$(29,157)	$(148,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,926	—	2,926
Stock-based compensation	39,540	—	39,540
Deferred income taxes	2	—	2
Non-cash in-kind services	17,241	—	17,241
Loss on forward contract liability	1,324	—	1,324
Revaluation of warrant liability	—	29,157	29,157
Changes in operating assets and liabilities:
Accounts receivable, net	346	—	346
Prepaid expenses and other current assets	(1,125)	—	(1,125)
Accounts payable, accrued expenses and other current liabilities	9,064	—	9,064
Customer deposits	4,892	—	4,892

Net cash used in operating activities	(45,561)	—	(45,561)

Cash flows from investing activities
Purchases and deposits of property and equipment	(6,303)	—	(6,303)

Net cash used in investing activities	(6,303)	—	(6,303)

Cash flows from financing activities
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs paid	50,349	—	50,349
Business Combination and PIPE financing, net of issuance costs paid	616,736	—	616,736
Proceeds from the exercise of stock options	1,884	—	1,884
Proceeds from landlord of finance lease	889	—	889
Payments to landlord for finance lease	(544)	—	(544)
Proceeds from note payable	4,134	—	4,134
Payment of note payable	(4,134)	—	(4,134)

Net cash provided by financing activities	669,314	—	669,314

Net increase (decrease) in cash and cash equivalents, including restricted cash	617,450	—	617,450
Cash and cash equivalents, including restricted cash, beginning of period	89,832	—	89,832

Cash and cash equivalents, including restricted cash, end of period	$707,282	$—	$707,282

(1)	As previously reported amounts includes impact of adoption of ASC 842 as of January 1, 2020.

1,682,367 Shares

Nikola Corporation

Common Stock

PROSPECTUS

August 18, 2021